As filed with the Securities and Exchange Commission on July 2, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Graham Packaging Company, L.P.

GPC Capital Corp. I

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Delaware Delaware	3080 3080	23-278668 23-295240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David W. Bullock

2401 Pleasant Valley Road

York, Pennsylvania 17402

(717) 849-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Richard A. Fenyes, Esq.

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement is declared effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Small reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issue Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
8 1/4 % Senior Notes due 2017	$253,378,000	100%	$253,378,000	$18,066
Guarantees of 8 1/4% Senior Notes due 2017(2)	N/A(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Table of Additional Registrant Guarantors

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant Guarantor’s Principal Executive Offices
Graham Packaging Holdings Company	Pennsylvania	23-2553000	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

GPC Sub GP LLC	Delaware	23-2952400	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Latin America, LLC	Delaware	23-2946827	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Poland, L.P.	Pennsylvania	23-2855283	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Recycling Company, L.P.	Pennsylvania	23-2636186	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging France Partners	Pennsylvania	23-2850220	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging West Jordan, LLC	Utah	04-3642518	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Acquisition Corp.	Delaware	75-3168236	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Plastic Products Inc.	Delaware	95-2097550	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging PET Technologies Inc.	Delaware	06-1088896	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Regioplast STS Inc.	Delaware	34-1743397	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging International Plastic Products Inc.	Delaware	34-1880159	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Leasing USA LLC	Delaware	61-1216682	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Comerc USA LLC	Delaware	61-1216688	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Controllers USA LLC	Delaware	61-1216684	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Technological Specialties LLC	Delaware	61-1216686	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

Graham Packaging Minster LLC	Ohio	56-2595198	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

GPACSUB LLC	Delaware	26-1127569	2401 Pleasant Valley Road York, Pennsylvania 17402 (717) 849-8500

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 2, 2010

PRELIMINARY PROSPECTUS

Graham Packaging Company, L.P.

GPC Capital Corp. I

Offer to Exchange

$253,378,000 aggregate principal amount of its 8 1/4% Senior Notes due 2017, which have been registered under the Securities Act of 1933 (the “exchange notes”), for any and all of its outstanding unregistered 8 1/ 4% Senior Notes due 2017 that were issued in a private offering on November 24, 2009 (the “outstanding unregistered notes”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding unregistered notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding unregistered notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 11:59 p.m., New York City time, on , 2010, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not be a taxable event for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding unregistered notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding unregistered notes under the Securities Act.

See “Risk Factors” beginning on page 14 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

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MARKET DATA, INDUSTRY FORECASTS AND SIMILAR INFORMATION

Market data and certain industry forecasts used herein were obtained from internal surveys, market research, publicly available information and industry publications. While we believe that market research, publicly available information and industry publications we use are reliable, we have not independently verified market and industry data from third-party sources. Moreover, while we believe our internal surveys are reliable, they have not been verified by any independent source.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical facts included in this prospectus, including statements regarding our future financial position, economic performance and results of operations, as well as our business strategy, budgets and projected costs and plans and objectives of management for future operations, and the information referred to under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue” or “outlook” or similar terminology. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this prospectus. Important factors that could cause actual results to differ materially from our expectations include, without limitation:

•	increased competition in our industry which could lead to a decline in prices of plastic packaging;

•	our ability to develop product innovations and improve our production technology and expertise;

•	infringement of our proprietary technology;

•	our dependence on significant customers and the risk of loss of any of those customers;

•	customers not purchasing amounts under requirements contracts that meet our expectations;

•	our exposure to fluctuations in resin prices and our dependence on resin supplies;

•	risks associated with our international operations;

•	our recovery of the carrying value of our long-lived assets;

•	our realization of the carrying value of our goodwill and other identifiable intangible assets;

•	our dependence on key management and the material adverse effect that could result from the loss of their services;

•	our ability to successfully integrate our business with those of other businesses that we may acquire;

•	risks associated with a significant portion of our employees being covered by collective bargaining agreements;

•	our dependence on additional blow molding equipment in order to be able to expand our operations;

•	risks associated with environmental regulation and liabilities;

•	our recent net losses;

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•	payments to the Graham Family (as defined below) and pre-initial public offering stockholders of GPC (as defined below) for certain tax benefits GPC may claim;

•	the possibility that the interests of Blackstone (as defined below) will conflict with ours;

•	our indebtedness, which could adversely affect our cash flow and our ability to operate and grow our business;

•	that despite our current levels of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our leverage;

•	the terms of our debt instruments, which restrict the manner in which we conduct our business and may limit our ability to implement elements of our business strategy;

•	our inability to renew or replace our debt facilities on favorable terms or at all; and

•	the acquisition of voting power in our company greater than the voting power owned by Blackstone may trigger an event of default under our credit agreement.

All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this prospectus in the context of these risks and uncertainties.

We caution you that the important factors referenced above may not contain all of the factors that are important to you.

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PROSPECTUS SUMMARY

This summary highlights certain significant aspects of our business and this offering, but it is not complete and does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus, including the information presented under the section entitled “Risk Factors” and the historical financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, all references herein to the “Company,” “we,” “our” or “us” refer to Graham Packaging Holdings Company (“Holdings”) and its subsidiaries. All references herein to “GPC” refer to Graham Packaging Company Inc. (formerly known as BMP/Graham Holdings Corporation), a public company with common stock listed on the New York Stock Exchange and is traded under the symbol “GRM.”All references herein to the “Operating Company” refer to Graham Packaging Company, L.P., a wholly-owned subsidiary of Holdings. All references herein to “CapCo I” refer to GPC Capital Corp. I, a wholly-owned subsidiary of the Operating Company. All references herein to “Blackstone” refer to The Blackstone Group L.P. and its affiliates. All references herein to the “Graham Family” refer to GPC Holdings L.P. and its affiliates or other entities controlled by Donald C. Graham and his family. Unless the context otherwise requires, all references herein to the “Board” refer to the board of directors of Graham Packaging Company Inc.

Our Company

We are a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. We operate in product categories where customers and end users value the technology and innovation that our custom plastic containers offer as an alternative to traditional packaging materials such as glass, metal and paperboard. We selectively pursue opportunities where we can leverage our technology portfolio to continue to drive the trend of conversion to plastic containers from other packaging materials. Our customers include leading multi-national and regional blue-chip consumer product companies that seek customized, sustainable plastic container solutions in diverse and stable end markets, such as the food and beverage and the household consumer products markets. We believe we are well-positioned to meet the evolving needs of our customers who often use our technology to differentiate their products with value-added design and performance characteristics such as smooth-wall panel-less bottles, unique pouring and dispensing features, multilayer bottles incorporating barrier technologies to extend shelf life, and ultra lightweight bottles with “hot-fill” capabilities that allow containers to be filled at high temperatures.

We believe we have number one market share positions in North America for hot-fill juices, sports drinks/isotonics, yogurt drinks, liquid fabric care, dish detergents, hair care, skin care and certain other products. For the year ended December 31, 2009, approximately 90% of our net sales from continuing operations were realized in these product categories. We do not participate in markets where technology is not a differentiating factor, such as the carbonated soft drink or bottled water markets.

Our value-added products are supported by more than 1,000 issued or pending patents. We strive to provide the highest quality products and services to our customers, while remaining focused on operational excellence and continuous improvement. These priorities help to reduce our customers’ costs, while also maximizing our financial performance and cash flow. We supply our customers through a network of 80 manufacturing facilities, approximately one-third of which are located on-site at our customers’ plants. The vast majority of our sales are made pursuant to long-term customer contracts that include the pass-through of the cost of plastic resin, as well as mechanisms for the pass-through of certain other manufacturing costs.

Collectively, our product portfolio, technologies, end markets and operations all contribute to our industry-leading margins and strong cash flow.

Our Markets

We supply plastic containers to a significant number of end markets and geographies. Our products provide differentiated packaging for consumer products that help address basic needs such as nutrition, hygiene and home care. The end markets we supply are generally characterized by stable, long-term demand trends that are relatively insulated from economic cycles.

In our food and beverage product category, which represented 61.0% of our net sales from continuing operations for the year ended December 31, 2009, we produce containers for a broad array of end markets that have accepted plastic as the preferred packaging material, such as the markets for juices and juice drinks, yogurt drinks, teas, sports drinks/isotonics and vitamin enhanced waters, as well as snacks, liquor, toppings, jellies and jams. Based on our knowledge and experience in the industry, our focus on markets which are likely to convert to plastic and the technology and innovation we bring to our customers and our current market position, we believe we are strategically positioned to benefit from the considerable market opportunity that remains in categories yet to convert, or that are in the early stages of conversion, to plastic containers, including beer, sauces, salsas and nutritional products.

In addition, we supply the household, personal care/specialty and automotive lubricants product categories, which represented 18.6%, 7.6% and 12.8%, respectively, of our net sales from continuing operations for the year ended December 31, 2009. We produce containers for liquid fabric care, dish care, hard-surface cleaners, hair care, skin care and oral care products, as well as automotive lubricants.

For the year ended December 31, 2009, we generated approximately 86% of our net sales from continuing operations in North America. We have a meaningful international presence and we expect to continue to grow alongside our multi-national customers as they expand into new geographies. We are well-positioned through our existing international locations, customer partnerships and joint ventures to take advantage of emerging demand trends in markets such as Latin America, Eastern Europe, India and the rest of Asia. These markets offer compelling opportunities for our custom plastic containers due to changing consumption patterns, increasing penetration rates of packaged goods and emerging consumer bases.

Corporate History and Information

The predecessor to Graham Packaging Holdings Company, controlled by the predecessors of the Graham Family, was formed in the mid-1970s as a regional domestic custom plastic container supplier. Graham Packaging Holdings Company was formed under the name “Sonoco Graham Company” on April 3, 1989, as a Pennsylvania limited partnership. It changed its name to “Graham Packaging Company” on March 28, 1991, and to “Graham Packaging Holdings Company” on February 2, 1998. The primary business activity of Graham Packaging Holdings Company is its direct and indirect ownership of 100% of the partnership interests in the Operating Company. The Operating Company was formed under the name “Graham Packaging Holdings I, L.P.” on September 21, 1994, as a Delaware limited partnership and changed its name to “Graham Packaging Company, L.P.” on February 2, 1998, in connection with the 1998 recapitalization. On October 7, 2004, we acquired the blow molded plastic container business of Owens-Illinois, Inc. (“O-I Plastic”), which essentially doubled our size. Our operations have included the operations of O-I Plastic since the acquisition date.

GPC was incorporated in Delaware under the name “BMP/Graham Holdings Corporation” on November 5, 1997 in connection with the recapitalization transaction in which Blackstone, management and other investors became the indirect holders of 85.0% of the partnership interests of Graham Packaging Holdings Company, which was completed on February 2, 1998. GPC is a holding company whose only material assets are the direct ownership of an 87.9% limited partnership interest in Graham Packaging Holdings Company and 100% of the limited liability company interests of BCP/Graham Holdings L.L.C. (“BCP”), which holds a 2.9% general partnership interest in Graham Packaging Holdings Company. GPC changed its name to “Graham Packaging Company Inc.” on December 10, 2009. GPC completed the initial public offering of its common stock on February 17, 2010, in which it issued 16,666,667 common shares and raised net proceeds of approximately $150.0 million. GPC’s common stock is listed on the New York Stock Exchange and is traded under the symbol “GRM.”

Our principal executive offices are located at 2401 Pleasant Valley Road, York, Pennsylvania 17402, telephone (717) 849-8500. Graham Packaging Holdings Company and its parent company Graham Packaging Company Inc. file annual, quarterly and current reports and other information with the Securities and Exchange Commission (the “SEC”). Those filings with the SEC are, and will continue to be, available to the public on the SEC’s website at http://www.sec.gov. Those filings are, and will continue to be, also available to the public on, or accessible through, our corporate web site at http://www.grahampackaging.com. The information contained on our website or that can be accessed through our website neither constitutes part of this prospectus nor is incorporated by reference herein.

Ownership and Corporate Structure

The chart below summarizes our ownership and corporate structure.

(1)	Holdings (together with certain subsidiaries of the Operating Company) guarantees the notes on a senior unsecured basis. Holdings (together with certain subsidiaries of the Operating Company) is also a guarantor under our senior secured credit agreement, which consists of term loans and a revolving credit facility, and a guarantor of our existing senior notes and our existing senior subordinated notes.
(2)	The Operating Company is a co-issuer of the notes. The Operating Company is also a co-borrower under our senior secured credit agreement and a co-issuer of our existing senior subordinated notes and our existing senior notes.
(3)	CapCo I is a co-issuer of the notes. CapCo I is also a co-borrower under our senior secured credit agreement and a co-issuer of our existing senior subordinated notes and our existing senior notes.
(4)	$248.0 million senior secured revolving credit facility, $112.8 million (or 45% of total commitments) of which will mature on October 1, 2013, with the remaining $135.2 million maturing on October 7, 2010. As of March 31, 2010, $249.8 million was available for borrowing under this facility, after giving effect to $10.2 million of outstanding letters of credit. Subsequent to GPC’s initial public offering, our senior secured revolving credit facilities increased by $12.0 million, which additional commitments will mature on October 1, 2013.

(5)	Consists of $1,589.0 million principal amount, $564.6 million of which is scheduled to mature on October 7, 2011 and $1,024.4 million of which is scheduled to mature on April 5, 2014, net of $16.4 million unamortized discount that are being amortized and included in interest expense as the term loans mature.
(6)	$253.4 million of senior unsecured notes due 2017, which were issued at a $3.2 million discount that are being amortized and included in interest expense as the notes mature. These outstanding unregistered notes are being exchanged for registered notes in this offering.
(7)	$375.0 million of senior subordinated unsecured notes due 2014.

Recent Developments

On July 1, 2010, the Operating Company acquired China Roots Packaging PTE Ltd. (“China Roots”), a plastic container manufacturing company located in Guangzhou, China. The Operating Company had previously signed a Share Purchase Agreement to acquire from PCCS Group Berhad, a Malaysian company, 100% of the shares of Roots Investment Holding Private Limited, which is the sole equity holder of China Roots. China Roots manufactures plastic containers and closures for food, health care, personal care and petrochemical products. Its customers include several global consumer product marketers. In 2009, China Roots’ sales were approximately $16.3 million.

The Exchange Offer

In this prospectus, the term “outstanding unregistered notes” refers to the $253.4 million aggregate principal amount of 8 1/4% Senior Notes due 2017 that were issued in a private offering on November 24, 2009. The term “exchange notes” refers to the $253.4 million aggregate principal amount of 8 1/4% Senior Notes due 2017, as registered under the Securities Act. The term “notes” refers collectively to the outstanding unregistered notes and the exchange notes.

General	In connection with the private offering, the Operating Company and CapCo I and the guarantors of the outstanding unregistered notes entered into a registration rights agreement with the initial purchasers in which they agreed, among other things, to use their reasonable best efforts to deliver this prospectus to you and to complete the exchange offer within 365 days after the date of original issuance of the outstanding unregistered notes. You are entitled to exchange in the exchange offer your outstanding unregistered notes for the exchange notes which are identical in all material respects to the outstanding unregistered notes except:

•	the exchange notes have been registered under the Securities Act;

•	the exchange notes are not entitled to any registration rights which are applicable to the outstanding unregistered notes under the registration rights agreement; and

•	the liquidated damages provisions of the registration rights agreement are no longer applicable.

The Exchange Offer	The Operating Company and CapCo I are offering to exchange $253.4 million aggregate principal amount of 8 1/4% Senior Notes due 2017 which have been registered under the Securities Act for any and all of the outstanding unregistered notes.

You may only exchange outstanding unregistered notes in denominations of $2,000 and integral multiples of $1,000, in excess thereof.

Resale	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding unregistered notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

•	you are acquiring the exchange notes in the ordinary course of your business; and

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding unregistered notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding unregistered notes who:

•	is our affiliate;

•	does not acquire exchange notes in the ordinary course of its business; or

•	tenders its outstanding unregistered notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated available July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Expiration Date	The exchange offer will expire at 11:59 p.m., New York City time, on , 2010, unless extended by the Operating Company and CapCo I. The Operating Company and CapCo I do not currently intend to extend the expiration date.

Withdrawal	You may withdraw the tender of your outstanding unregistered notes at any time prior to the expiration of the exchange offer. The Operating Company and CapCo I will return to you any of your outstanding unregistered notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which the Operating Company and CapCo I may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Unregistered Notes	If you wish to participate in the exchange offer, you must complete, sign and date the applicable accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the applicable letter of transmittal, or a facsimile of such letter of transmittal, together with the outstanding unregistered notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding unregistered notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	you are acquiring the exchange notes in the ordinary course of your business; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding unregistered notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding unregistered notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding unregistered notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding unregistered notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your outstanding unregistered notes, either make appropriate arrangements to register ownership of the outstanding unregistered notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures	If you wish to tender your outstanding unregistered notes and they are not immediately available or you cannot deliver them, the applicable letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests, prior to the expiration date, you must tender your outstanding unregistered notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Unregistered Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding unregistered notes pursuant to the terms of the exchange offer, the Operating Company and CapCo I and the guarantors of the notes will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding unregistered notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding unregistered notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding unregistered notes as set forth in the indenture; however, the Operating Company and CapCo I and the guarantors of the notes will not have any further obligation to you to provide for the exchange and registration of the outstanding unregistered notes under the registration rights agreement. To the extent that the outstanding unregistered notes are tendered and accepted in the exchange offer, the trading market for the outstanding unregistered notes could be adversely affected.

Consequences of Failure to Exchange	All untendered outstanding unregistered notes will continue to be subject to the restrictions on transfer set forth in the outstanding unregistered notes and in the indenture. In general, the outstanding unregistered notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, the Operating Company and CapCo I and the guarantors of the notes do not currently anticipate that they will register the outstanding unregistered notes under the Securities Act.

Certain U.S. Federal Income Tax Considerations	The exchange of outstanding unregistered notes in the exchange offer will not be a taxable event for United States federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York Mellon is the exchange agent for the exchange offer. The addresses and telephone numbers of the exchange agent are set forth under the “The Exchange Offer—Exchange Agent” section.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the outstanding unregistered notes and the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

Issuers	Graham Packaging Company, L.P. and GPC Capital Corp. I, a wholly-owned subsidiary of Graham Packaging Company, L.P.

Notes Offered	$253.4 million aggregate principal amount of 8 1/ 4% Senior Notes due 2017.

Maturity Date	January 1, 2017.

Interest Payment Dates	Interest will be payable in cash on January 1 and July 1 of each year, beginning on July 1, 2010.

Guarantees	Graham Packaging Holdings Company and certain of Graham Packaging Company, L.P.’s subsidiaries will guarantee the exchange notes on a senior unsecured basis. Additionally, each of our domestic subsidiaries that guarantees certain indebtedness or incurs certain indebtedness in the future will guarantee the exchange notes.

Our non-guarantor subsidiaries accounted for $125.4 million, or 21.4%, of our net sales and $11.5 million, or 66.2%, of our cash flows from operations for the three months ended March 31, 2010, and $482.0 million, or 22.7%, of our assets and $145.6 million, or 5.3%, of our liabilities as of March 31, 2010.

Ranking	The exchange notes will be the issuers’ senior unsecured obligations and will:

•	rank equally in right of payment to all of the issuers’ existing and future senior indebtedness, including our senior secured credit facilities;

•	rank senior in right of payment to all of the issuers’ existing and future senior subordinated indebtedness and subordinated indebtedness, including our existing senior subordinated notes; and

•

be effectively subordinated in right of payment to the issuers’ secured indebtedness (including obligations under the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness.

Similarly, the exchange note guarantees will be senior unsecured obligations of the guarantors and will:

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior indebtedness;

•

rank senior in right of payment to all of the applicable guarantor’s existing and future senior subordinated indebtedness and subordinated indebtedness, including our existing senior subordinated notes; and

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured indebtedness (including the applicable guarantor’s guarantee under the senior secured credit facilities), to the extent of the value of the assets securing such indebtedness, and be structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor.

As of March 31, 2010, the issuers and their subsidiaries had $2,242.8 million of indebtedness, of which $1,604.7 million were secured (which is net of $19.6 million of unamortized discount and includes $15.5 million of capital leases and other indebtedness and $13.2 million of indebtedness of non-guarantor subsidiaries that is structurally senior to the exchange notes), and $375.0 million were subordinated to the exchange notes and the exchange note guarantees.

The exchange notes will also be structurally subordinated to all indebtedness and other obligations of the issuers’ existing and future non-guarantor subsidiaries. See “Selected Historical Financial Data.”

Optional Redemption	The issuers may redeem some or all of the exchange notes at any time prior to January 1, 2014 at a price equal to 100% of the principal amount of the exchange notes plus a “make-whole” premium and accrued and unpaid interest and additional interest, if any, to the date of redemption, as set forth under “Description of Notes—Optional Redemption.”

Additionally, the issuers may redeem the exchange notes, in whole or in part, at any time on and after January 1, 2014 at the redemption prices set forth under “Description of Notes—Optional Redemption.”

The issuers may redeem up to 40% of the exchange notes on or prior to January 1, 2013 from the proceeds of certain equity offerings at 108.250% of the principal amount of the exchange notes, plus accrued and unpaid interest and additional interest, if any, to the date of redemption. See “Description of Notes—Optional Redemption.”

Change of Control Offer	Upon the occurrence of a change of control, you will have the right, as holders of the exchange notes, to require the issuers to repurchase some or all of your exchange notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of Notes— Repurchase at the Option of Holders—Change of Control.”

Certain Covenants	The indenture governing the exchange notes contains covenants limiting, among other things, the issuers’ ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by restricted subsidiaries;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications. See “Description of Notes.”

Public Market	The exchange notes will be freely transferrable. Affiliates of the initial purchasers have advised us that they intend to make a market in the notes and the exchange notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in any of the notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, may not continue. See “Risk Factors—Risks Related to the Exchange Notes—Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.”

CUSIP Numbers	Holders that exchange the outstanding unregistered notes will receive exchange notes that are expected to share a single CUSIP number with the existing notes, and the exchange notes and existing notes are thereafter expected to be fungible.

Risk Factors

You should carefully consider all the information in this prospectus prior to exchanging your outstanding unregistered notes. In particular, we urge you to carefully consider the factors set forth under the heading “Risk Factors.”

RISK FACTORS

You should carefully consider the following risks as well as the other information included in this prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes, before deciding to tender your outstanding unregistered notes in the exchange offer. If any of the events described below actually occurred, it could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to the Exchange Offer

There may be adverse consequences if you do not exchange your outstanding unregistered notes.

If you do not exchange your outstanding unregistered notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding unregistered notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding unregistered notes. In general, the outstanding unregistered notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act. You should refer to “Prospectus Summary—The Exchange Offer” and “The Exchange Offer” for information about how to tender your outstanding unregistered notes.

The tender of outstanding unregistered notes under the exchange offer will reduce the outstanding amount of the outstanding unregistered notes, which may have an adverse effect upon, and increase the volatility of, the market price of the outstanding unregistered notes not exchanged in this exchange offer due to a reduction in liquidity.

Risks Related to the Exchange Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, seek additional capital, restructure or refinance our indebtedness, including the notes, or sell assets. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The senior secured credit facilities, the indenture governing the existing senior subordinated notes and the indenture under which the notes will be issued will restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. See “Description of Other Indebtedness—Senior Secured Credit Agreement,” “Description of Other Indebtedness—Indentures” and “Description of Notes.”

Your right to receive payments on the notes is effectively junior to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

The issuers’ obligations under the notes and the guarantors’ obligations under their guarantees of the notes are unsecured, but our obligations under our senior secured credit facilities and each guarantor’s obligations under its guarantee of the senior secured credit facilities are secured by Graham Packaging Holdings Company and certain of its domestic subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims in full. See “Description of Other Indebtedness.”

At March 31, 2010, we had $2,242.8 million of total consolidated indebtedness, of which $1,604.7 million would have been secured (which is net of $19.6 million of unamortized discount). In addition, at March 31, 2010, after taking into account letters of credit of $10.2 million, we had $249.8 million of revolving loan capacity under our senior secured credit facilities. Under our senior secured credit agreement, we also have available to us an uncommitted incremental loan facility in an amount of up to an additional $300.0 million. All of those borrowings could be secured, and as a result, would be effectively senior to the notes and the guarantees of the notes. We may incur additional secured indebtedness as permitted under our senior secured credit agreement and other existing instruments governing our indebtedness.

Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries that do not guarantee the notes.

The notes are not guaranteed by any of the Operating Company’s non-U.S. subsidiaries, less than wholly-owned U.S. subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the notes are structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of these subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or creditors of us, including the holders of the notes.

As of March 31, 2010, we had approximately $2,242.8 million of total consolidated indebtedness, approximately $13.2 million of which were indebtedness of non-guarantor subsidiaries that is structurally senior to the notes.

Our non-guarantor subsidiaries accounted for $125.4 million, or 21.4%, of our net sales for the three months ended March 31, 2010, and $482.0 million, or 22.7%, of our assets and $145.6 million, or 5.3%, of our liabilities as of March 31, 2010.

Additional debt could reduce our ability to satisfy our obligations under the notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures governing our notes do not fully prohibit us or our subsidiaries from doing so.

Such debt may be secured, or may be incurred by our non-guarantor subsidiaries. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under the senior secured credit facilities or the indenture governing our other notes, that is not waived by the required lenders, or the holders of those notes, as applicable, and the remedies sought by the lenders or the holders of such indebtedness, as applicable, could prevent us from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our senior secured credit facilities and the indentures governing our other notes), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest; the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities and the holders of our other notes to avoid being in default. If we breach our covenants under our senior secured credit facilities or the indentures governing our other notes and seek a waiver, we may not be able to obtain a waiver from the required lenders and holders. If this occurs, we would be in default under our senior secured credit facilities or the indentures governing our other notes, in which case the lenders or holders, as applicable, could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Other Indebtedness—Senior Secured Credit Agreement,” “Description of Other Indebtedness—Existing Indentures” and “Description of Notes.”

The issuers may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, the issuers will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest, unless such notes have been previously called for redemption. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our senior secured credit facilities and the indentures governing our other notes from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase the notes unless we are able to refinance or obtain waivers under our senior secured credit facilities and the indentures governing our other notes. The issuers’ failure to repurchase the notes upon a change of control would cause a default under the indenture governing the notes and a cross default under the senior secured credit facilities and the indentures governing our other notes. See “Description of Notes—Change of Control.” The senior secured credit facilities also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions.

Courts interpreting change of control provisions under New York law (which is the governing law of the indenture governing the notes) have not provided clear and consistent meanings of such change of control provisions which leads to subjective judicial interpretation. In addition, a recent court case in Delaware has questioned whether a change of control provision contained in an indenture could be unenforceable on public policy grounds. No assurances can be given that another court would enforce the change of control provisions in our indenture as written for the benefit of the holders.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of any guarantees of the notes, including the guarantee by the guarantors entered into upon issuance of the notes and subsidiary guarantees (if any) that may be entered into thereafter under the terms of the indenture governing the notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or guarantees could be voided as a fraudulent transfer or conveyance if (1) the issuers or any of the guarantors, as applicable, issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors or (2) the issuers or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for either issuing the notes or incurring the guarantees and, in the case of (2) only, one of the following is also true at the time thereof:

•	the issuers or any of the guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees;

•	the issuance of the notes or the incurrence of the guarantees left the issuers or any of the guarantors, as applicable, with an unreasonably small amount of capital to carry on the business;

•	the issuers or any of the guarantors intended to, or believed that the issuers or such guarantor would, incur debts beyond the issuers’ or such guarantor’s ability to pay such debts as they mature; or

•

the issuers or any of the guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against it or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

A court would likely find that the issuers or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guarantee if the issuers or such guarantor did not substantially benefit directly or indirectly from the issuance of the notes or the applicable guarantee. As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.

We cannot be certain as to the standards a court would use to determine whether or not the issuers or the guarantors were solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the guarantees would not be further subordinated to the issuers’ or any of its guarantors’ other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or the incurrence of the guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of the issuers or of the related guarantor, or require the holders of the notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to the issuers’ and its subsidiaries’ other debt that could result in acceleration of such debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for the issuers’ benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

Although each guarantee entered into by a subsidiary contains a provision intended to limit that guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer, this provision may not be effective to protect those guarantees from being voided under fraudulent transfer law, or may reduce that guarantor’s obligation to an amount that effectively makes its guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to prohibit the guarantees.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is no established public market for the notes, and we do not intend to have the notes listed on a national securities exchange or included in any automated quotation system.

Affiliates of the initial purchasers have advised us that they intend to make a market in the notes and the exchange notes, as permitted by applicable laws and regulations; however, they are not obligated to make a market in any of the notes, and they may discontinue their market making activities at any time without notice. Therefore, an active market for any of the notes may not develop or, if developed, it may not continue. The liquidity of any market for the notes will depend upon the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the notes or any series of notes. If an active market does not develop or is not maintained, the price and liquidity of the notes may be adversely affected. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for any of the notes or exchange notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their value on the date you acquired the notes, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Risks Related to Our Indebtedness

Our indebtedness could adversely affect our cash flow and our ability to operate and grow our business.

At March 31, 2010, we had $2,242.8 million of total consolidated indebtedness. In addition, at March 31, 2010, after taking into account letters of credit of $10.2 million, we had $249.8 million of revolving loan capacity under our senior secured credit facilities. Under our senior secured credit agreement, we also have available to us an uncommitted incremental loan facility in an amount of up to an additional $300.0 million and we may incur additional indebtedness as permitted under our senior secured credit agreement and other instruments governing our indebtedness.

A significant portion of our cash flow must be used to service our indebtedness (including the outstanding registered notes and the exchange notes) and is therefore not available to be used in our business. Our ability to generate cash flow is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. In addition, a substantial portion of our indebtedness bears interest at floating rates. At March 31, 2010, a one percentage point change in the interest rates for our variable-rate indebtedness would impact interest expense by an aggregate of approximately $5.7 million, excluding the impact of our interest rate collar and swap agreements. Our term loan C balance of $1,040.8 million at March 31, 2010, has a LIBOR floor of 2.5%. If LIBOR rates exceed that floor, a one percentage point change in the interest rates could impact interest expense by an additional amount of approximately $10.4 million.

Our obligations in connection with our indebtedness could have important consequences. For example, they could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a significant portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, acquisitions, capital expenditures, and for other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting business opportunities; and

•	limit our ability to borrow additional funds.

Despite our current level of indebtedness, we may incur additional debt in the future, which could increase the risks associated with our substantial outstanding indebtedness.

We continually pursue organic growth and selectively evaluate and pursue acquisition opportunities and may incur additional indebtedness, including indebtedness under our senior secured credit facilities, to finance any such growth and acquisitions and to fund any resulting increased operating needs. If new debt is added to our current debt levels, the risks we now face related to our indebtedness could increase.

The terms of our debt instruments restrict the manner in which we conduct our business and may limit our ability to implement elements of our business strategy.

The instruments and agreements governing our indebtedness contain numerous covenants including financial and operating covenants, some of which are quite restrictive. These covenants affect, and in many respects limit, among other things, our ability to:

•	incur additional debt;

•	create liens;

•	consolidate, merge or sell assets;

•	make certain capital expenditures;

•	make certain advances, investments and loans;

•	enter into certain transactions with affiliates;

•	engage in any business other than the packaging business;

•	pay dividends; and

•	repurchase stock.

These covenants could restrict us in the pursuit of our business strategy. As of March 31, 2010, we were in compliance in all material respects with the covenants under the instruments and agreements governing our indebtedness.

We may obtain less favorable terms when we attempt to renew or replace our senior secured revolving credit facility and our senior secured term loan facility.

Approximately 35.2% of the term loans under our senior secured credit facility, or $564.6 million as of March 31, 2010, will mature on October 7, 2011, and the remaining $1,040.8 million will mature on April 5, 2014. Approximately 55.0% of total pre-IPO commitments of our senior secured revolving credit facility, or

$135.2 million as of March 31, 2010, will mature on October 7, 2010, with the remaining $112.8 million maturing on October 1, 2013. In conjunction with the initial public offering (the “IPO”), commitments under our senior secured revolving credit facility automatically increased by $12.0 million, which additional commitments will mature on October 1, 2013.

We may not be able to renew or replace these facilities on favorable terms as they expire, or we may not be able to renew or replace them at all. As a result, we may incur higher borrowing costs and could have more stringent debt covenants. If financial market conditions deteriorate, our business and financial results could be materially and adversely affected.

In the event that a party acquires beneficial ownership representing voting power in Holdings greater than the voting power represented by the interests beneficially owned by Blackstone, it will trigger an event of default under our senior secured credit agreement.

In the event that a party acquires beneficial ownership representing voting power in Holdings greater than the voting power represented by the interests beneficially owned by Blackstone through shares of GPC’s common stock, an event of default under our senior secured credit agreement will be triggered. Upon the occurrence of an event of default under our senior secured credit agreement, the lenders will not be required to lend any additional amounts to us or could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, which could result in an event of default under our other debt instruments. If we were unable to repay those amounts, the lenders under our senior secured credit agreement could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit agreement. If the lenders under our senior secured credit agreement accelerate the repayment of borrowings, we may not have sufficient assets to repay our senior secured credit agreement and our other indebtedness or be able to borrow sufficient funds to refinance such indebtedness. Even if we are able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to us.

Risks Related to Our Business

Our industry is very competitive and increased competition could reduce prices and our profit margins.

We operate in a competitive environment. In the past, we have encountered pricing pressures in our markets and could experience further declines in prices of plastic packaging as a result of competition. Although we have been able over time to partially offset pricing pressures by reducing our cost structure and making the manufacturing process more efficient by providing new and innovative technology, we may not be able to continue to do so in the future. Our business, results of operations and financial condition may be materially and adversely affected by further declines in prices of plastic packaging and such further declines could lead to a loss of business and a decline in our margins.

If we are unable to develop product innovations and improve our production technology and expertise, we could lose customers or market share.

Our success may depend on our ability to adapt to technological changes in the plastic packaging industry. If we are unable to timely develop and introduce new products, or enhance existing products, in response to changing market conditions or customer requirements or demands, our competitiveness could be materially and adversely affected.

We may be unable to protect our proprietary technology from infringement.

We rely on a combination of patents and trademarks, licensing agreements and unpatented proprietary know-how and trade secrets to establish and protect our intellectual property rights. We enter into confidentiality agreements with customers, vendors, employees, consultants and potential acquisition candidates as necessary to protect our know-how, trade secrets and other proprietary information. However, these measures and our patents and trademarks may not afford complete protection of our intellectual property, and it is possible that third parties may copy or otherwise obtain and use our proprietary information and technology without authorization or otherwise infringe on our intellectual property rights. We cannot assure that our competitors will not independently develop equivalent or superior know-how, trade secrets or production methods. Significant impairment of our intellectual property rights could harm our business or our ability to compete. For example, if we are unable to maintain the proprietary nature of our technologies, our profit margins could be reduced as competitors could more easily imitate our products, possibly resulting in lower prices or lost sales for certain products. In such a case, our business, results of operations and financial condition may be materially and adversely affected.

We are periodically involved in litigation in the course of our business to protect and enforce our intellectual property rights, and third parties from time to time initiate claims or litigation against us asserting infringement or violation of their intellectual property rights. We cannot assure that our products will not be found to infringe upon the intellectual property rights of others. Further, we cannot assure that we will prevail in any such litigation, or that the results or costs of any such litigation will not have a material adverse effect on our business. Any litigation concerning intellectual property could be protracted and costly and is inherently unpredictable and could have a material adverse effect on our business, results of operations or financial condition regardless of its outcome.

We would lose a significant source of revenues and profits if we lost any of our largest customers.

The loss of one of our largest customers could result in: (i) our having excess capacity if we are unable to replace that customer; (ii) our having excess overhead and fixed costs and possible impairment of long-lived assets; and (iii) our selling, general and administrative expenses and capital expenditures representing increased portions of our revenues.

In 2009 and the first three months of 2010, our top 20 customers comprised 69% and 70% of our net sales, respectively. PepsiCo, Inc. (collectively, with its affiliates, such as Frito-Lay, Gatorade and Tropicana, “PepsiCo”) is our largest customer, with all product lines we provide to PepsiCo collectively accounting for approximately 10.8% of our net sales for the year ended December 31, 2009.

If any of our large customers terminated its relationship with us, we would lose a significant source of revenues and profits.

Contracts with customers generally do not require them to purchase any minimum amounts of products from us, and customers may not purchase amounts that meet our expectations.

The majority of our sales are made pursuant to long-term customer purchase orders and contracts. Customers’ purchase orders and contracts typically vary in length with terms up to ten years. The contracts, including those with PepsiCo, generally are requirements contracts which do not obligate the customer to purchase any given amount of product from us. Prices under these arrangements are tied to market standards and therefore vary with market conditions. Changes in the cost of resin, the largest component of our cost of goods sold, are passed through to customers by means of corresponding changes in product pricing in accordance with our agreements with these customers and industry practice. Increases in resin prices relative to alternative packaging materials, or other price increases, may cause customers to decrease their purchases from us. Additionally, if customers undertake transformational initiatives to their product lines, such as concentrate conversions or product obsolescence actions, we may lose a source of revenues and profits. As a result, despite the existence of supply contracts with our customers, we face the risk that in the future customers will not continue to purchase amounts that meet our expectations.

Increases in resin prices, relative to alternative packaging materials, and reductions in resin supplies could significantly slow our growth and disrupt our operations.

We depend on large quantities of polyethylene terephthalate (“PET”), high-density polyethylene (“HDPE”) and other resins in manufacturing our products. One of our primary strategies is to grow the business by capitalizing on the conversion from glass, metal and paper containers to plastic containers. Resin prices can fluctuate significantly with fluctuations in crude oil and natural gas prices, as well as changes in refining capacity and the demand for other petroleum-based products. A sustained increase in resin prices, relative to alternative packaging materials, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to, or reductions in the use of, plastic containers. Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing, in accordance with our agreements with these customers and industry practice. However, if we are not able to do so in the future and there are sustained increases in resin prices, relative to alternative packaging materials, our operating margins could be affected adversely.

While there is currently an adequate supply of resin available from many sources, this may not be the case in the future. Several of our larger suppliers have either entered, or are emerging from, bankruptcy protection. If the number of suppliers is significantly reduced in the future, this could affect our ability to obtain resin timely, or obtain resin at favorable prices, and our operations and profitability may be impaired.

Our international operations are subject to a variety of risks related to foreign currencies and local law in several countries.

We have significant operations outside the United States, and therefore hold assets, incur liabilities, earn revenues and pay expenses in a variety of currencies other than the U.S. dollar. The financial statements of our foreign subsidiaries are translated into U.S. dollars. Our operations outside the United States accounted for approximately 19.9%, 20.9%, 21.5% and 20.8% of our net sales for the years ended December 31, 2007, 2008 and 2009, and for the three months ended March 31, 2010, respectively. As a result, we are subject to risks associated with operating in foreign countries, including fluctuations in currency exchange and interest rates, imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries, imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries, labor relations problems, hyperinflation in some foreign countries and imposition or increase of investment and other restrictions by foreign governments or the imposition of environmental or employment laws. Furthermore, we typically price our products in our foreign operations in local currencies. As a result, an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international sales, earnings, assets and liabilities will be reduced because the local currency will translate into fewer U.S. dollars. Exchange rate fluctuations decreased comprehensive loss by $36.3 million, increased comprehensive loss by $65.9 million, increased comprehensive income by $19.6 million and increased comprehensive loss by $1.7 million for the years ended December 31, 2007, 2008 and 2009, and for the three months ended March 31, 2010, respectively. In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into either a purchase or a sale transaction using a currency different from the operating subsidiary’s functional currency. In several countries where we operate, resin purchases must be made in U.S. dollars. Furthermore, changes in local economic conditions can affect operations. Our international operations also expose us to different local political and business risks and challenges. For example, in certain countries, such as Venezuela and Argentina, we are faced with periodic political issues which could result in currency risks or the risk that we are required to include local ownership or management in our businesses. The above mentioned risks in North America, Europe and South America may hurt our ability to generate revenue in those regions in the future.

We may not be able to recover the carrying value of our long-lived assets, which could require us to record additional asset impairment charges and materially and adversely affect our results of operations.

We had net property, plant and equipment of $1,010.7 million at March 31, 2010, or 47.5% of our total assets. We recorded asset impairment charges to property, plant and equipment of $135.5 million, $93.2 million, $41.8 million and $2.2 million for the years ended December 31, 2007, 2008 and 2009, and for the three months ended March 31, 2010, respectively. We operate in a competitive industry with rapid technological innovation. In order to remain competitive, we develop and invest in new equipment which enhances productivity, often making older equipment obsolete. In addition, changing market conditions can also impact our ability to recover the carrying value of our long-lived assets. The continuing presence of these factors, as well as other factors, could require us to record additional asset impairment charges in future periods which could materially and adversely affect our results of operations.

Goodwill and other identifiable intangible assets represent a significant portion of our total assets, and we may never realize the full value of our intangible assets.

As of March 31, 2010, goodwill and other identifiable intangible assets were approximately $480.9 million, or 22.6% of our total assets. Goodwill and other identifiable intangible assets are recorded at fair value on the date of acquisition. In accordance with the guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-20, “Intangibles—Goodwill and Other,” we review such assets at least annually for impairment. Impairment may result from, among other things, deterioration in performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services we sell, challenges to the validity of certain registered intellectual property, reduced sales of certain products incorporating registered intellectual property, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of goodwill or other identifiable intangible assets could have a material adverse effect on our financial position and results of operations.

Our ability to operate effectively could be impaired if we lost key personnel.

Our success depends to a large extent on a number of key employees, and the loss of the services provided by them could have a material adverse effect on our ability to operate our business and implement our strategies effectively. The loss of members of our senior management team could have a material adverse effect on our operations. We do not maintain “key” person insurance on any of our executive officers.

If we make acquisitions in the future, we may experience assimilation problems and dissipation of management resources and we may need to incur additional indebtedness.

Our future growth may be a function, in part, of acquisitions of other consumer goods packaging businesses, including investments in geographic regions we are not familiar with. To the extent that we grow through acquisitions, we will face operational and financial risks, such as the risk of failing to assimilate the operations and personnel of the acquired businesses, disrupting our ongoing business, dissipating our limited management resources and impairing relationships with employees and customers of the acquired business as a result of changes in ownership and management. Additionally, we have incurred indebtedness to finance past acquisitions, and would likely incur additional indebtedness to finance future acquisitions, as permitted under the Credit Agreement (as defined herein) and the indentures governing our Notes (as defined herein), in which case we would also face certain financial risks associated with the incurrence of additional indebtedness to make an acquisition, such as a reduction in our liquidity, access to capital markets and financial stability.

Additionally, the types of acquisitions we will be able to make are limited by our Credit Agreement, which limits the amount that we may pay for an acquisition to $120 million plus additional amounts based on an unused available capital expenditure limit, certain proceeds from new equity issuances and other amounts.

Our operations and profitability could suffer if we experience labor relations problems.

As of March 31, 2010, approximately 3,200 of our approximately 7,300 employees were covered by collective bargaining agreements with various international and local labor unions. In addition, as of March 31, 2010, we operated 80 facilities, of which 38 were union facilities operated primarily by union employees. In the U.S. our union agreements typically have a term of three or four years and thus regularly expire and require negotiation in the course of our business. In 2010, collective bargaining agreements covering approximately 750 employees in the U.S. will expire. Upon the expiration of any of our collective bargaining agreements, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations at one or more of our facilities may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements. A work stoppage at one or more of our facilities could have a material adverse effect on our business, results of operations and financial condition.

Our ability to expand our operations could be adversely affected if we lose access to additional blow molding equipment.

Access to blow molding equipment is important to our ability to expand our operations. We have access to a broad array of blow molding equipment and suppliers. However, if we fail to continue to access this new blow molding equipment or these suppliers, our ability to expand our operations may be materially and adversely affected until alternative sources of technology can be arranged.

Our operations could expose us to substantial environmental costs and liabilities.

We are subject to a variety of national, state, foreign, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and that impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. These domestic and international environmental laws can be complex and may change often, the compliance expenses can be significant and violations may result in substantial fines and penalties. In addition, environmental laws such as Superfund impose strict, and in some cases joint and several, liability on specified responsible parties for the investigation and cleanup of contaminated soil, groundwater and buildings, and liability for damages to natural resources, at a wide range of properties. As a result, we may be liable for contamination at properties that we currently own or operate, as well as at our former properties or off-site properties where we may have sent hazardous substances. As a manufacturer, we have an inherent risk of liability under environmental laws, both with respect to ongoing operations and with respect to contamination that may have occurred in the past on our properties or as a result of our operations. We could, in the future, incur a material liability resulting from the costs of complying with environmental laws or any claims concerning noncompliance, or liability from contamination.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we are liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional expenditures, some of which could be material.

In addition, a number of governmental authorities, both in the United States and abroad, have considered, or are expected to consider, legislation aimed at reducing the amount of plastic wastes disposed. Programs have included, for example, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material and requiring retailers or manufacturers to take back packaging used for their products. Legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact our business. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. Future legislation and initiatives could adversely affect us in a manner that would be material.

We had net losses in recent years and may not generate net income in the future.

For the years ended December 31, 2007 and 2008 and for the three months ended March 31, 2010, we incurred net losses of $206.7 million, $57.8 million and $20.8 million, respectively. Continuing net losses may limit our ability to execute our strategy and we may not generate net income from operations in the future. Factors contributing to losses in recent years included, but were not limited to:

•	interest on our debt;

•	impairment of our long-lived tangible and intangible assets;

•	the write-off of deferred financing fees related to our debt refinancings; and

•	severance and other payments associated with exiting unprofitable plants.

GPC will be required to pay its pre-IPO stockholders and the Graham Family for certain tax benefits it may claim arising in connection with its IPO and related transactions, which amounts are expected to be material.

In connection with its IPO, GPC entered into an exchange agreement with the Graham Family. Pursuant to the exchange agreement, limited partnership units held by the Graham Family may (subject to the terms of the exchange agreement) be exchanged for shares of GPC’s common stock outstanding on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Holdings intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) effective for each taxable year in which an exchange of limited partnership units for shares of GPC’s common stock occurs, which may result in an adjustment to the tax basis of the assets of Holdings at the time of an exchange of limited partnership units. Any such exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Holdings that otherwise would not have been available. Similar increases to the tax basis of the tangible and intangible assets of Holdings resulted from GPC’s 1998 acquisition of Holdings. These increases in tax basis will increase (for tax purposes) depreciation and amortization and therefore reduce the amount of tax that GPC would otherwise be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.

Additionally, in connection with the IPO, GPC will be able to utilize net operating losses that arose prior to the IPO and are therefore attributable to GPC’s pre-IPO stockholders (i.e., Blackstone, management and other stockholders). These net operating loss carryforwards will also reduce the amount of tax that GPC would otherwise be required to pay in the future.

GPC has entered into an income tax receivable agreement with GPC Holdings, L.P. (“GPC LP”) that provides for the payment by GPC to the Graham Family of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that GPC actually realizes (or is deemed to realize in the case of an early termination payment or a change of control as discussed below) as a result of these increases in tax basis (specifically, those attributable to exchanges of limited partnership units, as described above) and of certain other tax benefits related to GPC’s entering into the income tax receivable agreement, including tax benefits attributable to payments under the income tax receivable agreement. GPC has also entered into an income tax receivable agreement with certain of its pre-IPO stockholders that will provide for the payment to all of its pre-IPO stockholders (i.e., Blackstone, management and other investors) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that GPC actually realizes (or is deemed to realize in the case of an early termination or a change of control as discussed below) as a result of (i) the utilization of its net operating losses attributable to periods prior to the IPO, and (ii) any increase to the tax basis of the assets of Holdings relating to GPC’s 1998 acquisition of 85% of Holdings (as discussed above) and certain other tax benefits related to GPC’s entering into the income tax receivable agreement, including tax benefits attributable to payments under the income tax receivable agreement.

These payment obligations are GPC’s obligations and not obligations of Holdings or any of its other subsidiaries. The actual increase in tax basis, actual amount and utilization of net operating losses, as well as the amount and timing of any payments under the income tax receivable agreements, will vary depending upon a number of factors, including the timing of subsequent exchanges, the price of shares of GPC’s common stock outstanding at the time of an exchange, the extent to which such exchanges are taxable and the amount, character and timing of GPC’s taxable income in the future.

We expect that the payments that GPC makes under these income tax receivable agreements will be material. Assuming no material changes in the relevant tax law, and that GPC earns sufficient taxable income to realize the full tax benefits subject to the income tax receivable agreements, we expect that future payments under the income tax receivable agreements will aggregate to between $200 million to $230 million with potential additional payments for tax basis step-ups relating to future exchanges by the Graham Family of their limited partnership units in Holdings for common stock depending on the timing and value of such exchanges. This range is based on our assumptions using presently available information including with respect to valuation, historic tax basis and the amount of tax attributes subject to the income tax receivable agreements that were in existence as of the IPO date. Such amounts may differ materially from the amounts presented above based on various items, including final valuation analysis and updated determinations of taxable income and historic tax basis amounts. The payments under the income tax receivable agreements are not conditioned upon these parties’ continued ownership of GPC or Holdings.

In addition, the income tax receivable agreements provide that upon certain mergers, asset sales, other forms of business combinations or other changes of control, the income tax receivable agreements will terminate and GPC will be required to make a payment equal to the present value of future payments under the income tax receivable agreements, which payment would be based on certain assumptions, including those relating to GPC’s future taxable income. In these situations, GPC’s obligations under the income tax receivable agreements could have a substantial negative impact on Holding’s liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other form of business combinations or other changes of control.

GPC’s counterparties under these agreements will not reimburse GPC for any payments previously made under the income tax receivable agreements if such benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in certain circumstances, payments could be made under the income tax receivable agreements in excess of GPC’s cash tax savings.

GPC’s only material asset is its interest in Holdings, and it is accordingly dependent upon distributions from Holdings to pay dividends and taxes and other expenses, including payments under the income tax receivable agreements.

GPC is a holding company and has no material assets other than its ownership of limited partnership units in Holdings. GPC has no independent means of generating revenue and intends to cause Holdings to make distributions to its partners in an amount sufficient to cover all applicable taxes payable and dividends, if any, declared by GPC, as well as any payments due under the income tax receivable agreements described above. However, the instruments and agreements governing the Company’s indebtedness contain covenants that restrict the ability of subsidiaries to make distributions to GPC, which could affect GPC’s ability to make payments under the income tax receivable agreements and to pay dividends. To the extent that GPC needs funds and Holdings is restricted from making such distributions under applicable law or regulation, or is otherwise unable to provide such funds pursuant to the terms of the Company’s indebtedness, it could materially adversely affect its liquidity and financial condition. To the extent that GPC is unable to make payments under the income tax receivable agreements for any reason, such payments will be deferred and will accrue interest at LIBOR plus five percent per annum until paid.

Blackstone controls us and may have conflicts of interest with us in the future.

Blackstone owns shares of GPC’s common stock sufficient for the majority vote over all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations or acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of GPC’s restated certificate of incorporation and amended and restated bylaws; and our winding up and dissolution. In addition, pursuant to the stockholders’ agreement with Blackstone, Blackstone has the right to nominate to the Board a number of designees equal to: (i) at least a majority of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns more than 35% of the shares of GPC’s common stock entitled to vote generally in the election of GPC’s directors; (ii) 42% of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns more than 25% but less than or equal to 35% of the shares of GPC’s common stock entitled to vote generally in the election of GPC’s directors; (iii) 28% of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns more than 15% but less than or equal to 25% of the shares of GPC’s common stock entitled to vote generally in the election of GPC’s directors; and (iv) 14% of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns 5% or more of the shares of GPC’s common stock entitled to vote generally in the election of GPC’s directors. As a result, even after Blackstone no longer owns a majority of GPC’s voting stock, Blackstone could continue to have significant influence over our decision to enter into any corporate transaction and may have the ability to prevent any transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their own best interests. Such concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders or noteholders. As long as Blackstone continues to own, directly or indirectly, a significant amount of the outstanding shares of GPC’s common stock, it will continue to be able to or effectively control our decisions.

Additionally, Blackstone is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. GPC’s restated certificate of incorporation provides that neither Blackstone, nor members of the Board who are not our employees (including any directors who also serve as officers) have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. Blackstone may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by Blackstone to themselves or their other affiliates instead of to us.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding unregistered notes, the terms of which are identical in all material respects to the exchange notes. The outstanding unregistered notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

SELECTED HISTORICAL FINANCIAL DATA

The following tables set forth our selected historical consolidated financial data for and at the end of each of the years in the five-year period ended December 31, 2009 and for the three-month periods ended March 31, 2009 and 2010, respectively. The selected consolidated statement of operations data and the selected consolidated cash flow data for the years ended December 31, 2007, 2008 and 2009, and the selected consolidated balance sheet data as of December 31, 2008 and 2009, have been derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The selected consolidated statement of operations data and the selected consolidated cash flow data for the year ended December 31, 2005 and 2006, and the selected consolidated balance sheet data as of December 31, 2005, 2006 and 2007, have been restated to reflect push-down accounting, and are unaudited. Additionally, the selected financial data for the year ended December 31, 2005, has also been restated to reflect discontinued operations. The selected consolidated financial data as of and for the three-month periods ended March 31, 2009 and 2010 have been derived from unaudited consolidated financial statements, which, in the opinion of management, include all adjustments, consisting only of usual recurring adjustments, necessary for fair presentation of such data. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

In connection with the IPO of GPC, the Company’s majority owner, GPC, entered into an Exchange Agreement (as further defined herein) with the Graham Family and certain permitted transferees allowing for the exchange of limited partnership units in Holdings for shares of GPC’s common stock. Under the Exchange Agreement, all of the general partnership interests of the Graham Family have been converted into limited partnership interests on an equivalent basis as of March 31, 2010. As a result of this transaction, all general partnership interests of Holdings are now controlled by GPC, and Holdings is now considered wholly owned by GPC under guidance established by the SEC as further described in the notes to the financial statements. As a result, “push-down” accounting is required when such transactions result in an entity becoming substantially wholly owned. Under the push-down basis of accounting, certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed-down” and recorded in the financial statements of the subsidiary. Accordingly, items resulting from the accounting for GPC’s purchase of Holdings have been retrospectively reflected in our consolidated statement of operations and balance sheet data presented below.

The following tables should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(Unaudited)		(In millions)			(Unaudited)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$2,447.8	$2,500.4	$2,470.9	$2,559.0	$2,271.0	$561.9	$585.6
Cost of goods sold (1)	2,153.3	2,212.3	2,129.4	2,183.3	1,866.6	468.3	483.3

Gross profit (1)	294.5	288.1	341.5	375.7	404.4	93.6	102.3
Selling, general and administrative expenses	127.2	131.3	136.2	127.5	121.6	28.4	67.5
Asset impairment charges (2)	7.0	25.9	157.7	96.1	41.8	1.6	2.2
Net loss on disposal of fixed assets	13.7	14.3	19.5	6.8	6.5	1.5	0.2

Operating income	146.6	116.6	28.1	145.3	234.5	62.1	32.4
Interest expense	184.7	205.2	205.9	180.1	176.9	39.7	45.4
Interest income	(0.6)	(0.6)	(0.9)	(0.8)	(1.1)	(0.2)	(0.1)
Net loss on debt extinguishment (3)	—	2.1	4.5	—	8.7	—	2.7
Other income (expense), net	1.0	2.2	2.0	0.4	(1.6)	(0.6)	2.9
Income tax provision (4)	14.4	27.6	19.6	12.9	21.3	4.2	2.3

Loss (income) from continuing operations	(52.9)	(119.9)	(203.0)	(47.3)	30.3	19.0	(20.8)
Loss from discontinued operations	(0.6)	(1.1)	(3.7)	(10.5)	(9.5)	(0.3)	—

Net loss (income)	$(53.5)	$(121.0)	$(206.7)	$(57.8)	$20.8	$18.7	$(20.8)

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(Unaudited) (Dollars in millions except ratio data)					(Unaudited)
BALANCE SHEET DATA (at period end):
Cash and cash equivalents	$26.7	$13.3	$18.3	$43.9	$147.8	$136.2	$95.4
Working capital (6)	249.2	158.4	186.2	190.5	121.6	85.1	125.0
Total assets	2,707.1	2,586.0	2,377.3	2,149.8	2,127.1	2,178.6	2,126.4
Total debt (7)	2,638.3	2,546.9	2,534.3	2,499.2	2,436.9	2,469.8	2,242.8
Partners’ capital (deficit)	(349.0)	(453.7)	(643.9)	(816.4)	(754.6)	(818.2)	(611.9)
OTHER DATA:
Cash flow provided by (used in) (5):
Operating activities	$120.0	$263.0	$174.2	$211.2	$325.5	$160.5	$17.4
Investing activities	(261.4)	(172.4)	(149.1)	(144.4)	(150.5)	(36.9)	(37.6)
Financing activities	147.9	(104.6)	(23.2)	(33.6)	(74.0)	(29.4)	(31.1)
Depreciation and amortization (8)	201.9	206.1	203.7	177.8	159.4	38.9	38.6
Ratio of earnings to fixed charges (9)	—	—	—	—	1.3	1.5	—

(1)	Net sales and cost of goods sold increase or decrease based on fluctuations in resin prices. Consistent with industry practice and as permitted under agreements with our customers, resin price changes are passed through to customers by means of corresponding changes in product pricing. Net sales and cost of goods sold are also impacted by changes in exchange rates and other factors, as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”
(2)

We evaluated the recoverability of our long-lived tangible and intangible assets in selected locations, due to indicators of impairment, and recorded impairment charges of $6.6 million, $14.2 million, $156.6 million,

$94.7 million, $41.8 million, $1.6 million and $2.2 million for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 and for the three months ended March 31, 2009 and 2010, respectively. Goodwill is reviewed for impairment on at least an annual basis. The resulting impairment charges recognized were $0.4 million, $11.7 million, $1.1 million and $1.4 million for the years ended December 31, 2005, 2006, 2007 and 2008, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” for a further discussion.

(3)	Reclassifications have been made from interest expense to reflect as a separate line the net loss on debt extinguishment for all periods presented.
(4)	As limited partnerships, Holdings and the Operating Company are not subject to U.S. federal income taxes or most state income taxes. Instead, taxes are assessed to Graham Packaging Holdings Company’s partners based on their distributive share of the income of Graham Packaging Holdings Company. Certain U.S. subsidiaries are corporations subject to U.S. federal and state income taxes. Our foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse.
(5)	Includes both continuing and discontinued operations.
(6)	Working capital is defined as current assets, less cash and cash equivalents, minus current liabilities, less current maturities of long-term debt.
(7)	Total debt includes capital lease obligations and current portion of long-term debt.
(8)	Depreciation and amortization includes continuing and discontinued operations, and excludes asset impairment charges and amortization of debt issuance fees, which is included in interest expense.
(9)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax earnings from continuing operations before minority interest and income from equity investees, plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges include interest expense on all indebtedness, interest capitalized, amortization of debt issuance fees and one-third of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. Earnings were insufficient to cover fixed charges by $42.3 million, $99.5 million, $186.3 million, $35.6 million and $18.8 million for the years ended December 31, 2005, 2006, 2007 and 2008, and for the three months ended March 31, 2010, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Historical Financial Data” and the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. You should read “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

We are a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. We operate in product categories where customers and end users value the technology and innovation that our custom plastic containers offer as an alternative to traditional packaging materials such as glass, metal and paperboard. We selectively pursue opportunities where we can leverage our technology portfolio to continue to drive the trend of conversion to plastic containers from other packaging materials. Our customers include leading multi-national and regional blue-chip consumer product companies that seek customized, sustainable plastic container solutions for diverse and stable end markets, such as the food and beverage and the household consumer products markets. We believe we are well-positioned to meet the evolving needs of our customers who often use our technology to differentiate their products with value-added design and performance characteristics such as smooth-wall panel-less bottles, unique pouring and dispensing features, multilayer bottles incorporating barrier technologies to extend shelf life, and ultra lightweight bottles with “hot-fill” capabilities that allow containers to be filled at high temperatures.

As of March 31, 2010, we operated a network of 80 manufacturing facilities throughout North America, Europe and South America. We are organized and managed on a geographical basis in three operating segments: North America, Europe and South America. Each operating segment includes four major categories: Food and Beverage, Household, Personal Care/Specialty and Automotive Lubricants. Our primary strategies are to manage our business for stable growth and strong cash flow from operations, leverage our technology portfolio to meet the needs of our customers, target organic growth in attractive markets utilizing our proven business model, continue to focus on operational excellence, and supplement our organic growth with opportunistic strategic investments.

We believe that the critical success factors to our business are our ability to:

•	maintain relationships with, and serve the complex packaging demands of, our customers, which include some of the world’s largest branded consumer products companies;

•	participate in growth opportunities associated with the conversion of packaging products from glass, metal and paper to plastic;

•	develop proprietary technologies that provide a meaningful competitive advantage in product design, product performance, process technology and sustainability features;

•	focus on operational excellence, cost reductions and overall efficiencies;

•	make investments in plant and technology necessary to satisfy the factors mentioned above; and

•	reduce our financial leverage.

We intend to capitalize on our leadership positions in value-added custom plastic containers to increase our EBITDA and cash flow in order to reduce our financial leverage and increase stockholder return.

We believe that the area with the greatest opportunity for growth continues to be in producing containers for the food and beverage product category because of the industry’s continued conversion to plastic packaging, including the demand for containers for juices and juice drinks, nutritional beverages, beer, yogurt drinks, liquor, teas, sports drinks/isotonics, vitamin enhanced waters, snacks, sauces, jellies and jams. Much of the growth in this area in recent years has been in the sale of smaller sized containers. We believe we are a leader in providing value-added hot-fill PET juice containers. We also believe we are a leading participant in the growing markets for yogurt drinks and nutritional beverages where we manufacture containers using polyolefin resins.

Growth in our household container product category was fueled in prior years by conversions from powders to liquids for such products as detergents, household cleaners and automatic dishwashing detergent. Our strongest position is in fabric care, where management believes we are a leader in plastic container design and manufacture. It should be noted the fabric care industry now offers most of its brands in a concentrated formula which has reduced sales in this product category.

Our personal care/specialty product category is driven by new product launch and re-launch cycles of our customers. Based on the volume of our sales to many major suppliers of personal care/specialty products, management believes we are among the leading suppliers in this product category, which includes products for the hair care, skin care, oral care and specialty markets. Management believes that our supply position results from our commitment to, and reputation in, new product development and flexible manufacturing processes and operations.

Our North American one-quart/liter motor oil container product category is in a mature industry. Unit volume in the one-quart/liter motor oil industry decreased approximately 10% per year from 2006 through 2009 as the product category migrated towards the quick-lube market and larger multi-quart/liter packages. Even though we believe we have the largest market share of multi-quart/liter containers, these sales only partially offset the loss in sales of one-quart/liter containers.

As of March 31, 2010, we operated 27 manufacturing facilities outside of the United States in Argentina, Belgium, Brazil, Canada, Finland, France, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom and Venezuela. Over the past few years, we have expanded our international operations with the addition of two new plants in Brazil.

For the year ended December 31, 2009 and for the three months ended March 31, 2010, 68.8% and 70.3%, respectively, of our net sales were generated by our top twenty customers. All of the top twenty customers were under long-term contracts with terms up to ten years and have been doing business with us for over 20 years on average. Prices under these arrangements are typically tied to plastic resin market standards and, therefore, vary with market conditions. In general, the contracts have annually set minimum purchase requirements but do not obligate the customer to purchase any given amount of product from us beyond one year. Our sales to PepsiCo, Inc., the Company’s largest customer, were 14.0%, 13.3%, 10.8% of total sales for the years ended December 31, 2007, 2008 and 2009, respectively. All of these sales were made in North America. No customer had sales exceeding 10.0% of total sales for the three months ended March 31, 2010.

The largest component of our cost of goods sold is resin costs. Based on certain resin industry indices, the following table summarizes average market prices per pound of PET and HDPE resins in the United States during the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
PET	$0.82	$0.87	$0.73	$0.67	$0.80
HDPE	0.73	0.86	0.67	$0.60	$0.83

Resin and colorants make up a significant part of our cost of goods sold. Colorants are pigments added to the resin to formulate different colors of blow molded plastic bottles. Changes in the cost of colorants are typically passed through to customers, similarly to resin. On a percentage basis, resin and colorant costs generally make up between 40% and 50% of cost of goods sold, depending on the price of resin and colorants and bottle features. As a percentage of net sales, resin and colorant costs make up between 35% and 40%, in general. The percentage depends not only on the price of the resin and colorants, but also the physical characteristics of the bottle, such as size, weight, design features, labels and decorations, color and the technology platform and equipment used to make the bottle.

Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing, in accordance with our agreements with these customers and industry practice. A sustained increase in resin prices relative to other packaging materials, to the extent that those costs are not passed on to the end-consumer, would make plastic containers less economical for our customers and could result in a slower pace of conversions to, or reductions in the use of, plastic containers.

Holdings and the Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Code, as the applicable income or loss is included in the tax returns of the partners. However, certain U.S. subsidiaries are corporations and are subject to U.S. federal and state income taxes. Our foreign operations are subject to tax in their local jurisdictions.

On November 12, 2009, we sold our wholly-owned subsidiary Graham Emballages Plastiques S.A.S., located in Meaux, France, to an independent third party. We determined that the results of operations for this location, which had previously been reported in the Europe segment, would be reported as discontinued operations, in accordance with the guidance under FASB ASC 205-20, “Discontinued Operations.” Our consolidated statements of operations have been restated to reflect these discontinued operations. Accordingly, our discussion on results of operations below, unless otherwise indicated, is based on results from continuing operations.

Results of Operations

The following tables set forth the major components of our net sales and such net sales expressed as a percentage of total net sales:

	Year Ended December 31,						Three Months Ended March 31,
	2007		2008		2009		2009		2010
	(Dollars in millions)						(Dollars in millions)
North America	$2,140.1	86.6%	$2,195.0	85.8%	$1,942.5	85.5%	$488.3	86.9%	$504.9	86.2%
Europe	255.3	10.3	274.2	10.7	235.7	10.4	56.4	10.0	58.3	10.0
South America	75.5	3.1	89.8	3.5	92.8	4.1	17.2	3.1	22.4	3.8

Total Net Sales	$2,470.9	100.0%	$2,559.0	100.0%	$2,271.0	100.0%	$561.9	100.0%	$585.6	100.0%

	Year Ended December 31,						Three Months Ended March 31,
	2007		2008		2009		2009		2010
	(Dollars in millions)						(Dollars in millions)
Food and Beverage	$1,488.7	60.3%	$1,561.3	61.0%	$1,385.5	61.0%	$352.8	62.8%	$361.9	61.8%
Household	499.1	20.2	491.6	19.2	423.0	18.6	101.5	18.1	106.9	18.3
Personal Care/Specialty	205.2	8.3	186.8	7.3	171.3	7.6	43.8	7.8	41.6	7.1
Automotive Lubricants	277.9	11.2	319.3	12.5	291.2	12.8	63.8	11.3	75.2	12.8

Total Net Sales	$2,470.9	100.0%	$2,559.0	100.0%	$2,271.0	100.0%	$561.9	100.0%	$585.6	100.0%

Three Months Ended March 31, 2010, Compared to Three Months Ended March 31, 2009

The following table sets forth the summary of the condensed consolidated statements of income and related percentage changes for the periods indicated:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2009	2010
	(Dollars in millions)
Net sales	$561.9	$585.6	4.2%
Cost of goods sold	468.3	483.3	3.2

Gross profit (1)	93.6	102.3	9.3
% of net sales (2)	16.7%	17.5%
Selling, general and administrative expenses	28.4	67.5	>100.0
% of net sales (2)	5.1%	11.5%
Asset impairment charges	1.6	2.2	37.5
Net loss on disposal of property, plant and equipment	1.5	0.2	(86.7)

Operating income	62.1	32.4	(47.8)
% of net sales (2)	11.1%	5.5%
Interest expense	39.7	45.4	14.4
Interest income	(0.2)	(0.1)	(50.0)
Net loss on debt extinguishment	—	2.7
Other expense (income), net	(0.6)	2.9	>(100.0)
Income tax provision	4.2	2.3	(45.2)

(Loss) income from continuing operations	19.0	(20.8)	>(100.0)
Loss from discontinued operations	(0.3)	—	(100.0)

Net (loss) income	$18.7	$(20.8)	>(100.0)

(1)	Amounts for gross profit and selling, general and administrative expenses may not be comparable to those of other companies, as the costs that we include in these line items may differ from the costs that other companies include. For a discussion of the types of costs included in each line item, see Note 1, “Significant Accounting Policies,” of the notes to the consolidated financial statements in this prospectus.
(2)	As resin prices can fluctuate significantly, we believe that our gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis. Fluctuations in crude oil and natural gas prices can cause significant fluctuations in resin prices, as can refining capacity and the demand for other petroleum-based products.

Net Sales. Net sales for the three months ended March 31, 2010, increased $23.7 million, or 4.2%, from the three months ended March 31, 2009. The increase in sales was partially due to an increase in resin costs, which are passed through to customers. The average market price per pound of PET in the U.S. increased from $0.67 to $0.80 and the average market price per pound of HDPE in the U.S. increased from $0.60 to $0.83.

The favorable impact of exchange rates increased sales by $10.4 million and higher unit volume increased sales by approximately $4.8 million. The remaining $8.5 million increase was driven primarily by a mix shift to higher priced products and higher resin costs as described above, partially offset by net price reductions both from operational cost savings shared with our customers and in response to competitive pressure. Container units sold increased 2.6%.

On an operating segment basis, sales for the three months ended March 31, 2010, in North America increased $16.6 million, or 3.4%, from the three months ended March 31, 2009. The favorable impact of exchange rates increased sales by approximately $5.0 million and higher unit volume increased sales by approximately $4.3 million. The remaining $7.3 million increase was largely driven by a mix shift to higher priced products and higher resin costs mentioned above, partially offset by net price reductions. North American sales in the food and beverage, household and automotive lubricants product categories contributed $6.2 million, $4.0 million and $7.6 million, respectively, to the increase, while the personal care/specialty product category decreased by $1.2 million. Container units sold in North America increased in the food and beverage and household product categories by 7.0% and 5.0%, respectively, and decreased in the personal care/specialty and automotive lubricants product categories by 0.6% and 1.4%, respectively.

Sales for the three months ended March 31, 2010, in Europe increased $1.9 million, or 3.4%, from the three months ended March 31, 2009. The favorable impact of exchange rates increased sales by $5.0 million and was partially offset by a reduction in unit volume of approximately $1.4 million and resin costs.

Sales for the three months ended March 31, 2010, in South America increased $5.2 million, or 30.2%, from the three months ended March 31, 2009. The increase in sales was primarily due to an increase in unit volume of approximately $1.9 million and price increases.

Gross Profit. Gross profit for the three months ended March 31, 2010, increased $8.7 million, or 9.3%, from the three months ended March 31, 2009. Gross profit for the three months ended March 31, 2010, increased in North America by $6.9 million, decreased in Europe by $2.6 million and increased in South America by $4.4 million, when compared to the three months ended March 31, 2009. An increase in unit volume contributed $2.2 million to the increase. The remaining increase of $6.5 million resulted from ongoing productivity initiatives and an overall better mix of products sold, slightly offset by net price reductions referred to above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three months ended March 31, 2010, increased $39.1 million from the three months ended March 31, 2009. The increase was primarily due to a one-time fee of $35.0 million to affiliates of the Graham Family and Blackstone to terminate the Amended and Restated Monitoring Agreement (the “Monitoring Agreement”), bonuses paid in connection with the IPO of GPC, the Company’s majority owner, of $3.5 million and other costs incurred in connection with the IPO of $0.5 million, partially offset by ongoing expense reduction efforts.

Asset Impairment Charges. We identified an indicator of possible impairment of certain assets in Brazil, Mexico, the United Kingdom and the United States for the three months ended March 31, 2010, and in the United States for the three months ended March 31, 2009. As a result, we evaluated the recoverability of these assets and determined that the undiscounted future cash flows were below the carrying value of these long-lived assets. Additionally, management had no plans to redeploy the majority of these assets. Accordingly, we adjusted the carrying value of these long-lived assets to their estimated fair value in accordance with the guidance under ASC 360-10-35-15, “Subsequent Measurement—Impairment or Disposal of Long-Lived Assets,” resulting in impairment charges of $2.2 million and $1.6 million for the three months ended March 31, 2010 and 2009, respectively.

Interest Expense. Interest expense for the three months ended March 31, 2010, increased $5.7 million from the three months ended March 31, 2009. The increase was primarily due to the extension, in May 2009, of $1,200.0 million of our term loan at a minimum LIBOR and increased LIBOR margin. See “—Liquidity and Capital Resources” for a more detailed description of our term loan extension.

Net Loss on Debt Extinguishment. We made principal payments against our senior secured credit facility (“Credit Agreement”) using the contributions we received from GPC in exchange for limited partnership units in connection with the IPO of $114.2 million in February 2010 and the contributions we received from GPC in exchange for limited partnership units in connection with the sale of additional shares following the IPO of $14.7 million in March 2010 and for an excess cash flow payment of $62.5 million due for the year ended December 31, 2009, paid in March 2010, resulting in a net loss on debt extinguishment of $2.7 million for the three months ended March 31, 2010.

Other Expense (Income), Net. Other expense (income), net predominantly included net foreign exchange gains and losses for the three months ended March 31, 2009 and 2010. Other expense, net for the three months ended March 31, 2010, was $2.9 million, including a loss of $2.7 million related to the application of hyper-inflationary accounting for our Venezuelan subsidiary and the devaluation of the Venezuelan bolivar, as compared to other income, net of $0.6 million for the three months ended March 31, 2009.

Income Tax Provision. Income tax provision for the three months ended March 31, 2010, decreased $1.9 million from the three months ended March 31, 2009. The decrease primarily resulted from decreased profitability in our major foreign taxpaying subsidiaries, partially offset by a prior year reduction in unrecognized tax benefits of foreign subsidiaries.

Net (Loss) Income. Primarily as a result of the factors discussed above, net loss was $20.8 million for the three months ended March 31, 2010, compared to net income of $18.7 million for the three months ended March 31, 2009.

2009 Compared to 2008

The following table sets forth the summary of the condensed consolidated statements of income and related percentage changes for the periods indicated:

	Year ended December 31,		% Increase/ (Decrease)
	2008	2009
	(Dollars in millions)
Net sales	$2,559.0	$2,271.0	(11.3)%
Cost of goods sold	2,183.3	1,866.6	(14.5)

Gross profit (1)	375.7	404.4	7.6
% of net sales (2)	14.7%	17.8%
Selling, general and administrative expenses (1)	127.5	121.6	(4.6)
% of net sales (2)	5.0%	5.4%
Asset impairment charges	96.1	41.8	(56.5)
Net loss on disposal of property, plant and equipment	6.8	6.5	(4.4)

Operating income	145.3	234.5	61.4
% of net sales (2)	5.7%	10.3%
Interest expense	180.1	176.9	(1.8)
Interest income	(0.8)	(1.1)	37.5
Net loss on debt extinguishment	—	8.7	100.0
Other (income) expense, net	0.4	(1.6)	>100.0
Income tax provision	12.9	21.3	65.1

Income (loss) from continuing operations	(47.3)	30.3	>100.0
Loss from discontinued operations	(10.5)	(9.5)	(9.5)

Net income (loss)	$(57.8)	$20.8	>100.0%

(1)	Amounts for gross profit and selling, general and administrative expenses may not be comparable to those of other companies, as the costs that we include in these line items may differ from the costs that other companies include. For a discussion of the types of costs included in each line item, see Note 1, “Significant Accounting Policies,” of the notes to the consolidated financial statements in this prospectus.
(2)	As resin prices can fluctuate significantly, we believe that our gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis. Fluctuations in crude oil and natural gas prices can cause significant fluctuations in resin prices, as can refining capacity and the demand for other petroleum-based products.

Net Sales. Net sales for the year ended December 31, 2009, decreased $288.0 million, or 11.3%, from the year ended December 31, 2008. The decrease in sales was primarily due to a decrease in resin costs, which are passed through to customers. The average market price per pound of PET in the U.S. decreased from $0.87 to $0.73 and the average market price per pound of HDPE in the U.S. decreased from $0.86 to $0.67.

The unfavorable impact of exchange rates decreased sales by $72.2 million. The remaining $215.8 million decrease was driven primarily by lower resin costs as described above and, to a lesser extent, net price reductions both from operational cost savings shared with our customers and in response to competitive pressure. Container units sold increased 0.7%.

On an operating segment basis, sales for the year ended December 31, 2009, in North America decreased $252.5 million, or 11.5%, from the year ended December 31, 2008. The unfavorable impact of exchange rates decreased sales by approximately $34.4 million, and lower unit volume decreased sales by approximately $27.4 million. The remaining $190.7 million decrease was largely driven by lower resin costs mentioned above, and, to a lesser extent, net price reductions. North American sales in the food and beverage, household, personal care/specialty and automotive lubricants product categories contributed $148.8 million, $62.6 million, $12.6 million and $28.5 million, respectively, to the decrease. Container units sold in North America decreased in the household, personal care/specialty and automotive lubricants product categories by 0.8%, 3.6% and 7.4%, and increased in the food and beverage product category by 0.6%, respectively.

Sales for the year ended December 31, 2009, in Europe decreased $38.5 million, or 14.0%, from the year ended December 31, 2008. The unfavorable impact of exchange rates decreased sales by $28.4 million and the remaining decrease was primarily due to lower resin costs.

Sales for the year ended December 31, 2009, in South America increased $3.0 million, or 3.3%, from the year ended December 31, 2008. The increase in sales was primarily due to an increase in unit volume of approximately $7.9 million and price increases, partially offset by the unfavorable impact of exchange rates of $9.4 million.

Gross Profit. Gross profit for the year ended December 31, 2009, increased $28.7 million, or 7.6%, from the year ended December 31, 2008. Gross profit for the year ended December 31, 2009, increased in North America by $30.4 million, increased in Europe by $0.3 million and decreased in South America by $2.0 million, when compared to the year ended December 31, 2008. Lower depreciation and amortization expense contributed $15.9 million to the increase, but was offset by the unfavorable impact of exchange rates of $19.7 million, as well as the reduction in volume of approximately $7.9 million. The remaining increase in gross profit of $40.4 million resulted from ongoing productivity initiatives and an overall better mix of products sold, slightly offset by net price reductions referred to above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2009, decreased $5.9 million, or 4.6%, from the year ended December 31, 2008. The decrease was primarily due to a decrease in professional fees related to an aborted 2008 transaction of $4.1 million, a decrease in consulting expenses of $3.3 million, the impact of exchange rates of $3.0 million and ongoing expense reduction efforts, partially offset by an increase in compensation-related expenses of $6.7 million.

Asset Impairment Charges. Asset impairment charges were $41.8 million for the year ended December 31, 2009, as compared to $96.1 million for the year ended December 31, 2008. We operate in a competitive industry with rapid technological innovation. In order to remain competitive, we develop and invest in new equipment which enhances productivity, often making older equipment obsolete. In addition, changing market conditions can also impact our ability to recover the carrying value of our long-lived assets. During 2009, we noted several factors indicating that there may be impairment in some of our asset groups. These included:

•	the economic conditions in general;

•	a continuing reduction in the automotive quart/liter container business as our customers convert to multi-quart/liter containers;

•

the introduction by us, and our competitors, of newer production technology in the plastic container industry which is improving productivity, causing certain of our older machinery and equipment to become obsolete; and

•	the decline and/or loss of business in certain market segments.

We conducted impairment tests in accordance with ASC 360-10-35-15, “Subsequent Measurement—Impairment or Disposal of Long-Lived Assets,” and recorded impairment charges of $41.8 million for property, plant and equipment for the year ended December 31, 2009, compared to $93.2 million for the year ended December 31, 2008. The impairment of property, plant and equipment in 2008 was primarily due to the following:

•	the deteriorating economic conditions in general;

•	the expected decrease in volume of a major food and beverage customer;

•	a continuing reduction in the automotive quart/liter container business as our customers convert to multi-quart/liter containers;

•

the introduction by us, and our competitors, of newer production technology in the food and beverage sector which is improving productivity, causing certain of our older machinery and equipment to become obsolete; and

•	the loss of business of a large automotive lubricants customer.

Of the 2009 impairment charges related to property, plant and equipment, $31.5 million, $3.9 million and $6.4 million were recorded in North America, Europe and South America, respectively.

We also evaluated the recoverability of our intangible assets, and consequently recorded no impairment charges related to intangible assets other than goodwill for the year ended December 31, 2009, as compared to $1.5 million for the year ended December 31, 2008. During 2008, we recorded impairment charges to our patented technologies and customer relationships of $1.0 million and $0.5 million, respectively.

We conducted our annual test for goodwill impairment as of December 31, 2009, and recorded no impairment charges for the year ended December 31, 2009, as compared to $1.4 million for the year ended December 31, 2008. The 2008 impairment charges were in connection with our plants in Brazil and Argentina.

Interest Expense. Interest expense for the year ended December 31, 2009, decreased $3.2 million from the year ended December 31, 2008. The decrease was primarily related to a decrease in interest rates (average 90-day LIBOR decreased from 2.9% for the year ended December 31, 2008, to 0.8% for the year ended December 31, 2009), lower debt levels and a decrease in amortization of deferred financing fees of $2.4 million. These decreases were partially offset by the extension, in May 2009, of $1,200.0 million of our term loan at a minimum LIBOR and increased LIBOR margin and an increase to interest expense resulting from the discontinuance of hedge accounting for our interest rate collar and swap agreements of $3.8 million. See “—Liquidity and Capital Resources” for a more detailed description of our term loan extension.

Net Loss on Debt Extinguishment. In May 2009, certain of the lenders under our Credit Agreement agreed to extend the final maturity date of certain loans and revolver commitments, which resulted in a net gain on debt extinguishment of $0.8 million. In November 2009, we tendered our 8.50% senior unsecured notes due 2012, which resulted in a net loss on debt extinguishment of $9.5 million. See “—Liquidity and Capital Resources” for a more detailed description of these transactions.

Other (Income) Expense, Net. Other (income) expense, net predominantly included net foreign exchange gains and losses for the years ended December 31, 2008 and 2009. Other income, net for the year ended December 31, 2009, was $1.6 million, as compared to other expense, net of $0.4 million for the year ended December 31, 2008.

Income Tax Provision. Income tax provision for the year ended December 31, 2009, increased $8.4 million from the year ended December 31, 2008. The increase primarily resulted from a benefit recognized during the third quarter of 2008 associated with Mexican asset tax credit carryforwards, increased profitability of our Spanish and Mexican subsidiaries, valuation allowance adjustments in our Mexican and Brazilian subsidiaries and increases to domestic deferred tax liabilities that cannot be offset by net operating losses and other deferred tax assets.

Net Income (Loss). Primarily as a result of factors discussed above, net income was $20.8 million for the year ended December 31, 2009, compared to net loss of $57.8 million for the year ended December 31, 2008.

2008 Compared to 2007

The following table sets forth the summary of the condensed consolidated statements of income and related percentage changes for the periods indicated:

	Year ended December 31,		% Increase/ (Decrease)
	2007	2008
	(Dollars in millions)
Net sales	$2,470.9	$2,559.0	3.6%
Cost of goods sold	2,129.4	2,183.3	2.5

Gross profit (1)	341.5	375.7	10.0
% of net sales (2)	13.8%	14.7%
Selling, general and administrative expenses	136.2	127.5	(6.4)
% of net sales (2)	5.5%	5.0%
Asset impairment charges	157.7	96.1	(39.1)
Net loss on disposal of property, plant and equipment	19.5	6.8	(65.1)

Operating income	28.1	145.3	>100.0
% of net sales (2)	1.1%	5.7%
Interest expense	205.9	180.1	(12.5)
Interest income	(0.9)	(0.8)	(11.1)
Net loss on debt extinguishment	4.5	—	(100.0)
Other expense, net	2.0	0.4	(80.0)
Income tax provision	19.6	12.9	(34.2)

Loss from continuing operations	(203.0)	(47.3)	(76.7)
Loss from discontinued operations	(3.7)	(10.5)	>100.0

Net loss	$(206.7)	$(57.8)	(72.0)%

(1)	Amounts for gross profit and selling, general and administrative expenses may not be comparable to those of other companies, as the costs that we include in these line items may differ from the costs that other companies include. For a discussion of the types of costs included in each line item, see Note 1, “Significant Accounting Policies,” of the notes to the consolidated financial statements in this prospectus.
(2)	As resin prices can fluctuate significantly, we believe that our gross profit, as well as certain expense items, should not be analyzed solely on a percentage of net sales basis. Fluctuations in crude oil and natural gas prices can cause significant fluctuations in resin prices, as can refining capacity and the demand for other petroleum-based products.

Net Sales. Net sales for the year ended December 31, 2008, increased $88.1 million, or 3.6%, from the year ended December 31, 2007. The increase in sales was primarily due to an increase in resin costs, which are passed through to customers, offset by lower volumes sold.

The favorable impact of exchange rates increased sales by $23.5 million. Container units sold decreased by 4.3%, which decreased sales by approximately $130.6 million. The percentage of our sales from lightweighted products also increased. While we believe lightweighting offers us a competitive advantage, our unit cost is lower because of a lower resin content. The remaining sales increase of $195.2 million was largely due to resin cost increases, slightly offset by net price reductions both from operational cost savings shared with our customers and in response to competitive pressure.

On an operating segment basis, sales for the year ended December 31, 2008, in North America increased $54.9 million, or 2.6%, from the year ended December 31, 2007, primarily due to an increase in resin costs, offset by lower unit volume and net price reductions. North American sales in the food and beverage and automotive lubricants product categories contributed $53.5 million and $34.0 million, respectively, to the increase, while North American sales in the household and personal care/specialty product categories decreased $16.6 million and $16.0 million, respectively. Container units sold in North America decreased in the food and beverage, household, personal care/specialty and automotive lubricants product categories by 3.2%, 3.1%, 13.7% and 7.6%, respectively.

Sales for the year ended December 31, 2008, in Europe increased $18.9 million, or 7.4%, from the year ended December 31, 2007. The increase in sales was primarily due to the favorable impact of exchange rates of $19.7 million.

Sales for the year ended December 31, 2008, in South America increased $14.3 million, or 18.9%, from the year ended December 31, 2007. The increase in sales was primarily due to increased unit volume of approximately $3.6 million and the favorable impact of exchange rates of $4.8 million.

Gross Profit. Gross profit for the year ended December 31, 2008, increased $34.2 million, or 10.0%, from the year ended December 31, 2007. Gross profit for the year ended December 31, 2008, increased in North America and Europe by $28.2 million and $6.9 million, respectively, while South America decreased by $0.9 million, when compared to the year ended December 31, 2007. The overall increase in gross profit was driven by several factors, including ongoing productivity initiatives, a mix shift to higher margin containers, lower depreciation and amortization expense of $25.5 million and the favorable impact of exchange rates of $6.9 million, partially offset by price reductions referred to above.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2008, decreased $8.7 million, or 6.4%, from the year ended December 31, 2007. The decrease was primarily due to decreases in consulting expenses of $9.4 million and employee severance of $2.4 million and ongoing expense reduction efforts, partially offset by a $4.1 million increase in professional fees related to an aborted 2008 transaction.

Asset Impairment Charges. Asset impairment charges were $96.1 million for the year ended December 31, 2008, as compared to $157.7 million for the year ended December 31, 2007. We operate in a competitive industry with rapid technological innovation. In order to remain competitive, we develop and invest in new equipment which enhances productivity, often making older equipment obsolete. In addition, changing market conditions can also impact our ability to recover the carrying value of our long-lived assets. During 2008, we noted several factors indicating that there may be impairment in some of our asset groups. These included:

•	the deteriorating economic conditions in general;

•	the expected decrease in volume of a major food and beverage customer;

•	a continuing reduction in the automotive quart/liter container business as our customers convert to multi-quart/liter containers;

•

the introduction by us, and our competitors, of newer production technology in the food and beverage sector which is improving productivity, causing certain of our older machinery and equipment to become obsolete; and

•	the loss of business of a large automotive lubricants customer.

We conducted impairment tests in accordance with ASC 360-10-35-15, “Subsequent Measurement—Impairment or Disposal of Long-Lived Assets,” and recorded impairment charges of $93.2 million for property, plant and equipment for the year ended December 31, 2008, compared to $135.5 million for the year ended December 31, 2007. The impairment of property, plant and equipment in 2007 was primarily due to the following:

•	a steady conversion to concentrate containers in the liquid laundry detergent market which has decreased sales;

•	an ongoing reduction in the automotive quart/liter container business as our customers convert to multi-quart/liter containers;

•

introduction by us, and our competitors, of newer production technology in the food and beverage sector which has improved productivity, causing certain of our older machinery and equipment to become obsolete; and

•	the loss of the European portion of a customer’s business.

Of the 2008 impairment charges related to property, plant and equipment, $85.4 million, $3.5 million and $4.3 million were recorded in North America, Europe and South America, respectively.

We also evaluated the recoverability of our intangible assets, and consequently recorded impairment charges related to intangible assets other than goodwill in the United States of $1.5 million for the year ended December 31, 2008, as compared to $21.1 million for the year ended December 31, 2007. During 2008, we recorded impairment charges to our patented technologies and customer relationships of $1.0 million and $0.5 million, respectively, all in our North American operating segment. These intangible assets were recorded in conjunction with the acquisitions of O-I Plastic in 2004 and certain operations from Tetra-Pak Inc. in 2005. The patented technologies were impaired primarily as a result of not realizing the growth in revenues for this technology that was anticipated at the time of the acquisition of O-I Plastic. The customer relationships were impaired primarily as a result of reduced revenues for the plant acquired from Tetra-Pak Inc. During 2007, we recorded impairment charges to our licensing agreements, customer relationships and patented technologies of $19.1 million, $1.7 million and $0.3 million, respectively.

We conducted our annual test for goodwill impairment as of December 31, 2008, and recorded impairment charges of $1.4 million, as compared to $1.1 million for the year ended December 31, 2007. The 2008 impairment charges were in connection with our plants in Brazil and Argentina, while the 2007 impairment charges were in connection with our plant in Venezuela. The plants in Brazil and Argentina have not performed at the levels expected and our projected discounted cash flows for these reporting units resulted in fair values that were not sufficient to support the goodwill recorded at the time of the respective acquisitions of these plants. The Venezuela plant had suffered several years of losses and our projected discounted cash flows for this reporting unit had resulted in a fair value that was not sufficient to support the goodwill recorded at the time of the O-I Plastic acquisition.

Interest Expense. Interest expense for the year ended December 31, 2008, decreased $25.8 million from the year ended December 31, 2007. The decrease was primarily related to a decrease in interest rates (average 90-day LIBOR decreased from 5.3% for the year ended December 31, 2007, to 2.9% for the year ended December 31, 2008).

Other Expense, Net. Other expense, net predominantly included net foreign exchange losses for the years ended December 31, 2007 and 2008. Other expense, net for the year ended December 31, 2008, decreased $1.6 million from the year ended December 31, 2007.

Income Tax Provision. Income tax provision for the year ended December 31, 2008, decreased $6.8 million from the year ended December 31, 2007. The decrease primarily resulted from a reduction in unrecognized tax benefits of foreign subsidiaries and an increase in a deferred tax benefit associated with Mexican asset tax credit carryforwards. These decreases were partially offset by increased profitability in our Canadian and Mexican subsidiaries.

Net Loss. Primarily as a result of factors discussed above, net loss was $57.8 million for the year ended December 31, 2008, compared to net loss of $206.7 million for the year ended December 31, 2007.

Effect of Changes in Exchange Rates

We generally conduct business in our foreign operations in local currencies. Accordingly, our results of operations are affected by changes in foreign exchange rates. Income and expense accounts and cash flow items are translated at average monthly exchange rates during the period. As a result, a decline in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a favorable effect on our profitability, and an increase in the value of the U.S. dollar relative to the local currencies of profitable foreign subsidiaries can have a negative effect on our profitability. Global economic conditions for the first half of 2009 resulted in a rise of the U.S. dollar relative to these other local currencies. These conditions stabilized in the second half of 2009 resulting in a decline in the U.S. dollar relative to these other local currencies.

We manage foreign currency exposures (primarily to the euro, Canadian dollar, Polish zloty, Brazilian real, pound sterling and certain non-U.S. subsidiaries’ purchases of raw materials and/or sales of products in U.S. dollars) at the operating unit level. Exposures that cannot be naturally offset within an operating unit are hedged with derivative financial instruments where possible and cost effective in our judgment. Foreign currency exchange contracts which hedge defined exposures generally mature within twelve months. We do not generally hedge our exposure to translation gains or losses on our non-U.S. net assets. There were foreign currency exchange contracts of $10.2 million, $1.5 million and $1.4 million outstanding as of December 31, 2008, December 31, 2009, and March 31, 2010, respectively. Included in other expense (income), net were foreign exchange gains of $0.6 million and foreign exchange losses of $2.9 million, including a loss of $2.7 million related to the application of hyper-inflationary accounting for our Venezuelan subsidiary and the devaluation of the Venezuelan bolivar for the three months ended March 31, 2009 and 2010, respectively. Included in other (income) expense, net were foreign exchange losses of $1.9 million and $0.2 million and foreign exchange gains of $1.9 million for the years ended December 31, 2007, 2008 and 2009, respectively. Net sales for our Venezuelan subsidiary were $1.5 million for the three months ended March 31, 2010.

Assets and liabilities are translated at exchange rates in effect at the balance sheet date. Net exchange gains or losses resulting from the translation of foreign financial statements are recorded as a separate component of partners’ capital (deficit) under the caption “accumulated other comprehensive income.” Exchange rate fluctuations decreased comprehensive loss by $36.3 million, increased comprehensive loss by $65.9 million and increased comprehensive income by $19.6 million for the years ended December 31, 2007, 2008 and 2009, respectively. Exchange rate fluctuations increased comprehensive loss by $23.2 million and $1.7 million for the three months ended March 31, 2009 and 2010, respectively.

Derivatives

During the first quarter of 2009, we elected to roll over our senior secured term loan in one-month increments to reduce our cash interest, as opposed to continuing to roll over our senior secured term loan in three-month increments to match the terms of our interest rate collar agreements. We have therefore discontinued hedge accounting for our interest rate collar and swap agreements. As a result, no change in fair value was recorded in other comprehensive income for the three months ended March 31, 2010 and 2009. Of the amount recorded within accumulated other comprehensive income (loss) as of March 31, 2010, 74% is expected to be recognized in interest expense in the next twelve months.

During 2009, we entered into a $1.2 million foreign currency exchange contract to hedge the exchange rate exposure on a transaction that is denominated in pound sterling. The contract was renewed in the third quarter of

2009 for another six months and increased to $1.5 million. The contract was renewed again in the first quarter of 2010 for another six months. This foreign currency exchange contract is accounted for as a cash flow hedge and is highly effective as defined by ASC 815, “Derivatives and Hedging.”

With respect to our cash flow hedges, we routinely consider the possible impact of counterparty default when assessing whether a hedging relationship continues to be effective. We have considered the recent market events in determining the impact, if any, of counterparty default on our cash flow hedges. The cash flow hedges that we currently have are with major banking institutions and we have concluded that the likelihood of counterparty default is remote.

Liquidity and Capital Resources

In 2007, 2008 and 2009, we generated $174.2 million, $211.2 million and $325.5 million of cash flow from operations, respectively. In addition, for 2007, 2008 and 2009, we had cash and cash equivalents of $18.3 million, $43.9 million and $147.8 million, respectively. These funds were primarily used to fund $149.1 million, $144.4 million and $145.0 million of net cash paid for property, plant and equipment for 2007, 2008 and 2009, respectively, $1.4 million of acquisitions for 2009, $4.5 million and $27.2 million of debt issuance fee payments for 2007 and 2009, respectively, $4.1 million of cash paid for the sale of a business for 2009 and $3.0 million of fees paid on behalf of GPC for its initial public offering.

The cash generated from operating activities for 2009 came primarily from our net income and reduction in working capital. The decrease in working capital, excluding cash, came from a reduction in accounts receivable and inventory primarily due to lower resin prices at the end of 2009 as compared to the end of 2008.

Cash paid for property, plant and equipment, excluding acquisitions, for 2007, 2008 and 2009 was $153.4 million, $148.6 million $146.0 million, and respectively. Our largest capital spending for 2009 included the installation of two new lines to service the east coast business of a food and beverage customer, the construction of an on-site plant for a large household customer in Missouri and new mold equipment for a beverage customer serving both east and west coast business. All of these projects were substantially complete by year end 2009. We believe that capital expenditures to maintain and upgrade property, plant and equipment are important to remain competitive. We estimate that on average the maintenance capital expenditures are approximately $30 million to $40 million per year. Additional capital expenditures beyond this amount will be required to expand capacity or improve our cost structure.

Cash used in 2009 for debt repayment was for regular amortization on our term loans and an excess cash flow payment of $22.8 million as was required by our Credit Agreement based on our cash generated in 2008.

In the three months ended March 31, 2010, we generated $17.4 million of cash flow from operations and $166.5 million of net proceeds from the IPO, and funded $37.6 million of investing activities and $197.6 million of other financing activities, resulting in a net use of cash of $52.4 million. The cash generated from operating activities came primarily from our net loss adjusted for non-cash items, partially offset by an increase in working capital.

The increase in working capital during the three months ended March 31, 2010, excluding cash and current portion of long-term debt, came primarily from an increase in accounts receivable, due primarily to higher resin costs, higher sales and accelerated collections from certain large customers at the end of 2009, partially offset by an increase in accounts payable, due primarily to higher resin costs.

Cash paid for property, plant and equipment for the three months ended March 31, 2010, was $37.7 million. Our largest capital spending in the first three months of 2010 included the installation of a new bottle line for a large beverage customer at a new on-site facility in Mexico, additional machinery and equipment at a new on-site facility for a large household customer in Missouri, and increasing production capacity through plant infrastructure improvements and machine upgrades in South America to better service a large automotive customer.

Cash used in financing activities included the paydown of the Term Loans (as defined herein) using the net proceeds from the sale of additional units to GPC of $166.5 million. In addition, $62.5 million was repaid on the Term Loans as an excess cash flow payment required by the Credit Agreement and $4.2 million was repaid on the Term Loans for regular amortization.

As of March 31, 2010, our Credit Agreement consists of a senior secured term loan of $564.6 million due October 7, 2011 (“Term Loan B”), and a senior secured term loan of $1,024.4 million ($1,040.8 million aggregate outstanding principal amount less $16.4 million unamortized discount) due April 5, 2014 (“Term Loan C” and, together with the Term Loan B, the “Term Loans”), to the Operating Company as of March 31, 2010, and a $260.0 million senior secured revolving credit facility (the “Revolver”). Availability under the Revolver as of March 31, 2010, was $249.8 million (as reduced by $10.2 million of outstanding letters of credit). The obligations of the Operating Company and CapCo I under the Credit Agreement are guaranteed by Holdings and certain domestic subsidiaries of the Operating Company. The Term Loans are payable in quarterly installments and require payments of $12.3 million in the remainder of 2010, $570.7 million in 2011, $10.5 million in 2012, $10.5 million in 2013 and $1,001.4 million in 2014 (disregarding any further mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The payments of $12.3 million in the remainder of 2010 exclude the paydowns of debt in the first quarter of 2010 of $114.2 million with the contributions received from GPC in exchange for limited partnership units in connection with the IPO and of $14.7 million with the contributions received from GPC in exchange for limited partnership units in connection with the sale of additional shares following the IPO and for an excess cash flow payment of $62.5 million due for the year ended December 31, 2009, paid in March 2010.

On May 28, 2009, certain of the lenders under our Term Loans agreed to extend the final maturity of $1,200.0 million of the Term Loans, conditioned on the refinancing in full of our senior notes due 2012. As a result of such refinancing in November 2009, $564.6 million of the Term Loans will mature on October 7, 2011, and the remaining $1,040.8 million will mature on April 5, 2014.

On May 28, 2009, certain of our Revolver lenders agreed to extend their commitments, with respect to $112.8 million of the total commitment, conditioned on the refinancing in full of our senior notes due 2012. As a result of such refinancing in November 2009, $135.2 million of commitments under the Revolver will expire on October 7, 2010, and the remainder of the commitments will expire on October 1, 2013. In conjunction with the extension of these revolving commitments, we also voluntarily reduced the amount of total revolving commitments available to us under the Credit Agreement from $250.0 million to $248.0 million. Subsequent to the IPO, we received a $12.0 million increase to our revolving commitments.

On May 28, 2009, the Credit Agreement was also amended such that we may not permit our senior secured debt to Covenant Compliance EBITDA (as defined below) ratio to exceed (a) 5.50x on the last day of any fiscal quarter ending on or before December 31, 2011; (b) 5.25x on the last day of any fiscal quarter ending on or after January 1, 2012, and ending on or before December 31, 2012; and (c) 5.00x on the last day of any fiscal quarter thereafter. As of March 31, 2010, we were in compliance in all material respects with all covenants in the Credit Agreement.

We expect to fund scheduled debt repayments in 2010 from cash flow from operations. It is our intention to refinance in 2010, or 2011, the Term Loan B maturing in 2011. Substantially all unused lines of credit have no major restrictions and are provided under notes between us and the respective lending institutions.

As of March 31, 2010, we had outstanding $253.4 million aggregate principal amount of 8.25% senior unsecured notes due 2017 (“Senior Notes”) and $375.0 million in senior subordinated notes due 2014 (“Senior Subordinated Notes”) co-issued by the Operating Company and CapCo I (collectively with the Senior Notes, the “Notes”). The Notes are unconditionally guaranteed, jointly and severally, by Holdings and certain domestic subsidiaries of the Operating Company and mature on October 7, 2014 (Senior Subordinated Notes), and January 1, 2017 (Senior Notes). Interest on the Senior Subordinated Notes is payable semi-annually at

9.875% per annum and interest on the Senior Notes is payable semi-annually at 8.25% per annum. In connection with the issuance of the Senior Notes, we entered into a registration rights agreement, under which we agreed to register with the SEC notes having substantially identical terms as part of an offer to exchange freely tradable exchange notes for the Senior Notes. In addition, we agreed to use our reasonable best efforts to cause each exchange offer to be completed or, if required, to have one or more shelf registration statements declared effective, before November 24, 2010. If we fail to meet this target (a “registration default”), the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year. If the registration default is corrected, the applicable interest rate on the Senior Notes will revert to the original level.

As of March 31, 2010, our total indebtedness was $2,242.8 million, net of $19.6 million unamortized discount, and our indebtedness net of cash was $2,147.4 million.

The Credit Agreement and the indentures governing the Notes contain a number of significant covenants. We believe that these covenants are material terms of these agreements and that information about the covenants is material to an investor’s understanding of our financial condition and liquidity. Covenant Compliance EBITDA is used to determine our compliance with certain of these covenants. Any breach of covenants in the Credit Agreement (including those that are tied to financial ratios based on Covenant Compliance EBITDA) could result in a default under the Credit Agreement and the lenders could elect to declare all amounts borrowed to be immediately due and payable. Any such acceleration would also result in a default under the indentures. Additionally, these covenants restrict our and our subsidiaries’ ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict our activities. Under the Credit Agreement, we are required to satisfy specified financial ratios and tests. The Credit Agreement also requires that up to 50% of excess cash flow (as defined in the Credit Agreement) is applied on an annual basis to pay down the Term Loans. As of March 31, 2010, we were in compliance with the financial ratios and tests specified in the Credit Agreement.

We define Covenant Compliance EBITDA as EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating Covenant Compliance under the Credit Agreement and the indentures, as shown in the table below. Covenant Compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. We believe that the inclusion of Covenant Compliance EBITDA in this prospectus is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreement and the indentures. Because not all companies use identical calculations, these presentations of Covenant Compliance EBITDA may not be comparable to other similarly titled measures of other companies. A reconciliation of (loss) income from continuing operations to Covenant Compliance EBITDA is as follows:

Reconciliation of (loss) income from continuing operations to EBITDA

	Three Months Ended March 31,		Four Quarters Ended
			December 31, 2009	March 31, 2010
	2009	2010
	(In millions)
(Loss) income from continuing operations	$19.0	$(20.8)	$30.3	$(9.5)
Interest income	(0.2)	(0.1)	(1.1)	(1.0)
Interest expense	39.7	45.4	176.9	182.5
Income tax provision	4.2	2.3	21.3	19.6
Depreciation and amortization	38.4	38.6	158.6	158.8

EBITDA	$101.1	$65.4	$386.0	$350.4

Reconciliation of EBITDA to Covenant Compliance EBITDA

	Three Months Ended March 31,		Four Quarters Ended
			December 31, 2009	March 31, 2010
	2009	2010
	(In millions)
EBITDA	$101.1	$65.4	$386.0	$350.4
Asset impairment charges	1.6	2.2	41.8	42.5
Other non-cash charges (a)	1.7	0.6	7.3	6.2
Fees related to monitoring agreements (b)	1.2	0.7	5.0	4.4
Net loss on debt extinguishment	—	2.7	8.7	11.4
Contract termination fee and IPO-related expenses (c)	—	39.0	0.2	39.2
Venezuelan hyper-inflationary accounting	—	2.7	—	2.7
Reorganization and other costs (d)	2.0	2.3	14.2	14.5
Project startup costs (e)	3.5	2.3	12.1	10.8

Covenant Compliance EBITDA	$111.1	$117.9	$475.3	$482.1

(a)	Represents the net loss on disposal of fixed assets, stock-based compensation expense and equity income from unconsolidated subsidiaries.
(b)	Represents annual fees paid to Blackstone Management Partners III L.L.C. and a limited partner of Holdings pursuant to the Fifth Amended and Restated Limited Partnership Agreement and the Monitoring Agreement.
(c)	Represents costs related to the termination of the Monitoring Agreement, IPO bonus payments and other IPO-related costs.
(d)	Represents costs related to plant closures, employee severance and other costs defined in the Credit Agreement.
(e)	Represents costs associated with startups of manufacturing lines to produce new products.

Under applicable debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Covenant Compliance EBITDA. The Credit Agreement requires that we maintain a senior secured debt to Covenant Compliance EBITDA ratio at a maximum of 5.5x for the most recent four-quarter period. For the four quarters ended March 31, 2010, the Operating Company’s Covenant Compliance EBITDA was $482.1 million and the senior secured debt to Covenant Compliance EBITDA ratio was 3.2x. Given the level of senior secured debt as of March 31, 2010, the Operating Company’s Covenant Compliance EBITDA could have fallen by $202.3 million to $279.8 million for the four quarters ended March 31, 2010, and we still would have been in compliance with the covenants in the Credit Agreement. The ability of the Operating Company to incur additional debt and make certain restricted payments under its Notes is tied to a minimum Covenant Compliance EBITDA to fixed charges (primarily cash interest expense) ratio of 2.0x, except that the Operating Company may incur certain debt and make certain restricted payments without regard to the ratio, including, but not limited to, exceptions permitting $2.2 billion under the Credit Agreement and investments equal to 7.5% of the Operating Company’s total assets. The Covenant Compliance EBITDA to fixed charges ratio was 2.7x for the four quarters ended March 31, 2010.

Substantially all of the tangible and intangible assets of our domestic subsidiaries that are guarantors under the Credit Agreement are pledged as collateral pursuant to the terms of the Credit Agreement.

Under the Credit Agreement, as amended, the Operating Company is subject to restrictions on the payment of dividends or other distributions to Holdings; provided that, subject to certain limitations, the Operating Company may pay dividends or other distributions to Holdings:

•	with respect to overhead, tax and tax-related liabilities, legal, accounting and other professional fees and expenses; and

•

to fund purchases and redemptions of equity interests of Holdings or GPC held by then present or former officers or employees of Holdings, the Operating Company or their Subsidiaries (as defined therein) or by any employee stock ownership plan upon that person’s death, disability, retirement or termination of employment or other circumstances with annual dollar limitations.

We and our subsidiaries, affiliates or significant stockholders (including Blackstone) may, from time to time, subject to limitations in our debt agreements and in our or their sole discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

For the year 2010, we expect to incur capital expenditures ranging from $140 million to $160 million. However, total capital expenditures will depend on the size and timing of growth related opportunities. Our principal source of cash to fund ongoing operations and capital requirements has been and is expected to continue to be cash flow from operations. We believe that cash flow from operations will be sufficient to fund our ongoing operations and foreseeable capital requirements. In connection with plant expansion and improvement programs, we had commitments for capital expenditures of $24.3 million at December 31, 2009.

We have entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. For a further description of these agreements see “—Off-Balance Sheet Arrangements.”

Year 2010 Outlook

For 2010, we believe we will have opportunities for further product packaging conversions to plastic. These opportunities could be balanced or offset by continued economic uncertainty, which may affect sales of certain products. In response to fluctuating conditions, we plan to control expenses, increase productivity and maintain discipline on working capital and capital expenditures.

The global economic climate has also resulted in increased foreign exchange rate volatility. We derive a significant percentage of our revenues from our non-U.S subsidiaries operating in their local currencies and those results are affected by changes in the values of non-U.S. currencies to the U.S. dollar. If the dollar remains at its current level relative to the local currencies of the countries in which we operate, or further strengthens, our sales and net income will be affected and the impact could be material. In January 2010, Venezuela became a country that has a highly inflationary economy. As such, in 2010, we will begin re-measuring our Venezuelan entity as if its functional currency was our reporting currency. We believe that this will not have a significant impact on our financial statements. We employ a number of strategies to manage our currency risks, including the use of derivative financial instruments. However, there can be no assurance that our efforts to manage our currency risks will be successful.

Contractual Obligations and Commitments

The following table sets forth our significant contractual obligations and commitments as of December 31, 2009, with selected data updated for significant events through March 31, 2009, giving effect to the paydown of our debt with the contribution received from GPC in exchange for limited partnership units following its IPO, contributions received from GPC in exchange for limited partnership units in connection with the sale of additional shares following the IPO and for an excess cash flow payment due for the year ended December 31, 2009, paid in March 2010:

	Payments Due by Period
Contractual Obligations	Total	2010	2011 and 2012	2013 and 2014	2015 and beyond
	(In thousands)
Long-term debt obligations (a)(b)	$2,246,933	$23,851	$582,828	$1,386,876	$253,378
Capital lease obligations	17,039	10,414	6,622	3	—
Interest payments (b)(c)	626,203	117,855	273,134	193,407	41,807
Operating lease obligations	150,637	31,029	45,322	33,501	40,785
Capital expenditures	24,312	24,312	—	—	—
Fees to Blackstone and the Graham Family (d)	5,449	1,449	2,000	2,000	—

Total	$3,070,573	$208,910	$909,906	$1,615,787	$335,970

(a)	Amounts exclude the unamortized discounts related to the Credit Agreement and Senior Notes of $19.6 million as of March 31, 2010.
(b)	Amounts reflect the effect of the paydown of our Credit Agreement of $114.2 million on February 17, 2010, with the contribution received from GPC in exchange for limited partnership units following its IPO, $14.7 million in March 2010 with the contributions received from GPC in exchange for limited partnership units in connection with the sale of additional shares following the IPO and for an excess cash flow payment of $62.5 million due for the year ended December 31, 2009, paid in March 2010.
(c)	Interest payments are calculated based upon our actual interests rates as of March 31, 2010.
(d)	Represents annual fees paid and payable to Blackstone Management Partners III L.L.C. and the Graham Family under monitoring agreements and the limited partnership agreement of Holdings. Such agreements have no contractual term and for purposes of this table are assumed to be outstanding for a period of five years. For further information of such agreements, see Note 14, “Transactions with Related Parties,” of the notes to consolidated financial statements included in this prospectus. The amounts in the table reflect the reduction of the fees resulting from the termination of the Amended and Restated Monitoring Agreement on February 10, 2010, in conjunction with GPC’s initial public offering. The amount for 2010, however, does not include the fee of $35.0 million to terminate this agreement, which has already been paid.

In addition to the amounts included above, in 2010 we expect to make cash contributions to our pension plans of approximately $7.3 million. Cash contributions in subsequent years will depend on a number of factors including the performance of plan assets.

Uncertain tax contingencies are positions taken or expected to be taken on an income tax return that may result in additional payments to tax authorities. However, due to the uncertainty of the timing of future cash flows associated with our unrecognized tax benefits, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, unrecognized tax benefits of $24.0 million as of December 31, 2009, have been excluded from the contractual obligations table above. For further information related to unrecognized tax benefits, see Note 20, “Income Taxes,” of the notes to consolidated financial statements included in this prospectus.

Other contractual obligations include certain derivatives with a net liability of $16.8 million as of December 31, 2009. We would have been required to pay this amount to the counterparties to settle these derivatives at December 31, 2009. As required under ASC 815-30, “Derivative Instruments and Hedging

Activities,” these derivatives will be revalued at each balance sheet date, potentially resulting in a different asset or liability position. Based on the uncertainty of timing and amounts of payments in the future, these derivative contracts are excluded from the contractual obligations table above.

In connection with the IPO, GPC entered into Income Tax Receivable Agreements (“ITRs”) which will obligate it to make payments to its pre-IPO stockholders (including Blackstone) and the Graham Family of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that it actually realizes (or is deemed to realize in the case of an early termination by GPC or a change of control) as a result of (i) the utilization of GPC’s net operating losses attributable to periods prior to the IPO, (ii) any increase to the tax basis of the assets of Holdings relating to GPC’s 1998 acquisition of 85% of Holdings and current and future exchanges of limited partnership units by the Graham Family pursuant to the exchange agreement, and (iii) other tax benefits related to GPC entering into the ITRs, including tax benefits attributable to payments under the ITRs. As of March 31, 2010, the value of the ITRs obligations was $7.8 million. Because GPC is a holding company with no operations of its own, its ability to make payments under the ITRs is dependent on our ability to make future distributions. For the three months ended March 31, 2010, no payments under these ITRs have been made.

Off-Balance Sheet Arrangements

As of March 31, 2010, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

We have entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. The financing of accounts receivable under these agreements is accounted for as a sale of receivables in accordance with the guidance under ASC 860-20, “Sale of Financial Assets.” Under the terms of the financing agreements, we transfer ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the accounts receivable less a discount. The discount is recorded against net sales on the consolidated statement of operations in the period of the sale. The eligible receivables financed pursuant to this factoring agreement are excluded from accounts receivable on the consolidated balance sheet and are reflected as cash provided by operating activities on the consolidated statement of cash flows, while non-eligible receivables remain on the balance sheet with a corresponding liability established when those receivables are financed. We do not continue to service, administer and collect the eligible receivables under this program. The third-party purchaser has no recourse to us for failure of debtors constituting eligible receivables to pay when due. We maintain insurance on behalf of the third-party purchaser to cover any losses due to the failure of debtors constituting eligible receivables to pay when due. At March 31, 2010, and December 31, 2009, we had sold $19.9 million and $15.7 million of eligible accounts receivable, respectively, which represent the face amounts of total outstanding receivables at those dates.

Critical Accounting Policies and Estimates

Long-Lived Assets

The plastic container business is capital intensive and highly competitive. Technology and market conditions can change rapidly, possibly impacting the fair value of our long-lived assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We use either a single scenario estimate or a probability-weighted estimate of the future undiscounted net cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. For assets deemed not recoverable, any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, we estimate fair value using either single scenario expected future cash flows discounted at a risk-adjusted rate or probability-weighted expected future cash flows discounted at a risk-free rate. Management believes that this policy is critical to the financial statements, particularly when evaluating long-lived assets for impairment. Varying results of this analysis are possible due to the significant estimates involved in our evaluations.

As part of our review for impairment of long-lived assets during the year ended December 31, 2009, we performed an evaluation of indicators of possible impairment. Long-lived assets, with a net book value of $125.0 million, were identified as having a carrying value that may not be recoverable. Our further evaluation of these assets (“Step 1 analysis”) indicated that assets with a net book value of $94.5 million were not impaired, as the estimated undiscounted cash flows exceeded the net book value. Assets with a net book value of $30.5 million required further evaluation (“Step 2 analysis”) for impairment as a result of the net book value exceeding the estimated undiscounted cash flows. The estimated fair value of such assets was compared to the net book value, resulting in impairment charges (including impairment charges related to idle assets with no future value identified during the year) of $41.8 million for the year ended December 31, 2009. For assets that were considered not to be impaired following the Step 1 analysis, the expected undiscounted future cash flows substantially exceeded the total net book value of such assets.

Impairment of Goodwill

Goodwill is not amortized, but instead is subject to impairment testing. We perform an evaluation to determine whether goodwill is impaired annually, or when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Events or circumstances that might indicate an interim evaluation is warranted include unexpected adverse business conditions, economic factors, unanticipated technological changes or competitive activities, loss of key personnel and acts by governments and courts.

We test impairment at the reporting unit level, which, as defined in ASC 350-20, “Intangibles—Goodwill and Other,” is an operating segment or one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results of that component. We generally define our reporting units at the country level.

The identification and measurement of goodwill impairment involves the estimation of the fair value of reporting units. We consider a number of factors, including the input of an independent appraisal firm, in conducting the impairment testing of our reporting units. We perform our impairment testing by comparing the estimated fair value of the reporting unit to the carrying value of the reported net assets, with such testing occurring as of the end of each year. Fair value is generally based on the income approach using a calculation of discounted cash flows, based on the most recent financial projections for the reporting units, and is reconciled to our determination of total enterprise fair value. The financial projections are management’s best estimates based on current and forecasted market conditions. The calculation of fair value for our reporting units incorporates many assumptions including future growth rates, profit margins and discount factors; such assumptions are consistent with our annual budgeting and forecasting process. Changes in economic and operating conditions impacting these assumptions could result in additional impairment charges in future periods. In concluding on the fair values, we also consider the reasonableness of the implied EBITDA multiples resulting from the discounted cash flow analyses in comparison to EBITDA multiples from publicly traded companies in our industry and relevant transactions. We do not, however, directly apply a market approach in determining the fair values. Our methodology for determining fair values remained consistent for reported periods.

Our evaluation as of December 31, 2009, resulted in no impairment charges. A 1% increase in the discount rates used in our evaluation would have resulted in a reduction of enterprise fair value of reporting units tested of approximately $358 million and no additional impairment charge for the year ended December 31, 2009. The goodwill remaining on the books as of December 31, 2009, was $244.7 million, $34.8 million, $12.5 million and $3.8 million for the reporting units of the U.S., Mexico, Poland and the Netherlands, respectively. The estimated fair values determined for each of these reporting units substantially exceeded their respective carrying values as of December 31, 2009.

Derivatives

We account for derivatives under ASC 815, “Derivatives and Hedging.” This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of us, including the financial institutions which are party to the derivative instruments. The fair value of derivatives also considers the credit default risk of the paying party. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income (loss) and will be recognized in the income statement when the hedged item affects earnings.

In the past, we have entered into interest rate swap and collar agreements, foreign currency exchange contracts and natural gas swap agreements. These derivative contracts are accounted for as cash flow hedges.

ASC 815 defines requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. Continued use of hedge accounting is dependent on management’s adherence to this accounting policy. Failure to properly document our interest rate swap and collar agreements, foreign currency exchange contracts and natural gas swap agreements as cash flow hedges would result in income statement recognition of all or part of any future unrealized gain or loss recorded in other comprehensive income (loss). The potential income statement impact resulting from a failure to adhere to this policy makes this policy critical to the financial statements.

Benefit Plans

We have several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. Key assumptions used in the actuarial valuations include the discount rate and the anticipated rate of return on plan assets, as determined by management. These rates are based on market interest rates, and therefore, fluctuations in market interest rates could impact the amount of pension expense recorded for these plans. Our primary U.S. defined benefit plan for hourly and salaried employees was frozen to future salary and service accruals in the fourth quarter of 2006.

These assumptions change based on changes in rates derived from high-quality long-term bond indices, the terms of which approximate the term of the cash flows to pay the accumulated benefit obligations when due. A decrease of 50 basis points in the discount rate and the long-term rate of return on plan assets, assuming no other changes in estimates, would have increased the amount of the required annual expense by approximately $0.6 million for the year ended December 31, 2009, and increased the pension liability by $0.4 million as of December 31, 2009.

Income Taxes

We account for income taxes in accordance with ASC 740-10, “Income Taxes,” which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. ASC 740-10 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. We have recorded a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. Our assumptions regarding future realization may change due to future operating performance and other factors.

Inherent in determining our effective tax rate are judgments regarding business plans and expectations about future operations. These judgments include the amount and geographic mix of future taxable income, limitations on usage of net operating loss carry-forwards, potential tax law changes, the impact of ongoing or potential tax audits, earnings repatriation plans and other future tax consequences.

In 2007, we implemented the guidance under ASC 740-10, “Basic Recognition Threshold,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on accounting for derecognition, interest, penalties, accounting in interim periods, disclosure and classification of matters related to uncertainty in income taxes and transitional requirements upon adoption of this guidance. Due to the significant amounts involved and judgment required, we deem this policy to be critical to our financial statements.

For disclosure of all of our significant accounting policies see note 1 of the notes to consolidated financial statements included elsewhere in this prospectus.

Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projection of any evaluation of effectiveness to future periods is subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has conducted an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009. Management’s assessment of internal control over financial reporting was conducted using the criteria in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

A material weakness is a control deficiency, or combination of control deficiencies, that results in the reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected in a timely manner. In connection with management’s assessment of our internal control over financial reporting, management has concluded that our internal control over financial reporting was effective at December 31, 2009, and that there were no material weaknesses in our internal control over financial reporting as of that date.

Deloitte & Touche LLP, an independent registered public accounting firm, which has audited and reported on the consolidated financial statements contained in this prospectus, has issued its report on the effectiveness of our internal control over financial reporting which appears elsewhere in this prospectus.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued guidance under ASC 820-10, “Fair Value Measurements and Disclosures” (formerly Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements”). This guidance establishes a single authoritative definition of fair value, sets out a framework to classify the source of information used in fair value measurements, identifies additional factors that must be disclosed about assets and liabilities measured at fair value based on their placement in the new framework and modifies the long-standing accounting presumption that the transaction price of an asset or liability equals its initial fair value. In February 2008, the FASB delayed the effective date for certain non-financial assets and liabilities until January 1, 2009. We adopted this guidance effective January 1, 2008, for financial assets and liabilities (see note 12 of the notes to consolidated financial statements included elsewhere in this prospectus for further discussion). We adopted this guidance for certain non-financial assets and liabilities effective January 1, 2009, and the adoption had no impact on our financial statements as it relates to these assets and liabilities.

In March 2008, the FASB issued guidance under ASC 815-30, “Derivatives and Hedging” (formerly SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”). This guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related, and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. We adopted this guidance effective January 1, 2009.

In December 2008, the FASB issued guidance under ASC 715, “Defined Benefit Plans” (formerly Staff Position FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”), which requires enhanced disclosures of the plan assets of an employer’s defined benefit pension or other postretirement benefit plans. The disclosures required under this guidance include information regarding the investment allocation decisions made for plan assets, the fair value of each major category of plan assets disclosed separately for pension plans and other postretirement benefit plans and the inputs and valuation techniques used to measure the fair value of plan assets that would be similar to the disclosures about fair value measurements required by ASC 820-10. We adopted this guidance effective December 31, 2009.

In April 2009, the FASB issued guidance under ASC 825-10-65-1, “Financial Instruments—Overall—Transition and Open Effective Date Information” (formerly Staff Position FAS 107-1 and Accounting Principles Board Opinion 28-1, “Interim Disclosures about Fair Value of Financial Instruments”). This guidance requires disclosures about fair value of financial instruments for interim reporting periods that were previously only required in annual financial statements. We adopted this guidance effective June 30, 2009.

In May 2009, the FASB issued guidance under ASC 855, “Subsequent Events” (formerly SFAS 165, “Subsequent Events”). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. We adopted this guidance effective June 30, 2009, and the adoption had no impact on our financial statements.

In June 2009, the FASB issued guidance under ASC 860, “Transfers and Servicing” (formerly SFAS 166, “Accounting for Transfers of Financial Assets, an amendment of SFAS 140”). This guidance improves the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets, the effects a transfer will have on its financial performance and cash flows and any transferor’s continuing involvement in transferred financial assets. This guidance is effective for interim and annual reporting periods that begin after November 15, 2009. We adopted this guidance effective January 1, 2010, and the adoption had no impact on our financial statements.

In June 2009, the FASB issued guidance under ASC 105-10, “Generally Accepted Accounting Principles” (formerly SFAS 168, “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”). This guidance establishes the ASC as the single source of authoritative nongovernmental generally accepted accounting principles (“GAAP”), superseding existing pronouncements published by the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other accounting bodies. This guidance establishes only one level of authoritative GAAP. All other accounting literature will be considered non-authoritative. The ASC reorganizes the GAAP pronouncements into accounting topics and displays them using a consistent structure. We adopted this guidance effective July 1, 2009.

Management has determined that all other recently issued accounting pronouncements will not have a material impact on our financial statements, or do not apply to our operations.

Environmental Matters

We are subject to potential loss contingencies resulting from regulation by various federal, state, local and foreign governmental authorities with respect to the environmental impact of our operating facilities. In the event a known environmental issue is identified, we may incur substantial costs to comply with environmental laws and regulations. See note 22 of the notes to condensed consolidated financial statements (unaudited) for further discussion.

Subsequent Event

On April 5, 2010, we signed a share purchase agreement to acquire China Roots Packaging PTE Ltd. (“China Roots”), a plastic manufacturing company located in Guangzhou, China, and subsequently closed the transaction on July 1, 2010. China Roots manufactures plastic containers for food, health care, personal care and petrochemical products. Its customers include several global consumer product marketers. In 2009 China Roots’ sales were approximately $16.3 million.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business we are subject to risk from adverse fluctuations in interest and foreign exchange rates and commodity prices. We manage these risks through a program that includes the use of derivative financial instruments, primarily interest rate swap and collar agreements, foreign currency exchange contracts and natural gas swap agreements. Counterparties to these contracts are major financial institutions. These instruments are not used for trading or speculative purposes. The extent to which we use such instruments is dependent upon our access to them in the financial markets and our use of other methods, such as netting exposures for foreign exchange risk and establishing sales arrangements that permit the pass-through to customers of changes in commodity prices and foreign exchange rates, to effectively achieve our goal of risk reduction. Our objective in managing our exposure to market risk is to limit the impact on earnings and cash flow.

Interest Rate Risk

The following table sets forth our long- and short-term debt commitments outstanding as of March 31, 2010. For variable-rate debt obligations, the table presents principal cash flows and related actual weighted average interest rates as of March 31, 2010. For fixed-rate debt obligations, the table presents principal cash flows and related weighted average interest rates by maturity dates. This table has been updated to reflect changes directly related to the paydowns of debt of $114.2 million in February 2010 with the contributions received from GPC in exchange for limited partnership units in connection with the IPO and of $14.7 million in March 2010 with the contributions received from GPC in exchange for limited partnership units in connection with the sale of additional shares following the IPO and for an excess cash flow payment of $62.5 million due for the year ended December 31, 2009, paid in March 2010.

	Expected Maturity Date of Long-Term Debt (Including Current Portion) at March 31, 2010								Fair Value at March 31, 2010
	2010	2011	2012	2013	2014	Thereafter	Total
	(Dollars in thousands)
Interest rate sensitive liabilities:
Variable-rate borrowings, including short-term amounts	$20,169	$572,022	$10,513	$10,513	$1,001,357	$—	$1,614,574	(a)	$1,622,158
Average interest rate	7.82%	2.61%	6.75%	6.75%	6.75%	—	5.30%
Fixed-rate borrowings	$12,552	$6,291	$615	$9	$375,000	$253,378	$647,845	(b)	$663,807
Average interest rate	9.49%	7.71%	6.12%	3.99%	9.88%	8.25%	9.21%
Total interest rate sensitive liabilities	$32,721	$578,313	$11,128	$10,522	$1,376,357	$253,378	$2,262,419		$2,285,965

(a)	Excludes $16.4 million of unamortized discount.
(b)	Excludes $3.2 million of unamortized discount.

Based on the outstanding amount of our variable-rate indebtedness at March 31, 2010, a one percentage point change in the interest rates for our variable-rate indebtedness would impact interest expense by an aggregate of approximately $5.7 million, excluding the impact of our interest rate swap agreements at March 31, 2010.

Foreign Currency Exchange Rate Risk

We manage foreign currency exposures (primarily to the euro, Canadian dollar, Polish zloty, Brazilian real, pound sterling and certain non-U.S. subsidiaries’ purchases of raw materials and/or sales of products in U.S. dollars) at the operating unit level. Exposures that cannot be naturally offset within an operating unit are hedged with derivative financial instruments where possible and cost effective in our judgment. Foreign currency exchange contracts which hedge defined exposures generally mature within twelve months. We do not generally hedge our exposure to translation gains or losses on our non-U.S. net assets. Foreign currency exchange contracts are accounted for as cash flow hedges. At March 31, 2010, we had foreign currency exchange contracts outstanding for the purchase of pound sterling in an amount of $1.4 million.

Commodity Pricing Risk

We purchase commodities for our products such as HDPE and PET resins. These commodities are generally purchased pursuant to contracts or at market prices established with the vendor. In general, we do not engage in hedging activities for these commodities due to our ability to pass on price changes to our customers.

We also purchase other commodities, such as natural gas and electricity, and are subject to risks on the pricing of these commodities. In general, we purchase these commodities pursuant to contracts or at market prices. We manage a portion of our exposure to natural gas price fluctuations through natural gas swap agreements. We entered into natural gas swap agreements to hedge approximately 54% of our domestic exposure to fluctuations in natural gas prices for the years ended December 31, 2009. At December 31, 2009, we had no natural gas swap agreements outstanding.

Derivatives

The following table presents information for our interest rate collar agreements, interest rate swap agreements and foreign currency exchange contract. The notional amounts do not necessarily represent amounts exchanged by the parties, and therefore are not direct measures of our exposure to credit risk. The fair values approximate the costs to settle the outstanding contracts.

	December 31, 2009	March 31, 2010
	(In thousands)
Interest rate collar agreements:
Notional amount	$385,000	$—
Fair value—liability	(68)	—
Interest rate swap agreements:
Notional amount	350,000	350,000
Fair value—liability	(16,688)	(15,859)
Foreign currency exchange contract:
Notional amount	1,544	1,414
Fair value—asset (liability)	(27)	13

See “—Liquidity and Capital Resources” for further discussion of our debt commitments.

BUSINESS

We are a worldwide leader in the design, manufacture and sale of value-added, custom blow molded plastic containers for branded consumer products. We operate in product categories where customers and end users value the technology and innovation that our custom plastic containers offer as an alternative to traditional packaging materials such as glass, metal and paperboard. We selectively pursue opportunities where we can leverage our technology portfolio to continue to drive the trend of conversion to plastic containers from other packaging materials. Our customers include leading multi-national and regional blue-chip consumer product companies that seek customized, sustainable plastic container solutions in diverse and stable end markets, such as the food and beverage and the household consumer products markets. We believe we are well-positioned to meet the evolving needs of our customers who often use our technology to differentiate their products with value-added design and performance characteristics such as smooth-wall panel-less bottles, unique pouring and dispensing features, multilayer bottles incorporating barrier technologies to extend shelf life, and ultra lightweight bottles with “hot-fill” capabilities that allow containers to be filled at high temperatures.

We believe we have number one market share positions in North America for hot-fill juices, sports drinks/isotonics, yogurt drinks, liquid fabric care, dish detergents, hair care, skin care and certain other products. For the year ended December 31, 2009, approximately 90% of our net sales from continuing operations were realized in these product categories. We do not participate in markets where technology is not a differentiating factor, such as the carbonated soft drink or bottled water markets.

Our value-added products are supported by more than 1,000 issued or pending patents. We strive to provide the highest quality products and services to our customers, while remaining focused on operational excellence and continuous improvement. These priorities help to reduce our customers’ costs, while also maximizing our financial performance and cash flow. We supply our customers through a network of 80 manufacturing facilities, approximately one-third of which are located on-site at our customers’ plants. The vast majority of our sales are made pursuant to long-term customer contracts that include the pass-through of the cost of plastic resin, as well as mechanisms for the pass-through of certain other manufacturing costs.

Collectively, our product portfolio, technologies, end markets and operations all contribute to our industry-leading margins and strong cash flow.

Our Markets

We supply plastic containers to a significant number of end markets and geographies. Our products provide differentiated packaging for consumer products that help address basic needs such as nutrition, hygiene and home care. The end markets we supply are generally characterized by stable, long-term demand trends that are relatively insulated from economic cycles.

Food and Beverage. In the food and beverage product category, we produce containers for shelf-stable, refrigerated and frozen juices, non-carbonated juice drinks, nutritional beverages, beer, yogurt drinks, teas, sports drinks/isotonics, vitamin enhanced waters, snacks, liquor, toppings, sauces, jellies and jams. We believe, based on internal estimates, that we have one of the leading domestic positions in plastic containers for hot-fill juice and juice drinks, sports drinks/isotonics, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings and condiments, and the leading global position in plastic containers for yogurt drinks. Based on our knowledge and experience in the industry, our focus on markets which are likely to convert to plastic, our proprietary technologies and our current market position, we believe we are strategically positioned to benefit from the food and beverage markets that have yet to convert, or that are in the early stages of conversion, to plastic and also to take advantage of evolving domestic and international conversion opportunities like beer, sauces, salsas and nutritional products.

Our largest customers in the food and beverage product category include, in alphabetical order: Abbott Laboratories (“Abbott”), Arizona Beverages Company, LLC (“Arizona”), Clement Pappas & Co., Inc. (“Clement

Pappas”), Clorox Products Manufacturing Company (“Clorox”), Coca-Cola North America (“Coca-Cola”), Conopco Inc. (“Unilever”), Group Danone (“Danone”), H.J. Heinz Company (“Heinz”), Knouse Foods Cooperative, Inc. (“Knouse”), Ocean Spray Cranberries, Inc. (“Ocean Spray”), PepsiCo, Inc. (“PepsiCo”), The Quaker Oats Company (“Gatorade”), Tropicana Products, Inc. (“Tropicana”) and Welch Foods, Inc. (“Welch’s”). For the years ended December 31, 2007, 2008 and 2009, we generated approximately 60.3%, 61.0% and 61.0%, respectively, of our net sales from food and beverage containers.

Household. In the household product category, we are a leading supplier of plastic containers for products such as liquid fabric care and dish care. The growth in prior years was fueled by conversions from powders to liquids for such products as detergents, household cleaners and automatic dishwashing detergent. The growth of this product category now follows gross domestic product (“GDP”) growth as liquids have gained a predominant share of these products. The fabric care industry now offers most of its brands in a concentrated formula which has reduced sales in this product category.

Our largest customers in the household product category include, in alphabetical order: Church & Dwight Co., Inc. (“Church & Dwight”), Clorox, Dial Corporation (“Dial,” a division of Henkel), The Procter & Gamble Company (“Procter & Gamble”) and Unilever. For the years ended December 31, 2007, 2008 and 2009, we generated approximately 20.2%, 19.2%, and 18.6%, respectively, of our net sales from household containers.

Personal Care/Specialty. In the personal care/specialty product category, we are a supplier of plastic containers for products such as hair care, skin care and oral care. Our product design, technology development and decorating capabilities help our customers build brand awareness for their products through unique, and frequently changing, packaging design.

Our largest customers in the personal care/specialty product category include, in alphabetical order: Johnson & Johnson Consumer Companies, Inc. and Procter & Gamble. For the years ended December 31, 2007, 2008 and 2009, we generated approximately 8.3%, 7.3% and 7.6%, respectively, of our net sales from personal care/specialty containers.

Automotive Lubricants. We believe, based on internal estimates, that we are the leading supplier of plastic motor oil containers in the United States, Canada and Brazil, supplying most of the motor oil producers in these countries. We believe that we had a market share in 2009 of 73% of the single-quart motor oil and 80% of the multi-quart motor oil markets.

Our largest customers in the automotive lubricants product category include, in alphabetical order: Ashland, Inc. (“Ashland,” producer of Valvoline motor oil), BP Lubricants USA, Inc. (“BP Lubricants,” an affiliated company of BP PLC, producer of Castrol motor oil), ExxonMobil Corporation (“ExxonMobil”), Petrobras Distribuidora S.A. (“Petrobras”) and Shell Oil Products US (“Shell,” producer of Shell, Pennzoil and Quaker State motor oils). For the years ended December 31, 2007, 2008 and 2009, we generated approximately 11.2%, 12.5% and 12.8%, respectively, of our net sales from automotive lubricants containers.

Additional information regarding operating segments and product categories is provided in note 23 of the notes to consolidated financial statements in this prospectus.

Raw Materials

PET, HDPE and polypropylene resins constitute the primary raw materials used to make our products. These materials are available from a number of domestic and international suppliers and we are not dependent upon any single supplier. We consider the supply and availability of raw materials to be adequate to meet our needs. We believe that we maintain an adequate inventory to meet demand, but there is no assurance this will be true in the future. Resin prices can fluctuate significantly with fluctuations in crude oil and natural gas prices, as well as changes in refining capacity and the demand for other petroleum-based products. Changes in the cost of resin are passed through to customers by means of corresponding changes in product pricing in accordance with our agreements with these customers and industry practice. We operate a large HDPE bottles-to-bottles recycling plant in York, Pennsylvania, and use the recycled materials from this plant and other recycled materials in a majority of our products.

Customers

Substantially all of our sales are made to major branded consumer products companies. The products we manufacture for our customers require innovative packaging design and engineering to accommodate complex container shapes, specific material requirements and functionality. Customers also require quick and reliable delivery. As a result, many customers opt for long-term contracts. Our long-term supply contracts with our on-site customers typically have ten-year terms. Our long-term supply contracts for production off-site typically have terms that range from three to five years. Both of these categories of contracts either renew automatically for subsequent one year terms or are renegotiated by us before expiration of the initial term. A majority of our top twenty customers are under long-term contracts. Our contracts typically contain provisions allowing for price adjustments based on changes in raw materials and in a majority of cases the cost of energy and labor, among other factors. In many cases, we are the sole supplier of our customers’ custom plastic container requirements nationally, regionally or for a specific brand. For the year ended December 31, 2009, the Company had sales to one customer, PepsiCo, which exceeded 10% of net sales. The Company’s sales to PepsiCo were 10.8% of net sales for the year ended December 31, 2009. All of these sales were made in North America. For the year ended December 31, 2009, our twenty largest customers, who accounted for over 68% of net sales, were, in alphabetical order:

Customer (1)	Category	Company Customer Since (1)
Abbott	Food and Beverage	Mid 2000s
Arizona	Food and Beverage	Late 1990s
Ashland (2)	Automotive Lubricants	Early 1970s
BP Lubricants (3)	Automotive Lubricants	Late 1960s
Church & Dwight	Household	Late 1980s
Clement Pappas	Food and Beverage	Mid 1990s
Clorox	Food and Beverage and Household	Late 1960s
Coca-Cola	Food and Beverage	Late 1990s
Danone	Food and Beverage	Late 1970s
Dial	Household and Personal Care/Specialty	Early 1990s
ExxonMobil	Automotive Lubricants	Early 2000s
Heinz	Food and Beverage	Early 1990s
Knouse	Food and Beverage	Early 1990s
Ocean Spray	Food and Beverage	Early 1990s
PepsiCo (4)	Food and Beverage	Early 2000s
Frito-Lay	Food and Beverage	Early 2000s
Gatorade	Food and Beverage	Late 1990s
Tropicana	Food and Beverage	Mid 1980s
Procter & Gamble	Household and Personal Care/Specialty	Late 1950s
Petrobras	Automotive Lubricants	Early 1990s
Shell (5)	Automotive Lubricants	Early 1970s
Pennzoil-Quaker State	Automotive Lubricants	Early 1970s
Unilever	Household, Personal Care/Specialty and Food and Beverage	Early 1970s
Welch’s	Food and Beverage	Early 1990s

(1)	These companies include their predecessors, if applicable, and the dates may reflect customer relationships initiated by predecessors to the Company or entities acquired by the Company.
(2)	Ashland is the producer of Valvoline motor oil.

(3)	BP Lubricants is the producer of Castrol motor oil.
(4)	PepsiCo includes Frito-Lay, Gatorade and Tropicana.
(5)	Shell includes Pennzoil-Quaker State.

International Operations

We have significant operations outside the United States. As of March 31, 2010, we had 27 manufacturing facilities located in countries outside of the United States. Each of our operating segments produces plastic containers for all four of our core product categories.

South America. We have one on-site plant in Argentina, five on-site plants in Brazil and one off-site plant in each of Brazil and Venezuela.

Mexico. In Mexico, we have three off-site plants and two on-site plants.

Europe. We have seven on-site plants in Belgium (2), France, the Netherlands, Poland, Spain and Turkey and six off-site plants in Finland, France, the Netherlands, Poland, Turkey and the United Kingdom.

Canada. We have one off-site plant located near Toronto, Canada to service Canadian and northern U.S. customers.

Additionally, on August 12, 2009, we purchased a 22% interest in PPI Blow Pack Private Limited, located in India.

Additional information regarding international operations is provided in note 23 of the notes to consolidated financial statements in this prospectus.

See “Risk Factors—Risks Related to our Business—Our international operations are subject to a variety of risks related to foreign currencies and local law in several countries” for risks related to our foreign operations.

Competition

We face substantial regional and international competition across our product lines from a number of well-established businesses. In our North American segment, our primary competitors are Alpla Werke Alwin Lehner GmbH (“Alpla”), Amcor Limited (“Amcor”), Ball Corporation (“Ball”), Consolidated Container Company LLC, Constar International Inc, Liquid Container L.P., Plastipak, Inc. (“Plastipak”) and Silgan Holdings Inc. In our European segment, our primary competitors are Alpla and Logoplaste Mealhada Lda. (“Logoplaste”). In our South American segment, our primary competitors are Alpla, Amcor, Plastipak and Logoplaste. We face competition from most of these companies across our product categories. Competition is based on several factors including price, product design, technology (such as barrier protection and lightweighting) and customer service. Several of these competitors are larger and have greater financial and other resources than us. In addition, several of these competitors sell other products used by our customers such as cans or flexible packaging which can be bundled with plastic containers in sales proposals. Management believes that we compete effectively because of its superior levels of service, speed to market and product design and development capabilities.

Marketing and Distribution

Our sales are made primarily through our own direct sales force, as well as selected brokers. Sales activities are conducted from our corporate headquarters in York, Pennsylvania and from field sales offices located in North America, Europe and South America. Our products are typically delivered by truck, on a daily basis, in order to meet customers’ just-in-time delivery requirements, except in the case of on-site operations. In many cases, our on-site operations are integrated with our customers’ manufacturing operations so that deliveries are made, as needed, by direct conveyance to the customers’ filling lines. We utilize a number of outside warehouses to store our finished goods prior to delivery to the customer.

Product Design and Development

Our ability to develop new, innovative containers to meet the design and performance requirements of our customers has established us as a market leader. We have demonstrated significant success in designing plastic containers that require customized features such as complex shapes, reduced weight, handles, grips, view stripes and pouring features. These packages often must meet specialized performance and structural requirements such as hot-fill capability, recycled material usage, oxygen barriers, flavor protection and multi-layering. Hot-fill technology allows customers’ products to be heated to temperatures high enough as to sterilize the inside of the container. In addition to increasing global demand for our customers’ products, we believe that our innovative packaging stimulates consumer demand and drives further conversion to plastic packaging. Consequently, our strong design capabilities have been especially important to our food and beverage customers, who generally use packaging to differentiate and add value to their brands while spending less on promotion and advertising. We have been awarded significant contracts based on these unique product design capabilities that we believe set us apart from its competition. Some of our design and conversion successes over the past few years include:

•	retortable PP container for Boost and Ensure adult nutritional beverages;

•	aseptic HDPE container for 8th Continent soy-based beverages;

•	hot-fill PET containers with Monosorb® oxygen scavenger for juices;

•	hot-fill PET and PP wide-mouth jar for Ragu pasta sauce, Seneca applesauce, Welch’s jellies and jams and Del Monte fruit slices;

•	lightweight 64 oz. rectangular container for hot-fill juice;

•	panel-free lightweight 16.9 oz. container for juices and teas; and

•	panel-free 20 oz. container for vitamin enhanced water.

Our innovative designs have also been recognized, through various awards, by a number of customers and industry organizations, including our:

•	International Delight Bottle (2009 Ameristar Award);

•	GIBCO® Cell Culture Bottle for Invitrogen Medical (2009 Ameristar Award);

•	multi-layer PP wide-mouth jar for Del Monte (2008 Ameristar Award);

•	PET “Apple” container for Martinelli’s (2007 WorldStar Award, 2006 DuPont Award and 2006 Ameristar Award);

•	PET rectangular juice bottle for Tree Top (2007 WorldStar Award and 2006 Ameristar Award);

•	PET “Fridge Fit” bottle for Heinz (2006 Ameristar Award and 2006 DuPont Award);

•	dual-chamber bottle for Procter & Gamble Cosmetics (2005 Food & Drug Personal Care package of the year);

•	ATP panel-free single-serve bottle and 64 oz. rectangular hot-fill bottle (2004 Ameristar Award); and

•	Ensure reclosable bottle (2004 Ameristar Award and 2004 DuPont Award).

We have an advanced multi-layer injection technology, trade named SurShot®. We believe that SurShot® is among the best multi-layer PET technologies available and billions of plastic containers are produced and sold each year using SurShot® technology. This multi-layer technology allows our customers to package oxygen and flavor-sensitive products, such as fruit juices, beer and teas, for extended shelf-life. In addition, the SurShot® technology can accommodate up to 40% post-consumer recycled resin. This is an important component of packaging sustainability. There has been increasing demand by customers for our innovative packages that meet new sustainability requirements for reduced weight. Recent introductions of Escape®, G-Lite™ and SlingShot™ technologies for PET bottles provide customers with improved features such as reduced container weight, smooth sides for a premium look or improved stacking ability for shipping and storage.

We believe these new products, along with our design and development capabilities, have positioned us as the packaging design, development and technology leader in the industry. Over the past several years we have received and have filed for numerous patents and design patents. See “—Intellectual Property.”

In 2005, we enhanced our technical capability with the opening of the Global Innovation & Design Center in York, Pennsylvania. We also have two major Technology Centers in York, Pennsylvania and Warsaw, Poland capable of producing limited quantities of new products and refurbishing equipment. Our Warsaw facility also manufactures and assembles a proprietary line of extrusion blow molding machines. This proprietary technology has enabled us to develop a leaner, more efficient manufacturing process.

We incur costs to research, design and develop new packaging products and technologies. Such costs, net of any reimbursement from customers, were $11.6 million, $9.6 million and $9.9 million for the years ended December 31, 2007, 2008 and 2009, respectively.

Manufacturing

A critical component of our strategy is to locate manufacturing facilities on-site, reducing expensive shipping and handling charges and increasing production and distribution efficiencies. We are a leader in providing on-site manufacturing arrangements. As of March 31, 2010, approximately one-third of its 80 manufacturing facilities were on-site at customer facilities. We operate over 880 production lines. We sometimes dedicate particular production lines within a plant to better service customers. The plants generally operate 24 hours a day, five to seven days a week, although not every production line is run constantly. When customer demand requires, the plants run seven days a week. Historically, demand for our products has not been subject to large seasonal fluctuations.

In the blow molding process used for HDPE applications, resin pellets are blended with colorants or other necessary additives and fed into the extrusion machine, which uses heat and pressure to form the resin into a round hollow tube of molten plastic called a parison. In a wheel blow molding process, bottle molds mounted radially on a wheel capture the parison as it leaves the extruder. Once inside the mold, air pressure is used to blow the parison into the bottle shape of the mold. While certain of our competitors also use wheel technology in their production lines, we have developed a number of proprietary improvements which we believe permits our wheels to operate at higher speeds and with greater efficiency in the manufacture of containers with one or more special features, such as multiple layers and in-mold labeling.

In the stretch blow molding process used for hot-fill PET applications, resin pellets are fed into an injection molding machine that uses heat and pressure to mold a test tube shaped parison or “preform.” The preform is then fed into a blow molder where it is re-heated to allow it to be formed through a stretch blow molding process into a final container. During this re-heat and blow process, special steps are taken to induce the temperature resistance needed to withstand high temperatures on customer filling lines. We believe that the injection molders and blow molders used by us are widely recognized as the leading technologies for high speed production of hot-fill PET containers.

Other blow molding processes include: various types of extrusion blow molding for medium- and large-sized HDPE and PP containers; stretch blow molding for medium-sized PET containers; injection blow molding for personal care containers in various materials; two-stage PET blow molding for high-volume, high-performance mono-layer, multi-layer and heat set PET containers; and proprietary blow molding for drain-back systems and other specialized applications.

We also operate a variety of bottle decorating platforms. Labeling and decorating is accomplished through in-mold techniques or one of many post-molding methods. Post-molding methods include pressure sensitive labelers, rotary full-wrap labelers, silk-screen decoration, heat transfer and hot stamp. These post-molding methods of decoration or labeling can be in-line or off-line with the molding machine. Typically, these decoration methods are used for bottles in the personal care/specialty product category.

We have implemented various process improvements to minimize labor costs, automate assembly tasks, increase throughput and improve quality. Types of automation range from case and tray packers to laser guided vehicles. Other automation equipment includes box and bulk bottle palletizers, pick and place robots, automatic in-line leak detection and vision inspection systems. Assembly automation includes bottle trimming, spout spinwelding or insertion, cap insertion and tube cutting/welding. We believe that there are additional automation opportunities which could further minimize labor costs and improve plant efficiency.

We maintain quality assurance and control programs with respect to the performance of the products we manufacture, the performance of our suppliers and the compliance of our operations to our quality management system and sound manufacturing practices. Our production lines are equipped with specific quality control inspection equipment and our employees continuously monitor product attributes and performance through a comprehensive Statistical Process Control system. Quality control laboratories are maintained at each manufacturing facility to test our products and validate their compliance to customer requirements. We continuously monitor and enhance our quality assurance and control programs to keep pace with the most current technologies and to meet and exceed customer expectations.

We have highly modernized equipment in the majority of our plants, consisting primarily of rotational wheel systems and shuttle systems, both of which are used for HDPE and PP blow molding, and injection-stretch blow molding systems for value-added PET containers. We are also pursuing development initiatives in barrier technologies to strengthen our position in the food and beverage product category. In the past, we have achieved substantial cost savings in our manufacturing process through productivity and process enhancements, including increasing line speeds, utilizing recycled products, reducing scrap and optimizing plastic weight requirements for each product’s specifications.

Cash paid for property, plant and equipment, excluding acquisitions, for 2007, 2008, 2009 and the first three months of 2010 was $153.4 million, $148.6 million, $146.0 million and $37.7 million, respectively. We believe that capital expenditures to maintain and upgrade property, plant and equipment are important to remain competitive. We estimate that on average the annual maintenance capital expenditures are approximately $30 million to $40 million per year. For 2010, we expect to make capital expenditures, excluding acquisitions, ranging from $140 million to $160 million.

Most customer orders are manufactured with a lead time of three weeks or less. Therefore, the amount of backlog orders at March 31, 2010, was not material. The Company expects all backlog orders at March 31, 2010, to be shipped during the second quarter of 2010.

Employees

As of March 31, 2010, we had approximately 7,300 employees, 5,900 of whom were located in North America, 900 of whom were located in Europe and 500 of whom were located in South America. Approximately 81% of our employees are hourly wage employees, 53% of whom are represented by various labor unions and are covered by various collective bargaining agreements that expire between now and June 2013. In North America, 81% of our employees are hourly wage employees, 42% of whom are represented by various labor unions. In Europe, 80% of our employees are hourly wage employees, 92% of whom are represented by various labor unions. In South America, 79% of our employees are hourly wage employees, 96% of whom are represented by various labor unions. We believe that we enjoy good relations with our employees and there have been no significant work stoppages in the past three years.

Environmental Matters

Our operations, both in the United States and abroad, are subject to national, state, foreign, provincial and/or local laws and regulations that impose limitations and prohibitions on the discharge and emission of, and establish standards for the use, disposal and management of, regulated materials and waste, and that impose liability for the costs of investigating and cleaning up, and damages resulting from, present and past spills, disposals or other releases of hazardous substances or materials. These domestic and international environmental laws can be complex and may change often. Compliance expenses can be significant and violations may result in substantial fines and penalties. In addition, environmental laws such as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, also known as “Superfund” in the United States, impose strict, and in some cases joint and several, liability on specified responsible parties for the investigation and cleanup of contaminated soil, groundwater and buildings, and liability for damages to natural resources, at a wide range of properties. As a result, we may be liable for contamination at properties that we currently own or operate, as well as at our former properties or off-site properties where we may have sent hazardous substances. We are not aware of any material noncompliance with the environmental laws currently applicable to us and are not the subject of any material environmental claim for liability with respect to contamination at any location. Based on existing information, we believe that it is not reasonably likely that losses related to known environmental liabilities, in aggregate, will be material to our financial position, results of operations, liquidity or cash flows. For our operations to comply with environmental laws, we have incurred and will continue to incur costs, which were not material in fiscal 2009 and are not expected to be material in the future.

As a result of the closing of our plant located in Edison, New Jersey in 2008, we are subject to New Jersey’s Industrial Site Recovery Act (“ISRA”). We acquired this facility from Owens-Illinois, Inc. in 2004. ISRA is an environmental law that specifies a process of reporting to the New Jersey Department of Environmental Protection (“NJDEP”) and, in some situations, investigating, cleaning up and/or taking other measures with respect to environmental conditions that may exist at an industrial establishment that has been shut down or is being transferred. We are in the process of evaluating and implementing its obligations under ISRA regarding this facility. We have recorded a preliminary reserve of $0.4 million for this obligation as of March 31, 2010. This amount may change based on results of additional investigation expected to be undertaken for NJDEP.

A number of governmental authorities, both in the United States and abroad, have considered, are expected to consider or have passed legislation aimed at reducing the amount of disposed plastic wastes. Those programs have included, for example, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on plastic packaging material and/or requiring retailers or manufacturers to take back packaging used for their products. That legislation, as well as voluntary initiatives similarly aimed at reducing the level of plastic wastes, could reduce the demand for certain plastic packaging, result in greater costs for plastic packaging manufacturers or otherwise impact our business. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental concerns of consumers by using containers made in whole or in part of recycled plastic. To date, we have not been materially adversely affected by these initiatives and developments. We operate a large HDPE bottles-to-bottles recycling plant in York, Pennsylvania.

Intellectual Property

We hold various patents and trademarks. While in the aggregate the patents are of material importance to our business, we believe that our business is not dependent upon any one single patent, group of patents or trademark. We also relies on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. Third parties could, however, obtain knowledge of this proprietary know-how through independent development or other unauthorized access. In addition to our own patents and proprietary know-how, we are a party to licensing arrangements and other agreements authorizing us to use other proprietary processes, know-how and related technology and/or to operate within the scope of certain patents owned by other entities. The duration of our licenses generally ranges from 5 to 17 years. In some cases the licenses granted to us are perpetual and in other cases the term of the license is related to the life of the patent associated with the license. We also have licensed some of our intellectual property rights to third parties.

Properties

At March 31, 2010, we own or lease 83 plants located in Argentina, Belgium, Brazil, Canada, Finland, France, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela. Twenty-eight of the plants are located on-site at customer facilities. We believe that our plants, which are of varying ages and types of construction, are in good condition, are suitable for its operations and generally are expected to provide sufficient capacity to meet its requirements for the foreseeable future.

The following table sets forth the location of our manufacturing and administrative facilities, their approximate current square footage, whether on-site or off-site and whether leased or owned as of March 31, 2010. In addition to the facilities listed below, we lease other warehousing space.

	Location	Size (Square Feet)	On-Site or Off-Site	Leased/ Owned
	U.S. Packaging Facilities (1)
1.	Findlay, Ohio	406,800	Off-Site	Owned
2.	York (Household), Pennsylvania	395,554	Off-Site	Owned
3.	Maryland Heights, Missouri	308,961	Off-Site	Owned
4.	Henderson, Nevada	298,407	Off-Site	Owned
5.	Vandalia, Illinois	277,500	Off-Site	Owned
6.	Evansville, Indiana	266,720	Off-Site	Leased
7.	Woodridge, Illinois	265,062	Off-Site	Leased
8.	Rockwall, Texas	241,000	Off-Site	Owned
9.	Modesto, California	238,000	Off-Site	Owned
10.	Hazleton (Household), Pennsylvania	218,384	On-Site	Leased
11.	Holland, Michigan	218,168	Off-Site	Leased
12.	Fremont, Ohio	210,883	Off-Site	Owned
13.	Bedford, New Hampshire	210,510	Off-Site	Owned
14.	York (Food & Beverage), Pennsylvania	210,370	Off-Site	Leased
15.	Tolleson, Arizona	209,468	Off-Site	Owned
16.	Cartersville, Georgia	208,000	Off-Site	Owned
17.	Florence (Food and Beverage), Kentucky	203,000	Off-Site	Owned
18.	Edison, New Jersey (2)	194,000	Off-Site	Owned
19.	Hazleton (Food and Beverage), Pennsylvania	185,080	Off-Site	Owned
20.	Newell, West Virginia	183,388	On-Site	Leased
21.	Harrisonburg, Virginia	180,000	Off-Site	Owned
22.	Selah, Washington	170,553	Off-Site	Owned
23.	Atlanta, Georgia	165,000	On-Site	Leased
24.	Jefferson, Louisiana	162,047	Off-Site	Leased
25.	Kansas City, Missouri	162,000	Off-Site	Leased
26.	Belvidere, New Jersey	160,000	Off-Site	Owned
27.	Florence (Personal Care/Specialty), Kentucky	153,600	Off-Site	Owned
28.	Cincinnati, Ohio	153,301	Off-Site	Leased
29.	Montgomery, Alabama (2)	150,143	Off-Site	Leased
30.	Emigsville, Pennsylvania	148,300	Off-Site	Leased
31.	Iowa City, Iowa	140,896	Off-Site	Owned
32.	Baltimore, Maryland	128,500	Off-Site	Owned
33.	Santa Ana, California	127,680	Off-Site	Owned
34.	Chicago, Illinois	125,500	Off-Site	Owned
35.	Muskogee, Oklahoma	125,000	Off-Site	Leased
36.	Alta Vista, Virginia	122,680	Off-Site	Leased
37.	Kansas City, Kansas	111,000	On-Site	Leased
38.	Ogden, Utah	105,000	On-Site	Leased

	Location	Size (Square Feet)		On-Site or Off-Site	Leased/ Owned
39.	Casa Grande, Arizona	100,000		Off-Site	Leased
40.	Bradford, Pennsylvania	90,350		Off-Site	Leased
41.	Atlanta, Georgia	81,600		Off-Site	Leased
42.	Lakeland, Florida	80,000		Off-Site	Leased
43.	Berkeley, Missouri	75,000		Off-Site	Owned
44.	Cambridge, Ohio	57,000		On-Site	Leased
45.	Port Allen, Louisiana	56,721		On-Site	Leased
46.	Richmond, California	55,256		Off-Site	Leased
47.	Houston, Texas	52,500		Off-Site	Owned
48.	St. Louis, Missouri	48,150		On-Site	Leased
49.	Darlington, South Carolina	43,200		Off-Site	Leased
50.	Bordentown, New Jersey	30,000		On-Site	Leased
51.	Joplin, Missouri	29,200		On-Site	Leased
52.	Minster, Ohio	27,674		On-Site	Leased
53.	West Jordan, Utah	25,760		On-Site	Leased
54.	Bradenton, Florida	21,500		On-Site	Leased

	Canadian Packaging Facilities
55.	Mississauga, Ontario	78,416		Off-Site	Owned

	Mexican Packaging Facilities
56.	Tlalnepantla	214,349		Off-Site	Owned
57.	Pachuca	152,286		Off-Site	Owned
58.	Mexicali	59,700		Off-Site	Leased
59.	Irapuato	54,000		On-Site	Leased
60.	Tlaxcala	9,792		On-Site	Leased

	European Packaging Facilities
61.	Assevent, France	186,000		Off-Site	Owned
62.	Rotselaar, Belgium	162,212		On-Site	Leased
63.	Etten-Leur, Netherlands	124,450		Off-Site	Leased
64.	Ryttyla, Finland	121,079		Off-Site	Owned
65.	Chalgrove, the United Kingdom	104,200		Off-Site	Leased
66.	Aldaia, Spain	75,350		On-Site	Leased
67.	Istanbul, Turkey	45,000		Off-Site	Leased
68.	Lummen, Belgium	42,840		On-Site	Leased
69.	Sulejowek, Poland	32,732		Off-Site	Owned
70.	Villecomtal, France	31,300		On-Site	Leased
71.	Zoetermeer, Netherlands	22,702		On-Site	Leased
72.	Bierun, Poland	10,652		On-Site	Leased
73.	Eskisehir, Turkey	9,461		On-Site	Leased

	South American Packaging Facilities
74.	Valencia, Venezuela	93,757		Off-Site	Leased
75.	Sao Paulo, Brazil	71,300		Off-Site	Leased
76.	Buenos Aires, Argentina (San Martin)	40,501		Off-Site	Owned
77.	Longchamps, Argentina	30,100	**	On-Site	Owned/Leased
78.	Caxias, Brazil	29,493	**	On-Site	Owned/Leased
79.	Rio de Janeiro, Brazil	22,220		On-Site	Leased
80.	Inhauma, Brazil	14,208		On-Site	*
81.	Curitiba, Brazil	12,293		On-Site	*
82.	Carambei, Brazil	7,621		On-Site	*

	Graham Recycling
83.	York, Pennsylvania	44,416		Off-Site	Owned

	Location	Size (Square Feet)	On-Site or Off-Site	Leased/ Owned
	Administrative Facilities
•	York, Pennsylvania—Technology Center	159,000	N/A	Leased
•	York, Pennsylvania—Corporate Office	116,400	N/A	Leased
•	Warsaw, Poland—Technology Center	32,636	N/A	Leased
•	Rueil, Paris, France	4,300	N/A	Leased

(1)	Substantially all of our domestic tangible and intangible assets are pledged as collateral pursuant to the terms of the senior secured credit agreement.
(2)	We have closed these facilities.
*	We operate these on-site facilities without leasing the space it occupies.
**	The building is owned and the land is leased.

Legal Proceedings

On November 3, 2006, we filed a complaint with the Supreme Court of the State of New York, New York County, against Owens-Illinois, Inc. and OI Plastic Products FTS, Inc. (collectively, “OI”). The complaint alleges certain misrepresentations by OI in connection with our 2004 purchase of the blow molded plastic container business of Owens-Illinois, Inc. and seeks damages in excess of $30 million. In December 2006, OI filed an Answer and Counterclaim, seeking to rescind a Settlement Agreement entered into between OI and us in April 2005, and disgorgement of more than $39 million paid by OI to us in compliance with that Settlement Agreement. We filed a Motion to Dismiss the Counterclaim in July 2007, which was granted by the Court in October 2007. On August 1, 2007, we filed an Amended Complaint to add additional claims seeking indemnification from OI for claims made against us by former OI employees pertaining to their pension benefits. These claims arise from an arbitration between us and Glass, Molders, Pottery, Plastic & Allied Workers, Local #171 (the “Union”) that resulted in an award on April 23, 2007, in favor of the Union. The Arbitrator ruled that we had failed to honor certain pension obligations for past years of service to former employees of OI, whose seven Union-represented plants were acquired by us in October 2004. In the Amended Complaint, we maintain that under Section 8.2 of the Stock Purchase Agreement between us and OI, OI is obligated to indemnify us for any losses associated with differences in the two companies’ pension plans including any losses incurred in connection with the Arbitration award. The litigation is proceeding.

On April 10, 2009, OnTech Operations, Inc. (“OnTech”) initiated an arbitration proceeding against us, in which OnTech alleges that the Company breached a bottle purchase agreement dated April 28, 2008, and an equipment lease dated June 1, 2008. In its statement of claims, OnTech alleges, among other things, that our failure to produce bottles as required by the bottle purchase agreement resulted in the failure of OnTech’s business. As a result, OnTech is seeking to recover the value of its business, which it alleges is between $80 million and $150 million, which is in excess of 10% of our current assets. The arbitration is currently scheduled to be heard by a three arbitrator panel from August 2, 2010, to August 6, 2010.

We believe that OnTech’s claims are without legal, contractual or factual merit. We are vigorously defending against these claims and feel that the likelihood of it not prevailing is remote. Accordingly, we have not accrued a loss on this claim.

We are a party to various other litigation matters arising in the ordinary course of business. Our ultimate legal and financial liability with respect to such litigation cannot be estimated with certainty, but management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from our various litigation matters will not be material to our business, financial condition, results of operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The members of the board of directors of GPC and CapCo I and the executive officers of GPC, Holdings, the Operating Company and CapCo I and their respective ages and positions, are set forth in the table below. All references to the “Board” in this prospectus are references to the board of directors of GPC.

Name	Age	Position
Mark S. Burgess	51	Chief Executive Officer of GPC, Holdings and the Operating Company President, Treasurer and Assistant Secretary of CapCo I Director of GPC and CapCo I
David W. Bullock	46	Chief Financial Officer of GPC, Holdings, the Operating Company and CapCo I
Peter T. Lennox	48	Senior Vice President, General Manager Food and Beverages of GPC, Holdings and the Operating Company
David W. Cargile	49	Senior Vice President, Global Technology and General Manager of the Proprietary Machinery Business Unit of GPC, Holdings and the Operating Company
Martin F. Sauer	56	Senior Vice President, Global Sourcing of GPC, Holdings and the Operating Company
Michael L. Korniczky	44	Chief Administrative Officer, General Counsel and Corporate Secretary of GPC, Holdings and the Operating Company
Chinh E. Chu	43	Vice President of CapCo I Chairman of GPC and Director of CapCo I
Charles E. Kiernan	65	Director of GPC
Gary G. Michael	69	Director of GPC
Angelo G. Acconcia	31	Director of GPC
John R. Chiminski	46	Director of GPC
Vikrant Sawhney	39	Director of GPC

Mark S. Burgess has been our Chief Executive Officer since January 1, 2009 and is currently a member of the Boards of GPC and CapCo I. Prior to that, Mr. Burgess previously served as our Chief Financial Officer from December 2006 until May 2009, and Chief Operating Officer since April 2008. Mr. Burgess served as President and Chief Executive Officer, as well as Chief Financial Officer, of Anchor Glass Container Corporation from May 2005 until September 2006. He previously served as Executive Vice President and Chief Financial Officer of Clean Harbors Environmental Services, Inc. from April 2003 to April 2005. Between 1990 and 2003, he held senior financial and operational management roles at JL French Automotive Castings and Trailmobile Corporation, and prior to that, he served as a Vice President at Chase Manhattan Bank.

David W. Bullock has been our Chief Financial Officer since May 5, 2009. Prior to that, Mr. Bullock served as Chief Operating Officer, as well as Executive Vice President and Chief Financial Officer, of UAP Holding Corporation, a distributor of agricultural-related products, from 2002 until 2008. Prior to this, Mr. Bullock was employed by FMC Corporation from 1995 until 2002.

Peter T. Lennox has been our Senior Vice President, General Manager Food and Beverages since June 2010. Prior to that, Mr. Lennox served as our Senior Vice President, General Manager of Household Chemical and Automotive, Personal Care/Specialty and South America since April 2008 and as our Senior Vice President and General Manager of Household Chemical and Automotive, and Personal Care/Specialty from January 2006 through April 2008. Prior to that, Mr. Lennox served as our Vice President and General Manager for Household; Vice President and General Manager for the Personal Care/Specialty Business; Vice President and Business Manager for Food and Beverage PET Business; and Vice President and General Manager in the company’s European Business. Prior to September 2000, Mr. Lennox served as Vice President of Sales, Marketing and Business Development, Food and Beverage, at the Kerr Group.

David W. Cargile has been our Senior Vice President, Global Technology and General Manager of the Proprietary Machinery Business Unit since July 2006. Prior to that, Mr. Cargile served as our Vice President of Global Technology since 2003. Prior to that, Mr. Cargile served as our Vice President, Commercial and Technical Development Europe Business Unit since September 2000. Prior to September 2000, Mr. Cargile was our Director of Product Development and Research and Development.

Martin F. Sauer has been our Senior Vice President, Global Sourcing since August 2007. Prior to that, Mr. Sauer served as our Vice President, Global Sourcing since January 2001. Prior to that, Mr. Sauer served as Director, Global Sourcing since May 2000. Prior to that, Mr. Sauer served as the Supply Chain Director of Asia for Burmah Castrol from 1996 to 2000. Prior to Castrol, Mr. Sauer worked for Exxon for twelve years.

Michael L. Korniczky has been our Chief Administrative Officer, General Counsel and Corporate Secretary since June 2010. Prior to that, Mr. Korniczky served as our Vice President, General Counsel and Secretary since March 2007 and as Assistant General Counsel for Crown Holdings, Inc., a global metal container manufacturing company, from 1998 through 2007. Prior to that, Mr. Korniczky was an attorney in private practice. Prior to entering into private practice, Mr. Korniczky was employed by the McDonnell Douglas Aircraft Company from 1988 until 1990. Mr. Korniczky is admitted to practice in Pennsylvania and Illinois and before the United States Patent and Trademark Office.

Chinh E. Chu has served as the Chairman of the Board since GPC’s IPO and, prior to that, as a member of an advisory committee to Holdings and its general partners (the “Advisory Committee”) from May 2005 to February 2010. Mr. Chu has also served as a Director and Vice-President of CapCo I since April 19, 2005. Mr. Chu is a Senior Managing Director in the Blackstone Private Equity Group. Since joining Blackstone in 1990, Mr. Chu has led Blackstone’s investments in Stiefel Laboratories, ReAble Therapeutics’ acquisition of DJ Orthopedics, Biomet, Catalent Pharma Solutions, Alliant, ReAble Therapeutics, Celanese, Nalco, SunGard Data Systems, Nycomed and LIFFE. He has also been involved in Blackstone’s investments in FGIC, Sirius Satellite Radio, StorageApps, Haynes International, Prime Succession/Rose Hills, Interstate Hotels, HFS and Alco Holdings. Mr. Chu is currently a director of Alliant, Healthmarkets, DJO Incorporated, Catalent Pharma Solutions, SunGard Data Systems, Allied Barton, Bank United and Bayview, and previously served on the board of directors of Celanese Corporation. Before joining Blackstone, Mr. Chu worked at Salomon Brothers in the Mergers and Acquisitions Department.

Charles E. Kiernan has served as a member of the Board since GPC’s IPO and, prior to that, a member of the Advisory Committee from July 2002 to February 2010. Prior to this appointment, Mr. Kiernan was the Executive Vice President and a member of the Executive Council for Aramark Corporation from 1998 to 2000, where he served as President of the Food and Support Services unit. Mr. Kiernan was employed by Duracell from 1986 to 1997. He served as the President and Chief Operating Officer of Duracell International Inc. from 1994 to 1997, during which time he also served as a director of the company, and President of Duracell North America from 1992 to 1994. Mr. Kiernan served as a member of the Board of Trustees of the National Urban League.

Gary G. Michael has served as a member of the Board since GPC’s IPO and, prior to that, a member of the Advisory Committee from October 2002 to February 2010. Mr. Michael served as Interim President of the University of Idaho from June 2003 to July 2004. Prior to this position, he served as Chairman of the board of directors and Chief Executive Officer of Albertson’s, Inc., a national food and drug retailer, from February 1991 until his retirement in April 2001. Prior to that, he served as Vice Chairman, Executive Vice President and Senior Vice President of Finance of Albertson’s and served on the board of directors from 1979 until his retirement. Mr. Michael is a past Chairman of the Federal Reserve Bank of San Francisco and is a long-time member of the Financial Executives Institute. He currently serves as a Director of Questar, Inc., IdaCorp, the J.A. and Kathryn Albertson Foundation and The Clorox Company.

Angelo G. Acconcia has served as a member of the Board since GPC’s IPO and, prior to that, a member of the Advisory Committee from March 2009 to February 2010. Mr. Acconcia is an executive in Blackstone’s

Private Equity Group. Since joining Blackstone in 2004, Mr. Acconcia has been involved in the execution of Blackstone’s investments in Allied Barton, Graham Packaging, Kosmos Energy, Nalco, OSUM, TRW Automotive, and Texas Genco. Before joining Blackstone, Mr. Acconcia worked at Morgan Stanley in their Global Energy and Mergers and Acquisitions departments in both the U.S. and Canada and, prior to that, for CIBC in Hong Kong and Canada.

John R. Chiminski has served as a member of the Board since GPC’s IPO. Since March 2009, Mr. Chiminski has served as the President and Chief Executive Officer and as a member of the board of directors of Catalent Pharma Solutions, a provider of advanced technologies and services to pharmaceutical, biotechnology and consumer health companies. Prior to joining Catalent Pharma Solutions, Mr. Chiminski served as the President and Chief Executive Officer of GE Medical Diagnostics. Prior to that appointment, Mr. Chiminski held a variety of senior management positions at GE Healthcare.

Vikrant Sawhney has served as a member of the Board since March 25, 2010. Mr. Sawhney is a Senior Managing Director in the Blackstone Private Equity Group. Mr. Sawhney leads the Private Equity Group’s capital markets activities and also works closely with GSO Capital Partners LP, a credit-oriented alternative asset manager, and the Advisory & Restructuring Group and various other parts of the firm on credit-related matters. Before joining Blackstone in 2007, Mr. Sawhney worked as a Managing Director in the Financial Sponsors Group at Deutsche Bank, where he was responsible for managing the firm’s relationships with Blackstone and several other large private equity firms. Prior to joining Deutsche Bank, Mr. Sawhney was an Associate at the law firm of Simpson Thacher & Bartlett LLP.

Except as described under “Transactions with Related Persons,” there are no arrangements or understandings between any member of the Board or any of our executive officers and any other person pursuant to which that person was elected or appointed as a member of the Board or our executive officer.

The Board of Directors and Certain Governance Matters

The stockholders’ agreement described below under “Transactions with Related Persons” provides that Blackstone has the right to nominate to the Board a number of designees related to the percentage of voting power of all shares of GPC’s capital stock entitled to vote generally in the election of Directors as collectively beneficially owned by Blackstone. Currently, Blackstone has appointed four directors (Messrs. Chu, Sawhney, Acconcia and Chiminski) to the Board. The agreement among the stockholders regarding the appointment of directors will remain until the earlier of a change of control or the last date permitted by applicable law, including any requirements of the NYSE. See “Transactions with Related Persons—Stockholders’ Agreements.”

GPC’s Restated Certificate of Incorporation provides for a classified Board divided into three classes: Charles E. Kiernan and Vikrant Sawhney constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2013 (the “Class I Directors”); Mark S. Burgess and Angelo G. Acconcia constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2011 (the “Class II Directors”); and Chinh E. Chu, Gary G. Michael and John R. Chiminski constitute a class with an original term that expires at the Annual Meeting of Stockholders in 2012 (the “Class III Directors”). Successors to the class of directors whose term expires at any annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders.

Director Independence and Independence Determinations

Under GPC’s Corporate Governance Guidelines and NYSE rules, a director is not independent unless the board of directors affirmatively determines that he or she does not have a direct or indirect material relationship with the company or any of its subsidiaries.

The NYSE independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. The board of directors is also responsible for determining affirmatively, as to each independent director, that no relationships exists which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board will broadly consider all relevant facts and circumstances, including information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to the company and its management. As the concern is independence from management, the Board does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding.

The Nominating and Corporate Governance Committee undertook its annual review of director independence and made recommendation to the Board of its findings. As a result of this review, the Board affirmatively determined that each of Messrs. Kiernan and Michael are independent. Messrs. Burgess, Chu, Sawhney, Chiminski and Acconcia are not considered to be independent directors as a result of their employment with GPC or their affiliation with Blackstone.

The Board has also determined that Messrs. Kiernan and Michael are “independent” for purposes of Section 303A of the Listed Company Manual of the NYSE and Section 10A(m)(3) of the Exchange Act.

Board Committees and Committee Member Independence

The Board manages or directs the business and affairs of the company, as provided by Delaware law, and conducts its business through meetings of the Board and three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table summarizes the current membership of each of the Board’s committees.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Angelo G. Acconcia			X
Mark S. Burgess
John R. Chiminski
Chinh E. Chu		Chair
Charles E. Kiernan	X	X
Gary G. Michael	Chair		Chair
Vikrant Sawhney		X	X

All members of the Audit Committee are “independent,” consistent with GPC’s Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular, including the transitional rules for newly-public companies. GPC expects to add a third new independent member before the one-year anniversary of its IPO so that it will have an Audit Committee consisting of three members, all of which will be independent as such term is defined under the NYSE listing standards and Section 10A(m)(3) of the Exchange Act.

Charles E. Kiernan is the only member of the Compensation Committee who is “independent” as defined by GPC’s Corporate Governance Guidelines and the NYSE listing standards. The other members of the Compensation Committee, Chinh E. Chu and Vikrant Sawhney, are not independent due to their affiliation with Blackstone.

Gary G. Michael is the only member of the Nominating and Corporate Governance Committee who is “independent” as defined by GPC’s Corporate Governance Guidelines and the NYSE listing standards. The other members of the Nominating and Corporate Governance Committee, Angelo G. Acconcia and Vikrant Sawhney, are not independent due to their affiliation with Blackstone.

Director Compensation

GPC does not currently pay the directors who are either employed by us or Blackstone any compensation for their services as directors. The other directors receive quarterly fees as follows:

•	$18,750 for each quarter serving as a director;

•	$4,375 for chairperson of the audit committee and $3,125 for any other member of the audit committee;

•	$3,125 for chairperson of the compensation committee or nominating and corporate governance committee and $1,875 for any other member of such committee; and

•	$1,000 for attendance in person at any regularly scheduled full Board or committee meeting.

GPC will also reimburse other directors for any reasonable expenses incurred by them in connection with services provided in such capacity. The other directors may also receive incentive awards under our corporate incentive plans.

GPC’s directors did not receive any additional compensation for their service as directors for the year ended December 31, 2009.

2009 Advisory Committee Compensation

The table below summarizes the compensation paid to non-employee members of the Advisory Committee for the year ended December 31, 2009. Compensation paid to Mr. Knowlton, who was the Chairman of the Advisory Committee in the year ended December 31, 2009, is presented in the Summary Compensation Table and the related explanatory tables under the section entitled “Executive Compensation.” Prior to GPC’s IPO, the Advisory Committee served solely in an advisory role to the partnership and general partners of Holdings and did not have the power to act for or bind Holdings. Each Advisory Committee member other than those employed by Blackstone earned fees of $18,750 per quarter, plus an additional $1,000 for any quarterly meetings attended in person.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Angelo G. Acconcia (2)	—	—	—
Gregory S. Beutler (2)	—	—	—
Chinh E. Chu (2)	—	—	—
Charles E. Kiernan (3)	77,000	72,378	149,378
Gary G. Michael (3)	77,000	72,378	149,378
James A. Quella (2)	—	—	—

(1)	Charles E. Kiernan and Gary G. Michael received grants of options to purchase 18,907 limited partnership interests at an exercise price equal to $13.40 per unit in Holdings in consideration of their continued service on the Advisory Committee during the year ended December 31, 2009. Amounts represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures). The grant date fair value of an award was calculated utilizing the assumptions discussed in note 18 of the notes to consolidated financial statements included elsewhere in this prospectus.
(2)	Angelo G. Acconcia, Gregory S. Beutler, Chinh E. Chu and James A. Quella are employees of Blackstone and did not receive any compensation for their services as members of the Advisory Committee during the year ended December 31, 2009.
(3)	As of December 31, 2009, Charles E. Kiernan and Gary G. Michael each had 77,520 options to purchase limited partnership interests in Holdings outstanding, of which 58,612 were exercisable.

Messrs. Chu and Quella did not receive any compensation for their services as members of the Board during the year ended December 31, 2009. Mr. Quella has resigned from the Board effective March 25, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation philosophy for our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as of December 31, 2009 (Messrs. Burgess, Bullock, Knowlton and Lennox and Mr. Ashok Sudan, who was the Executive Vice President and General Manager, Global Food and Beverage for us and GPC, until his resignation effective on June 30, 2010, each individually, a “Named Executive Officer” and, collectively, the “Named Executive Officers”) has been driven by the need to recruit, develop, motivate and retain top talent both in the short-term and long-term and to support our values in the areas of people, technology and customer satisfaction. The same compensation philosophy has been applied to all levels of managerial employees from mid-level managers or professionals and above. Exceptions to this principle are generally due to local requirements. Other factors affecting compensation are:

•	annual company performance;

•	impact of the employee’s performance on our results;

•	our objective to provide total compensation that is higher than competitive levels when aggressive company goals are exceeded; and

•	internal equity and external market competitiveness.

Purpose and Philosophy

We follow several principles in the development and administration of the three main elements of our executive compensation program: base salary, annual incentive awards and long-term incentive awards. In establishing executive compensation, we believe that:

•	Our executive compensation programs are aligned with and support the strategic direction of our business;

•	Our compensation programs encourage behavior consistent with our values and reinforce ethical business practices;

•	We design compensation levels to reflect the level of accountability and future potential of each executive and the achievement of outstanding individual results;

•	Our compensation programs link executive compensation to the creation and maintenance of our long-term equity value;

•	As an executive’s level of responsibility increases, the proportion of compensation “at risk” increases; however, executive compensation programs should not encourage excessive or unnecessary risks;

•

Executive ownership in our company is essential to maintaining alignment of the executive’s interests to those of the stockholders, and we plan to set stock ownership guidelines which call for higher levels of ownership as responsibility increases; and

•	The design and administration of our compensation programs will reflect best practices to be financially efficient, affordable and legally compliant.

Administration and Role of Executives in Establishing Compensation

Prior to GPC’s IPO, the managing general partner of Holdings delegated administration of our executive compensation program to the Compensation Committee of the Advisory Committee of Holdings, composed of Charles E. Kiernan and James A. Quella. Following GPC’s IPO, administration of the program has been delegated to the compensation committee of the Board. References to the “Compensation Committee” herein refer, prior to GPC’s IPO, to the compensation committee of the Advisory Committee of Holdings, and after the IPO, to the compensation committee of the Board of GPC.

Our chief executive officer and head of our Human Resources department provide recommendations regarding the design of our compensation programs to the Compensation Committee. Upon the Compensation Committee’s approval, the execution of the elements of the executive compensation programs is the responsibility of the Human Resources department. The Compensation Committee has utilized an independent consulting firm with respect to executive compensation matters in the past.

Compensation Consultants and Benchmarking Data

Neither we nor the Compensation Committee currently have any contractual relationships with any compensation consultants. From time to time, we, through our Human Resources function, have worked with a compensation consultant to ascertain best practices and market trends in the design of executive compensation programs. The Compensation Committee did not use a compensation consultant in connection with setting 2009 executive compensation. However, the Compensation Committee has considered general comparative marketplace compensation data (which includes data from the 250 largest U.S. companies in the Standard & Poor’s 500 Index) obtained from our past compensation consultant to enhance its understanding of current general marketplace practices.

Elements of Our Executive Compensation and Benefits Programs

Consistent with the philosophy that compensation to the executive officers should be aligned closely with our short and long-term financial performance, a portion of executive compensation is “at risk” and is tied to the attainment of previously established financial goals. However, we believe that it is prudent to provide competitive base salaries and other benefits to attract and retain the appropriate management talent in order to achieve our strategic objectives. Accordingly, we provided compensation to our Named Executive Officers in the year ended December 31, 2009 through a combination of the following:

•	base salary;

•	annual cash incentives;

•	limited perquisites; and

•	long-term equity incentives (equity option awards).

In March 2010, the Compensation Committee approved our Long Term Incentive Plan, which is described in more detail below.

Relative Size of Major Compensation Elements

The combination of base salary, annual cash incentives, limited perquisites and long-term equity incentives comprises total direct compensation. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to a Named Executive Officer and the form of that compensation. The Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of both annual and long-term financial and non-financial objectives.

The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on annual results more closely aligns the executive officer’s interests with those of the owners. For superior performance, annual cash incentive awards pay out at above targeted levels and for below-target performance, awards pay out at below target levels or not at all. At the beginning of each year, as part of our normal performance review, the chief executive officer recommends to the Compensation Committee adjustments to base salary and annual incentive awards for executive officers. The Compensation Committee approves all compensation adjustments for executive officers.

Named Executive Officers have a substantial portion of compensation that is variable and “at risk.” The portion of variable, performance-based compensation increases directly with the executive’s level of responsibility to ensure that the most senior executives are held most accountable for operating performance and changes in owner value. Performance-based pay programs comprise the majority of the total direct compensation packages for most of the Named Executive Officers.

The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual cash incentives, perquisites and long-term equity incentives to best fit a Named Executive Officer’s specific circumstances. For example, the Compensation Committee may make the decision to award more cash and not grant an equity award. This provides more flexibility to the Compensation Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the vesting required for equity options. The Compensation Committee may also increase the size of equity option grants to an executive officer if the total number of career equity option grants does not adequately reflect the executive’s current position with us or if an above-market compensation package is necessary to attract and retain critical talent.

Timing of Compensation Decisions

All elements of the Named Executive Officers’ compensation are reviewed each March or April, after a review of financial, operating and personal objectives with respect to the prior year’s results. At that time, the financial, operating and personal objectives are determined for the current year. The Compensation Committee may, however, review salaries, long-term equity incentives and other elements of compensation at other times as the result of new appointments, promotions or other events during the year.

The following table summarizes the approximate timing of significant compensation events:

Event	Timing
Base salary review and recommendation.	April of the fiscal year for base salary for the current year.

Executive performance evaluation and corresponding compensation recommendations.	Results approved in February of each fiscal year for annual cash incentive with respect to prior year. Earned incentive paid in March.

Merit increases for executives.	Effective first pay period in June.

Granting of equity options to executives.	No set period.

Compensation Committee meetings.	Compensation Committee typically meets quarterly.

Establish executive officer financial objectives.	First quarter of each year for the current year.

Establish executive officer personal objectives.	First quarter of each year for the current year.

Base Salary

Base salaries for Named Executive Officers are generally fixed for several years, except for annual merit increases or increases in connection with a change in responsibility. Base salary adjustments to ensure market competitiveness for Messrs. Sudan and Lennox (other than in connection with annual merit increases) were last reviewed in 2004, in connection with a market survey of comparable companies completed by Mercer Human Resource Consulting for us (the “2004 Survey”). Messrs. Knowlton, Burgess and Bullock were not employed by us at the time of the 2004 Survey, but upon their employment with us, their salaries were negotiated to be comparable to the former executive officers of the same positions at the company. The base salary of Mr. Burgess was adjusted upon assuming the position of chief executive officer on January 1, 2009 and is reflected in Mr. Burgess’ amended and restated employment agreement described under “—Employment Agreements.”

The Compensation Committee has determined in the past that Named Executive Officers should generally receive only annual merit increases to their salaries that are equal to those increases that are implemented on a company-wide basis. The Compensation Committee annually reviews base salary for executive officers and makes adjustments only when necessary based on executive and company performance.

There are occasions when a base salary can be reduced, such as when a Named Executive Officer moves to a position of lesser responsibility in the organization. Alternatively, base salary can be frozen for a number of years until it falls in line with comparable positions. This type of adjustment will depend on individual situations.

Annual Incentive Compensation

Cash incentive awards may be earned under our Corporate Incentive Plan (“CIP”), a component of our Annual Incentive Plan (“AIP”), and will be paid to participants in March of the following year.

The CIP’s design objectives are:

•	to reinforce among all participants the importance of their individual and collective contributions to our continued success;

•	to encourage initiative and sound judgment among participants in all business decisions and in the day-to-day execution of their jobs;

•	to link executive compensation to particular elements of our financial performance; and

•	to encourage teamwork and improve our overall return on investment.

The CIP provides cash incentive awards to Named Executive Officers and other executive and management employees for achieving and exceeding annual, company-wide financial goals, business unit specific financial goals and individual performance goals. In cases of exceptional and/or extraordinary performance, a CIP award may be adjusted upwards or downwards to provide bonuses higher or lower than those that would otherwise be payable under the CIP.

Each participant in the CIP has a bonus potential, computed as a percentage of salary, based on job level. Such bonus potential target for Named Executive Officers ranged between 100% and 180% of their respective salaries in 2009. The CIP also provides for maximum bonuses equivalent to 120% of bonus potential target in 2009 based on exceeding the CIP targets. Such maximum bonuses for Named Executive Officers range between 120% and 216% in 2009 of their respective salaries. These bonus target percentages have been established by the Compensation Committee after negotiation with our management team. Based upon its knowledge of our industry, the Compensation Committee is convinced that these ranges will provide for meaningful motivation of our management team in a manner that will influence their behavior towards the achievement of our most important business goals.

For 2009, CIP goals and targets for Messrs. Burgess, Knowlton and Bullock and their respective weightings were Covenant Compliance EBITDA, with a target of $442.7 million (60%), and free cash flow, with a target of $120 million (40%). Free cash flow for a period is defined as cash flow from operations during that period minus cash paid for capital expenditures during that period. If we were to achieve less than $420 million and $110 million in Covenant Compliance EBITDA and free cash flow, respectively, in 2009, each of those Named Executive Officers would have received 0% of his bonus potential with respect to the respective components. If we were to achieve $447 million and $145 million in Covenant Compliance EBITDA and free cash flow, respectively, in 2009, each of those Named Executive Officers would have received 120% of his bonus potential with respect to the respective components. To ensure focus on specific business unit results, the targets for Messrs. Lennox and Sudan and their respective weightings are Covenant Compliance EBITDA, with a target of $442.7 million (15%), respective business unit adjusted EBITDA (40%), respective business unit sales (25%) and other respective business unit goals (20%). The business unit adjusted EBITDA targets for 2009 were set at a challenging level. For example, if the business unit adjusted EBITDA targets for the year ended December 31, 2009 had been a component of the CIP in the five years preceding the year ended December 31, 2009, the target for the year ended December 31, 2009 would have been met based on actual historical performance during each of those years in only one out of the five years for Mr. Lennox and in zero years for Mr. Sudan. For Messrs. Lennox and Sudan, the business unit sales factors are subjective factors, and performance in respect of those factors was based on evaluations by our chief executive officer of a variety of sales objectives, such as growth in adjacent markets, the engagement of new customers and the further penetration of the existing customer base. The other business unit goals comprising Messrs. Lennox and Sudan’s bonus target were based on a variety of individually immaterial factors, including capital expenditures spending, inventory management and productivity measures. For more information on the calculation of Covenant Compliance EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Actual amounts paid under the 2009 CIP were calculated by multiplying each Named Executive Officer’s base salary by his bonus potential percentage, adjusted by an achievement factor representing our actual achievement under each component as detailed in the following tables.

Salary	X	Bonus Potential Percentage	=	Bonus Potential Target

Bonus Potential Target	X	Achievement Factor	=	Actual Bonus Paid

The calculation of amounts payable under the CIP in 2009 are demonstrated in the table below. Actual amounts paid are also reflected in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation” under the “2009” designation.

	2009 Salary	Bonus Potential Percentage	Bonus Potential Target	Achievement Factor (1)	Actual Bonus Paid
Knowlton	$826,884	180.0%	$1,488,391	120%	$1,786,069
Burgess	750,000	180.0%	1,350,000	120	1,620,000
Bullock	420,000	100.0%	420,000	120	504,000
Lennox	267,375	113.0%	302,133	102.9	310,864
Sudan	354,859	133.0%	471,962	104.3	492,421

(1)	The “achievement factor” for each Named Executive Officer is calculated by adjusting the achievement of our company against pre-determined targets for each component by the respective weights given to each component. The weightings of the components for the 2009 CIP and actual results with respect to each component are set forth in the table below.

2009 Components of Bonus Potential	Weighting of Component	Actual Achievement of Component (0%-110%)	Resulting Achievement Factor
Messrs. Knowlton, Burgess and Bullock:
Covenant Compliance EBITDA	60%	120.0%	72.0%
Corporate Cash Flow	40	120.0	48.0
Total	100%		120.0%

Mr. Sudan:
Covenant Compliance EBITDA	15%	120.0%	18.0%
Business Unit Adjusted EBITDA	40	111.0%	44.4
Business Unit Sales	25	110.0	27.5
Other Business Unit Goals	20	71.5	14.4
Total	100%		104.3%

Mr. Lennox:
Covenant Compliance EBITDA	15%	120.0%	18.0%
Business Unit Adjusted EBITDA	40	106.0	42.4
Business Unit Sales	25	95.0	23.8
Other Business Unit Goals	20	93.5	18.7
Total	100%		102.9%

An Incentive Plan Committee, comprised of the Chief Executive Officer, Chief Financial Officer and Senior Vice President, Global Human Resources, reviewed our goals and designated position eligibility and relative target awards under the 2009 CIP. The senior vice president, global human resources was responsible for administering and maintaining the 2009 CIP and the Incentive Plan Committee reviewed documentation justifying discretionary awards. The Incentive Plan Committee has reviewed and approved all terms and conditions of the 2009 CIP.

The Incentive Plan Committee had the sole discretion to include or exclude certain financial costs or benefits in the calculation of financial targets used in the 2009 CIP. In cases of exceptional and/or extraordinary performance based on the sole discretion of our chief executive officer, the Incentive Plan Committee reserves the right to award bonuses greater than those that would otherwise be payable under the 2009 CIP. Additionally, the 2009 CIP provides for a discretionary incentive pool for rewarding selected participants for exemplary performance. The Incentive Plan Committee also reserves the right to award bonuses that are less than those defined by this program, including the right not to award a bonus in a given year to any individuals.

Participation in the CIP does not give any employee the right to be retained in the service of our company, or our subsidiaries, or any right to claim any benefit under the program unless such right had specifically accrued under the terms of the program.

From time to time, we may grant discretionary bonuses to executive officers in recognition of exemplary service. In the year ended December 31, 2009, we paid Mr. Sudan an incentive payment of $28,000 for extraordinary performance on sales improvement goals and international market expansion goals.

In addition, in the year ended December 31, 2009, discretionary bonuses were awarded under the 2009 CIP to a group of senior business unit and corporate employees, including Messrs. Sudan and Lennox in respect of their efforts in driving company performance during 2009. These bonuses will be paid in March of 2011 conditioned on the employee’s continued employment through the date of payment and payment will not be accelerated in the event the employee is terminated prior to that date. As a result of Mr. Sudan’s resignation effective June 30, 2010, he will not be eligible to receive this payment.

Long Term Incentive Compensation

In March 2010, the Compensation Committee approved our Long Term Incentive Plan (the “LTIP”). The LTIP is designed to encourage results-oriented actions on the part of select vice-presidents, general managers, and directors of the company that will drive the achievement of specific business objectives. Under the LTIP, the company’s Compensation Committee or its delegate will make a grant of performance share units to selected eligible employees. Each of those units represent one share of GPC’s common stock. The number of the units issued to a participant will be increased or decreased at the end of a two year performance period depending upon our level of achievement over the performance period of the performance goals established by the Compensation Committee at the beginning of the performance period. At the end of the performance period, each LTIP unit will be satisfied in cash or stock (payable from shares authorized under our 2010 Stock Plan), at the discretion of the Compensation Committee. In order to receive payment under the LTIP, participants must be employed by the Company on the date that the Compensation Committee certifies attainment of the performance goals. Upon a change in control, all LTIP awards will become fully vested and payable at the maximum amount.

In consideration of receiving the LTIP award, each participant agrees to (a) certain limitations on disclosing confidential information, (b) post-termination restrictions on non-solicitation and non-competition for a period of 15 months following the Participant’s termination from the company and (c) return of company property upon termination of employment. The company will be entitled to repayment of the LTIP award from the Participant upon any violation of the above referenced agreements made in consideration of the LTIP award, and the company may also be entitled to repayment of the LTIP award from the participant if the participant is terminated for Cause within 6 months of receiving the LTIP award.

For the 2010/2011 performance period, Messrs. Lennox and Sudan were each granted 10,000 units under the LTIP. As a result of Mr. Sudan’s resignation effective June 30, 2010, he will not be eligible to receive payment under the LTIP because he will not be employed by the Company on the date that the Compensation Committee certifies attainment of the performance goals.

Equity Options

Equity options are a vital piece of our total compensation package and are designed to support our long-term strategy, provide a mechanism to attract and retain talent and to create a commonality of interest between management and our owners. Responsibility for option grants under our equity option and incentive plans has been delegated to the Compensation Committee. The Compensation Committee has made grants of equity options as a reward for demonstrated performance and leadership, in connection with the appointment of executive officers (including Named Executive Officers) and to provide incentives for future exceptional performance. The size of equity option grants increases with the level of responsibility of the executive position.

With respect to our Named Executive Officers, the most recent equity grants prior to the end of 2009 for Messrs. Lennox and Sudan were made in connection with the 2004 acquisition of O-I Plastic and were made in connection with grants on a company-wide basis. With respect to Messrs. Knowlton, Burgess and Bullock, equity grants were made in connection with their appointment to our company (and in the case of Mr. Burgess, in connection with his appointment as Chief Executive Officer at the beginning of 2009) and were a result of negotiations of their respective employment arrangements. Participating in that negotiation were members of the Compensation Committee who on a regular basis participate in negotiations with executives at other private equity portfolio companies and are experienced and knowledgeable in the levels of equity grants required to retain executives. As a privately held company, equity grants were not part of the annual compensation package of any of the Named Executive Officers.

Options to purchase limited partnership interests in Holdings have been granted under the terms of the Graham Packaging Holdings Company Management Option Plan (the “1998 Option Plan”), the 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Option Plan”) and the 2008 Graham Packaging Holdings Company Management Option Plan (the “2008 Option Plan” and, collectively with the 1998 Option Plan and the 2004 Option Plan, the “Holdings Option Plans”). Options to purchase common stock of the company have been granted under the Graham Packaging Company Inc. 2010 Equity Compensation Plan (the “2010 Stock Plan” and collectively with the Holdings Option Plans, the “Plans”). No options were granted under the 2010 Stock Plan in the year ended December 31, 2009. The company intends to make all future grants of equity awards under the 2010 Stock Plan, and there will be no further grants of options under the Holdings Option Plans.

In general, options awarded under the 1998 Option Plan vest according to either a time-based component or time-based and performance-based components as follows: 50% of the options vest and become exercisable in 20% increments annually over five years, so long as the holder of the option is still an employee on the vesting date, and 50% of the options vest and become exercisable in 20% increments annually over five years, so long as we achieve specified adjusted EBITDA targets for each year, although these options do become exercisable in full without regard to our achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date. The Covenant Compliance EBITDA target for 2009 was $442.7 million.

In general, time-based options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the option is still an employee on the vesting date, and in limited circumstances, options have been granted under the 2004 Option Plan and the 2008 Option Plan with vesting subject to the additional requirement of the achievement of a Covenant Compliance EBITDA target. See “—Option Awards” below. In some circumstances, options have been granted under the 2008 Option Plan that vest contingent upon the employee’s continuous employment with us and the sale by Blackstone of its entire interest in us, with the vesting percentage based upon the multiple of invested capital Blackstone achieves in such a sale (“MOIC options”). In early 2010, we amended these “MOIC” options to provide that the options will vest in accordance with the multiple of the invested capital Blackstone achieves if the employee remains continuously employed with us through the date on which Blackstone sells 75% of its interest in us. Employees can also qualify for additional vesting if Blackstone achieves additional multiple of invested capital milestones upon subsequent sales of its interest in us provided that those employees remain employed through a date that precedes such subsequent sale by three months or less.

Generally, upon a holder’s termination, all unvested options are forfeited and vested options must be exercised within 90 days of the termination event, with variations based on the circumstances of termination. Mr. Knowlton served as our Chief Executive Officer from December 2006 until December 2008 and as the Executive Chairman of the Advisory Committee from that time until December 2009. In recognition of Mr. Knowlton’s service to our company, the nature and timing of GPC’s IPO and additional covenants by Mr. Knowlton, we recently amended Mr. Knowlton’s remaining vested options to permit him to exercise his options for up to 240 days after his December 31, 2009 termination date. Mr,.Sudan has resigned from the Company effective June 30, 2010. He currently holds vested options under the Holdings Option Plans and unvested options under the 2010 Stock Plan. Given his resignation, Mr. Sudan will have 90 days from his termination date to exercise all vested options held under the Holdings Option Plans. No portion of Mr. Sudan’s option to purchase shares under the 2010 Stock Plan had vested by the date of his termination. Accordingly, the options granted to Mr. Sudan under the 2010 Stock Plan terminated coincident with his termination from the Company. None of Mr. Sudan’s unvested options under either the Holdings Option Plans or the 2010 Stock Plan will accelerate in connection with his resignation.

Options awarded under the Holdings Option Plans have a term of ten years. In the past, we have amended the terms of specified options to extend their terms. See the footnotes to the Outstanding Equity Awards at 2009 Fiscal Year End table for more information.

In order to permit our employees to obtain marketable securities upon the exercise of their options to purchase units in Holdings under any of the Holdings Option Plans, we permit any of our employees who hold these options to enter into an exchange agreement with us. Under the exchange agreement, option holders will have the right to exchange the partnership units that they obtain through the exercise of their options for shares of publicly traded common stock. Pursuant to the terms of the Management Exchange Agreement, option holders have agreed not to directly or indirectly sell any of GPC’s shares that they may hold for a period of 180 days following GPC’s IPO.

For further information on grants of equity options in 2009, see “—2009 Grants of Plan-Based Awards” and “—Option Awards.”

In early 2010, in connection with GPC’s IPO, we granted additional unvested options to acquire shares of GPC’s common stock under the 2010 Stock Plan to certain members of our management, including certain of our Named Executive Officers. These options will vest in 25% increments over a period of four years and, once vested, generally will remain exercisable for a period of up to ten years from the date of grant, subject to the recipient’s continued employment with us (with limited post-termination exercise periods varying based upon the circumstances of termination). All unvested options granted in connection with the IPO will vest fully and immediately upon a change of control of our company. The exercise price per share of these options is equal to the IPO price per share of $10. We granted these stock options to acquire the following number of shares: Mr. Burgess 347,136 shares; Mr. Bullock 117,603 shares, Mr. Lennox 65,418 shares and Mr. Sudan 78,275 shares. As described above, Mr. Sudan’s option to acquire 78,275 shares under the 2010 Stock Plan terminated in connection with his resignation from the Company, effective June 30, 2010.

On June 30, 2010, in connection with Mr. Lennox’s appointment as our Senior Vice President, General Manager Food and Beverages, we granted him unvested options to acquire 40,000 shares of GPC’s common stock under the 2010 Stock Plan. These options will vest in 25% increments over a period of four years and, once vested, generally will remain exercisable for a period of up to ten years from the date of grant, subject to the recipient’s continued employment with us (with limited post-termination exercise periods varying based upon the circumstances of termination). All unvested options will vest fully and immediately upon a change of control of our company. The exercise price per share of these options is $11.97.

Benefits

Retirement Benefits

In line with our aim to encourage long-term service and promote retention, a 401(k) plan is made available to all U.S. employees, including Named Executive Officers. We believe that both current compensation and longer-term benefit plans are important elements of the compensation package. Effective January 1, 2009, the 401(k) plan provides a non-elective cash contribution of 3% of base salary and a 50% company match up to 4% of base salary, up to the statutory maximum.

Effective December 31, 2006, we froze our defined benefit pension plans for specified salaried and hourly employees, including several Named Executive Officers, and implemented the non-elective 401(k) benefit described above.

Pursuant to Mr. Knowlton’s employment agreement, as amended on December 18, 2008, Mr. Knowlton became eligible on December 31, 2009 for an annual retirement payment of $640,000 for 10 years payable on January 31 of each of the ten years following that date.

Pension Plans

In the year ended December 31, 2009, we maintained a noncontributory, defined benefit pension plan for salaried and hourly employees other than employees covered by collectively bargained plans. We also sponsored other noncontributory defined benefit plans under collective bargaining agreements. These plans covered substantially all of our U.S. employees. The defined benefit plan for salaried employees and hourly employees, including several Named Executive Officers, provides retirement benefits based on the final five years average compensation and years of service for salaried employees, while providing benefits based on years of service for hourly employees. Employees are eligible for early retirement benefits at age 55, provided that they have provided 10 years of eligible service. This plan was frozen as of December 31, 2006. As a result, the maximum years of service a participant can earn for benefit accrual is 18 years under the current plan benefit formula, excluding any employees who carried over accrued benefits from a predecessor plan. See note 14 of the notes to consolidated financial statements for information regarding our pension plans.

The compensation covered by the defined benefit plan is an amount equal to “Total Wages” (as defined therein) for salaried employees. This amount includes the annual Salary and Bonus amounts shown in the Summary Compensation Table for the Named Executive Officers who participated in the plan. Messrs. Knowlton and Burgess accrued no years of service at the time the plan was frozen. Currently, no Named Executive Officers are eligible for early retirement benefits. Benefits under the plan are computed on the basis of straight-life annuity amounts.

Other Benefits

We also provide other benefits, such as medical coverage and life and disability insurance. Named Executive Officers are eligible for the same benefits provided to other employees, including medical coverage and life and disability insurance, as well as supplemental plans chosen and paid for by employees who wish additional coverage. There are no special insurance plans for Named Executive Officers. We also provide limited perquisites to executive officers, such as relocation assistance, housing subsidies and an executive automobile allowance.

In accordance with his employment agreement, we paid Mr. Knowlton’s transportation expenses on an after-tax basis in the year ended December 31, 2009. Mr. Knowlton commuted out of state to spend some weekends at a family home and to the company or other locations for company business on a regular basis. We offered this benefit in order to entice an executive of Mr. Knowlton’s experience to become our Chief Executive Officer. We chartered a plane for Mr. Knowlton’s use, paid the charter expenses directly and treated the amount of those expenses as compensation to Mr. Knowlton. For more information on the computation of Mr. Knowlton’s transportation benefit, please see the footnotes to the Summary Compensation Table.

During and prior to the year ended December 31, 2009, we had loans outstanding to Mr. Sudan and several other current and former members of management. These loans were made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. On October 30, 2009, Mr. Sudan repaid his outstanding loans in full.

Severance and Change of Control Benefits

Named Executive Officers may receive payments under severance and change of control provisions of their employment agreements designed to offer incentives and retain executive officers during a potential, or following an actual, change of control of our company, including a change in ownership, structure or other material change that could potentially affect us. Several of our employment agreements with our Named Executive Officers contain a non-competition and non-solicitation provision that is effective during employment and for a specified time after the executive’s employment is terminated. Our change of control and severance benefits are designed to be competitive with those available to similarly situated executives at comparable companies.

Generally, if an executive’s employment terminates due to disability or death, or if the executive is terminated for cause or resigns without good reason, then the executive or the executive’s beneficiary is entitled to accrued and unpaid base salary, vacation and business expenses and a pro-rated annual bonus (upon a termination due to death or disability only). If an executive is terminated without cause, resigns with good reason or in contemplation or as a result of a change of control, the executive may be entitled to additional benefits. See “—Potential Payments Upon Termination or Change of Control” below.

In March 2010, the Compensation Committee approved new severance plans, designed to make the severance arrangements across various classes of the company more uniform. Messrs. Burgess, Bullock and Lennox are eligible for our Class A Executive Severance Plan. Although Mr. Sudan was initially designated as a Class A Executive for purposes of this arrangement, he is not eligible for benefits due to the nature of his resignation. As described below in more detail under “—Potential Payments Upon Termination or Change of Control,” that plan offers severance benefits in certain circumstances in lieu of severance benefits under the executive’s employment agreement if the severance benefits available under the Class A Executive Severance Plan are greater than those available under the executive’s employment agreement.
Employment Agreements

We entered into employment agreements with certain Named Executive Officers. See “—Employment Agreements” below, following the Summary Compensation Table.

Transaction Bonuses

In connection with GPC’s IPO, we paid discretionary transaction bonuses to each of the following Named Executive Officers, in recognition of their efforts in connection with the IPO, in the following amounts: Mr. Burgess ($1,500,000), Mr. Bullock ($500,000), Mr. Lennox ($50,000) and Mr. Sudan ($27,000). We also paid Mr. Knowlton $750,000 in appreciation of his efforts toward the consummation of the IPO as well as to obtain a twelve-month extension of his noncompete agreement and a release of any claims that he may have against us or our affiliates.

Retention Bonuses

In connection with GPC’s IPO, we entered into retention bonus agreements with Mr. Burgess and Mr. Bullock. Under these agreements, Mr. Burgess will receive $550,000 and Mr. Bullock will receive $190,000 on each of December 31, 2010, December 31, 2011, and December 31, 2012, if they are employed by us on those dates. In the event that employment is terminated by us without cause or by the executive for good reason before all of the payments under the retention agreement has been made, all of the future payments will be accelerated and immediately paid to the executive.

Summary Compensation Table

The following table sets forth all compensation paid to our chief executive officer, our chief financial officer, our three other most highly compensated executive officers who were serving as of December 31, 2009 for the years ended December 31, 2007, 2008 and 2009, and their respective titles. These individuals are referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Warren D. Knowlton	2009	839,546	—		—	1,786,069	—	6,623,246	(5)	9,248,861
Former Chief Executive Officer and Former Executive Chairman of the Advisory Committee (4)	2008	803,380	—		—	1,530,330	—	770,714		3,104,424
	2007	770,921	3,000,000	(6)	—	1,360,815	—	854,975		5,986,711

Mark S. Burgess	2009	756,896	—		141,209	1,620,000	—	130,026	(7)	2,648,131
Chief Executive Officer	2008	549,393	—		—	1,110,432	—	133,658		1,793,483
	2007	475,110	—		—	855,393	—	319,847		1,650,350

David W. Bullock	2009	273,591	—		389,742	504,000	—	243,740	(8)	1,411,073
Chief Financial Officer (4)

Peter Lennox	2009	271,476	34,710	(9)	—	310,864	3,880	19,658	(10)	640,588
Senior Vice President, General Manager Food and Beverages	2008	260,310	—		—	326,778	9,254	22,225		618,567
	2007	252,567	—		—	271,703	1,791	18,499		544,560

Ashok Sudan	2009	360,293	145,150	(12)	—	492,421	20,533	29,988	(13)	1,048,385
Former Executive Vice President and General Manager, Global Food and Beverage (11)	2008	345,836	—		195,325	420,106	43,003	32,613		1,036,883
	2007	336,004	—		—	411,184	15,437	28,696		791,321

(1)	Represents the grant date fair value calculated in accordance with the accounting standards for share-based compensation (excluding the effect of estimated forfeitures) with respect to equity option awards granted in 2009, 2008 and 2007. The grant date fair value of an award was calculated utilizing the assumptions discussed in note 18 of the notes to consolidated financial statements included elsewhere in this prospectus. Amounts for Mr. Sudan in 2008 include compensation cost related to the extension of options granted under the 1998 Option Plan for an additional ten years, pursuant to Amended and Restated Option Unit Agreements, such that the options expire in 2018. Amounts for Messrs. Lennox and Sudan also include compensation cost related to the exchange of options granted pursuant to the 2004 Option Plan for options pursuant to the 2008 Option Plan, as further described in the footnotes to the Outstanding Equity Awards at 2009 Fiscal Year End table below.
(2)	Amounts reflected for the years 2007, 2008 and 2009 represent incentive compensation under the CIP earned in 2007, 2008 and 2009, respectively, and paid in 2008, 2009 and 2010, respectively.
(3)	Represents the aggregate change in actuarial present value of accumulated pension benefits over the specified years, using the same pension plan measurement data used for financial statement reporting purposes.
(4)	Warren D. Knowlton served as our Chief Executive Officer until December 31, 2008, and served as the Executive Chairman of the Advisory Committee from that date until December 31, 2009. Mr. Bullock joined our company as Chief Financial Officer on May 5, 2009.

(5)	Includes the vesting of a right to receive $640,000 annual retirement payment for ten years pursuant to Mr. Knowlton’s employment agreement, as amended. Also includes a housing subsidy in the amount of $75,160, transportation costs reimbursed per Mr. Knowlton’s employment agreement in the amount of $95,655, reimbursement for financial planning services in the amount of $35,342, contributions to our 401(k) plan and amounts attributable to group term life insurance. The $95,655 paid by our company in respect of Mr. Knowlton’s transportation in 2009 was composed of $55,528 in direct fees for charter flights and $40,127 in tax gross-up, the $75,160 paid by our company in respect of Mr. Knowlton’s housing subsidy in 2009 was composed $43,200 in direct fees for housing and $31,960 in tax gross-up, and the $35,342 paid by our company in respect of Mr. Knowlton’s financial planning services in 2009 was composed of $21,000 in direct fees for financial planning services and $14,342 in tax gross-up, in each case computed by dividing the respective direct fees by one minus the combined incremental federal and state tax rate of Mr. Knowlton (approximately 42%).
(6)	Represents a $3,000,000 signing bonus awarded under Mr. Knowlton’s employment agreement.
(7)	Includes a housing subsidy in the amount of $103,064, contributions to our 401(k) plan in the amount of $12,250, reimbursement of country club dues, car allowance and amounts attributable to group term life insurance. The $103,064 paid by our company in respect of Mr. Burgess’ housing subsidy in 2009 was composed of $60,000 in direct fees for housing and $43,064 in tax gross-up, computed by dividing the direct housing fees by one minus the combined incremental federal and state tax rate of Mr. Burgess.
(8)	Includes relocation costs reimbursed in the amount of $243,525 and amounts attributable to group term life insurance, including direct costs of $228,599 in direct fees for relocation and $14,926 in tax gross-up, computed by dividing the direct fees for relocation considered to be compensation for income tax purposes ($65,752) by one minus the combined incremental federal and state tax rate of Mr. Bullock. The additional $162,847 paid for Mr. Bullock’s relocation was pursuant to a company-wide relocation program generally available to employees.
(9)	Represents Mr. Lennox’s incentive payments made in the year ended December 31, 2009 which will be payable in March 2011, conditioned on Mr. Lennox’s continued employment through that date. See “—Annual Incentive Compensation.”
(10)	Includes contributions to our 401(k) plan in the amount of $12,066, amounts attributable to group term life insurance and car allowance.
(11)	Mr. Sudan resigned from the Company effective June 30, 2010.
(12)	Represents Mr. Sudan’s incentive payments made in the year ended December 31, 2009, $28,000 of which was received in 2009. See “—Annual Incentive Compensation.”
(13)	Includes contributions to our 401(k) plan in the amount of $12,250, amounts attributable to group term life insurance, car allowance and reimbursement of country club dues.

2009 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards in the year ended December 31, 2009 to the Named Executive Officers.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Warren D. Knowlton				1,488,391	1,786,069
Mark S. Burgess				1,350,000	1,620,000
	6/17/09	(3)				0	189,072	189,072		6.64	141,209
David W. Bullock				420,000	504,000
	5/5/09	(3)				0	151,258	151,258		6.64	105,839
	5/5/09								151,258	6.64	283,903
Peter Lennox				302,133	350,474
Ashok Sudan				471,962	547,476

(1)	The Named Executive Officers were eligible for the following target annual bonuses in 2009 under our 2009 CIP: Messrs. Knowlton and Burgess, 180% of their respective base salaries; Mr. Bullock, 100% of base salary, Mr. Lennox, 113% of base salary, and Mr. Sudan, 133% of base salary. For more information on the calculations of amounts payable under the CIP, see “—Compensation Discussion and Analysis—Annual Incentive Compensation.”
(2)	We determine the fair value for the option awards by using the Black-Scholes model for time-based and performance-based awards and a lattice model for awards that have performance and market conditions, as our liquidity event awards have. The key inputs for the models are the stock price at the date of grant, volatility and the expected term of the option. Because we did not have publicly traded stock at the date of the grants described above, we valued our partnership units based on a weighting of several factors, including a market multiple (weighted 40% in 2009) and discounted cash flows (weighted 40% in 2009) and recent comparable transactions, including acquisitions and/or public offerings (weighted 20% in 2009), discounted to reflect the fact that our partnership units were not publicly traded at that time.
(3)	Represents MOIC options. See “—Option Awards” for more information on the MOIC options.

Employment Agreements

We entered into employment agreements on March 28, 2007, effective December 4, 2006, with Mr. Knowlton and Mr. Burgess. Mr. Knowlton’s agreement, as amended on December 18, 2008, provided for his employment as Executive Chairman of the Advisory Committee, effective December 31, 2008, through December 31, 2009. Mr. Burgess’ agreement, as amended on December 18, 2008, provided for his employment as our Chief Executive Officer, effective January 1, 2009, through December 4, 2009. We entered into an amended and restated employment agreement with Mr. Burgess effective January 20, 2010. Mr. Burgess’ employment agreement provides for his employment as our Chief Executive Officer through January 20, 2013. Mr. Burgess’ term of employment automatically extends for additional successive one-year periods, unless our company or Mr. Burgess elects to terminate the agreement at least 90 days prior to the end of any of these employment periods. Mr. Knowlton’s employment terminated on December 31, 2009.

Under their agreements, Mr. Knowlton received an annual base salary of at least $750,000 and Mr. Burgess will receive an annual base salary of at least $750,000. Each executive will be eligible to receive annual cash incentive awards in accordance with our cash bonus plans. The agreements provide that Mr. Knowlton and Mr. Burgess are each eligible for a target annual cash incentive award equal to 180% of their respective base salaries, subject to achievement of performance criteria. Pursuant to his agreement, Mr. Burgess received a one-time cash bonus of $75,000 in December 2006. Upon joining us, Mr. Knowlton became eligible to receive a deferred signing bonus of $3,000,000 contingent upon his continued employment and payable in four equal quarterly installments of $750,000 on the three-, six-, nine- and twelve-month anniversaries of his hire date. Upon starting employment, Mr. Knowlton and Mr. Burgess each received options to purchase limited partnership interests in Holdings. Specifically, Mr. Knowlton received (i) a time-vesting option to purchase 1,118,173 limited partnership interests in Holdings that vests over a four-year period based upon Mr. Knowlton’s continued employment and (ii) MOIC options to purchase 559,275 limited partnership interests in Holdings. Mr. Burgess received (i) a time-vesting option to purchase 419,362 limited partnership interests in Holdings one-half of which vests over a four-year period based upon Mr. Burgess’ continued employment and the other half of which vests over the four-year period based upon his continued employment and the attainment of certain performance goals established by our company and (ii) MOIC options to purchase 279,449 limited partnership interests in Holdings. See “—Option Awards” below for more detail on the vesting provisions of the options granted to Messrs. Knowlton and Burgess. Mr. Burgess may also receive future equity grants under our equity incentive program consistent with other senior executives and competitive pay practices generally. Upon his separation from our company, Mr. Knowlton’s unvested options to purchase limited partnership interests in Holdings were cancelled. Mr. Knowlton has 240 days from December 31, 2009 to exercise any vested options to purchase limited partnership interests in Holdings.

Pursuant to Mr. Knowlton’s employment agreement, as amended on December 18, 2008, Mr. Knowlton is eligible for an annual payment of $640,000 for 10 years following his separation of employment. Mr. Knowlton vested in this benefit on December 31, 2009. The retirement payment will be paid on January 31 of each of the ten years following that date.

The agreements of Mr. Knowlton and Mr. Burgess also provide for their participation in all employee compensation plans and welfare benefit plans generally available to our other senior executives. Each executive will receive reimbursement of all reasonable business expenses, fringe benefits, office and support staff and vacation benefits in accordance with our plans, policies and practices and in a manner comparable to other senior executives and Mr. Burgess is entitled to a monthly automobile benefit of $600 and an annual housing allowance of $5,000 grossed-up for taxes. During his employment, Mr. Knowlton was entitled on an after-tax basis of (i) up to fifty round-trip flights from our headquarters to Maine and (ii) accommodation and automobile benefits. In 2007, Mr. Burgess received six months of temporary living expenses. In 2007 and 2008, Mr. Knowlton and Mr. Burgess received reimbursement for relocation expenses and in 2009, Mr. Burgess received a monthly automobile benefit of $600 and a housing allowance of $5,000 grossed up for taxes. Under their agreements, Mr. Knowlton and Mr. Burgess are also entitled to tax gross-ups for “golden parachute” excise taxes incurred by them under the Sections 280G and 4999 of the Code and the applicable regulations thereunder with respect to payments and benefits received by them pursuant to the agreements. These tax gross-ups are subject to certain limitations (including a cutback of payments or benefits) if the amount of the payments and benefits subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of the Code Section 4999 and the applicable regulations thereunder). Additionally, each employment agreement contains payments upon termination of employment. A description of potential payments Mr. Burgess may receive upon termination or change in control, and amounts Mr. Knowlton will receive in the future are further described in “—Potential Payments Upon Termination or Change of Control.”

In 2009, we hired Mr. Bullock as our Chief Financial Officer and entered into an employment agreement with Mr. Bullock on May 4, 2009, effective May 5, 2009, and amended on March 29, 2010, which amendment was effective as of February 11, 2010. Mr. Bullock’s agreement is for an initial three-year term which is renewed automatically for additional one-year periods unless terminated earlier by either party. Mr. Bullock’s compensation package includes an initial annual base salary of $420,000. Mr. Bullock is also eligible for an annual target bonus equal to 100% of base salary based upon the achievement of the financial budget or other performance criteria. Mr. Bullock also received a relocation package pursuant to our relocation program. In the event Mr. Bullock’s employment is terminated by us under certain circumstances before June 30, 2010 or June 30, 2011, Mr. Bullock will reimburse us for 100% or 50%, respectively, of the relocation costs. Upon starting employment, Mr. Bullock received (i) MOIC options to purchase 151,258 limited partnership interests in Holdings and (ii) a time-vesting option to purchase 151,258 limited partnership interests in Holdings which vests over a four-year period based upon Mr. Bullock’s continued employment. See “—Option Awards” below for more detail on the vesting provisions of the options granted to Mr. Bullock. Mr. Bullock also participates in certain of our other customary programs and policies. Additionally, under the employment agreement, Mr. Bullock is entitled to potential payments upon termination of employment or change in control, as further described in “—Potential Payments Upon Termination or Change of Control.”

On June 27, 2002, we entered into an employment agreement with Mr. Sudan and on April 15, 2005, with Mr. Lennox. The term of each agreement is for one year but automatically extends for an additional year unless either party gives 90 days written notice prior to the end of the term. Mr. Sudan’s contract was automatically extended for another year on June 27, 2009, and Mr. Lennox’ contract was automatically extended for another year on April 15, 2009. Under the agreement, Mr. Lennox is entitled to an initial base salary of $210,000 and is eligible for a target annual bonus of 110% of his base salary. Under the agreement, Mr. Sudan is entitled to an initial base salary of $202,370 and is eligible for a target annual bonus of 115% of his base salary. Annual bonus amounts are subject to achievement of performance criteria established by the Compensation Committee. Additionally, under each employment agreement, the executive is entitled to potential payments upon termination or change in control, as further described in “—Potential Payments Upon Termination or Change of Control.”

Option Awards

In general, options awarded under the 1998 Option Plan vest according to either a time-based component or time-based and performance-based components as follows: 50% of the options vest and become exercisable in 20% increments annually over five years, so long as the holder of the option is still an employee on the vesting date, and 50% of the options vest and become exercisable in 20% increments annually over five years, so long as we achieve specified EBITDA targets for each year, although these options do become exercisable in full without regard to our achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the option is still an employee on that date.

In general, time-based options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the option is still an employee on the vesting date. For vesting details of the options granted to the Named Executive Officers under the 2004 Option Plan, refer to the footnotes to the table below.

In some circumstances, certain executive officers have been granted MOIC options, which are exercisable provided that (i) the holder shall have remained in the continuous employ of our company through the date of a liquidity event, as defined in the option agreement, and (ii) Blackstone shall have achieved specified performance targets with respect to the multiple of invested capital for such a liquidity event. The vesting of the MOIC options granted in 2006 occurs pursuant to the following schedule, with any values listed between those indicated to be interpolated: achievement of 3.0 multiple of invested capital (100% vesting), 2.75 multiple of invested capital (75% vesting), 2.5 multiple of invested capital (50% vesting), 2.25 multiple of invested capital (25% vesting) and 2.0 multiple of invested capital (0% vesting). The vesting of the MOIC options granted in 2009 occurs pursuant to the following schedule, with any values listed between those indicated to be interpolated: achievement of 2.5 multiple of invested capital (100% vesting), 2.25 multiple of invested capital (75% vesting), 2.0 multiple of invested capital (50% vesting), 1.75 multiple of invested capital (25% vesting) and 1.5 multiple of invested capital (0% vesting).

The Holdings Option Plans contain accelerated vesting provisions upon certain terminations of employment and change in control, as further described in “—Potential Payments Upon Termination or Change of Control.”

The Holdings Option Plans provided for the grant to management employees of Holdings and its subsidiaries and non-employee members of the former Advisory Committee, advisors, consultants and other individuals providing services to Holdings or its subsidiaries or affiliates of options to purchase limited partnership units in Holdings. The aggregate number of limited partnership units with respect to which options were permitted to be granted under the 1998 Option Plan were not permitted to exceed 2,386,090 limited partnership units and the aggregate number of limited partnership units with respect to which options were permitted to be granted at any given time under the 2008 Option Plan, together with the 2004 Option Plan, were not permitted to exceed 4,834,196 limited partnership units. A committee administered the Option Plans, including, without limitation, the determination of the individuals to whom grants were made, the number of partnership units subject to each grant and the various terms of such grants.

Under the Holdings Option Plans, employees with vested options who are terminated by us are generally allowed to exercise their vested options within 90 days from the date of their termination from our company. Any options not exercised within 90 days from their termination date generally become forfeited and are no longer exercisable. In connection with his transaction bonus and release agreement, Mr. Knowlton will have 240 days from his date of termination to exercise his vested options.

Under the 1998 Option Plan and the 2004 Option Plan, the exercise price per limited partnership unit is equal to or greater than the fair value of a limited partnership unit on the date of grant. Under the 2008 Option Plan, the exercise price per limited partnership unit is less than, equal to, or greater than the fair value of a limited partnership unit on the date of grant, provided that there are limitations on exercise of any option granted at less than fair value on the grant date. We determined the fair value of a limited partnership unit by considering market multiples of comparable public companies and recent transactions involving comparable public and private companies, and by performing discounted cash flow analyses on our projected cash flows. We utilized the services of an appraisal firm to assist in these analyses. The number and type of limited partnership units covered by outstanding options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Holdings. The Plans are intended to advance the best interests of our company by allowing such employees to acquire an ownership interest in us, thereby motivating them to contribute to the success of our company and to remain in the employ of our company.

The limited partnership units issued upon exercise of options granted under the Holdings Option Plans will be exchangeable for shares of GPC’s common stock based upon a pre-established exchange ratio.

Outstanding Equity Awards at 2009 Fiscal Year End

A summary of the outstanding equity awards for each Named Executive Officer as of December 31, 2009, is as follows:

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Warren D. Knowlton	894,538	(2)	—	(2)	—		10.23	8/28/2010	(2)
	—		—		—	(2)	6.82	—

Mark S. Burgess					189,072	(3)	6.64	6/16/2019
	314,521	(4)	52,420	(4)	52,420	(4)	6.82	12/3/2016
	—		—		279,449	(3)	6.82	12/3/2016

David W. Bullock					151,258	(3)	6.64	5/4/2019
			151,258	(5)			6.64	5/4/2019

Peter Lennox	17,205	(6)	7,374	(6)	—		6.82	3/31/2012
	10,588	(7)	4,538	(7)	—		7.83	3/30/2013
	10,493	(8)	31,481	(8)	—		9.72	3/06/2018

Ashok Sudan(9)	48,402	(10)	—		—		6.82	1/21/2018
	13,764	(6)	5,899	(6)	—		6.82	3/31/2012
	26,470	(7)	11,344	(7)	—		7.83	3/30/2013
	27,415	(8)	82,246	(8)	—		9.72	3/6/2018

(1)	All options listed above were granted with an initial ten-year option term. See “—Compensation Discussion and Analysis—Elements of Our Executive Compensation and Benefits Programs” and “—Equity Options” for further information on the terms of these option awards.
(2)	Vested options were part of an option grant on December 4, 2006 of 1,118,173 options, which vested and became exercisable with respect to 20% of the options on December 4, 2007, an additional 40% of the options on December 31, 2008, an additional 20% of the options on December 4, 2009. The additional 20% of the options that were scheduled to vest on December 4, 2010 were cancelled at the end of the year ended December 31, 2009 in connection with Mr. Knowlton’s separation of employment from our company. Also, in connection with that event, 559,275 unvested MOIC options granted on December 4, 2006 were cancelled. Mr. Knowlton has 240 days from December 31, 2009 to exercise his vested options.
(3)	MOIC options granted on December 4, 2006 and June 17, 2009 (Mr. Burgess) and May 5, 2009 (Mr. Bullock). See “—Option Awards” above for more information on the vesting conditions of these options.
(4)	Options granted on December 4, 2006. 50% of the options vest and become exercisable in 25% increments annually, 25% on December 4, 2007, and 25% on each the second, third and fourth anniversaries of the grant date, over four years so long as the holder of the option is still an employee on the vesting date. 50% of the options vest and become exercisable in 25% increments annually, on the anniversaries of the grant date, over four years so long as we achieve specified earnings targets each year and so long as the holder of the option is still an employee on the vesting date. See “—Compensation Discussion and Analysis—Equity Options” for more information.
(5)	Options granted on May 5, 2009. Options vest and become exercisable in 25% increments annually on the anniversary of the grant date, so long as the holder of the option is still an employee on the vesting date and options will vest in full immediately upon a termination of employment by us without cause or by the executive for good reason. Options will vest in full upon a change in control.

(6)	Options granted on April 1, 2002, under the 1998 Option Plan. See “—Compensation Discussion and Analysis—Equity Options” for more information.
(7)	Options granted on March 31, 2003, under the 1998 Option Plan. See “—Compensation Discussion and Analysis—Equity Options” for more information.
(8)	Options originally granted on November 17, 2004, under the 2004 Option Plan. In March 2008, Messrs. Lennox and Sudan exchanged these options granted pursuant to the 2004 Option Plan for options to purchase an equivalent number of limited partnership units pursuant to the 2008 Option Plan. Although Messrs. Lennox and Sudan were approximately 75% vested in their 2004 options at the date of the exchange, neither of them were vested in any portion of his new options under the 2008 Option Plan on the date of grant. For information on the vesting schedule under the 2008 Option Plan, see “—Compensation Discussion and Analysis—Elements of Our Executive Compensation and Benefits Programs”, “—Compensation Discussion and Analysis—Equity Options” and “—Option Awards.” In addition, the 2008 options were granted with an exercise price equal to $9.72 per limited partnership unit, which was the fair value of such a unit on March 7, 2008, instead of the previous exercise price of $13.64, which was the fair value of such a unit when the officers were granted their 2004 options. The options granted under the 2008 Option Plan were granted with a ten-year option term and expire in 2018.
(9)	As a result of Mr. Sudan’s resignation effective June 30, 2010, all of his vested options under the Holdings Options Plans now expire 90 days from June 30, 2010.
(10)	Options granted on February 2, 1998, under the 1998 Option Plan. Under an Amended and Restated Option Unit Agreement dated January 22, 2008, the expiration date of options granted under the 1998 Option Plan was extended for ten additional years such that they expire on January 21, 2018 or earlier upon a termination of the holder’s service. No change was made to the number of options, nor the exercise price, and the options remained fully vested.

Option Exercises and Interests Vested

There were no options exercised during the year ended December 31, 2009.

2009 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer under our pension plan as of December 31, 2009, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Information regarding our pension plan can be found under the heading “—Compensation Discussion and Analysis—Benefits—Pension Plans” above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Warren D. Knowlton		—	—
Mark S. Burgess		—	—
David W. Bullock		—	—
Peter Lennox	Pension Plan	6	65,702
Ashok Sudan (1)	Pension Plan	18	347,649

(1)	As of December 31, 2009, Mr. Sudan was eligible for early retirement.

Nonqualified Deferred Compensation

In the year ended December 31, 2009, other than with respect to Mr. Knowlton’s retirement arrangements described above, we had no nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

Termination

Mr. Burgess

If we terminate Mr. Burgess’ employment without cause (including our election not to renew the term) or Mr. Burgess terminates his employment for good reason (as those terms are defined in the agreement) and Mr. Burgess executes a general release of claims, Mr. Burgess will be entitled to receive:

•

a severance payment equal to twice the sum of Mr. Burgess’ base salary and annual bonus (generally determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months;

•	a pro rata bonus for the year of his termination, subject to achievement of the relevant performance goals;

•	continued health and dental benefits for a period of up to 12 months;

•	outplacement services for up to 12 months not to exceed $25,000;

•

full vesting of his initial grant of time-based options to purchase limited partnership interests in Holdings and full vesting of his grant of MOIC options if the vesting conditions are satisfied within one year following the termination. See “—Option Awards” for more information about the vesting conditions applicable to the MOIC options; and

•	full vesting of his service-based cash award. See “—Compensation Discussion and Analysis—Retention Bonuses” for more information.

During the term of employment and for a period of 24 months following the term, Mr. Burgess is subject to a covenant not to compete with us or solicit our clients or employees.

Mr. Bullock

In the event that Mr. Bullock is terminated by us without cause (as defined in his agreement) (including our election not to renew the term following the third anniversary of the agreement) or Mr. Bullock resigns with good reason (as defined in his agreement), Mr. Bullock will be entitled to:

•

a severance payment equal to the sum of the executive’s base salary and target annual bonus (initially determined to be equal to Mr. Bullock’s base salary), paid in monthly installments for a period of 12 months;

•	a pro rated annual bonus at the time the bonus would have otherwise been payable had Mr. Bullock’s employment not terminated;

•	continued health and dental benefits for a period of up to 12 months;

•

full vesting of all time-based equity awards granted to Mr. Bullock and full vesting of his grant of MOIC options if the vesting conditions are satisfied within one year following the termination. See “—Option Awards” for more information about the vesting conditions applicable to the MOIC options; and

•	full vesting of his service-based cash award. See “—Compensation Discussion and Analysis—Retention Bonuses” for more information.

During the term of employment and for a period of 12 months following the term, Mr. Bullock is subject to a covenant not to compete with us or solicit our clients or employees. If Mr. Bullock voluntarily terminates his employment under certain circumstances prior to June 30, 2010 or June 30, 2011, he will be required to reimburse us for 100% and 50% of the costs of his relocation package, respectively.

Messrs. Lennox and Sudan

In the event that either Mr. Lennox or Mr. Sudan is terminated by us without cause (as defined in each agreement) (including our election not to renew the term so that the term ends prior to the fifth anniversary of the agreement) or Mr. Lennox or Mr. Sudan, as applicable, resigns with good reason (as defined in each agreement), the executive will be entitled to:

•	any accrued but unpaid base salary, earned bonus, vacation and business expenses;

•

a severance payment equal to twice the sum of the executive’s base salary and annual bonus (generally determined to be the average annual bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months;

•	a pro rata bonus for the year of termination, subject to achievement of the relevant performance goals;

•	continued health and dental benefits for a period of up to 24 months;

•	continued automobile expense program benefits for up to 12 months;

•	outplacement services for a period of up to 12 months not to exceed $30,000; and

•	full vesting of all equity awards granted to the executive.

If we elect not to extend the term so that the term ends following the fifth anniversary of the agreement, upon the executive’s termination of employment, the executive will be entitled to the same benefits described above except that he will only be entitled to continued monthly payments of one times the sum of his base salary and bonus for a period of twelve months and health and dental benefits for a period of 12 months, rather than 24 months. During the term and for a period of 18 months following the term (12 months if the executive’s employment is terminated due to our election not to renew the term) the executive is subject to a covenant not to compete with us or solicit our clients or employees.

Additional Arrangements

Each Named Executive Officer has also agreed not to reveal our confidential information during the term of employment or thereafter and to assign to us any inventions created by the executive while employed by us. With respect to the employment agreements of Messrs. Burgess and Bullock, if any payments by us to the executive would result in an excise tax under Section 4999 of the Code, the executive will be entitled to an additional payment so that the executive will receive a total amount equal to the payments the executive would be entitled to receive without the imposition of the excise tax. These tax gross-ups are subject to certain limitations (including a cutback (i.e., no gross-up payment)) if the amount of the payments subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of the Code Sections 280G and 4999 and the applicable regulations thereunder).

Mr. Knowlton’s employment with us ended on December 31, 2009. Pursuant to his employment agreement, Mr. Knowlton is entitled to an annual payment of $640,000 on January 31 of each of the ten years following the date of his retirement. Pursuant to Mr. Knowlton’s employment agreement, as amended by his subsequent transaction bonus and release agreement, he will have 240 days from December 31, 2009 to exercise his vested options. All unvested options were cancelled as of the end of his employment on December 31, 2009. In addition, pursuant to his transaction bonus and release agreement, Mr. Knowlton is subject to a covenant not to compete with the company through December 31, 2013.

Mr. Sudan’s employment ended on June 30, 2010, when he resigned from the Company to become chief executive officer of a European company based in Paris, France. As a result, Mr. Sudan received accrued base salary and he has the ability to exercise any vested options to purchase securities of the Company or Holdings for a period of 90 days from June 30, 2010. All of Mr. Sudan’s unvested options were cancelled on June 30, 2010.

Change of Control

Accelerated Vesting

Upon a change of control, the vesting schedule of specific options will be accelerated. Upon any change of control, non-MOIC options (other than those granted in connection with GPC’s IPO) will vest fully and immediately if the executive is employed with us at the time of the change of control or if the executive’s employment was terminated by us without cause or by the executive with good reason in contemplation of such change of control, and the change of control occurred within one year following the termination of employment. Upon any change in control, the options granted in connection with GPC’s IPO will vest fully and immediately. See “—Compensation Discussion and Analysis—Equity Options.” In addition, all LTIP awards will become fully vested and payable at the maximum amount upon a change in control.

As described above, the vesting of non-MOIC time-vesting options that are only subject to the executive’s continued employment (i.e., contain no performance-vesting condition) will immediately accelerate if the executive’s employment is terminated by us without cause or by the executive’s with good reason whether or not a change of control is contemplated.

Additional Benefits

In the event that Mr. Burgess or Mr. Bullock is subject to a tax under Section 4999 of the Code as a result of a change of control as defined in Section 280G of the Code, then the executive will receive a gross-up payment so that he will receive a payment equal to the payment that he would have been entitled to receive without the imposition of the excise tax and any additional taxes on the additional payment. These tax gross-ups are subject to certain limitations (including a cutback (i.e., no gross-up payment)) if the amount of the payment subject to the excise tax exceeds the applicable safe harbor by less than 10% (within the meaning of the Code Sections 280G and 4999 and the applicable regulations thereunder).

Under each of Messrs. Sudan and Lennox’s employment agreements, if (A) there is or was a material reduction in the executive’s target annual bonus after a change of control (as defined in the executive’s employment agreement), as compared to the preceding year, and (B) the cure period (as defined in the executive’s employment agreement) expires or expired, the executive will or would be eligible to resign and receive the same benefits as those provided for upon his termination for good reason. In the event the executive is or was involuntarily terminated without cause or voluntarily resigns or resigned for good reason in contemplation of a change of control, the annual bonus to be used in calculating the cash severance payment is or would be the target annual bonus rather than the average bonus received over the preceding three fiscal years.

Pension Benefits

See “—Compensation Discussion and Analysis—Benefits—Pension Plans” and “—2009 Pension Benefits” for information on amounts payable under our pension plan.

Potential Payments

The table below summarizes the potential payments upon either (i) a voluntary termination for good reason or involuntary termination without cause; (ii) a change in control; (iii) a termination in connection with a change in control, or (iv) the death of the Named Executive Officer, assuming each of the Named Executive Officers listed below was terminated as of, the change in control occurred on, or death occurred on, December 31, 2009. In addition, Mr. Knowlton’s retirement benefit arrangements are described above.

Name	Cash Severance Payment		Acceleration of Equity Awards (1)		Continuing Benefits as of December 31, 2009		Excise Tax Gross-up		Life Insurance Benefits (2)	Total
Mark S. Burgess (3)
Voluntary termination for good reason or involuntary termination without cause	$5,510,550	(4)	$344,755	(5)	$32,164	(6)	$—	(7)	$—	$5,887,469
No termination following a change in control	—	(4)	3,804,203	(5)	—	(6)	—	(7)	—	3,804,203
Voluntary termination for good reason or involuntary termination without cause following a change in control	5,820,000	(4)	3,804,203	(5)	32,164	(6)	—	(7)	—	9,656,367
Death of Named Executive Officer	—		—		—		—		1,000,000	1,000,000

David W. Bullock (3)
Voluntary termination for good reason or involuntary termination without cause	1,117,200	(8)	1,021,464	(9)	7,164	(8)	—	(7)	—	2,145,828
No termination following a change in control	—		2,042,928	(9)	—		—		—	2,042,928
Death of Named Executive Officer	—		—		—		—		420,000	420,000

Peter Lennox (3)
Voluntary termination for good reason or involuntary termination without cause	1,451,844	(10)	189,576	(11)	51,528	(12)	—		—	1,692,948
No termination following a change in control	—		189,576	(11)	—		—		—	189,576
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,449,881	(10)	189,576	(11)	51,528	(12)	—		—	1,690,985
Death of Named Executive Officer	—		—		—		—		268,000	268,000

Ashok Sudan (3)
Voluntary termination for good reason or involuntary termination without cause	2,084,613	(13)	404,540	(11)	51,528	(14)	—		—	2,540,681
No termination following a change in control	—		404,540	(11)	—		—		—	404,540
Voluntary termination for good reason or involuntary termination without cause following a change in control	2,146,064	(13)	404,540	(11)	51,528	(14)	—		—	2,602,132
Death of Named Executive Officer	—		—		—		—		355,000	355,000

(1)	Any additional equity option benefit is determined by subtracting the exercise price of the original equity option award from the underlying unit’s value on December 31, 2009, and multiplying the result, if a positive number (in-the-money), by the number of in-the-money equity options that would accelerate and vest as a result of the specified event. Not included in the table above is the vesting of IPO grant-date options, as these options had not yet been granted on December 31, 2009. See “—Compensation Discussion and Analysis—Equity Options” for more information.

(2)	Each Named Executive Officer is entitled to the proceeds of a life insurance policy, pursuant to our group term life insurance plan, equal to 2.0x the Named Executive Officer’s base salary at December 31, 2009, in the case of Mr. Burgess, and 1.0x the Named Executive Officer’s base salary at December 31, 2009, in the case of Messrs. Bullock, Lennox and Sudan. In each case, the life insurance proceeds are subject to a maximum payout of $1.0 million.
(3)	The Named Executive Officer is subject to a covenant not to compete with us or solicit our clients or employees for the following periods: Mr. Burgess: 24 months following termination; Mr. Bullock: 12 months following termination; Messrs. Lennox and Sudan: 18 months following termination (12 months if the executive’s employment is terminated due to our election not to renew the term of employment).
(4)	If Mr. Burgess voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. Mr. Burgess is also entitled to receive twice the sum of his base salary and annual bonus (determined to be the average annual bonus received over the preceding three fiscal years, or such other shorter period, as applicable), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus annually received over the preceding three fiscal years. Not included in the table above is the acceleration of Mr. Burgess’ service-based cash award, which had not yet been awarded at December 31, 2009. See “—Compensation Discussion and Analysis—Retention Bonuses” for more information.
(5)	If Mr. Burgess voluntarily terminates for good reason or is involuntarily terminated without cause, his time-based equity options fully vest and, if a change of control occurs within one year following such a termination, his unvested performance-based equity options will fully vest upon consummation of the change of control. All of Mr. Burgess’ non-MOIC equity options, both time-based and performance-based, fully vest in the event there is a change in control during his employment. If Blackstone receives a specific return on its investment in us in connection with a change in control in which Blackstone sells at least 75% of its interest in us, Mr. Burgess’s MOIC options will be eligible for vesting in accordance with specified performance metrics. See “—Option Awards” above. For purposes of the table above, it was assumed that all MOIC options vested at 100% where applicable.
(6)	If Mr. Burgess voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to outplacement services for a period of up to 12 months, not to exceed $25,000, and a continuation of his health and dental benefits for up to 12 months.
(7)	If it is determined that any payments to the Named Executive Officer resulting from voluntary termination for good reason, involuntary termination without cause or change of control would be subject to the excise tax imposed by Section 4999 of the Code, then the Named Executive Officer is entitled to receive an additional payment (gross-up payment) in an amount such that after payment by the Named Executive Officer of all taxes on the gross-up payment the Named Executive Officer retains an amount equal to the excise tax subject to certain limitations described above. Based on the aggregate amount of payments to the Named Executive Officer, the Named Executive Officer would not be subject to an excise tax.
(8)	If Mr. Bullock voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive the sum of his base salary and target annual bonus, paid in monthly installments for a period of 12 months and continuation of his health and dental benefits for up to 12 months. Not included in the table above is the acceleration of Mr. Bullock’s service-based cash award, which had not yet been awarded at December 31, 2009. See “—Compensation Discussion and Analysis—Retention Bonuses” for more information.
(9)	If Mr. Bullock voluntarily terminates for good reason or is involuntarily terminated without cause or there is a change of control during his employment, all of his non-MOIC time-based equity options fully vest. Mr. Bullock’s MOIC options will vest upon a change in control only if, among other things, Blackstone receives a specific return on its capital. See “—Option Awards” above. For purposes of the table above, it was assumed that all MOIC options vested at 100% where applicable.
(10)	If Mr. Lennox voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to receive a pro rata annual bonus for the year in which he is terminated, assuming achievement of performance targets. Mr. Lennox is also entitled to receive a total of twice the sum of his base salary and annual bonus (determined to be the average bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months. If the termination occurs as a result of a change of control, the annual bonus to be used for purposes of this calculation is the target annual bonus rather than the average bonus received over the preceding three fiscal years. Not included in the table above is the acceleration of Mr. Lennox’s LTIP award, which had not yet been awarded at December 31, 2009. See “—Compensation Discussion and Analysis—Long Term Incentive Compensation” for more information.
(11)	If either of Messrs. Lennox or Sudan voluntarily terminates for good reason or is involuntarily terminated without cause or there is a change in control during his employment, all of his time-based options fully vest.
(12)	If Mr. Lennox voluntarily terminates for good reason or is involuntarily terminated without cause, he is entitled to outplacement services for a period of up to 12 months, not to exceed $30,000, a continuation of his health and dental benefits for up to 24 months and a continuation of the automobile expense program for up to 12 months.
(13)

If Mr. Sudan had voluntarily terminated for good reason or had been involuntarily terminated without cause, he would have been entitled to receive a pro rata annual bonus for the year in which he had been terminated, assuming achievement of performance targets. Mr. Sudan was also entitled to receive a total of twice the sum of his base salary and annual bonus (determined to be the average bonus received over the preceding three fiscal years), paid in monthly installments for a period of 24 months. If the termination had occurred as a result of a change of control, the annual bonus to be used for purposes of this calculation would have been the target annual bonus rather than the average bonus received over the preceding three fiscal years. Not included in the table above is the acceleration of Mr. Sudan’s LTIP award, which had not yet been awarded at December 31, 2009. See “—Compensation Discussion and Analysis—Long Term Incentive Compensation” for more information.

(14)	If Mr. Sudan had voluntarily terminated for good reason or had been involuntarily terminated without cause, he would have been entitled to outplacement services for a period of up to 12 months, not to exceed $30,000, a continuation of his health and dental benefits for up to 24 months and a continuation of the automobile expense program for up to 12 months.

Compensation Committee Interlocks and Insider Participation

Except as set forth below, during the 2009 fiscal year, there were no “compensation committee interlocks” (as that term is defined in SEC rules). The current members of the Compensation Committee are Messrs. Chu, Kiernan and Sawhney, none of whom is a current or former officer or employee of our company or any of its subsidiaries. During the 2009 fiscal year:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of our company or any of its subsidiaries;

•

none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which our company was a participant and the amount involved exceeded $120,000, except that Messrs. Chu and Sawhney are affiliates of Blackstone, which was a party to the Monitoring Agreement with our company.

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;

•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and

•

none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on the Board.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written Related Person Transaction Policy to assist it in reviewing, approving and monitoring related person transactions and to assist us in the preparation of related disclosures required by the SEC. This Related Person Transaction Policy supplements other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and Code of Ethics of GPC.

The Related Person Transaction Policy provides that all related person transactions covered by the Policy are prohibited, unless approved or ratified by any committee of the Board composed solely of independent directors who are disinterested or by the disinterested members of the Board. Management must disclose to any committee of the Board composed solely of independent directors or to the disinterested members of the Board, as appropriate, the name of the Related Party (defined as any person described in paragraph (a) of Item 404 of Regulation S-K and as under the Related Person Transaction Policy), the basis on which the person is a Related Person and any Related Party Transaction in which our company was or is to be a participant and the amount involved exceeds $120,000 and in which such Related Party had or will have a direct or indirect material interest, and all material facts with respect thereto.

Equipment Sales Agreement

We were a party to an Equipment Sales, Services and License Agreement, dated February 2, 1998, (“Equipment Sales Agreement”) with Graham Engineering, a company controlled by the Graham Family, who have a 12.1% beneficial ownership interest in GPC. The Equipment Sales Agreement terminated on December 31, 2007. Under the Equipment Sales Agreement, Graham Engineering provided us with certain sizes of wheels used in extrusion blow molding, on an exclusive basis within the countries and regions in which we had material sales of plastic containers. Despite termination of the Equipment Sales Agreement, we continue to purchase wheels and replacement parts from Graham Engineering. We received equipment and related services in the amounts of $11.0 million, $1.3 million, $2.5 million and $1.0 million for the years ended December 31, 2007, 2008 and 2009 and for the three months ended March 31, 2010, respectively.

Exchange Agreement

We have entered into an exchange agreement with the Graham Family pursuant to which the Graham Family and certain permitted transferees thereof may, subject to the terms specified in the exchange agreement, exchange their Graham Packing Holdings Company limited partnership units for shares of common stock of GPC at any time and from time to time on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. We have entered into similar exchange agreements with current Graham Packing Holdings Company optionholders.

Graham Packaging Holdings Company Partnership Agreement

GPC owns 60,532,481 limited partnership units, representing an 87.9% limited partnership interest in Holdings, and BCP, owns 2,023,472 general partnership units, representing a 2.9% general partnership interest in Holdings. The Graham Family owns an aggregate of 6,263,121 limited partnership units, representing a 9.1% limited partnership interest in Holdings, and (iii) management and other existing holders own an aggregate of 35,167 limited partnership units and options to acquire an aggregate of 4,746,940 limited partnership units.

Pursuant to the Sixth Amended and Restated Limited Partnership Agreement (referred to herein as the “Holdings Partnership Agreement”), GPC has, through BCP, the right to determine when distributions will be made to the partners of Holdings and the amount of any such distributions. If GPC authorizes a distribution, such distribution will be made to the partners of Holdings (1) in the case of a tax distribution (as described below), to the holders of limited partnership units in proportion to the amount of taxable income of Holdings allocated to such holder and (2) in the case of other distributions, pro rata in accordance with the percentages of their respective partnership interests.

The holders of limited partnership units in Holdings will incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of Holdings. Net profits and net losses of Holdings will generally be allocated to its partners pro rata in accordance with the percentages of their respective partnership interests. The Holdings Partnership Agreement provides for cash distributions to the holders of limited partnership units of Holdings if GPC determines that the taxable income of Holdings will give rise to taxable income for its partners. In accordance with the Holdings Partnership Agreement, GPC intends to cause Holdings to make cash distributions to the holders of limited partnership units of Holdings for purposes of funding their tax obligations in respect of the income of Holdings that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Holdings allocable to such holder of limited partnership units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporation (taking into account the nondeductibility of certain expenses and the character of our income).

The Holdings Partnership Agreement provides that for so long as the Graham Family retains at least one-third of their partnership interests held as of February 2, 1998 (or GPC’s common stock for which such partnership interests have been or are eligible to be exchanged), they are entitled to an advisory fee of $1,000,000 per annum, payable in four equal quarterly installments.

The Holdings Partnership Agreement provides that BCP, as the general partner, will be entitled in its sole discretion and without the approval of the other partners to perform or cause to be performed all management and operational functions relating to Holdings and shall have the sole power to bind Holdings. The limited partners will not participate in the management or control of the business.

The Holdings Partnership Agreement provides that, subject to certain exceptions, the General Partner will not withdraw from Holdings, resign as a general partner, or transfer its general partnership interests, and limited partners will not transfer their limited partnership interests without the consent of the General Partner (except in an exchange transaction pursuant to an exchange agreement).

The Holdings Partnership Agreement provides that if the Graham Family proposes to transfer any partnership interests to any person pursuant to a bona fide offer to purchase such partnership interests, then the Graham Family shall first give a written notice to Holdings, GPC and BCP setting forth the terms and conditions of such offer. Holdings has a right of first refusal regarding such partnership units.

The Holdings Partnership Agreement provides that Holdings will be dissolved upon the earliest of (i) the sale, exchange or other disposition of all or substantially all of its assets, (ii) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or bankruptcy of the General Partner, or the occurrence of any other event which causes a general partner to cease to be a general partner unless, a majority-in-interest of the limited partners elect to continue the partnership, or (iii) such date as the partners shall unanimously elect.

Registration Rights Agreement

On February 10, 2010, GPC, Holdings, the Graham Family, Blackstone and certain other investors entered into a Registration Rights Agreement with respect to shares of GPC’s common stock outstanding held by such parties or delivered in exchange for limited partnership units otherwise held by them. The Registration Rights Agreement provides (i) to the Graham Family and their affiliates (and their permitted transferees of partnership interests in Holdings) two “demand” registrations at any time and customary “piggyback” registration rights and (ii) to Blackstone an unlimited number of “demand” registrations and customary “piggyback” registration rights. In addition, the Registration Rights Agreement provides that the Graham Family and their affiliates may request that GPC files a shelf registration statement beginning on the 181st day after GPC’s IPO. The Registration Rights Agreement also provides that GPC will pay certain expenses of the Graham Family, Blackstone and certain other investors relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act. Parties to the stockholders’ agreements also have customary “piggyback” registration rights under the Registration Rights Agreement pursuant to such agreements in the event Blackstone registers shares to sell.

Stockholders’ Agreements

In connection with its IPO, GPC entered into a stockholders’ agreement with Blackstone. This agreement grants Blackstone the right to nominate to the Board a number of designees equal to: (i) at least a majority of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns more than 35% of the shares of GPC’s common stock entitled to vote generally in the election of directors; (ii) 42% of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns more than 25% but less than or equal to 35% of the shares of GPC’s common stock entitled to vote generally in the election of directors; (iii) 28% of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns more than 15% but less than or equal to 25% of the shares of GPC’s common stock entitled to vote generally in the election of directors; and (iv) 14% of the total number of directors comprising the Board at such time as long as Blackstone beneficially owns 5% or more of the shares of GPC’s common stock entitled to vote generally in the election of directors. For purposes of calculating the number of directors that Blackstone is entitled to nominate pursuant to the formula outlined above, any fractional amounts would be rounded up to the nearest whole number and the calculation would be made on a pro forma basis, taking into account any increase in the size of the Board (e.g., one and one quarter (1 1/4) directors shall equate to two directors). In addition, Blackstone shall have the right to remove and replace its director-designees at any time and for any reason and to nominate any individual(s) to fill any such vacancies.

If GPC is required by New York Stock Exchange regulations to have a majority of independent directors on the Board, upon the occurrence of any transaction whereby Blackstone ceases to beneficially own more than 50% of the shares of GPC’s common stock entitled to vote generally in the election of directors, the Board will simultaneously be increased in size to nine directors. The two vacancies thus created will be filled by independent directors appointed by the affirmative vote of a majority of the remaining directors although less than a quorum. The Board will take other steps necessary to comply with the New York Stock Exchange regulations.

Income Tax Receivable Agreements

In connection with its IPO, GPC entered into an exchange agreement with the Graham Family providing the Graham Family with the right to exchange partnership units in Holdings for shares of GPC’s common stock on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. Holdings intends to have in effect an election under Section 754 of the Code effective for each taxable year in which such an exchange of partnership units for shares of common stock occurs, which may result in an adjustment to the tax basis of the assets of Holdings at the time of an exchange of limited partnership units. Any such exchanges are expected to result in an increase in the tax basis of the tangible and intangible assets of Holdings that otherwise would not have been available. Similar increases to the tax basis of the tangible and intangible assets of Holdings resulted from GPC’s acquisition of Holdings in 1998. These increases in tax basis will increase (for tax purposes) depreciation and amortization and therefore reduce the amount of tax that GPC would otherwise be required to pay in the future. These increases in tax basis may also decrease gain (or increase loss) on future dispositions of certain capital assets to the extent the tax basis is allocated to those capital assets. Additionally, in connection with (and following) the reorganization that took place in connection with its IPO, GPC will be able to utilize net operating losses that arose prior to the IPO and reorganization and are therefore attributable to its pre-IPO stockholders (i.e., Blackstone, management and other investors). These net operating loss carryforwards will also reduce the amount of tax that GPC would otherwise be required to pay in the future.

GPC entered into an income tax receivable agreement with GPC LP that provides for the payment by GPC to the Graham Family of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that GPC actually realizes (or is deemed to realize in the case of an early termination payment by GPC, or a change of control, as discussed below) as a result of these increases in tax basis and of certain other tax benefits related to its entering into the income tax receivable agreement, including tax benefits attributable to payments under the income tax receivable agreement.

GPC also entered into an income tax receivable agreement with certain of its pre-IPO stockholders that provides for the payment by GPC to all of its existing stockholders (i.e. Blackstone, management and other investors) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that GPC actually realizes (or is deemed to realize in the case of an early termination by GPC or a change of control, as discussed below) as a result of (i) the utilization of its net operating losses attributable to periods prior to the IPO and (ii) any increase to the tax basis of the assets of Holdings relating to GPC’s acquisition of Holdings in 1998, and certain other tax benefits related to its entering into the income tax receivable agreements, including tax benefits attributable to payments under the income tax receivable agreement.

For purposes of these income tax receivable agreements, cash savings in income tax will be computed by comparing GPC’s actual income tax liability to the amount of such taxes that it would have been required to pay had it not been able to utilize the tax benefits subject to the income tax receivable agreements. The term of each income tax receivable agreement commenced upon consummation of GPC’s IPO and will continue, in each case, until all relevant tax benefits have been utilized or have expired.

The counterparties under the income tax receivable agreements will not reimburse GPC for any payments previously made if such basis increases or other benefits are subsequently disallowed (although future payments would be adjusted to the extent possible to reflect the result of such disallowance). As a result, in such circumstances GPC could make payments under the income tax receivable agreements that are greater than its actual cash tax savings.

While the actual amount and timing of any payments under the income tax receivable agreements will vary depending upon a number of factors, including the timing of exchanges, the amount and timing of the taxable income GPC generates in the future, its use of net operating loss carryforwards and the portion of its payments under the income tax receivable agreements constituting imputed interest or amortizable tax basis, GPC expects that during the term of the income tax receivable agreements, the payments that it may make could be material. Assuming no material changes in the relevant tax law and that GPC earns sufficient taxable income to realize the full tax benefits subject to the income tax receivable agreements, GPC would expect that future payments under the income tax receivable agreements will aggregate to approximately $200 million to $230 million with potential additional payments for tax basis step-ups relating to future exchanges by the Graham Family of their limited partnership units in Holdings for GPC’s stock depending on the timing and value of such exchanges. This range is based on assumptions using presently available information including with respect to valuation, historic tax basis and the amount of tax attributes subject to the income tax receivable agreements that currently exist. Such amounts may differ materially from the amounts presented above based on various items, including final valuation analysis and updated determinations of taxable income and historic tax basis amounts. The payments under the income tax receivable agreements are not conditioned upon these parties continued ownership of GPC or Holdings.

If GPC undergoes a change of control, the income tax receivable agreements will terminate and GPC will be required to make a payment equal to the present value of future payments under the income tax receivable agreements, which payment would be based on certain assumptions, including those relating to GPC’s future taxable income. Additionally, if GPC or a direct or indirect subsidiary transfers any asset to a corporation with which we do not file a consolidated tax return, we will be treated as having sold that asset in a taxable transaction for purposes of determining the cash savings in income tax under the income tax receivable agreements.

Each income tax receivable agreement provides that in the event that GPC breaches any of its material obligations under such agreement, whether as a result of its failure to make any payment when due (subject to a specified cure period), failure to honor any other material obligation under it or by operation of law as a result of the rejection of it in a case commenced under the United States Bankruptcy Code or otherwise, then all its payment and other obligations under the relevant income tax receivable agreement will be accelerated and will become due and payable applying the same assumptions described above. Such payments could be substantial and could exceed its actual cash tax savings under the relevant income tax receivable agreement. Additionally,

GPC generally has the right to terminate both income tax receivable agreements. If GPC terminates the income tax receivable agreements, its payment and other obligations under the relevant income tax receivable agreement will be accelerated and will become due and payable, also applying the assumptions described above. Such payments could be substantial and could exceed GPC’s actual cash tax savings under the relevant income tax receivable agreement.

Because GPC is a holding company with no operations of its own, its ability to make payments under the income tax receivable agreements is dependent on the ability of its subsidiaries to make distributions to it. Our credit agreement and outstanding notes restrict the ability of our subsidiaries to make distributions to us, which could affect GPC’s ability to make payments under the income tax receivable agreements. To the extent that GPC is unable to make payments under the income tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus five percent per annum until paid, provided that the failure to make a payment due pursuant to the terms of the income tax receivable agreements within six months of the date such payment is due will generally constitute a breach and payments under the relevant income tax receivable agreement would then be accelerated.

Management Services Arrangements

Blackstone and the Graham Family have supplied management services to us since 1998. We recorded $2.0 million of expense for management services provided by the Graham Family for each of the years ended December 31, 2007, 2008 and 2009, including a $1.0 million annual fee paid pursuant to the Holdings Partnership Agreement and a $1.0 million annual fee paid pursuant to the Amended and Restated Monitoring Agreement, dated as of September 30, 2004, among Holdings, Graham Packaging Company, L.P., Blackstone and the Graham Family (the “Monitoring Agreement”). We recorded $3.3 million, $3.2 million and $10.0 million of expense for management services provided by Blackstone for the years ended December 31, 2007, 2008 and 2009, respectively, including a $3.0 million annual fee paid pursuant to the Monitoring Agreement and $5.0 million paid in connection with the Fourth Amendment to the Credit Agreement. Both Blackstone and the Graham Family are reimbursed for reasonable out-of-pocket expenses. For the three months ended March 31, 2010, we recorded expenses of $0.4 million and $0.3 million to the Graham Family and Blackstone, respectively.

Blackstone Management Partners III L.L.C. terminated the Monitoring Agreement pursuant to a termination agreement in exchange for a one-time payment of $26.3 million to Blackstone Management Partners III L.L.C. and $8.8 million to the Graham Family, representing the estimated fair value of future payments under the agreement. As a result of the termination, affiliates of Blackstone and the Graham Family have no further obligation to provide services to us and we have no further obligation to make annual payments of $4.0 million under this agreement. The termination of the Monitoring Agreement did not affect the $1.0 million annual fee paid to the Graham Family pursuant to the Holdings Partnership Agreement for ongoing management and advisory services.

In the future, Blackstone may receive customary fees for advisory and other services rendered to us. If such services are rendered in the future, the fees will be negotiated from time to time on an arm’s length basis and will be based on the services performed and the prevailing fees then charged by third parties for comparable services.

Loans to Management

Prior to GPC’s IPO, we had loans outstanding to certain of our current and former management employees, which had been made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from these loans were used to fund management’s share of the capital call payments. On October 30, 2009, Messrs. Cargile and Sudan repaid their outstanding loans in full. The remaining loans, none of which was extended to any of our executive officers, mature on September 28, 2012, and March 30, 2013, respectively, and accrue interest at a rate of 6.22% per annum. The loans are secured by a pledge of the stock purchased by the loans and by a security interest in any bonus due and payable to the respective borrowers before or after the maturity date of the loans.

Loans to the Blackstone Funds

On January 5, 2007 and April 10, 2009, Holdings loaned $3.4 million and $0.2 million, respectively, to the Blackstone Funds in connection with the Blackstone Funds’ purchase from our former Chief Executive Officer and Chief Financial Officer, in the case of the 2007 loan, and a former Senior Vice President, in the case of the 2009 loan, of all of their outstanding shares of GPC’s common stock. These loans bear interest at a rate of 8.0% per annum payable quarterly in cash or, at the Blackstone Funds’ option, in kind, and mature on January 5, 2017.

Equity Healthcare Program Agreement

Effective October 23, 2008, we entered into an employer health program agreement with Equity Healthcare LLC (“Equity Healthcare”). Equity Healthcare negotiates with providers of standard administrative services for health benefit plans as well as other related services for cost discounts and quality of service monitoring capability by Equity Healthcare. Because of the combined purchasing power of its client participants, Equity Healthcare is able to negotiate pricing terms for providers that are believed to be more favorable than the companies could obtain for themselves on an individual basis.

In consideration for Equity Healthcare’s provision of access to these favorable arrangements and its monitoring of the contracted third parties’ delivery of contracted services to us, we pay Equity Healthcare a fee of $2 per participating employee per month (“PEPM Fee”). As of March 31, 2010, we had approximately 4,015 employees enrolled in our health benefit plans in the United States.

Equity Healthcare may also receive a fee (“Health Plan Fees”) from one or more of the health plans with whom Equity Healthcare has contractual arrangements if the total number of employees joining such health plans from participating companies exceeds specified thresholds. If and when Equity Healthcare reaches the point at which the aggregate of its receipts from the PEPM Fee and the Health Plan Fees have covered all of its allocated costs, it will apply the incremental revenues derived from all such fees to (a) reduce the PEPM Fee otherwise payable by us; (b) avoid or reduce an increase in the PEPM Fee that might otherwise have occurred on contract renewal; or (c) arrange for additional services to us at no cost or reduced cost.

Equity Healthcare is an affiliate of Blackstone, with whom Chinh E. Chu, Vikrant Sawhney and Angelo G. Acconcia, members of the Board, are affiliated and in which they may have an indirect pecuniary interest.

Core Trust Purchasing Group Participation Agreement

Effective February 1, 2006, we entered into a five-year participation agreement (“Participation Agreement”) with Core Trust Purchasing Group, a division of HealthTrust Purchasing Corporation (“CPG”), designating CPG as our exclusive “group purchasing organization” for the purchase of certain products and services from third party vendors. CPG secures from vendors pricing terms for goods and services that are believed to be more favorable than participants in the group purchasing organization could obtain for themselves on an individual basis. Under the Participation Agreement, we must purchase 80% of the requirements of our participating locations for core categories of specified products and services, from vendors participating in the group purchasing arrangement with CPG or CPG may terminate the contract. In connection with purchases by its participants (including us), CPG receives a commission from the vendors in respect of such purchases.

Although CPG is not affiliated with Blackstone, in consideration for Blackstone’s facilitating our participation in CPG and monitoring the services CPG provides to us, CPG remits a portion of the commissions received from vendors in respect of our purchases under the Participation Agreement to an affiliate of Blackstone, with whom Chinh E. Chu, Vikrant Sawhney and Angelo G. Acconcia, members of the Board, are affiliated and in which they may have an indirect pecuniary interest. For the years ended December 31, 2007, 2008 and 2009 and for the three months ended March 31, 2010, our purchases under the Participation Agreement were approximately $4.9 million, $6.8 million, $7.5 million and $1.6 million, respectively.

Commercial Transactions with Blackstone Portfolio Companies

Pinnacle Foods, which is owned by Blackstone, is a customer of ours. For the years ended December 31, 2007, 2008 and 2009 and for the three months ended March 31, 2010, our sales to Pinnacle Foods were $11.7 million, $10.1 million, $5.9 million and $1.7 million, respectively.

In 2008, we entered into an agreement with Kloeckner Pentaplast (“Kloeckner”), which is owned by Blackstone, to combine our purchasing power on materials used by both us and Kloeckner. In connection with this agreement, Kloeckner paid us $0, $200,000 and $0 for the years ended December 31, 2008 and 2009 and for the three months ended March 31, 2010, respectively.

Fees in Connection with the Fourth Amendment to the Credit Agreement

We incurred a $5.0 million fee to Blackstone Management Partners III L.L.C. in connection with the Fourth Amendment to the Credit Agreement of Holdings, dated as of May 28, 2009.

Reimbursement of Administrative Expenses

Since GPC’s inception, Blackstone has paid on its behalf some of its administrative expenses. Such payments totaled $62,000, $60,000 and $68,000 for the years ended December 31, 2007, 2008 and 2009, respectively. GPC used $0.8 million of the net proceeds from its IPO to reimburse Blackstone for all historical administrative expenses incurred by GPC and paid by Blackstone on its behalf since inception. No expenses were paid by Blackstone on GPC’s behalf for the three months ended March 31, 2010.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Credit Agreement

On October 7, 2004, the Operating Company and CapCo I, as co-borrowers, established the senior secured credit agreement with certain lenders and Citigroup, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation, Lehman Commercial Paper Inc., and Deutsche Bank AG Cayman Islands Branch (“Deutsche Bank AG”) as agents.

The senior secured credit agreement was amended on December 9, 2005, April 18, 2006, March 30, 2007, May 2, 2009 and December 10, 2009 and currently consists of:

•

the $260 million senior secured revolving credit facility with an original maturity of six years and availability of $249.8 million as of March 31, 2010 (as reduced by $10.2 million of outstanding letters of credit); and

•

the $1,875 million senior secured term loan facility with an original maturity of seven years, with an aggregate principal amount of $1,589.0 million ($1,605.4 million outstanding less $16.4 million unamortized discount) outstanding as of March 31, 2010.

In addition, upon the occurrence of certain events, the Operating Company may request an increase to the term loan facility in an aggregate amount not to exceed $300 million, subject to receipt of commitments by term loans lenders or other financing institutions reasonably acceptable to the administrative agent. The Operating Company and CapCo I are the borrowers under the term loan facility and the revolving credit facility. The revolving credit facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, such same-day borrowings being referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the credit agreement bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the highest of (1) Deutsche Bank AG’s, prime rate, (2) the federal funds rate plus 1/ 2 of 1% and (3) the LIBOR rate for a one-month interest period plus 1.00% or (b) a LIBOR rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs.

The applicable margin for borrowings under the non-extended revolving credit facility is 1.75% with respect to base rate borrowings and 2.75% with respect to LIBOR borrowings, provided that such margins will be reduced to 1.50% and 2.50%, respectively, if we have, or GPC has, received cash proceeds from the sale of equity interests pursuant to a public offering of common stock and if certain requirements with regard to the total net leverage ratio and corporate ratings of the Operating Company have been met. The applicable margin for borrowings under the extended revolving credit facility is 3.25% with respect to base rate borrowings and 4.25% with respect to LIBOR borrowings.

The applicable margin for borrowings under the term loan B facility is 1.25% with respect to base rate borrowings and 2.25% with respect to LIBOR borrowings, provided that such margins (a) will be reduced to 1.00% and 2.00%, respectively, if we have received cash proceeds from the sale of our equity interests pursuant to a public offering of our common stock and if certain requirements with regard to the total net leverage ratio and corporate ratings of the Operating Company have been met and (b) will be increased to 1.50% and 2.50%, respectively, if the corporate credit rating of the Operating Company issued by Moody’s Investors Service, Inc. is B3 or lower. The applicable margin for borrowings under the term loan C facility is 3.25% with respect to base rate borrowings and 4.25% with respect to LIBOR borrowings.

In addition to paying interest on outstanding principal under the credit agreement, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to (x) 0.50% per annum with respect to non-extended revolving credit facility commitments and (y) 0.75% per annum with respect to extended revolving credit facility commitments. We also pay a fee on all outstanding letters of credit at a rate per annum equal to the applicable margin then in effect with respect to LIBOR loans under the revolving credit facility on the face amount of each such letter of credit, a customary fronting fee and other customary letter of credit fees.

Prepayments

The credit agreement requires us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 0% for any fiscal year for which the Operating Company’s total net leverage ratio is less than 3.5x) of its excess cash flow;

•

100% (which percentage will be reduced to 75% if the Operating Company’s total net leverage ratio is less that 3.5x) of the net cash proceeds received by our company, the Operating Company, or any of our domestic wholly-owned subsidiaries from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition of, any asset subject to certain thresholds and certain exceptions and reinvestment rights;

•	100% of the net cash proceeds received by our company or any of our subsidiaries from issuances of debt obligations of our company and our subsidiaries, subject to certain exceptions; and

•

50% of the net cash proceeds received by us from issuances of equity (which percentage will be reduced to 0% for so long as the Operating Company’s total net leverage ratio is less than 3.5x), subject to certain exceptions.

We may voluntarily repay outstanding loans under the credit agreement or voluntarily reduce unutilized portions of the revolving credit facility at any time, without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Availability

The term loan facility is payable in quarterly installments and requires payments of $12.3 million for the second, third and fourth quarters of 2010, $570.7 million in 2011, $10.5 million in 2012, $10.5 million in 2013 and $1,001.4 million in 2014 (disregarding any further mandatory or voluntary prepayments that may reduce such scheduled amortization payments).

On May 28, 2009, certain of the lenders under the Term Loans agreed to extend the final maturity of $1,200.0 million of the Term Loans, conditioned on the refinancing in full of the senior notes due 2012. As a result of such refinancing in November 2009, $564.6 million of the Term Loans will mature on October 7, 2011, and the remaining $1,040.8 million will mature on April 5, 2014.

On May 28, 2009, certain of the Revolver lenders agreed to extend their commitments, with respect to $112.8 million of the total commitment (“Extending Revolver”), conditioned on the refinancing in full of the senior notes due 2012. As a result of such refinancing in November 2009, $135.2 million of commitments under the Revolver will expire on October 7, 2010, and the remainder of the commitments will expire on October 1, 2013. In conjunction with the extension of these revolving commitments, the Company also voluntarily reduced the amount of total revolving commitments available to it under the Credit Agreement from $250.0 million to $248.0 million. Subsequent to the IPO, the Company received a $12.0 million increase to its Extending Revolver.

Guarantee

The obligations of the Operating Company and CapCo I under the senior secured credit agreement are guaranteed by Holdings, the Operating Company and certain domestic subsidiaries of the Operating Company.

Certain Covenants and Events of Default

The credit agreement contains a number of significant covenants. We believe that these covenants are material terms of the credit agreement and that information about the covenants is material to an investor’s understanding of our financial condition and liquidity. Covenant Compliance EBITDA is used to determine our compliance with certain of these covenants. Any breach of covenants in the credit agreement (including those that are tied to financial ratios based on Covenant Compliance EBITDA) could result in a default under our credit agreement and the lenders could elect to declare all amounts borrowed to be immediately due and payable. Any such acceleration would also result in a default under the existing indentures.

The covenants under the credit agreement, among other things, restrict, subject to certain exceptions, the ability of our company and our subsidiaries to:

•	incur, create, assume or permit to exist any additional indebtedness;

•	incur, create, assume or permit to exist any lien on any property or assets (including stock or other securities of any person, including any of our subsidiaries);

•	enter into sale and lease-back transactions;

•	make investments, loans, or advances;

•	engage in mergers or consolidations;

•	make certain acquisitions;

•	pay dividends and distributions or repurchase our capital stock;

•	engage in certain transactions with affiliates;

•	change the business conducted by our company and our subsidiaries;

•	amend or modify certain material agreements governing our indebtedness (including the existing senior notes and senior subordinated notes); or

•	make capital expenditures in excess of certain amounts.

The credit agreement further requires that the Operating Company maintain a senior secured debt to Covenant Compliance EBITDA ratio that does not exceed (a) 5.5x on the last day of any fiscal quarter ending on or before December 31, 2011; (b) 5.25x on the last day of the fiscal year beginning on January 1, 2012; and (c) 5.00x on the last day of any fiscal year beginning on or after January 1, 2013.

The credit agreement also contains certain customary affirmative covenants and events of default (including an event of default pursuant to a “change of control”). As of March 31, 2010, we were in compliance in all material respects with all covenants and provisions in the credit agreement.

Indentures

General

In October 2004, and in connection with the acquisition of O-I Plastic and the refinancing (the “2004 Refinancing”) of substantially all of the outstanding indebtedness of Holdings, the Operating Company and CapCo I issued $250 million of senior notes due 2012 (our existing senior notes) and $375 million of senior subordinated notes due 2014 (our existing senior subordinated notes). The proceeds from the issuance of these notes were used (i) to effect the O-I Plastic acquisition and the 2004 Refinancing and (ii) to pay related fees, expenses and other transaction costs.

As of March 31, 2010, we had outstanding $375.0 million in senior subordinated notes due 2014 co-issued by the Operating Company and CapCo I. On November 24, 2009, the Operating Company and CapCo I issued

$253.4 million aggregate principal amount of 8.25% senior unsecured notes due 2017. The net proceeds from the offering, along with cash on hand, were used to fully discharge our obligations under the 8.5% senior notes due 2012. The senior notes and the senior subordinated notes are unconditionally guaranteed, jointly and severally, by Holdings and certain domestic subsidiaries of the Operating Company and mature on January 1, 2017, and October 7, 2014, respectively. Interest on the senior notes is payable semi-annually on January 1 and July 1 of each year at 8.25% per annum and interest on the senior subordinated notes is payable semi-annually at 9.875% per annum.

The Senior Notes

The senior notes:

•	are general unsecured obligations of the Operating Company and CapCo I;

•	are pari passu in right of payment with all existing and future senior debt of the Operating Company and CapCo I;

•

are effectively subordinated to all secured debt of the Operating Company, CapCo I and the guarantors and structurally subordinated to the debt of any non-guarantor subsidiaries of the Operating Company; and

•	are senior in right of payment to any subordinated indebtedness of the Operating Company and CapCo I.

The Senior Subordinated Notes

The senior subordinated notes:

•	are general unsecured obligations of the Operating Company and CapCo I;

•	are subordinated in right of payment to all existing and future senior debt of the Operating Company and CapCo I;

•	are pari passu in right of payment with any senior subordinated indebtedness of the Operating Company and CapCo I; and

•

are effectively subordinated to all secured debt of the Operating Company, the guarantors and CapCo I and structurally subordinated to the debt of any non-guarantor subsidiaries of the Operating Company.

Covenants

The indentures contain a number of significant covenants that, among other things, restrict our ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in certain types of transactions with affiliates and otherwise restrict our activities.

Optional Redemption

We may redeem both the senior notes and the senior subordinated notes, in whole or in part, at any time, subject to prepayment provisions.

Change of Control Offer

Upon the occurrence of a change of control, the holders of the notes can require us to repurchase some or all of their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The Operating Company, CapCo I and the guarantors of the outstanding unregistered notes entered into a registration rights agreement with the initial purchasers of the outstanding unregistered notes in which they agreed, under certain circumstances, to use their reasonable best efforts to file a registration statement relating to an offer to exchange the outstanding unregistered notes for exchange notes and thereafter consummate the offer no later than 365 days following the closing date of the issuance of the outstanding unregistered notes. The exchange notes will have terms identical in all material respects to the outstanding unregistered notes, except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding unregistered notes were issued on November 24, 2009.

Under the circumstances set forth below, the Operating Company, CapCo I and the guarantors will use their reasonable best efforts to cause the SEC to declare effective a shelf registration statement with respect to the resale of the outstanding unregistered notes within the time periods specified in the registration rights agreement and keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include:

•	if any changes in law, SEC rules or regulations or applicable interpretations thereof by the SEC do not permit us to effect the exchange offer as contemplated by the registration rights agreement;

•	if the exchange offer is not consummated within 365 days after the date of issuance of the outstanding unregistered notes;

•

if any initial purchaser so requests with respect to the outstanding unregistered notes held by it and not eligible to be exchanged for the exchange notes within 30 days after the consummation of the exchange offer; or

•	if any holder that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered outstanding unregistered notes.

Under the registration rights agreement, if the Operating Company and CapCo I fail to complete the exchange offer (other than in the event we file a shelf registration statement) or the shelf registration statement, if required thereby, is not declared effective, in either case on or prior to 365 days after the date of issuance of the outstanding unregistered notes (the “target registration date”), the interest rate on the outstanding unregistered notes will be increased by (x) 0.25% per annum for the first 90-day period immediately following the target registration date and (y) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until the exchange offer is completed or the shelf registration statement, if required, is declared effective by the SEC or the outstanding unregistered notes cease to constitute transfer restricted notes, up to a maximum of 1.00% per annum of additional interest. Copies of the registration rights agreement have been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding unregistered notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not an affiliate of the Operating Company or CapCo I or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•

you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes, where the broker-dealer acquired the outstanding unregistered notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are an affiliate of the Operating Company or CapCo I or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•

you cannot rely on the position of the SEC set forth in Morgan Stanley & Co. Incorporated (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters; and

•

in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding unregistered notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding unregistered notes, where such outstanding unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letters of transmittal, the Operating Company and CapCo I will accept for exchange in the exchange offer any outstanding unregistered notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding unregistered notes may only be tendered in multiples of $2,000 and in integral multiples of $1,000 in excess thereof. The Operating Company and CapCo I will issue $2,000 and integral multiples of $1,000, in excess thereof, principal amount of exchange notes in exchange for each $2,000 and integral multiples of $1,000, in excess thereof, principal amount of outstanding unregistered notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding unregistered notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding unregistered notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding unregistered notes. For a description of the indenture, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding unregistered notes being tendered for exchange.

As of the date of this prospectus, $253.4 million aggregate principal amount of the 8 1/ 4% Senior Notes due 2017 that were issued in a private offering on November 24, 2009 are outstanding and unregistered. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding unregistered notes. There will be no fixed record date for determining registered holders of outstanding unregistered notes entitled to participate in the exchange offer. The Operating Company and CapCo I intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding unregistered notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to such holders’ series of outstanding unregistered notes and the registration rights agreement except that we will not have any further obligation to you to provide for the registration of the outstanding unregistered notes under the registration rights agreement.

The Operating Company and CapCo I will be deemed to have accepted for exchange properly tendered outstanding unregistered notes when they have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, the Operating Company and CapCo I expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding unregistered notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding unregistered notes. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date; Extensions; Amendments

As used in this prospectus, the term “expiration date” means 11:59 p.m., New York City time, on , 2010. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of such exchange offer.

To extend the period of time during which an exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding unregistered notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

The Operating Company and CapCo I reserve the right, in their sole discretion:

•	to delay accepting for exchange any outstanding unregistered notes (only in the case that we amend or extend the exchange offer);

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•

subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding unregistered notes. If the Operating Company and CapCo I amend an exchange offer in a manner that we determine to constitute a material change, they will promptly disclose the amendment in a manner reasonably calculated to inform the holders of applicable outstanding unregistered notes of that amendment.

The Operating Company and CapCo I do not currently intend to extend the expiration date of the exchange offer.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, the Operating Company and CapCo I will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding unregistered notes and they may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in their reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, the Operating Company and CapCo I will not be obligated to accept for exchange the outstanding unregistered notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Unregistered Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

The Operating Company and CapCo I expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, the Operating Company and CapCo I may delay acceptance of any outstanding unregistered notes by giving oral or written notice of such extension to their holders. The Operating Company and CapCo I will return any outstanding unregistered notes that they do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

The Operating Company and CapCo I expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding unregistered notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. The Operating Company and CapCo I will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding unregistered notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and the Operating Company and CapCo I may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If the Operating Company and CapCo I fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that they may assert at any time or at various times prior to the expiration date.

In addition, the Operating Company and CapCo I will not accept for exchange any outstanding unregistered notes tendered, and will not issue exchange notes in exchange for any such outstanding unregistered notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “TIA”).

Procedures for Tendering Outstanding Unregistered Notes

To tender your outstanding unregistered notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent—Note” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding unregistered notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding unregistered notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding unregistered notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding unregistered notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding unregistered notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding unregistered notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding unregistered notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding unregistered notes, either:

•	make appropriate arrangements to register ownership of the outstanding unregistered notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding unregistered notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding unregistered notes surrendered for exchange are tendered:

•

by a registered holder of the outstanding unregistered notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding unregistered notes listed on the outstanding unregistered notes, such outstanding unregistered notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding unregistered notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding unregistered notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding unregistered notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•

DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding unregistered notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, the Operating Company and CapCo I will promptly issue exchange notes for outstanding unregistered notes that they have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding unregistered notes or a timely book-entry confirmation of such outstanding unregistered notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding unregistered notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding unregistered notes must represent that such outstanding unregistered notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

The Operating Company and CapCo I will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding unregistered notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. The Operating Company and CapCo I reserve the absolute right to reject any and all tenders of any particular outstanding unregistered notes not properly tendered or to not accept any particular outstanding unregistered notes if the acceptance might, in their or their counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding unregistered notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding unregistered notes for exchange must be cured within such reasonable period of time as we determine. Neither the Operating Company, CapCo I, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding unregistered notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding unregistered notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding unregistered notes at DTC, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding unregistered notes by causing the book-entry transfer facility to transfer those outstanding unregistered notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding unregistered notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding unregistered notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding unregistered notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding unregistered notes who are unable to deliver confirmation of the book-entry tender of their outstanding unregistered notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding unregistered notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding unregistered notes but they are not immediately available or you cannot deliver them, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding unregistered notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding unregistered notes and the principal amount of outstanding unregistered notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding unregistered notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding unregistered notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding unregistered notes into the exchange agent’s account at DTC all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send you a notice of guaranteed delivery if you wish to tender your outstanding unregistered notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding unregistered notes at any time prior to 11:59 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding unregistered notes to be withdrawn;

•	identify the outstanding unregistered notes to be withdrawn, including the certificate numbers and principal amount of the outstanding unregistered notes; and

•

where certificates for outstanding unregistered notes have been transmitted, specify the name in which such outstanding unregistered notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding unregistered notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding unregistered notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding unregistered notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal and our determination will be final and binding on all parties. Any outstanding unregistered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding unregistered notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding unregistered notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding unregistered notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Unregistered Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. The Bank of New York Mellon also acts as trustee under the indenture governing the senior notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail: The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7E New York, New York 10286 Attention: Evangeline Gonzalez	By Regular Mail: The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7E New York, New York 10286 Attention: Evangeline Gonzalez	By Overnight Courier or Hand Delivery:
The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street—Floor 7E New York, New York 10286 Attention: Evangeline Gonzalez

By Facsimile Transmission: (eligible institutions only): (212) 298-1915

Telephone Inquiries: (212) 815-3738

Note: Delivery of this instrument to an address other than as set forth above, or transmission of instructions other than as set forth above, will not constitute a valid delivery.

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding unregistered notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding unregistered notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding unregistered notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchanges, as the terms of the exchange notes are substantially identical to the terms of the outstanding unregistered notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will capitalize the expenses relating to the exchange offer.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchanges of outstanding unregistered notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding unregistered notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding unregistered notes tendered;

•	tendered outstanding unregistered notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding unregistered notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Holders who tender their outstanding unregistered notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding unregistered notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding unregistered notes for exchange notes under the exchange offer, your outstanding unregistered notes will remain subject to the restrictions on transfer of such outstanding unregistered notes:

•

as set forth in the legend printed on the outstanding unregistered notes as a consequence of the issuance of the outstanding unregistered notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding unregistered notes.

In general, you may not offer or sell your outstanding unregistered notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding unregistered notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding unregistered notes in the open market, in privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding unregistered notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding unregistered notes.

DESCRIPTION OF NOTES

In this description, references to the “Company” refer only to Graham Packaging Company, L.P., and not to any of its subsidiaries, and references to the “Issuers” refer only to Graham Packaging Company, L.P. and GPC Capital Corp. I, and not to any of their respective subsidiaries or their parent company and references to the “Parent Guarantor” refer to Graham Packaging Holdings Company and not to any of its subsidiaries.

On November 24, 2009, the Issuers issued $253.4 million in aggregate principal amount of 8 1/4% senior notes due 2017. The outstanding unregistered notes were, and the exchange notes will be, issued under an indenture (the “Indenture”), dated as of November 24, 2009, among the Issuers, the subsidiary guarantors (the “Subsidiary Guarantors”) and the Parent Guarantor, and The Bank of New York Mellon, as Trustee (the “Trustee”). The term “Notes” refers to the outstanding unregistered notes and the exchange notes. Copies of the Indenture and the Registration Rights Agreement may be obtained from the Issuer upon request.

The following is a summary of certain provisions of the Indenture, the Notes and the Registration Rights Agreement and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939 (the “TIA”). Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.”

The Issuers may issue additional Notes having identical terms and conditions to the Notes (the “Additional Notes”) from time to time. Any offering of Additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Except as set forth under “Legal Defeasance and Covenant Defeasance—Amendment, Supplement and Waiver,” the Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the Notes are payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286).

The Notes were issued only in fully registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Brief Description of the Notes

The Notes:

•	are general unsecured obligations of the Issuers;

•	are guaranteed by the Parent Guarantor and by certain subsidiaries of the Company as described below;

•	are pari passu in right of payment with all existing and future senior Indebtedness of the Issuers;

•	are effectively subordinated to all secured debt of the Issuers and the Guarantors and structurally subordinated to the debt of any non-guarantor subsidiaries of the Company; and

•	are senior in right of payment to any subordinated Indebtedness of the Issuers.

As of March 31, 2010, the Company had outstanding total senior debt of approximately $1,867.8 million, of which $1,617.7 million was secured (which is net of $19.6 million of unamortized discount and includes $15.5 million of capital leases and other indebtedness and $13.2 million of indebtedness of non-guarantor subsidiaries that is structurally senior to the Notes). As of March 31, 2010, an additional $249.8 million was available for borrowing under the Senior Secured Credit Agreement, all of which would be secured if borrowed.

Principal, Maturity and Interest

The Issuers issued $253.4 million aggregate principal amount of Notes. The Indenture governing the Notes provides for the issuance of Additional Notes, subject to compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes and will vote on all matters with the Notes. The Notes mature on January 1, 2017.

Interest on the Notes accrues at the rate of 8 1/ 4% per annum. Interest is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2010. The Issuers make each interest payment to the holders of record of the Notes on the immediately preceding December 15 and June 15.

Interest on the Notes accrues from November 24, 2009 or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder has given wire transfer instructions to the Company, the Issuers will pay all principal, interest and premium and Additional Interest (as defined under “—Registration Rights”), if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes are made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The initial paying agent and registrar is the Trustee. The Company may change the paying agent or registrar without prior notice to the holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The Issuers’ Structure

The Company is a wholly-owned operating subsidiary of Holdings, which we sometimes refer to in this section as the “Parent Guarantor,” and CapCo I is a subsidiary corporation of the Company with no material operations of its own and only limited assets. The Parent Guarantor is not subject to any of the restrictive covenants described in this prospectus or in the Indenture governing the Notes.

Guarantees

General

The obligations of the Issuers pursuant to the Notes, including any repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Parent Guarantor and each Wholly Owned Restricted Subsidiary (other than a Foreign Subsidiary) of the Company that guarantees the Company’s obligations under the Senior Secured Credit Agreement (“Senior Obligation Guarantor”). Notwithstanding the foregoing, if at any time any non-Wholly Owned Restricted Subsidiary (other than a Foreign Subsidiary) that is a Senior Obligation Guarantor, but is not, pursuant to the immediately preceding sentence, required to be a Guarantor (a “Non-Wholly Owned Senior Obligation Guarantor”) constitutes, either alone or together with all other Non-Wholly Owned Senior Obligation Guarantors at such time (considered for this purpose as a single subsidiary and determined on a combined or consolidated basis, as applicable), a Significant Subsidiary of the Company, then the Company shall within 20 days cause one or more Non-Wholly Owned Senior Obligation Guarantors to become Guarantors in accordance with the provisions of this section such that, after giving effect to all such additional Guarantors, no Non-Wholly Owned Senior Obligation Guarantor that is not a Guarantor, either alone or together with all other Non-Wholly Owned Senior Obligation Guarantors that are not Guarantors at such time (considered for this purpose as a single subsidiary and determined as provided above), shall constitute a Significant Subsidiary of the Company.

Each Guarantee is limited to the maximum amount (after giving effect to all guarantees by it of senior indebtedness) that would not render the Guarantors’ obligations subject to avoidance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable provision of state law. By virtue of this limitation, a Guarantor’s obligation under its Guarantee could be significantly less than amounts payable with respect to the Notes, or a Guarantor may have effectively no obligation under its Guarantee. See “Risk Factors—Risks Related To The Exchange Notes—Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received and, if that occurs, you may not receive any payments on the notes.”

Upon the guarantee by any Restricted Subsidiary of the obligations of the Company under the Senior Secured Credit Agreement that is, pursuant to the first paragraph of this section, required thereby to provide a Guarantee, the Company will cause each such Restricted Subsidiary (other than a Securitization Subsidiary) to execute a Supplemental Indenture, satisfactory in form and substance to the Trustee, pursuant to which such Restricted Subsidiary will become a Guarantor.

Release

A Guarantor shall be automatically and unconditionally released and discharged from all of its obligations under its Guarantee of the Notes if:

(a)	in the case of Guarantor that is a Restricted Subsidiary, (i) all its assets or Capital Stock is sold or transferred, in each case in a transaction in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” (ii) the Guarantor merges with or into, or consolidates with or amalgamates with, or transfers all or substantially all its assets to, another Person in compliance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets,” or (iii) such Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(b)	such Guarantor has delivered to the Trustee a certificate of a Responsible Officer and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to such transaction have been complied with; and

(c)	such Guarantor is released from its guarantee (if any) of the Senior Secured Credit Agreement.

Optional Redemption

At any time on or prior to January 1, 2013, the Issuers may on any one or more occasions redeem up to 40% of the aggregate principal amount of the Notes at a redemption price of 108.250% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, in each case, with the net cash proceeds of one or more Equity Offerings; provided, that:

(1)	at least 60% of the aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Offering.

The Notes may be redeemed, in whole or in part, at any time prior to January 1, 2014, at the option of the Issuers upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after January 1, 2014, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed, if any, to the applicable redemption date, if redeemed during the twelve month period beginning on January 1 of the years indicated below:

Year	Percentage
2014	104.125%
2015	102.063%
2016 and thereafter	100.000%

The Issuers may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Any notice of any redemption may be given prior to the redemption thereof. Notice of any redemption upon any Equity Offering or in connection with a transaction (or series of related transactions) that constitutes a Change of Control may be given prior to the redemption thereof, and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or Change of Control, as the case may be.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of the Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on such Notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of the Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture contains no provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of the Notes to require the Issuers to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

The amount of (i) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed or satisfied by the transferee of any such assets and for which the Company and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the

Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the receipt thereof and (iii) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received without giving effect to subsequent changes in value) shall be deemed to be cash for purposes of clause (2) above and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply those Net Proceeds at its option to:

(1)	permanently reduce Obligations under (x) the Senior Secured Credit Agreement or other Obligations secured by a Lien, or (y) Indebtedness that ranks pari passu with the Notes or a Guarantee (provided, that if the Company or a Guarantor shall so reduce Obligations under such Indebtedness, the Issuers will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of the Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, the pro rata principal amount of the Notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company (provided, that in the case of any reduction of any revolving obligations, the Company or such Restricted Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(2)	make an investment in (A) any one or more businesses; provided, that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3)	make an investment in or expenditures for (A) any one or more businesses; provided, that such investment in any business is in the form of the acquisition of Capital Stock and it results in the Company or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale;

provided, that the 365-day period provided above to apply any portion of Net Proceeds in accordance with clause (2) or (3) above shall be extended by an additional 180 days if by not later than the 365th day after receipt of such Net Proceeds the Company or a Restricted Subsidiary, as applicable, has entered into a bona fide binding commitment with a Person other than an Affiliate of the Company to make an investment of the type referred to in either such clause in the amount of such Net Proceeds.

When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $20.0 million, the Issuers will make an offer (an “Asset Sale Offer”) to all holders of the Notes to purchase on a pro rata basis the maximum principal amount of such Notes that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.

Pending the final application of any Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of the Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Additionally, the Issuer may, at its option, make an Asset Sale Offer using proceeds from any Asset Sale at any time after consummation of such Asset Sale. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Selection and Notice

If less than all the Notes under the Indenture are to be redeemed at any time, the Trustee will select such Notes for redemption as follows:

(1)	if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed; or

(2)	if such Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method in accordance with the procedures of DTC.

No Notes of less than $1,000 can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the issue date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Restricted Payments;”

(3)	“—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Dividend and Other Payment Restrictions Affecting Subsidiaries;”

(5)	“—Transactions with Affiliates;” and

(6)	clause (4) of the first paragraph of “—Merger, Consolidation or Sale of Assets.”

In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the suspension date and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indenture with respect to Notes; provided that (1) with respect to Restricted Payments (as defined below) made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Restricted Payments” had been in effect prior to, but not during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of “—Incurrence of Indebtedness and Issuance of Preferred Stock.” Notwithstanding the foregoing, no Subsidiaries of the Company may be designated as Unrestricted Subsidiaries during the Suspension Period.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary to the Company or any other Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b)	purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent corporation of the Company, including in connection with any merger or consolidation involving the Company;

(c)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Indebtedness subordinated or junior in right of payment to the Notes (other than (x) Indebtedness permitted under clauses (2), (6) and (7) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d)	make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(2)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (1) but only to the extent such Restricted Payment would have otherwise been excluded, (2), (3), (4), (5), (6), (8), (9), (10), (11), (12), (13), (14) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of

(a)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2005, to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company since October 7, 2004, from the issue or sale of (x) Equity Interests of the Company (including Retired Capital Stock (as defined below)) (other than (i) Excluded Contributions, (ii) Designated Preferred Stock, (iii) cash proceeds and marketable securities received from the sale of Equity Interests to members of management, directors or consultants of the Company or any direct or indirect parent corporation of the Company and the Subsidiaries to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and (iv) Refunding Capital Stock (as defined below) and, to the extent actually contributed to the Company, Equity Interests of the Company’s direct or indirect parent entities) and (y) debt securities of the Company that have been converted into such Equity Interests of the Company (other than Refunding Capital Stock or Equity Interests or convertible debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be, and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock), plus

(c)	100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities contributed to the capital of the Company following October 7, 2004 (other than (i) Excluded Contributions, (ii) the Cash Contribution Amount, (iii) contributions by a Restricted Subsidiary and (iv) Refunding Capital Stock), plus

(d)	100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by means of

(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or

(B)

the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted

Subsidiary pursuant to clause (5) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, in each case not to exceed in the aggregate amount treated as a Restricted Investment, plus

(e)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of the Company in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (5) or (13) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)	(A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the

Company or any direct or indirect parent entity (“Retired Capital Stock”) or Indebtedness subordinated to the Notes, as the case may be, in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Equity Interests of the Company or contributions to the equity capital of the Company (in each case, other than Disqualified Stock) (“Refunding Capital Stock”) and

(B)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or the Company) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes or a Guarantee thereof made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof, which is incurred in compliance with the covenant “—Incurrence of Indebtedness and Issuance of Preferred Stock” so long as

(A)	the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes or a Guarantee thereof being so redeemed, repurchased, acquired or retired for value plus the amount of any reasonable premium, defeasance costs and fees required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes or a Guarantee thereof being so redeemed, repurchased, acquired or retired,

(B)	such new Indebtedness is subordinated to the Notes or any such applicable Guarantee at least to the same extent as such Indebtedness subordinated to such Notes and/or Guarantee so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C)	such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to such Notes or a Guarantee thereof being so redeemed, repurchased, acquired or retired and

(D)	such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to such Notes or a Guarantee thereof being so redeemed, repurchased, acquired or retired;

(4)

a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Company, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Company and its Subsidiaries) the Company’s direct or indirect parent entities, pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or arrangement; provided, however, that the aggregate amount of all such Restricted Payments made under this clause (4) does not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); and provided, further, that such amount in any calendar year may be increased by an amount not to exceed

(A)	the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company, Equity Interests of any of its direct or indirect parent entities, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or (to the extent such person renders services to the businesses of the Company and its Subsidiaries) the Company’s direct or indirect parent entities, that occurs after the date of the Indenture plus

(B)	the amount of any cash bonuses otherwise payable by the Company or to its members of management, directors or consultants of the Company or any of its Subsidiaries or (to the extent such person renders services to the businesses of the Company and its Subsidiaries) the Company’s direct or indirect parent entities, that are foregone in return for the receipt of Equity Interests of the Company or any direct or indirect parent entity of the Company pursuant to a deferred compensation plan of such entity plus

(C)	the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries, or by any direct or indirect parent entity to the extent contributed to the Company, after the date of the Indenture (provided, that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less

(D)	the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6)	repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(7)	the payment of dividends on the Company’s common stock (or the payment of dividends to any direct or indirect parent entity to fund a payment of dividends on such entity’s common stock) following the first public offering of the Company’s common stock or the common stock of any of its direct or indirect parent entities after the date of the Indenture, of up to 6.0% per annum of the net proceeds received by or contributed to the Company in any public offering, other than public offerings with respect to the Company’s or its parent’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(8)	Investments that are made with Excluded Contributions;

(9)	the declaration and payment of dividends to, or the making of loans to, any direct or indirect parent entity in amounts required for it to pay:

(A)	(i) overhead, tax liabilities of such parent entity (including any distribution necessary to allow such parent entity to make a Tax Distribution in accordance with clause (B) below), legal, accounting and other professional fees and expenses, (ii) fees and expenses related to any equity offering, investment or acquisition permitted hereunder (whether or not successful) and (iii) other fees and expenses in connection with the maintenance of its existence and its ownership of the Company; and

(B)	(i) with respect to each tax year (or portion thereof) that such parent entity qualifies as a Flow Through Entity, a distribution by such parent entity to the holders of the Equity Interests of such parent entity of an amount equal to the product of (x) the amount of aggregate net taxable income allocated by such parent entity to the direct or indirect holders of the Equity Interests of such parent entity for such period and (y) the Presumed Tax Rate for such period and (ii) with respect to any tax year (or portion thereof) that such parent entity does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect holders of Equity Interests of such parent entity in amounts required for such holder to pay federal, state or local income taxes (as the case may be) imposed directly on such holder to the extent such income taxes are attributable to the income of the Company and its Restricted Subsidiaries; provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that the Company and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if such parent entity and its Subsidiaries paid such taxes directly as a stand alone taxpayer (or stand alone group);

(10)	distributions or payments of Securitization Fees;

(11)	cash dividends or other distributions on the Company’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the initial offering of the Notes or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates;”

(12)	declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary issued in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(13)	other Restricted Payments in an aggregate amount not to exceed $50.0 million;

(14)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock issued after the date of the Indenture and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock of any direct or indirect parent company of the Company issued after the date of the Indenture; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance on the first day of such period (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(15)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries; and

(16)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales;” provided, that all Notes duly tendered by holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (7), (13) and (15) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such

Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of the Company.

The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants described in this prospectus or in the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur”), with respect to any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary may issue Preferred Stock if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1)	Indebtedness under Credit Facilities together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2,200 million outstanding at any one time less the amount of all mandatory principal payments of term loans and permanent reductions in the revolving credit portion of the Credit Facilities actually made by the borrower thereunder with Net Proceeds from Asset Sales;

(2)	Existing Indebtedness (other than Indebtedness described in clause (1));

(3)	Indebtedness (including Capitalized Lease Obligations) incurred or issued by the Company or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (3), does not exceed 7.5% of Total Assets;

(4)	Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims;

(5)

Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of

Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of Accounting Standards Codification 460, “Guarantees” or as a result of an amendment to an obligation in existence on the issue date) of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (5));

(6)	Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that

(A)	any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that is owed and holds such Indebtedness ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof not permitted under this subclause (6)(A), and

(B)	if the Company or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of the Company with respect to the Notes or of such Guarantor with respect to its Guarantee;

(7)	shares of Preferred Stock of a Restricted Subsidiary issued to the Company or a Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted under this clause (7);

(8)	Hedging Obligations of the Company or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes);

(9)	obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees provided by the Company or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(10)	Indebtedness of the Company or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (10), does not at any one time outstanding exceed $150.0 million (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (10) shall cease to be deemed incurred or outstanding for purposes of this clause (10) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (10));

(11)	any guarantee by the Company or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture;

(12)

the incurrence by the Company or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clause (2) above, this clause (12) and clause (13) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums, defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness

(A)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced,

(B)	to the extent such Refinancing Indebtedness refinances Indebtedness subordinated to or pari passu with the Notes or a Guarantee thereof, such Refinancing Indebtedness is subordinated to or pari passu with the Notes or a Guarantee thereof at least to the same extent as the Indebtedness being refinanced or refunded,

(C)	shall not include Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of the Company or a Guarantor,

(D)	shall not be in a principal amount in excess of the principal amount of, premium, if any, defeasance costs, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and

(E)	shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced;

provided, further, that subclauses (A) and (B) of this clause (12) will not apply to any refunding or refinancing of any Indebtedness that is secured by a Lien.

(13)	Indebtedness or Preferred Stock of Persons that are acquired by the Company or any Restricted Subsidiary or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either (A) the Company or such Restricted Subsidiary would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such acquisition;

(14)	Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness, other than credit or purchase cards, is extinguished within five business days of its incurrence;

(15)	Indebtedness of the Company or any Restricted Subsidiary of the Company supported by a letter of credit issued pursuant to a Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(16)	Contribution Indebtedness;

(17)	Indebtedness consisting of the financing of insurance premiums;

(18)	Indebtedness of Foreign Subsidiaries, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (18) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed $75.0 million;

(19)	Indebtedness incurred on behalf of or representing Guarantees of Indebtedness of joint ventures not in excess of $25.0 million at any time outstanding;

(20)	Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any Restricted Subsidiary of the Company other than a Securitization Subsidiary (except for Standard Securitization Undertakings); and

(21)	all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (1) through (20) above.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (21) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Indebtedness under the Senior Secured Credit Agreement outstanding on the date on which Notes are first issued and authenticated under the Indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Indebtedness on any asset or property of the Company or any Restricted Subsidiary that is a Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1)	in the case of Liens securing Indebtedness subordinated to the Notes or any such Guarantee, the Notes and any such applicable Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2)	in all other cases, the Notes or the applicable Guarantee or Guarantees are equally and ratably secured,

except that the foregoing shall not apply to:

(i)	Liens securing the Notes and the related Guarantees; and

(ii)	Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions (x) in effect on the date of the Indenture, including, without limitation, pursuant to the Indenture, the Senior Subordinated Notes Indenture, Existing Indebtedness or the Senior Secured Credit Agreement and related documentation or (y) entered into thereafter so long as not materially more restrictive than those described in the preceding clause (x);

(2)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6)	secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	other Indebtedness of Restricted Subsidiaries (i) that are Guarantors which Indebtedness is permitted to be incurred pursuant to an agreement entered into subsequent to the date of the Indenture in accordance with the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that are Foreign Subsidiaries which Indebtedness is incurred subsequent to the date of the Indenture pursuant to covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(9)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)	customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(11)	customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(12)	customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(13)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1), (2), (4) and (8) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(14)	any encumbrance or restriction that is in the good faith judgment of the Company necessary or advisable to effect the transactions contemplated under a Qualified Securitization Financing; provided, however, that such restrictions apply only to such Securitization Subsidiary; or

(15)	any encumbrances and restrictions that are no more restrictive, in the aggregate, than those in effect of the date of the Indenture.

Merger, Consolidation or Sale of Assets

Consolidation, Merger or Sale of Assets of the Company

The Company may not, directly or indirectly: (1) consolidate or merge with or into or wind up into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(1)	either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a partnership, limited liability company or corporation organized or existing under the laws of the jurisdiction of organization of the Company or the United States, any state of the United States, the District of Columbia or any territory thereof (the Company or such Person, as the case may be, hereinafter referred to as the “Successor Company”);

(2)	the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists;

(4)	after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (A) the Successor Company (if other than the Company), would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock” determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if such transaction had occurred at the beginning of such four-quarter period, or (B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) shall apply, shall have confirmed in writing that its Guarantee shall apply to such Person’s obligations under the Notes, the Indenture and the Registration Rights Agreement; and

(6)	the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or to another Restricted Subsidiary and (b) the Company may merge with an Affiliate incorporated solely for the purpose of incorporating or reincorporating the Company in a (or another) state of the United States, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Consolidation, Merger or Sale of Assets by a Subsidiary Guarantor

Subject to the provisions described under “—Guarantees—Release,” no Subsidiary Guarantor shall consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person, unless:

(1)

such Guarantor is the surviving person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a partnership, limited liability company or corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	the Company shall have delivered to the Trustee an Officer’s Certificate stating that such consolidation, merger or transfer and such amendment or supplement (if any) comply with the Indenture.

The Successor Guarantor will succeed to, and be substituted for, such Guarantor under the Indenture. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, the District of Columbia or any territory thereof, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) any Guarantor may merge into or transfer all or part of its properties and assets to the Company or another Guarantor and (3) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor. Notwithstanding anything to the contrary herein, except as expressly permitted under the Indenture, no Guarantor shall be permitted to consolidate with, merge into or transfer all or part of its properties and assets to the Parent Guarantor.

Nothing contained in this covenant shall limit the Parent Guarantor’s ability to consolidate with, merge with, or sell any of its assets to, any Person, except the Company or Subsidiary Guarantors, to the extent provided in this covenant.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable, taken as a whole, to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm’s length basis; and

(2)	the Company delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Directors set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members, if any, of the Board of Directors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	transactions between or among the Company and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2)	Restricted Payments and Permitted Investments (other than pursuant to clause (13) thereof) permitted by the Indenture;

(3)	the payment to Sponsors or any other Permitted Holder of annual management, consulting, monitoring and advisory fees in an aggregate amount in any fiscal year not in excess of $5.0 million, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods (but after the date of the Indenture), and the execution of any management or monitoring agreement subject to the same limitations;

(4)	the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Company, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Company and its Subsidiaries) any of the Company’s direct or indirect parent entities;

(5)	payments by the Company or any Restricted Subsidiary to the Sponsors and any of their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Company in good faith;

(6)	transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view;

(7)	payments or loans (or cancellations of loans) to employees or consultants of the Company, any Restricted Subsidiary or (to the extent such person renders services to the businesses of the Company and its Subsidiaries) any of the Company’s direct or indirect parent entities, which are approved by a majority of the Board of Directors of the Company in good faith and which are otherwise permitted under the Indenture;

(8)	payments made or performance under any agreement as in effect on the date of the Indenture or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the Indenture);

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, the Recapitalization Agreement (including any registration rights agreement or purchase agreements related thereto to which it is party and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under any future amendment to the Recapitalization Agreement or under any similar agreement shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to holders of Notes in any material respect;

(10)	the payment of all fees and expenses related to the initial offering of the Notes;

(11)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to the Company or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)	if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of any parent entity to any Permitted Holder or of the Company to any parent entity or to any Permitted Holder;

(13)	any transaction effected as part of a Qualified Securitization Financing;

(14)	any employment agreements entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business;

(15)	transactions with joint ventures for the purchase or sale of materials, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice; and

(16)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company.

Payments for Consent

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of such Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Company will either file with the SEC or furnish to the holders of Notes, within 45 days after the end of each of the first three fiscal quarters of each fiscal year, or (in the case of annual financial information) within 90 days after the end of each fiscal year, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to above with the SEC for public availability within the time periods specified above (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders of such Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

So long as any parent entity of the Company is a Guarantor (there being no obligation of any parent entity to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of the Company (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Company, be filed by and be those of such entity rather than the Company.

Events of Default and Remedies

Under the Indenture, an Event of Default is defined as any of the following:

(1)	the Issuers default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)	the Issuers default in the payment when due of interest, on or with respect to the Notes and such default continues for a period of 30 days;

(3)	an Issuer or a Guarantor defaults in the performance of, or breaches any covenant, warranty or other agreement contained in the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4)

the Company or a Restricted Subsidiary defaults under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any

Restricted Subsidiary (other than Indebtedness owed to the Company or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if

(A)	such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity, and

(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $35.0 million or more at any one time outstanding;

(5)	certain events of bankruptcy affecting the Company or any Significant Subsidiary;

(6)	the Company or any Significant Subsidiary fails to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $35.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7)	any Guarantee of a Significant Subsidiary fails to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under its Guarantee and such Default continues for 10 days.

If an Event of Default (other than an Event of Default specified in clause (5) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable. Notwithstanding the foregoing, if an Event of Default specified in clause (5) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding Notes may rescind and cancel such declaration and its consequences:

(1)	if the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officer’s Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Holders of the Notes may not enforce the Indenture or such Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, such Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to such Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee or exercising any trust or power conferred on such Trustee.

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuers or any direct or indirect parent entity, as such, has any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium on such Notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes.

In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of the Company but not its Restricted Subsidiaries) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1)	the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes on the stated maturity or on the redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) or insofar as Events of Default (other than Events of Default resulting from the borrowing of funds to be applied to such deposit and the granting of Liens in connection therewith) resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument, including without limitation, the Senior Secured Credit Agreement, (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(6)	the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(7)	the Issuers must deliver to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing default or compliance with any provision of the Indenture or the

Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes.

Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any such Note or alter the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on such Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of such Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any such Note payable in money other than that stated in such Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of such Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on such Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	modify the subsidiary Guarantees in any manner adverse to the holders of such Notes;

(9)	modify or change any provision of the Indenture or the related definitions affecting ranking in a manner that materially adversely affect the holders; or

(10)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Company’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; or

(6)	to add a guarantee of the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when:

(1)	either:

(a)	all such Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and such Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b)	all such Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and the Issuers have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on such Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

(3)	the Issuers have delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of an Issuer, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to such Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and the Guarantees are governed by, and construed in accordance with, the laws of the State of New York.

Registration Rights

On November 24, 2009, the Issuers, the Guarantors and the initial purchasers of the Notes entered into a registration rights agreement (the “Registration Rights Agreement”). In the Registration Rights Agreement, each of the Issuers and the Guarantors have agreed that they will, at their expense, for the benefit of the holders of the Notes, (i) file one or more registration statements on an appropriate registration form (each, an “exchange offer registration statement”) with respect to a registered offer (each, an “exchange offer”) to exchange the Notes for new notes guaranteed by the Guarantors on a senior basis with terms substantially identical in all material respects to the Notes (the Notes so exchanged, the “exchange notes”), (except that the exchange notes will not contain terms with respect to transfer restrictions) and (ii) use their reasonable best efforts to cause each exchange offer registration statement to be declared effective under the Securities Act. Upon an exchange offer registration statement being declared effective, we will offer the applicable exchange notes (and the related guarantees) in exchange for surrender of the Notes. We will keep each exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the applicable exchange offer is mailed to the holders. For each of the Notes surrendered to us pursuant to an exchange offer, the holder who surrendered such Note will receive a related exchange note having a principal amount equal to that of the surrendered Note. Interest on each exchange note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or (ii) if the Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such note, from the original issue date of the Notes.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes and the related guarantees will be freely transferable by holders thereof (other than our affiliates) after the applicable exchange offer without further registration under the Securities Act; provided, however, that each holder that wishes to exchange its Notes for exchange notes will be required to represent (i) that any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) that, at the time of the commencement of the applicable exchange offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the applicable exchange notes in violation of the Securities Act, (iii) that it is not an “affiliate” (as defined in Rule 405 promulgated under Securities Act) of ours, (iv) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of applicable exchange notes and (v) if such holder is a broker-dealer (a “participating broker-dealer”) that will receive exchange notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes. We will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of exchange notes.

If (i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, we are not permitted to effect an exchange offer, (ii) an exchange offer is not consummated within 365 days of the original issue date of the Notes, (iii) in certain circumstances, certain holders of unregistered exchange notes so request, or (iv) in the case of any holder that participates in an exchange offer, such holder does not receive exchange notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of ours within the meaning of the Securities Act), then, in each case, we will (x) promptly deliver to the holders and the applicable trustee written notice thereof and (y) at our sole expense, (a) promptly file a shelf registration statement covering resales of the Notes and (b) use our reasonable best efforts to keep effective such shelf registration statement until the earliest of (i) two years after the original issue date of the Notes or (ii) such time as all of the applicable Notes have been sold (the “shelf registration period”). We will, in the event that a shelf registration statement is filed, provide to each holder whose Notes are registered under such shelf registration statement copies of the prospectus that is a part of such shelf registration statement, notify each such holder when such shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the applicable notes. A holder that sells Notes pursuant to a shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

If (A) we have not exchanged exchange notes for all Notes validly tendered in accordance with the terms of an exchange offer on or prior to the 365th day after the original issue date of the Notes or (B) if applicable, a shelf registration statement covering resales of Notes has been declared effective and such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then Additional Interest shall accrue on the Notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 1.00% per annum)

commencing on (x) the 366th day after the original issue date of the Notes, in the case of (A) above, or (y) the day such shelf registration statement ceases to be effective, in the case of (B) above; provided, however, that upon the exchange of exchange notes for all Notes tendered (in the case of clause (A) above), or upon the effectiveness of a shelf registration statement that had ceased to remain effective (in the case of clause (B) above), Additional Interest on such Notes as a result of such clause (or the relevant sub-clause thereof), as the case may be, shall cease to accrue.

Any amounts of Additional Interest due will be payable in cash on the same original interest payment dates as interest on the Notes is payable.

The exchange notes will be accepted for clearance through The Depository Trust Company.

This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which will be available from us upon request.

Consent to Jurisdiction and Service of Process

Each Issuer has irrevocably and unconditionally: (1) submitted itself and its property in any legal action or proceeding relating to the Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (2) consented that any such action or proceeding may be brought in such courts and waived any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) appointed CT Corporation System, currently having an office at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf service of all process in any such action or proceeding, such service being hereby acknowledged by the Issuers to be effective and binding in every respect.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person; but excluding in any event Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person.

“Additional Interest” has the meaning ascribed to such term in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any Note on the applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of such Note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Notes at January 1, 2014, (such redemption prices being set forth in the tables appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the Notes through January 1, 2014, (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of such Note.

“Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions), in each case, other than:

(1)	a disposition of Cash Equivalents, Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business;

(2)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the covenant contained under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, pursuant to the covenant contained under the caption “—Certain Covenants—Restricted Payments;”

(4)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $15.0 million;

(5)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to another Restricted Subsidiary;

(6)	the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(7)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(8)	sales of assets received by the Company or any Restricted Subsidiary upon foreclosures on a Lien;

(9)	sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; and

(10)	a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership, the Board of Directors of the general partner or manager of the partnership; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“CapCo I” means GPC Capital Corp. I, a Delaware corporation.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Company described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars, pounds sterling, Euros, or, in the case of any foreign subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to a Credit Agreement or with any commercial bank having capital and surplus in excess of $250,000,000;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6)	securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A-2 by Moody’s;

(7)	investment funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8)	money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500.0 million.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2)	either the Parent Guarantor or the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of 50% or more of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent corporations; or

(3)	(A) prior to the first public offering of common stock of either the Company or a parent entity of the Company, the first day on which the Board of Directors of such entity shall cease to consist of a majority of directors who (i) were members of the Board of Directors of the Parent Guarantor on the date of the Indenture or (ii) were either (x) nominated for election by the Board of Directors of the Parent Guarantor or such other parent entity, a majority of whom were directors on the date of the Indenture or whose election or nomination for election was previously approved by a majority of such initial or subsequent directors, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of either the Company or a parent entity of the Company, (i) if such public offering is of common stock of a parent entity, the first day on which a majority of the members of the Board of Directors of such parent entity are not Continuing Directors or (ii) if such public offering is of the Company’s common stock, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of the Indenture, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, (I) the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries or such period to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount or premium, the interest component of Capitalized Lease Obligations and net cash payments and receipts (if any) pursuant to interest rate Hedging Obligations, but excluding (i) amortization of deferred financing fees, (ii) non-cash interest expense attributable to the movement in the fair value of Hedging Obligations or other derivative instruments or the reclassification of amounts out of accumulated other comprehensive income pursuant to GAAP, (iii) any Additional Interest or any comparable additional interest payable in connection with obligations under registration rights agreements, (iv) any expense resulting from a premium or discount arising in connection with the application of purchase accounting, (v) the recording of a debt modification at fair value, (vi) expensing of any bridge or other financing fees and expenses, and (vii) any interest expense on Indebtedness of a third party that is not an Affiliate of a parent entity of the Company or any of its Subsidiaries and that is attributable to supply or lease arrangements as a result of consolidation under

GAAP or attributable to “take-or-pay” contracts accounted for in a manner similar to a capital lease under GAAP, in either case so long as the underlying obligations under any such supply or lease arrangement or such “take-or-pay” contract are not treated as Indebtedness as provided in clause (2) of the proviso to the definition of “Indebtedness”), and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, Securitization Fees), less (II) interest income of such Person and its Restricted Subsidiaries.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)	any net after-tax extraordinary or non-recurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge (including, without limitation, severance, relocation and other restructuring costs and legal and settlement expense related to the Constar intellectual property litigation incurred prior to the date of the Indenture) including, without limitation, any severance, direct transition expenses, change in control payments and fees, expenses or charges related to any offering of Equity Interests of such Person, any Investment, acquisition, refinancing or amendment or modification or any debt instrument or any Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), in each case shall be excluded;

(2)	the cumulative effect of a change in accounting principles during such period shall be excluded;

(3)	any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded;

(4)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Company) shall be excluded;

(5)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations shall be excluded;

(6)	amount equal to the amount of Tax Distributions to any parent entity shall be included as though such amounts had been paid as income taxes or other expenses directly by such Person;

(7)	(A) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by the referent Person to the Company or a Restricted Subsidiary thereof in respect of such period and

(B)	the Net Income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the Issuer or a Restricted Subsidiary thereof in excess of the amounts included in clause (A);

(8)	(A) any increase in amortization or depreciation, and adjustments to deferred revenue or debt, or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting (including the effects of such purchase accounting pushed down to Company and its Restricted Subsidiaries) or conforming accounting principles in connection with any acquisition, (B) effects of fair value adjustments to contingent consideration in connection with an acquisition and (C) effects of any premium or discount arising from the recording of a debt modification at fair value in accordance with GAAP, shall be excluded;

(9)	accruals and reserves that are established within twelve months after the date of a transaction and that are so required to be established as a result of such transactions in accordance with GAAP shall be excluded;

(10)	any non-cash impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or restricted stock or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Company or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(13)(a)	any net non-cash gain, loss, income or expense resulting in such period from Hedging Obligations and the application of fair value accounting under GAAP and (b) any net unrealized gain, loss, income or expense resulting in such period from currency translation including those (i) related to currency remeasurements of Indebtedness or intercompany loans and (ii) resulting from hedge agreements for currency exchange risk, shall be excluded;

(14)	cost of sales will be reflected on a FIFO basis; and

(15)	the portion of Net Income attributable to non-controlling interests of Restricted Subsidiaries shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “—Certain Covenants—Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments by the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company after the date of the Indenture; provided, that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Company, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes, and

(2)	such Contribution Indebtedness (a) is incurred within 180 days after the making of such cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Parent Guarantor or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period (A) plus, without duplication, and in each case (other than clause 9) to the extent deducted in calculating Consolidated Net Income for such period:

(1)	provision for taxes based on income, profits or capital of such Person for such period, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania capital tax, Texas franchise tax, Washington Business and Occupation Tax and Michigan single business tax) (including any Tax Distribution taken into account in calculating Consolidated Net Income), plus

(2)	Consolidated Interest Expense, together with the items excluded pursuant to clauses (I)(a)(i) through (I)(a)(vii) thereof, plus

(3)	Consolidated Depreciation and Amortization Expense of such Person for such period, plus

(4)	the non-cash portion of “straight line” rent expense, plus

(5)	the portion of Net Income attributable to non-controlling interests in Subsidiaries in such period,

(6)	the amount of any expense to the extent a corresponding amount is received in cash by the Company and its Restricted Subsidiaries from a Person other than the Company or any Subsidiary of the Company under any agreement providing for reimbursement of any such expense; provided, that such reimbursement payment has not been included in determining Consolidated Net Income or EBITDA (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods), plus

(7)	the amount of management, consulting, monitoring and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed $5.0 million in any four quarter period, plus

(8)	without duplication, any other non-cash charges (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(9)	any net losses resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan, and

(B)	less the sum of, without duplication, (1) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period), (2) any cash dividends paid on non-controlling interests described in clause (5) above, (3) the cash portion of “straight line” rent expense which exceeds the amount expensed in respect of such rent expense and (4) any net gains resulting from Hedging Obligations entered into in the ordinary course of business relating to intercompany loans, to the extent that the notional amount of the related Hedging Obligation does not exceed the principal amount of the related intercompany loan;

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Company or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of the Company or of any direct or indirect parent corporation of the Company, in each case registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Company and its Restricted Subsidiaries from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the Indenture (including the Notes issued on the date of the Indenture and any exchange Notes issued in exchange therefor).

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of the Company of any closing) of any facility, as applicable; provided, that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officer’s Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on

Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) of any series of Disqualified Stock.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for United States federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“Government Securities” means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means any guarantee of the obligations of the Issuers under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided, that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent,

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing; or

(d)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	Disqualified Stock of such Person;

(3)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(4)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); and

(5)	to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Company or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in the books and records of the Company or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing);

provided, however, that

(1)	Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and contingent consideration arising in connection with acquisitions recorded in accordance with GAAP to the extent that the amount of such consideration has not been finally determined and are not contingencies that will be satisfied solely through the passage of time, and

(2)	Indebtedness of a third party that is not an Affiliate of the Parent Guarantor or any of its Subsidiaries that is attributable to supply or lease arrangements as a result of consolidation under GAAP or attributable to “take-or-pay” contracts accounted for in a manner similar to a capital lease under GAAP, in either case so long as (i) such supply or lease arrangements or such take-or-pay contracts are entered into in the ordinary course of business, (ii) the Board of Directors of the Parent Guarantor has approved any such supply or lease arrangement or any such take-or-pay contract and (iii) notwithstanding anything to the contrary contained in the definition of EBITDA, the related expense under any such supply or lease arrangement or under any such take-or-pay contract is treated as an operating expense that reduces EBITDA, shall be deemed not to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued by the U.S. government or by any agency or instrumentality thereof and directly and fully guaranteed or insured by the U.S. government (other than Cash Equivalents),

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company in accordance with the terms of an arrangement or agreement in effect at the time such Subsidiary was originally acquired by the Company or a Restricted Subsidiary, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under “—Certain Covenants—Restricted Payments.”

For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Restricted Payments,” (i) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Company; and (iii) any transfer of Capital Stock that results in an entity which became a Restricted Subsidiary after the date of the Indenture ceasing to be a Restricted Subsidiary shall be deemed to be an Investment in an amount equal to the fair market value (as determined by the Board of Directors of the Company in good faith as of the date of initial acquisition) of the Capital Stock of such entity owned by the Company and the Restricted Subsidiaries immediately after such transfer.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Company and its direct and indirect parent entities, as the case may be, on the date of the Indenture together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Company or such parent entity or entities, as the case may be, was approved by a vote of a majority of the directors of the Company or such parent entities, as the case may be, then still in office who were either directors on the date of the Indenture or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Company or such parent entity or entities, as the case may be, hired at a time when the directors on the date of the Indenture together with the directors so approved constituted a majority of the directors of the Company or such parent entity or entities, as the case may be.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person (including the portion of such net income attributable to non-controlling interests of Subsidiaries), determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Company or a Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company, or on behalf of a Guarantor by an Officer of such Guarantor, who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or the Guarantor, as applicable, that meets the requirements set forth in the Indenture.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of assets used or useful in a Permitted Business or a combination of such assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

“Permitted Business” means the plastic container business and any services, activities or businesses incidental or directly related or similar thereto, any line of business engaged in by the Company or any of its Subsidiaries on the date of the Indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Permitted Debt” is defined under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Permitted Holders” means, at any time, each of (i) the Sponsors and their Affiliates (not including, however, any portfolio companies of any of the Sponsors), (ii) the Management Group, with respect to not more than 10% of the total voting power of the Equity Interests of the Parent Guarantor and (iii) Graham Alternative Investment Partners I. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment by the Company in any Restricted Subsidiary or by a Restricted Subsidiary in the Company or another Restricted Subsidiary;

(2)	any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the date of the Indenture and Investments made pursuant to binding commitments in effect on the date of the Indenture;

(6)	(A) loans and advances to officers, directors and employees, not in excess of $20.0 million in the aggregate outstanding at any one time and (B) loans and advances of payroll payments and expenses to officers, directors and employees in each case incurred in the ordinary course of business;

(7)	any Investment acquired by the Company or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (8) of the definition of “Permitted Debt;”

(9)

any Investment by the Company or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed 5.0% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales;”

(11)	Investments the payment for which consists of Equity Interests of the Company or any of its parent companies (exclusive of Disqualified Stock);

(12)	guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees consistent with past practice;

(13)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7) and (11) of the second paragraph thereof);

(14)	Investments of a Restricted Subsidiary acquired after the date of the Indenture or of an entity merged into the Company or merged into or consolidated with a Restricted Subsidiary in accordance with the covenant described under “—Certain Covenants—Merger Consolidation or Sale of Assets” after the date of the Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(15)	guarantees by the Company or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary in the ordinary course of business;

(16)	Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18)	any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a Purchase Money Note, contribution of additional Securitization Assets or an equity interest; and

(19)	additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (19), not to exceed 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means the following types of Liens:

(1)	deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2)	Liens in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(4)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(5)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(6)	Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8)	Liens in favor of the Company or any Restricted Subsidiary;

(9)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Liens referred to in clauses (3), (4), (24) and (25) of this definition; provided, however, that (A) such new Lien shall be limited to all or part of the same property that secured the original Liens (plus improvements on such property), and (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (24) and (25) at the time the original Lien became a Permitted Lien under the Indenture and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(10)	Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing;

(11)	Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that the Company or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(12)	Liens securing judgments for the payment of money in an aggregate amount not in excess of $40.0 million (except to the extent covered by insurance and the Trustee shall be reasonably satisfied with the credit of such insurer), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

(13)	(A) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Guarantor, the Company or any Restricted Subsidiary;

(14)	landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Restricted Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(15)	zoning restrictions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Restricted Subsidiary;

(16)	Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

(17)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(18)	Liens securing obligations in respect of trade related letters of credit permitted under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(19)	any interest or title of a lessor under any lease or sublease entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(20)	licenses of intellectual property granted in a manner consistent with past practice;

(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22)	Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(23)	other Liens securing Indebtedness for borrowed money with respect to property or assets of the Company or a Restricted Subsidiary with an aggregate fair market value (valued at the time of creation thereof) of not more than $50.0 million at any time;

(24)	Liens securing Capitalized Lease Obligations permitted to be incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” and Indebtedness permitted to be incurred under clause (3) of the second paragraph of such covenant; provided, however, that such Liens securing Capitalized Lease Obligations or Indebtedness incurred under clause (3) of the second paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock” may not extend to property owned by the Company or any Restricted Subsidiary other than the property being leased or acquired pursuant to such clause (3);

(25)	Liens (other than Liens securing the Credit Agreements) existing on the date of the Indenture; and

(26)	(A) Liens securing Obligations under Credit Facilities; provided, that the principal amount of Indebtedness secured by such Liens pursuant to this subclause (A) does not exceed $2,200 million; (B) Liens incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 3.50 to 1.00; and (C) Liens securing Indebtedness permitted to be Incurred pursuant to clause (18) of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Securitization Subsidiary evidencing a line of credit, which may be irrevocable, from the Parent Guarantor or any Subsidiary of the Parent Guarantor to a Securitization Subsidiary in connection with a Qualified Securitization Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Securitization Subsidiary, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided, that the fair market value of any such assets or Capital Stock shall be determined by a Responsible Officer of the Company in good faith, except that in the event the value of any such assets or Capital Stock exceeds $30.0 million or more, the fair market value shall be determined by the Board of Directors in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreements and any Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Recapitalization Agreement” means the Agreement and Plan of Recapitalization, Redemption and Repurchase, dated as of December 18, 1997 by and among the Company, BMP/Graham Holdings Corporation and the other parties thereto.

“Registration Rights Agreement” means the Registration Rights agreement, dated as of the date of initial issuance of the Notes, among the Issuers, the Restricted Subsidiaries that are Guarantors and the initial purchasers of the Notes.

“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of the Indenture.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its subsidiaries, or any successor to the rating agency business thereof.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) consolidated Indebtedness of such Person and its Restricted Subsidiaries that is secured by a Lien (other than Liens permitted under clause (6) of the definition of “Permitted Liens”) as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred.

In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or repays Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition or other Investment and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the SEC, except that such pro forma calculations may include operating expense reductions for such period resulting from the acquisition which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such acquisition, including, but not limited to, the execution or termination of any contracts, the termination of any personnel or the closing (or approval by the Board of Directors of the Company of any closing) of any facility, as applicable; provided, that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officer’s Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture.

“Securitization Assets” means any accounts receivable, inventory, royalty or revenue streams from sales of inventory subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Parent Guarantor or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Parent Guarantor or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Guarantor and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Secured Credit Agreement” means the Credit Agreement dated as of October 7, 2004 among the Company, any other borrowers party thereto from time to time, Deutsche Bank AG Cayman Islands Branch as administrative agent and the lenders party thereto from time to time and the Credit Agreement dated October 7, 2004 among the Company, any other borrowers party thereto from time to time, Deutsche Bank AG Cayman Islands Branch as administrative agent and the lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Senior Subordinated Notes” means the 9.875% senior subordinated notes due 2014, issued by the Issuers.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Sponsors” means Blackstone Capital Partners III L.P., Blackstone Offshore Capital Partners L.P. and their Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the day on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distribution” means any distribution described under clause (9) of the covenant “—Certain Covenants—Restricted Payments.”

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to January 1, 2014; provided, however, that if the period from such redemption date to January 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and

(ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided, that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company, (b) such designation complies with the covenant contained under the caption “—Certain Covenants—Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing and either (A) the Fixed Charge Coverage Ratio would be at least 2.00 to 1.00 or (B) the Fixed Charge Coverage Ratio would be equal to or greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by the Company to the Trustee by promptly filing with Trustee a copy of the board resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The exchange of outstanding unregistered notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding unregistered note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding unregistered note immediately before the exchange.

In any event, persons considering the exchange of outstanding unregistered notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes (including the exchange of outstanding unregistered notes for exchange notes) by an ERISA Plan with respect to which the Operating Company, CapCo I or a guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding (and the exchange of outstanding unregistered notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the notes (including an exchange of outstanding unregistered notes for exchange notes), each purchaser and subsequent transferee of any notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring any notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to any such acquisition or holding of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding unregistered notes where such outstanding unregistered notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement for the exchange offer is declared effective, (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities and (iii) the date on which all the notes covered by such registration statement have been sold pursuant to the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will promptly send additional copies of this prospectus and any amendments or supplements to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding unregistered notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of Frost Brown Todd LLC as to all matters governed by the laws of the State of Ohio, the opinion of Blank Rome LLP as to all matters governed by the laws of the State of Pennsylvania and the opinion of Jones Waldo Holbrook & McDonough PC as to all matters governed by the laws of the State of Utah. An investment vehicle comprised of several partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others own interests representing less than 1% of the capital commitments of funds affiliated with Blackstone.

EXPERTS

The financial statements included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement, and the effectiveness of Graham Packaging Holdings Company and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the Registration Statement (which reports (1) express an unqualified opinion on the financial statements and financial statement schedules and include an explanatory paragraph referring to the retrospective adjustment for push-down accounting and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedules have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, our guarantor subsidiaries and the exchange notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made.

The issuers’ parent companies, Holdings, which will guarantee the exchange notes, and GPC, file certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports required pursuant to the Exchange Act. You may read and copy any materials that Holdings and GPC file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Holdings and GPC are electronic filers, and the SEC maintains an Internet site at http://www.sec.gov that contains the reports and other information that Holdings and GPC file electronically. Holdings and GPC make available free of charge, through their website, their annual reports on Form 10-K and quarterly reports on Form 10-Q, and all amendments to those reports, together with all other materials they files with or furnish to the SEC, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this prospectus, and is therefore not incorporated by reference unless such information is specifically referenced elsewhere in this prospectus.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

GRAHAM PACKAGING HOLDINGS COMPANY AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Partners

Graham Packaging Holdings Company

We have audited the accompanying consolidated balance sheets of Graham Packaging Holdings Company and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, partners’ capital (deficit), and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included financial statement schedules I and II listed in the index at Item 21(b). These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 10, 2010 expressed an unqualified opinion on the Company’s internal control over financial reporting.

As discussed in Note 27 to the consolidated financial statements, the accompanying financial statements have been retrospectively adjusted for push-down accounting.

/s/    DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 10, 2010

(Except for Note 27, as to which the date is July 2, 2010)

Report of Independent Registered Public Accounting Firm

To the Partners

Graham Packaging Holdings Company

We have audited the internal control over financial reporting of Graham Packaging Holdings Company and subsidiaries (the “Company”) as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedules as of and for the year ended December 31, 2009, of the Company and our report dated March 10, 2010 (July 2, 2010, as to Note 27, Push-Down Accounting) expressed an unqualified opinion on those financial statements and financial statement schedules.

/s/    DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

March 10, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,
	2009	2008
	(Adjusted for push-down accounting)
ASSETS
Current assets:
Cash and cash equivalents	$147,808	$43,879
Accounts receivable, net	191,685	233,734
Inventories	194,702	224,361
Deferred income taxes	3,446	2,829
Prepaid expenses and other current assets	59,091	57,248

Total current assets	596,732	562,051
Property, plant and equipment	1,974,152	1,957,238
Less accumulated depreciation and amortization	956,374	894,966

Property, plant and equipment, net	1,017,778	1,062,272
Intangible assets, net	43,012	46,258
Goodwill	437,058	434,645
Other non-current assets	32,506	44,587

Total assets	$2,127,086	$2,149,813

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$100,657	$56,899
Accounts payable	111,013	100,778
Accrued expenses and other current liabilities	186,103	192,207
Deferred revenue	30,245	34,646

Total current liabilities	428,018	384,530
Long-term debt	2,336,206	2,442,339
Deferred income taxes	17,646	19,669
Other non-current liabilities	99,854	119,637
Commitments and contingent liabilities (see Notes 21 and 22)
Partners’ capital (deficit):
General partners	(36,603)	(37,641)
Limited partners	(691,776)	(712,075)
Notes and interest receivable for ownership interests	(1,795)	(2,060)
Accumulated other comprehensive income	(24,464)	(64,586)

Total partners’ capital (deficit)	(754,638)	(816,362)

Total liabilities and partners’ capital (deficit)	$2,127,086	$2,149,813

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Year Ended December 31,
	2009	2008	2007
	(Adjusted for push-down accounting)
Net sales	$2,271,034	$2,558,954	$2,470,885
Cost of goods sold	1,866,586	2,183,285	2,129,359

Gross profit	404,448	375,669	341,526
Selling, general and administrative expenses	121,628	127,508	136,192
Asset impairment charges	41,826	96,064	157,692
Net loss on disposal of property, plant and equipment	6,452	6,834	19,459

Operating income	234,542	145,263	28,183
Interest expense	176,861	180,042	205,832
Interest income	(1,103)	(804)	(859)
Net loss on debt extinguishment	8,726	—	4,529
Other (income) expense, net	(1,551)	404	2,004

Income (loss) before income taxes	51,609	(34,379)	(183,323)
Income tax provision	21,360	12,910	19,698

Income (loss) from continuing operations	30,249	(47,289)	(203,021)
Loss from discontinued operations	(9,481)	(10,506)	(3,655)

Net income (loss)	$20,768	$(57,795)	$(206,676)

Net income (loss) allocated to general partners	$1,038	$(2,890)	$(10,334)
Net income (loss) allocated to limited partners	$19,730	$(54,905)	$(196,342)

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL (DEFICIT)

(In thousands)

	General Partners	Limited Partners	Notes and Interest Receivable for Ownership Interests	Accumulated Other Comprehensive Income (Loss)	Total
	(Adjusted for push-down accounting)
Consolidated balance at January 1, 2007	$(24,177)	$(457,831)	$(3,295)	$31,652	$(453,651)

Net loss for the year	(10,334)	(196,342)	—	—	(206,676)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(11,572)	(11,572)
Pension and post-retirement benefit plans (net of a tax provision of $363)	—	—	—	(3,670)	(3,670)
Cumulative translation adjustment (net of a tax provision of $1,212)	—	—	—	36,334	36,334

Comprehensive loss					(185,584)
Stock compensation expense	—	608	—	—	608
Interest on notes receivable for ownership interests	—	—	(114)	—	(114)
Purchase of partnership units	—	(1,470)	—	—	(1,470)
Repayment of notes and interest	—	—	1,470	—	1,470
Amounts recognized upon implementation of ASC 740-10-25 (as defined in Note 20)	(240)	(4,557)	—	—	(4,797)
Purchase of partnership units	—	(378)	—	—	(378)

Consolidated balance at December 31, 2007	(34,751)	(659,970)	(1,939)	52,744	(643,916)

Net loss for the year	(2,890)	(54,905)	—	—	(57,795)
Changes in fair value of derivatives (net of tax of $0)	—	—	—	(22,361)	(22,361)
Pension and post-retirement benefit plans (net of a tax benefit of $342)	—	—	—	(29,028)	(29,028)
Cumulative translation adjustment (net of a tax benefit of $985)	—	—	—	(65,941)	(65,941)

Comprehensive loss					(175,125)
Stock compensation expense	—	2,560	—	—	2,560
Interest on notes receivable for ownership interests	—	—	(121)	—	(121)
Exercise of options	—	240	—	—	240

Consolidated balance at December 31, 2008	(37,641)	(712,075)	(2,060)	(64,586)	(816,362)

Net income for the year	1,038	19,730	—	—	20,768
Changes in fair value of derivatives (net of tax of $0)	—	—	—	10,111	10,111
Pension and post-retirement benefit plans (net of a tax benefit of $118)	—	—	—	10,432	10,432
Cumulative translation adjustment (net of a tax benefit of $22)	—	—	—	19,579	19,579

Comprehensive income					60,890
Stock compensation expense	—	895	—	—	895
Interest on notes receivable	—	(151)	(122)	—	(273)
Purchase of partnership units	—	(175)	—	—	(175)
Repayments of notes and interest	—	—	387	—	387

Consolidated balance at December 31, 2009	$(36,603)	$(691,776)	$(1,795)	$(24,464)	$(754,638)

See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008	2007
	(Adjusted for push-down accounting)
Operating activities:
Net income (loss)	$20,768	$(57,795)	$(206,676)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	159,418	177,783	203,671
Amortization of debt issuance fees	7,961	10,343	10,387
Accretion of senior unsecured notes	47	—	—
Net loss on debt extinguishment	8,726	—	4,529
Net loss on disposal of property, plant and equipment	9,991	6,834	19,461
Pension expense	5,118	2,625	3,014
Asset impairment charges	47,721	103,922	157,853
Unrealized loss on termination of cash flow hedge accounting	3,798	—	—
Stock compensation expense	895	2,560	608
Equity income from unconsolidated subsidiaries	(4)	—	—
Foreign currency transaction loss (gain)	254	(1,621)	569
Interest receivable	(273)	(121)	(114)
Changes in operating assets and liabilities, net of acquisition of a business:
Accounts receivable	42,203	1,651	626
Inventories	28,600	30,674	(22,793)
Prepaid expenses and other current assets	245	(7,796)	23,324
Other non-current assets	(1,349)	(8,699)	(5,179)
Accounts payable and accrued expenses	2,238	(40,221)	(13,458)
Pension contributions	(16,328)	(7,991)	(7,891)
Other non-current liabilities	5,499	(947)	6,299

Net cash provided by operating activities	325,528	211,201	174,230

Investing activities:
Cash paid for property, plant and equipment	(146,011)	(148,576)	(153,385)
Proceeds from sale of property, plant and equipment	984	4,156	4,278
Acquisition of/investment in a business, net of cash acquired	(1,385)	—	—
Cash paid for sale of business	(4,118)	—	—

Net cash used in investing activities	(150,530)	(144,420)	(149,107)

Financing activities:
Proceeds from issuance of long-term debt	311,889	328,182	667,461
Payment of long-term debt	(355,847)	(362,024)	(683,040)
Proceeds from issuance of partnership units	—	240	—
Purchase of partnership units	(175)	—	(3,140)
Repayment of notes and interest for ownership interests	387	—	—
Debt issuance fees	(27,193)	—	(4,500)
Fees paid on behalf of GPC (as defined herein) for initial public offering	(3,023)	—	—

Net cash used in financing activities	(73,962)	(33,602)	(23,219)

Effect of exchange rate changes on cash and cash equivalents	2,893	(7,614)	3,083

Increase in cash and cash equivalents	103,929	25,565	4,987
Cash and cash equivalents at beginning of year	43,879	18,314	13,327

Cash and cash equivalents at end of year	$147,808	$43,879	$18,314

Supplemental disclosures
Cash paid for interest, net of amounts capitalized	$177,664	$169,035	$198,447
Cash paid for income taxes (net of refunds)	$19,210	$9,269	$18,299
Non-cash investing activities:
Capital leases	$1,551	$403	$2,324
Accruals for purchases of property, plant and equipment	$10,469	$13,806	$19,595
Accruals for debt issuance fees	$335	$—	$—
See accompanying notes to consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2009

1. Significant Accounting Policies

Description of Business

The Company focuses on the manufacture and sale of value-added plastic packaging products principally to large, multinational companies in the food and beverage, household, personal care/specialty and automotive lubricants product categories. The Company has manufacturing facilities in Argentina, Belgium, Brazil, Canada, Finland, France, Mexico, the Netherlands, Poland, Spain, Turkey, the United Kingdom, the United States and Venezuela.

Principles of Consolidation

The consolidated financial statements include the operations of Graham Packaging Holdings Company (“Holdings”), a Pennsylvania limited partnership formerly known as Graham Packaging Company; Graham Packaging Company, L.P., a Delaware limited partnership formerly known as Graham Packaging Holdings I, L.P. (the “Operating Company”); and subsidiaries thereof. In addition, the consolidated financial statements of the Company include GPC Capital Corp. I (“CapCo I”), a wholly-owned subsidiary of the Operating Company, and GPC Capital Corp. II (“CapCo II”), a wholly-owned subsidiary of Holdings. The purpose of CapCo I is solely to act as co-obligor with the Operating Company under the Senior Notes and Senior Subordinated Notes (as defined herein) and as co-borrower with the Operating Company under the Credit Agreement (as defined herein). CapCo II currently has no obligations under any of the Company’s outstanding indebtedness. CapCo I and CapCo II have only nominal assets and do not conduct any independent operations. These entities and assets are referred to collectively as Graham Packaging Holdings Company (the “Company”). All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Holdings has no assets, liabilities or operations other than its direct and indirect investments in the Operating Company and its ownership of CapCo II. Holdings has fully and unconditionally guaranteed the Senior Notes and Senior Subordinated Notes of the Operating Company and CapCo I.

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss pass at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. Sales are recorded net of discounts, allowances and returns. Sales allowances are recorded as a reduction to sales in accordance with the guidance under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-50, “Customer Payments and Incentives.” The Company maintains a sales return allowance to reduce sales for estimated future product returns.

Cost of Goods Sold

Cost of goods sold includes the cost of inventory (materials and conversion costs) sold to customers, shipping and handling costs and warehousing costs. It also includes inbound freight charges, purchasing and receiving costs, quality assurance costs, safety and environmental-related costs, packaging costs, internal transfer costs and other costs of the Company’s distribution network.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Selling, General and Administrative Expenses

Selling, general and administrative expenses include the costs for the Company’s sales force and its related expenses, the costs of support functions, including information technology, finance, human resources, legal, global vendor contract services and executive management, and their related expenses and the costs of the Company’s research and development activities.

Research and Development Costs

The Company expenses costs to research, design and develop new packaging products and technologies as incurred. Such costs, net of any reimbursement from customers, were $9.9 million, $9.6 million and $11.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Equity Investments

Investments in which the Company owns 20% to 50% of the common stock of, or otherwise exercises significant influence over, an investee are accounted for under the equity method. Under the equity method of accounting, investments are stated at initial cost and are adjusted for subsequent additional investments, the proportionate share of earnings and losses and distributions. The Company reviews the value of equity method investments and records impairment charges in the consolidated statement of operations for any decline in value that is determined to be other-than-temporary.

On August 12, 2009, the Company purchased a 22% interest in PPI Blow Pack Private Limited, an Indian limited liability company, for $1.4 million which is being accounted for under the equity method of accounting and is reflected in other non-current assets.

Cash and Cash Equivalents

The Company considers cash and investments with an initial maturity of three months or less when purchased to be cash and cash equivalents. Outstanding checks of $7.3 million and $8.4 million as of December 31, 2009 and 2008, respectively, are included in accounts payable on the Consolidated Balance Sheets.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience.

Inventories

Inventories include material, labor and overhead and are stated at the lower of cost or market with cost determined by the first-in, first-out (“FIFO”) method. Provisions for potentially obsolete or slow-moving inventory are made based on management’s analysis of inventory levels, historical usage and market conditions. See Note 5.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company capitalizes significant improvements, and charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Company accounts for its molds in accordance with the guidance under ASC 340-10, “Pre-Production Costs Related to Long-Term Supply Arrangements.” All capitalizable molds, whether owned by the Company or its customers, are included in property, plant and equipment in the Consolidated Balance Sheets. Interest costs are capitalized during the period of construction of capital assets as a component of the cost of acquiring these assets. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the various assets ranging from 2 to 31.5 years. Depreciation and amortization are included in cost of goods sold and selling, general and administrative expenses on the Consolidated Statements of Operations. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

Conditional Asset Retirement Obligations

The Company accounts for obligations associated with the retirement of its tangible long-lived assets in accordance with ASC 410-20, “Asset Retirement Obligations.” The Company recognizes a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. A conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Company. The Company records corresponding amounts for the asset retirement obligations as increases in the carrying amounts of the related long-lived assets, which are then depreciated over the useful lives of such long-lived assets. The net present value of these obligations was $11.1 million and $10.3 million as of December 31, 2009 and 2008, respectively.

Goodwill and Intangible Assets

The Company accounts for purchased goodwill in accordance with ASC 350-10, “Goodwill and Other Intangible Assets.” Under this guidance, goodwill is not amortized, but rather is tested for impairment at least annually.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Intangible assets consist of patented technology, customer relationships, licensing agreements and non-compete agreements. The Company amortizes these intangibles using the straight-line method over the estimated useful lives of the assets ranging from 6 to 19 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets. See Note 7.

In order to test goodwill for impairment under ASC 350-10, a determination of the fair value of the Company’s reporting units is required and is based upon, among other things, estimates of future operating performance. Changes in market conditions, among other factors, may have an impact on these estimates. The Company performs its required annual impairment tests on December 31 of each fiscal year. See Notes 8, 9 and 23.

Other Non-Current Assets

Other non-current assets primarily include debt issuance fees and deferred income tax assets. Debt issuance fees totaled $22.0 million and $33.9 million as of December 31, 2009 and 2008, respectively. Debt issuance fees are net of accumulated amortization of $24.6 million and $41.5 million as of December 31, 2009 and 2008, respectively. Amortization is computed by the effective interest method over the term of the related debt.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Impairment of Long-Lived Assets and Intangible Assets

Long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with ASC 360-10, “Impairment or Disposal of Long-Lived Assets.” The Company generally uses either a single scenario estimate or a probability-weighted estimate of the future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. Any impairment loss, if indicated, is measured on the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. When fair values are not available, the Company generally estimates fair value using either single scenario expected future cash flows discounted at a risk-adjusted rate or probability-weighted expected future cash flows discounted at a risk-free rate. See Note 9.

Derivatives

The Company accounts for derivatives under ASC 815-10, “Derivative Instruments and Hedging Activities.” This guidance establishes accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. ASC 815-10 defines requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of the Company, including the financial institutions which are party to the derivative instruments. The fair value of derivatives also considers the credit default risk of the paying party. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income (loss) and will be recognized in the income statement when the hedged item affects earnings.

In the past, the Company had entered into interest rate swap and collar agreements, foreign currency exchange contracts and natural gas swap agreements. These derivative contracts had been accounted for as cash flow hedges.

Benefit Plans

The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. Accounting for defined benefit pension plans, and any curtailments thereof, requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation growth rates. The Company evaluates these assumptions at least once each year, or as facts and circumstances dictate, and makes changes as conditions warrant. Changes to these assumptions will increase or decrease the Company’s reported income, which will result in changes to the recorded benefit plan assets and liabilities.

Deferred Revenue

The Company often receives advance payments related to the design and development of customer molds utilized by the Company under long-term supply arrangements. The Company records these advance payments as deferred revenue and recognizes the related revenue on a straight-line basis over the related term of the long-term supply arrangement. Current and non-current deferred revenue were $30.2 million and $28.4 million, respectively, for the year ended December 31, 2009, and $34.6 million and $25.3 million, respectively, for the year ended December 31, 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Foreign Currency Translation

The Company uses the local currency as the functional currency for all foreign operations, except as noted below. All assets and liabilities of such foreign operations are translated into U.S. dollars at year-end exchange rates. Income statement items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are included in accumulated other comprehensive income as a component of partners’ capital (deficit). Exchange gains and losses arising from transactions denominated in foreign currencies other than the functional currency of the entity entering into the transactions are included in current operations. For operations in highly inflationary economies, the Company remeasures such entities’ financial statements as if the functional currency was the U.S. dollar.

Comprehensive Income (Loss)

The Company follows ASC 220-10, “Comprehensive Income,” which requires the classification of items of other comprehensive income (loss) by their nature, and the disclosure of the accumulated balance of other comprehensive income (loss) separately within the equity section of the consolidated balance sheet. Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss), which includes certain changes in equity that are excluded from net loss. Changes in fair value of derivatives designated and accounted for as cash flow hedges, amortization of amounts in accumulated other comprehensive income (loss) as of the date the Company discontinued hedge accounting for its interest rate collar and swap agreements, amortization of prior service costs and unrealized actuarial losses included in net periodic benefit costs for pension and post-retirement plans and foreign currency translation adjustments are included in other comprehensive income (loss) and added to net loss to determine total comprehensive income (loss), which is displayed in the Consolidated Statements of Partners’ Capital (Deficit).

Income Taxes

Holdings and the Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of its partners. However, certain U.S. subsidiaries are corporations and are subject to U.S. federal and state income taxes. The Company’s foreign operations are subject to tax in their local jurisdictions. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to reverse. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

Option Plans

The Company, from time to time, grants options to purchase partnership units of Holdings. The Company adopted the guidance under ASC 718-20, “Awards Classified as Equity,” on January 1, 2006, using the prospective method. In accordance with the guidance under this topic, the Company applied this guidance prospectively to awards issued, modified, repurchased or cancelled after January 1, 2006. Under the guidance of this topic, actual tax benefits, if any, recognized in excess of tax benefits previously established upon grant are reported as a financing cash inflow. Prior to adoption, such excess tax benefits, if any, were reported as an operating cash inflow.

The Company continued to account for equity-based compensation to employees for awards outstanding as of January 1, 2006, using the intrinsic value method allowed by the guidance in ASC 718-10-30, “Stock Compensation Initial Measurement.” The exercise prices of all unit options were equal to or greater than the fair

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

value of the units on the dates of the grants and, accordingly, no compensation cost has been recognized for these options. ASC 718-20 established accounting and disclosure requirements using a fair value based method of accounting for equity-based employee compensation plans. Under ASC 718-20, compensation cost is measured at the grant date based on the value of the award and is recognized over the service (or vesting) period.

Postemployment Benefits

The Company maintains deferred compensation plans for the Company’s former Chief Executive Officers, which provide them with postemployment benefits. Accrued postemployment benefits of $7.0 million and $4.9 million as of December 31, 2009 and 2008, respectively, were included in other non-current liabilities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Subsequent Events

The Company has evaluated subsequent events that have occurred after the balance sheet date but before the financial statements were available to be issued, which the Company considers to be the date of filing with the Securities and Exchange Commission.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued guidance under ASC 820-10, “Fair Value Measurements and Disclosures” (formerly Statement of Financial Accounting Standards (“SFAS”) 157, “Fair Value Measurements”). This guidance establishes a single authoritative definition of fair value, sets out a framework to classify the source of information used in fair value measurements, identifies additional factors that must be disclosed about assets and liabilities measured at fair value based on their placement in the new framework and modifies the long-standing accounting presumption that the transaction price of an asset or liability equals its initial fair value. In February 2008, the FASB delayed the effective date for certain non-financial assets and liabilities until January 1, 2009. The Company adopted this guidance effective January 1, 2008, for financial assets and liabilities (see Note 12 for further discussion). The Company adopted this guidance for certain non-financial assets and liabilities effective January 1, 2009, and the adoption had no impact on its financial statements as it relates to these assets and liabilities.

In March 2008, the FASB issued guidance under ASC 815-30, “Derivatives and Hedging” (formerly SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”). The guidance is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance and cash flows. It requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also requires more information about an entity’s liquidity by requiring disclosure of derivative features that are credit risk-related, and requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. The Company adopted this guidance effective January 1, 2009.

In December 2008, the FASB issued guidance under ASC 715, “Defined Benefit Plans” (formerly Staff Position FAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets”), which requires

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

enhanced disclosures of the plan assets of an employer’s defined benefit pension or other postretirement benefit plans. The disclosures required under this guidance include information regarding the investment allocation decisions made for plan assets, the fair value of each major category of plan assets disclosed separately for pension plans and other postretirement benefit plans and the inputs and valuation techniques used to measure the fair value of plan assets that would be similar to the disclosures about fair value measurements required by ASC 820-10. The Company adopted this guidance effective December 31, 2009.

In April 2009, the FASB issued guidance under ASC 825-10-65-1, “Financial Instruments—Overall—Transition and Open Effective Date Information” (formerly Staff Position FAS 107-1 and Accounting Principles Board Opinion 28-1, “Interim Disclosures about Fair Value of Financial Instruments”). This guidance requires disclosures about fair value of financial instruments for interim reporting periods that were previously only required in annual financial statements. The Company adopted this guidance effective June 30, 2009.

In May 2009, the FASB issued guidance under ASC 855, “Subsequent Events” (formerly SFAS 165, “Subsequent Events”). This guidance establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted this guidance effective June 30, 2009, and the adoption had no impact on its financial statements.

In June 2009, the FASB issued guidance under ASC 860, “Transfers and Servicing” (formerly SFAS 166, “Accounting for Transfers of Financial Assets, an amendment of SFAS 140”). This guidance improves the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets, the effects a transfer will have on its financial performance and cash flows and any transferor’s continuing involvement in transferred financial assets. This guidance is effective for interim and annual reporting periods that begin after November 15, 2009. The Company adopted this guidance effective January 1, 2010, and the adoption had no impact on its financial statements.

In June 2009, the FASB issued guidance under ASC 105-10, “Generally Accepted Accounting Principles” (formerly SFAS 168, “FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”). This guidance establishes the ASC as the single source of authoritative nongovernmental generally accepted accounting principles (“GAAP”), superseding existing pronouncements published by the FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force and other accounting bodies. This guidance establishes only one level of authoritative GAAP. All other accounting literature will be considered non-authoritative. The ASC reorganizes the GAAP pronouncements into accounting topics and displays them using a consistent structure. The Company adopted this guidance effective July 1, 2009.

Management has determined that all other recently issued accounting pronouncements will not have a material impact on the Company’s financial statements, or do not apply to the Company’s operations.

Reclassification

A reclasification has been made to the 2007 Consolidated Statement of Operations from interest expense to net loss on debt extinguishment to conform to the 2009 presentation.

2. Discontinued Operations

For purposes of determining discontinued operations, the Company has determined that, in general, the plant or operating location is a component of an entity within the context of ASC 360-10-35-15, “Subsequent

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Measurement—Impairment or Disposal of Long-Lived Assets.” A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its manufacturing base and closes non-performing locations. The Company evaluates the results of closed operations both quantitatively and qualitatively to determine the appropriateness of reporting the results as discontinued operations. Locations sold, where the Company retains the customer relationships, are excluded from discontinued operations, as the Company retains the direct cash flows resulting from the migration of revenue to other facilities.

On November 12, 2009, the Company paid 2.3 million euros (approximately $3.5 million) to sell all of the shares of its wholly-owned subsidiary Graham Emballages Plastiques S.A.S., located in Meaux, France, to an independent third party. The Company’s exit from this location was due to the failure of this subsidiary to meet internal financial performance criteria. The Company determined that the results of operations for this location, which had previously been reported in the Europe segment, would be reported as discontinued operations, in accordance with the guidance under ASC 205-20, “Discontinued Operations.” The accompanying consolidated statements of operations have been restated to reflect these discontinued operations. The following table summarizes the operating results for this location for the periods presented:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Net sales	$16,706	$24,703	$22,586
Cost of goods sold	16,744	26,873	25,547
Selling, general and administrative expenses	(26)	245	295
Asset impairment charges	5,895	7,858	161
Net loss on disposal of property, plant and equipment	3,538	—	2
Interest expense	36	236	185
Other (income) expense	—	(3)	1
Income tax provision	—	—	50

Loss from discontinued operations	$(9,481)	$(10,506)	$(3,655)

3. Accounts Receivable, Net

Accounts receivable, net are presented net of an allowance for doubtful accounts of $2.4 million and $6.5 million at December 31, 2009 and 2008, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.

4. Concentration of Credit Risk

For the years ended December 31, 2009, 2008 and 2007, 68.8%, 71.1% and 71.7% of the Company’s net sales, respectively, were generated by its top twenty customers. The Company’s sales to PepsiCo, Inc., the Company’s largest customer, were 10.8%, 13.3% and 14.0% of total sales for the years ended December 31, 2009, 2008 and 2007, respectively. All of these sales were made in North America.

The Company had $113.7 million and $141.8 million of accounts receivable from its top twenty customers as of December 31, 2009 and 2008, respectively. The Company had $17.5 million and $16.9 million of accounts receivable from PepsiCo, Inc. as of December 31, 2009 and 2008, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

5. Inventories

Inventories, stated at the lower of cost or market, consisted of the following:

	December 31,
	2009	2008
	(In thousands)
Finished goods	$130,989	$144,394
Raw materials	63,713	79,967

Total	$194,702	$224,361

6. Property, Plant and Equipment

A summary of gross property, plant and equipment at December 31 is presented in the following table:

	Expected Useful Lives (in years)	2009	2008
		(In thousands)
Land		$39,063	$39,111
Buildings and improvements	7-31.5	236,446	234,801
Machinery and equipment (1)	2-15	1,303,241	1,297,793
Molds and tooling	3-5	282,243	273,312
Furniture and fixtures	7	5,359	5,467
Computers	3-7	40,930	38,491
Construction in progress		66,870	68,263

		$1,974,152	$1,957,238

(1)	Includes longer-lived machinery and equipment of approximately $1,230.5 million having estimated useful lives, when purchased new, ranging from 8 to 15 years, and shorter-lived machinery and equipment of approximately $72.7 million having estimated useful lives, when purchased new, ranging from 2 to 8 years, as of December 31, 2009.

Depreciation expense, including depreciation expense on assets recorded under capital leases, for the years ended December 31, 2009, 2008 and 2007 was $151.2 million, $168.2 million and $191.9 million, respectively.

Capital leases included in buildings and improvements were $2.2 million and $2.3 million at December 31, 2009 and 2008, respectively. Capital leases included in machinery and equipment were $49.1 million and $52.3 million at December 31, 2009 and 2008, respectively. Accumulated depreciation on property, plant and equipment accounted for as capital leases is included with accumulated depreciation on owned assets on the Consolidated Balance Sheets.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of assets. Interest capitalized for the years ended December 31, 2009, 2008 and 2007, was $3.4 million, $3.9 million and $5.7 million, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The Company closed its plant located in Edison, New Jersey in the first half of 2008. The land and buildings at this location, having a carrying value of $6.6 million, are deemed to be held for sale, and as such have been reclassified from property, plant and equipment to prepaid expenses and other current assets on the Consolidated Balance Sheets as of December 31, 2009 and 2008.

7. Intangible Assets, Net

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2009, were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
	(In thousands)
Patented technology	$24,545	$(8,399)	$16,146	10 years
Customer relationships	33,863	(6,997)	26,866	16 years

Total	$58,408	$(15,396)	$43,012

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2008, were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
	(In thousands)
Patented technology	$23,018	$(5,869)	$17,149	10 years
Customer relationships	33,340	(4,507)	28,833	16 years
Licensing agreement	601	(550)	51	1 year
Non-compete agreement	1,500	(1,275)	225	5 years

Total	$58,459	$(12,201)	$46,258

Amortization expense for the years ended December 31, 2009, 2008 and 2007 was $5.0 million, $5.7 million and $7.6 million, respectively. The estimated aggregate amortization expense for each of the next five years ending December 31 is as follows (in thousands):

2010	$4,700
2011	4,600
2012	4,600
2013	4,500
2014	4,100

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

8. Goodwill

The changes in the carrying amount of goodwill were as follows:

	North America Segment	Europe Segment	South America Segment	Total
	(In thousands)
Balance at January 1, 2008	$427,580	$18,607	$1,817	$448,004
Foreign currency translation adjustments	(8,796)	(2,781)	(373)	(11,950)
Impairment	—	—	(1,409)	(1,409)

Balance at December 31, 2008	418,784	15,826	35	434,645
Foreign currency translation adjustments	1,981	460	(28)	2,413

Balance at December 31, 2009	$420,765	$16,286	$7	$437,058

9. Asset Impairment Charges

The components of asset impairment charges in the Consolidated Statements of Operations for the years ended December 31 are reflected in the table below and are described in the paragraphs following the table:

	Year ended December 31,
	2009	2008	2007
	(In thousands)
Property, plant and equipment	$41,826	$93,161	$135,499
Intangible assets	—	1,494	21,093
Goodwill	—	1,409	1,100

	$41,826	$96,064	$157,692

Property, Plant and Equipment

During 2009, the Company evaluated the recoverability of its long-lived tangible assets in light of several trends in some of the markets it serves. Among other factors, the Company considered the following in its evaluation:

•	the economic conditions in general;

•	a continuing reduction in the automotive quart/liter container business as the Company’s customers convert to multi-quart/liter containers;

•

the introduction by the Company, and the Company’s competitors, of newer production technology in the plastic container industry which is improving productivity, causing certain of the Company’s older machinery and equipment to become obsolete; and

•	the decline and/or loss of business in certain market segments.

The impaired assets consisted of machinery and equipment, including molds and tooling and support assets, for the production lines. The Company determined the fair value of the production lines using either single scenario or probability-weighted discounted cash flows.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

During 2008, the Company evaluated the recoverability of its long-lived tangible assets in light of several trends in some of the markets it serves. Among other factors, the Company considered the following in its evaluation:

•	the deteriorating economic conditions in general;

•	the expected decrease in volume of a major food and beverage customer;

•	a continuing reduction in the automotive quart/liter container business as the Company’s customers convert to multi-quart/liter containers;

•

the introduction by the Company, and the Company’s competitors, of newer production technology in the food and beverage sector which is improving productivity, causing certain of the Company’s older machinery and equipment to become obsolete; and

•	the loss of business of a large automotive lubricants customer.

During 2007, the Company evaluated the recoverability of its long-lived tangible assets in light of several trends in some of the markets it serves. Among other factors, the Company considered the following in its evaluation:

•	a steady conversion to concentrate containers in the liquid laundry detergent market which has decreased sales;

•	an ongoing reduction in the automotive quart/liter container business as the Company’s customers convert to multi-quart/liter containers;

•

introduction by the Company, and its competitors, of newer production technology in the food and beverage sector which has improved productivity, causing certain of the Company’s older machinery and equipment to become obsolete; and

•	the loss of the European portion of a customer’s business.

The impairment of property, plant and equipment was recorded in the following operating segments:

	Year ended December 31,
	2009	2008	2007
	(In thousands)
North America	$31,512	$85,367	$116,807
Europe	3,918	3,534	18,149
South America	6,396	4,260	543

	$41,826	$93,161	$135,499

Intangible Assets

During 2009, no impairment charges were recorded for its intangible assets.

During 2008, the Company recorded impairment charges to its patented technologies and customer relationships of $1.0 million and $0.5 million, respectively, all in its North American operating segment. These intangible assets were recorded in conjunction with the acquisitions of the blow molded plastic container business of Owens-Illinois, Inc. (“O-I Plastic”) in 2004 and certain operations from Tetra-Pak Inc. in 2005. The

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

patented technologies were impaired primarily as a result of not realizing the growth in revenues for this technology that was anticipated at the time of the acquisition of O-I Plastic. The customer relationships were impaired primarily as a result of reduced revenues for the plant acquired from Tetra-Pak Inc.

During 2007, the Company recorded impairment charges to its licensing agreements, customer relationships and patented technologies of $19.1 million, $1.7 million and $0.3 million, respectively, all in its North American operating segment. These intangible assets were recorded in conjunction with the acquisition of O-I Plastic in 2004. The licensing agreements were impaired due to lower projected royalty revenues associated with licensing agreements acquired in the acquisition of O-I Plastic as compared to royalty revenues projected at the time of the acquisition. The customer relationships were impaired primarily as a result of reduced revenues with a major customer resulting from that customer’s policy regarding allocation of its business among several vendors. The patented technologies were impaired primarily as a result of the conversion of a significant portion of the Company’s continuous extrusion manufacturing to Graham Wheel technology.

Goodwill

The Company performs its annual test of impairment of goodwill as of December 31. As a result of this test the Company recorded no impairment charges for the year ended December 31, 2009, as compared to $1.4 million and $1.1 million for the years ended December 31, 2008 and 2007, respectively, related to the following locations (with the operating segment under which it reports in parentheses):

•	Brazil in 2008 (South America)

•	Argentina in 2008 (South America)

•	Venezuela in 2007 (South America)

Regarding the 2008 and 2007 impairments, the plants in Brazil and Argentina had not performed at the levels expected and the Company’s projected discounted cash flows for these reporting units resulted in fair values that were not sufficient to support the goodwill recorded at the time of the respective acquisitions of these plants. The Venezuela plant had suffered several years of losses and the Company’s projected discounted cash flows for this reporting unit had resulted in a fair value that was not sufficient to support the goodwill recorded at the time of the O-I Plastic acquisition.

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2009	2008
	(In thousands)
Accrued employee compensation and benefits	$64,536	$65,460
Accrued interest	20,395	32,969
Accrued sales allowance	22,917	27,425
Other	78,255	66,353

	$186,103	$192,207

In recent years, the Company has initiated a series of restructuring activities to reduce costs, achieve synergies and streamline operations.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

For the year ended December 31, 2008, the Company recognized severance expense in the United States of $1.6 million (reflected in cost of goods sold) related to the closure of its plant in Edison, New Jersey and the related severing of 115 employees, 114 of whom were terminated by December 31, 2009. Substantially all of the cash payments for these termination benefits are expected to be made by September 30, 2010. The Company also recognized severance expense of $1.8 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Operating Officer on April 30, 2008. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2010.

For the year ended December 31, 2007, the Company recognized severance expense in the United States of $2.1 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 59 employees. All of the cash payments for these termination benefits have been made as of March 31, 2009. The Company also recognized severance expense in France of $1.9 million (reflected in selling, general and administrative expenses) in 2007, and reduced the accrual in 2008 and 2009 by $0.3 million and $0.2 million, respectively, related to the severing of 12 employees. All of the cash payments for these termination benefits have been made as of March 31, 2009.

For the year ended December 31, 2006, the Company recognized severance expense in the United States of $1.6 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 46 employees. All of the cash payments for these termination benefits have been made as of March 31, 2008. The Company also recognized severance expense of $5.3 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Executive Officer and Chief Financial Officer on December 3, 2006. All of the cash payments for these termination benefits have been made as of December 31, 2009.

For the year ended December 31, 2005, the Company recognized severance expense in the United States of $2.3 million (reflected in selling, general and administrative expenses) related to the severing of 16 employees. All of the cash payments for these termination benefits have been made as of March 31, 2008. The Company also recognized severance expense in France of $3.8 million (reflected in cost of goods sold) related to the severing of 37 employees. All of the cash payments for these termination benefits have been made as of September 30, 2008.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The following table summarizes these severance accruals, and related expenses and payments, by operating segment for the last three years. The balance at December 31, 2009, was included in accrued employee compensation and benefits:

	North America	Europe	Total
	(In thousands)
Balance at January 1, 2007	$6,762	$1,072	$7,834
Charged to expense during the year	2,067	1,951	4,018
Payments during the year	(4,125)	(711)	(4,836)
Foreign currency translation adjustments	—	84	84
Other adjustments	(42)	(270)	(312)

Balance at December 31, 2007	4,662	2,126	6,788
Charged to expense during the year	3,545	86	3,631
Payments during the year	(5,064)	(1,498)	(6,562)
Foreign currency translation adjustments	—	36	36
Other adjustments	(126)	(589)	(715)

Balance at December 31, 2008	3,017	161	3,178
Payments during the year	(2,598)	—	(2,598)
Foreign currency translation adjustments	—	(12)	(12)
Other adjustments	(19)	(149)	(168)

Balance at December 31, 2009	$400	$—	$400

11. Debt Arrangements

Long-term debt consisted of the following:

	December 31,
	2009	2008
	(In thousands)
Term loans (net of $19.9 million and $0.0 million unamortized discount as of December 31, 2009 and 2008, respectively)	$1,781,108	$1,842,188
Revolver	—	—
Foreign and other revolving credit facilities	3,381	2,455
Senior notes (net of $3.3 million and $0.0 million unamortized discount as of December 31, 2009 and 2008, respectively)	250,047	250,000
Senior subordinated notes	375,000	375,000
Capital leases	17,039	21,427
Other	10,288	8,168

	2,436,863	2,499,238
Less amounts classified as current	100,657	56,899

Total	$2,336,206	$2,442,339

The Company’s credit agreement consists of senior secured term loans (“Term Loans”) to the Operating Company of $1,781.1 million ($1,801.0 million aggregate outstanding principal amount less $19.9 million

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

unamortized discount) as of December 31, 2009, and a $248.0 million senior secured revolving credit facility (the “Revolver” and, together with the Term Loans, the “Credit Agreement”). Availability under the Revolver as of December 31, 2009, was $237.8 million (as reduced by $10.2 million of outstanding letters of credit). The obligations of the Operating Company and CapCo I under the Credit Agreement are guaranteed by Holdings and certain domestic subsidiaries of the Operating Company. The Term Loans are payable in quarterly installments and require payments of $83.3 million (including the excess cash flow payment of $65.5 million due for the year ended December 31, 2009, payable by March 31, 2010, as further described below) in 2010, $593.2 million in 2011, $11.6 million in 2012, $11.6 million in 2013 and $1,101.3 million in 2014 (disregarding any further mandatory or voluntary prepayments that may reduce such scheduled amortization payments).

On May 28, 2009, certain of the lenders under the Term Loans agreed to extend the final maturity of $1,200.0 million of the Term Loans, conditioned on the refinancing in full of the senior notes due 2012. As a result of such refinancing in November 2009, $610.0 million of the Term Loans will mature on October 7, 2011 (“Term Loan B”), and the remaining $1,191.0 million will mature on April 5, 2014 (“Term Loan C”).

On May 28, 2009, certain of the Revolver lenders agreed to extend their commitments, with respect to $112.8 million of the total commitment (“Extending Revolver”), conditioned on the refinancing in full of the senior notes due 2012. As a result of such refinancing in November 2009, $135.2 million of commitments under the Revolver will expire on October 7, 2010 (“Non-Extending Revolver”), and the remainder of the commitments will expire on October 1, 2013. In conjunction with the extension of these revolving commitments, the Company also voluntarily reduced the amount of total revolving commitments available to it under the Credit Agreement from $250.0 million to $248.0 million. In conjunction with the initial public offering of Graham Packaging Company Inc. (“GPC”), formerly known as BMP/Graham Holdings Corporation, on February 10, 2010, the Company received a $12.0 million increase to its revolving commitments.

Interest under the Term Loan B and the Non-Extending Revolver is payable at (a) the “Alternate Base Rate” (“ABR”) (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.00% to 1.75%; or (b) the “Eurodollar Rate” (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.00% to 2.75%. Interest under the Term Loan C and the Extending Revolver is payable at (a) the “Adjusted Alternate Base Rate” (the higher of (x) the Prime Rate plus a margin of 3.25%; (y) the Federal Funds Rate plus a margin of 3.75%; or (z) the one-month Eurodollar Rate, subject to a floor of 2.50%, plus a margin of 4.25%); or (b) the Eurodollar Rate, subject to a floor of 2.50%, plus a margin of 4.25%. A commitment fee of 0.50% is due on the unused portion of the Non-Extending Revolver. A commitment fee of 0.75% is due on the unused portion of the Extending Revolver.

Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Credit Agreement.

On November 24, 2009, the Operating Company and CapCo I co-issued $253.4 million aggregate principal amount of 8.25% senior unsecured notes (“Senior Notes”). The notes mature on January 1, 2017. The notes were issued at a price of 98.667% of par value, resulting in $250.0 million of gross proceeds. The $3.4 million of discount is being amortized and included in interest expense as the notes mature. The net proceeds from the offering, along with cash on hand, were used to fully discharge the Company’s obligations and interest payments under its 8.50% senior notes due 2012. In conjunction with the issuance of the Senior Notes, the Company recorded $5.3 million in deferred financing fees, which are included in other non-current assets on the Consolidated Balance Sheet and are being amortized on a straight-line basis over the term of the notes. In conjuction with the tendering of the 8.50% senior notes due 2012, the Company incurred tender premiums of $5.3 million, as well as the write-off of the remaining unamortized debt issuance fees of $4.2 million, which are reflected in net loss on debt extinguishment on the Consolidated Statement of Operations.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Besides these notes, as of December 31, 2009, the Company also had outstanding $375.0 million in senior subordinated notes due 2014 (“Senior Subordinated Notes”) co-issued by the Operating Company and CapCo I (collectively with the Senior Notes, the “Notes”). The Notes are unconditionally guaranteed, jointly and severally, by Holdings and certain domestic subsidiaries of the Operating Company and mature on October 7, 2014 (Senior Subordinated Notes) and January 1, 2017 (Senior Notes). Interest on the Senior Subordinated Notes is payable semi-annually at 9.875% per annum and interest on the Senior Notes is payable semi-annually at 8.25% per annum.

During 2004 and 2005, the Operating Company entered into forward starting interest rate swap agreements that effectively fixed the interest rate on $925.0 million of the Term Loans at a weighted average rate of 4.02%. These swap agreements went into effect at various points in 2006 and expired in December 2007 ($650.0 million) and January 2008 ($275.0 million).

During 2007, the Operating Company entered into two forward starting interest rate collar agreements that effectively fixed the interest rate within a fixed cap and floor rate on $385.0 million of the Term Loans at a weighted average cap rate of 4.70% and a weighted average floor rate of 2.88%. These forward starting collar agreements went into effect January 2008 and expired in January 2010.

During 2008, the Operating Company entered into four forward starting interest rate swap agreements that effectively fix the interest rate on $350.0 million of the Term Loans at a weighted average rate of 4.08%. These swap agreements went into effect August 2009 and expire in 2011.

The Credit Agreement and indentures governing the Notes contain a number of significant covenants that, among other things, restrict the Company’s and the Company’s subsidiaries’ ability to dispose of assets, repay other indebtedness, incur additional indebtedness, pay dividends, prepay subordinated indebtedness, incur liens, make capital expenditures, investments or acquisitions, engage in mergers or consolidations, engage in transactions with affiliates and otherwise restrict the Company’s activities. In addition, under the Credit Agreement, the Company is required to satisfy specified financial ratios and tests. The Credit Agreement also requires that up to 50% of excess cash flow (as defined in the Credit Agreement) be applied on an annual basis to pay down the Term Loans. An excess cash flow payment of $65.5 million was due for the year ended December 31, 2009, payable by March 31, 2010. As of December 31, 2009, the Company was in compliance with all covenants.

Under the Credit Agreement, the Operating Company is subject to restrictions on the payment of dividends or other distributions to Holdings; provided that, subject to certain limitations, the Operating Company may pay dividends or other distributions to Holdings:

•	in respect of overhead, tax and tax-related liabilities, legal, accounting and other professional fees and expenses; and

•

to fund purchases and redemptions of equity interests of Holdings or GPC held by then present or former officers or employees of Holdings, the Operating Company or their Subsidiaries (as defined therein) or by any employee stock ownership plan upon that person’s death, disability, retirement or termination of employment or other circumstances with annual dollar limitations.

The Company’s weighted average effective interest rate on the outstanding borrowings under the Term Loans and Revolver was 5.71% and 5.50% at December 31, 2009 and 2008, respectively, excluding the effect of interest rate collar and swap agreements.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The Company had several foreign and other revolving credit facilities denominated in U.S. dollars, Brazilian real, Argentine pesos and Polish zloty with aggregate available borrowings at December 31, 2009, equivalent to $11.2 million. The Company’s average effective interest rate on borrowings of $3.4 million on these credit facilities at December 31, 2009, was 11.1%. The Company’s average effective interest rate on borrowings of $2.5 million on these credit facilities at December 31, 2008, was 20.3%.

Cash paid for interest during 2009, 2008 and 2007, net of amounts capitalized of $3.4 million, $3.9 million and $5.7 million, respectively, totaled $177.7 million, $169.0 million and $198.4 million, respectively.

The annual debt service requirements of the Company for the succeeding five years are as follows (in thousands):

2010	$106,424
2011	600,208
2012	12,179
2013	11,571
2014	1,101,307
Thereafter	628,378

As required by the guidance under ASC 470-50-40, “Modifications and Extinguishments,” the Company performed an analysis to determine whether the amendment of the Credit Agreement to extend the maturity date of the Term Loans and Revolver on May 28, 2009, would be recorded as an extinguishment of debt or a modification of debt. Based on the Company’s analysis, it was determined that the amendment qualified as a debt extinguishment under this guidance and, as a result, the Company recorded a gain on debt extinguishment of $0.8 million. The gain on debt extinguishment is comprised of the following items (in millions):

Recorded value of debt subject to amendment, prior to amendment	$1,200.0
Fair value of debt resulting from amendment (see Note 12 for further discussion)	(1,177.3)

Gain on extinguished debt, before costs	22.7
Write-off of deferred financing fees on extinguished debt	(9.3)
New issuance costs on extinguished debt	(12.6)

Total	$0.8

In conjunction with the amendment, the Company recorded $2.5 million in deferred financing fees, which are included in other non-current assets on the Consolidated Balance Sheet and are being amortized to interest expense over the terms of the respective debt using the effective interest method.

12. Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

The fair values of these financial instruments approximate their carrying amounts.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Long-Term Debt

The Company’s long-term debt consists of both variable-rate and fixed-rate debt. The fair values of the Company’s long-term debt were based on market price information. The Company’s variable-rate debt, including the Company’s Credit Agreement, totaled $1,790.1 million (net of $19.9 million unamortized discount) and $1,846.1 million at December 31, 2009 and 2008, respectively. The fair value of this long-term debt, including the current portion, was approximately $1,809.8 million and $1,325.7 million at December 31, 2009 and 2008, respectively. The Company’s fixed-rate debt, including $253.4 million of Senior Notes and $375.0 million of Senior Subordinated Notes, totaled $646.8 million (net of $3.3 million unamortized discount) and $653.1 million at December 31, 2009 and 2008, respectively. The fair value of this long-term debt, including the current portion, was approximately $652.8 million and $436.9 million at December 31, 2009 and 2008, respectively.

Derivatives

On January 1, 2008, the Company adopted the guidance under ASC 820-10, “Fair Value Measurements and Disclosures,” which established the following fair value hierarchy that prioritizes the inputs used to measure fair value:

Level 1:	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Inputs include the following:

a) Quoted prices in active markets for similar assets or liabilities.

b) Quoted prices in markets that are not active for identical or similar assets or liabilities.

c) Inputs other than quoted prices that are observable for the asset or liability.

d) Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.

Level 3:	Inputs are unobservable inputs for the asset or liability.

Recurring Fair Value Measurements

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(In thousands)
Liabilities:
Interest rate collar agreements	$—	$68	$—
Interest rate swap agreements	—	16,688	—
Foreign currency exchange contract	—	27	—

The fair values of the Company’s derivative financial instruments are observable at commonly quoted intervals for the full term of the derivatives and therefore considered level 2 inputs.

Non-recurring Fair Value Measurements

The Company has real estate located in Edison, New Jersey that is held for sale. The aggregate carrying value of these assets at December 31, 2009, was $6.6 million, which is less than the fair value of these assets and

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

therefore resulted in no impairment charge for these assets. The determination of fair value included certain unobservable inputs, which reflect the Company’s assumptions regarding how market participants would price these assets in the marketplace, and therefore are considered level 3 inputs. The fair value of this real estate was based on offers received from potential buyers.

The Company also recorded impairment charges in continuing operations of $41.8 million for the year ended December 31, 2009, for long-lived assets in Argentina, Belgium, Brazil, France, Mexico, Netherlands, Poland Turkey, Venezuela, the United Kingdom and the United States whose carrying values exceeded fair values. Fair values for these assets were based on projected future cash flows, discounted using either a risk-free rate or a risk-adjusted rate, which the Company considers level 3 inputs.

The Company signed a Letter of Intent in the second quarter of 2009 to sell its manufacturing facility located in Meaux, France to an independent third party. The sale occurred in November 2009. Based upon the Letter of Intent, the high probability that the sale would occur and the conclusions made by the Company, after consideration of level 3 inputs, that there were no projected future cash flows for this location, the Company recorded an impairment charge in discontinued operations of $5.9 million for the year ended December 31, 2009.

As previously discussed, on May 28, 2009, the Company amended its Credit Agreement to extend the final maturity date of certain loans and revolver commitments. In accordance with the guidance under ASC 470-50-40, “Modifications and Extinguishments,” this transaction was treated as a debt extinguishment and the new debt was initially recorded at its fair value of $1,177.3 million, which was based on the average trading price on the first trade date and is considered a level 2 input. The initial fair value discount of $22.7 million is being amortized to interest expense over the term of the Term Loan C using the effective interest method.

13. Derivative Financial Instruments

The Company’s business and activities expose it to a variety of market risks, including risks related to changes in interest rates, foreign currency exchange rates and commodity prices. These financial exposures are monitored and managed by the Company as an integral part of its market risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results. As part of its market risk management strategy, the Company uses derivative instruments to protect cash flows from fluctuations caused by volatility in interest rates, foreign currency exchange rates and commodity prices.

Credit risk arising from the inability of a counterparty to meet the terms of the Company’s financial instrument contracts is generally limited to the amounts, if any, by which the counterparty’s obligations exceed the obligations of the Company. It is the Company’s policy to enter into financial instruments with a diverse group of creditworthy counterparties in order to spread the risk among multiple counterparties. With respect to the Company’s cash flow hedges, the Company routinely considers the possible impact of counterparty default when assessing whether a hedging relationship continues to be effective. The Company has considered the recent market events in determining the impact, if any, of counterparty default on its cash flow hedges. The cash flow hedges that the Company currently has are with major banking institutions and the Company has concluded that the likelihood of counterparty default is remote.

Cash Flow Hedges

The Company’s interest rate risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in interest rates of the Company’s

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

borrowings and to manage the interest rate sensitivity of its debt. Interest rate collar and swap agreements are used to hedge exposure to interest rates associated with the Company’s Credit Agreement. Under these agreements, the Company agrees to exchange with a third party at specified intervals the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. In 2009 and 2008, the liabilities associated with interest rate collar and swap agreements were recorded on the balance sheet in other current liabilities and other non-current liabilities, at fair value. The hedges were highly effective as defined by ASC 815, “Derivatives and Hedging,” with the effective portion of the cash flow hedges recorded in other comprehensive income (loss) until the first quarter of 2009, as further discussed below. The effective portion of these cash flow hedges recorded in other comprehensive income (loss) was an unrealized loss of $22.6 million as of December 31, 2008.

Derivatives are an important component of the Company’s interest rate management program, leading to acceptable levels of variable interest rate risk. Had the Company not hedged its interest rates in 2009, 2008 and 2007, interest expense would have been lower by $13.1 million and $0.2 million and higher by $12.3 million, respectively, compared to an entirely unhedged variable-rate debt portfolio.

The Company uses foreign currency exchange contracts as hedges against payments of intercompany balances and anticipated purchases denominated in foreign currencies. The Company enters into these contracts to protect itself against the risk that the eventual net cash flows will be adversely affected by changes in exchange rates. At December 31, 2009 and 2008, the Company had foreign currency exchange contracts outstanding for the purchase of pound sterling in an amount of $1.5 million and Canadian dollars and pound sterling in an aggregate amount of $10.2 million, respectively.

The Company’s energy risk management strategy is to use derivative instruments to minimize significant unanticipated manufacturing cost fluctuations that may arise from volatility in natural gas prices.

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing hedge ineffectiveness, if any, are recognized in current earnings.

The maximum term over which the Company is hedging exposures to the variability of cash flows (for all forecasted transactions, excluding interest payments on variable-rate debt) is 12 months.

Derivatives Not Designated as Hedging Instruments

During the first quarter of 2009, the Company elected to roll over its senior secured term loan in one-month increments to reduce its cash interest, as opposed to continuing to roll over its senior secured term loan in three-month increments to match the terms of its interest rate collar agreements. The Company has therefore discontinued hedge accounting for its interest rate collar and swap agreements. The amount recorded in accumulated other comprehensive income (loss) as of the date the Company discontinued hedge accounting for its interest rate collar and swap agreements is being recognized as interest expense over the period in which the previously hedged activity continues to occur. Changes in the fair value of the interest rate collar and swap agreements from that date are also being recognized as interest expense. Of the amount recorded within accumulated other comprehensive income (loss) as of December 31, 2009, 63% is expected to be recognized in interest expense in the next twelve months.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

During the first quarter of 2009, the Company entered into foreign currency exchange contracts to hedge the effects of fluctuations in exchange rates on an anticipated euro-denominated purchase of equipment. The gains or losses on the derivatives were recognized in current earnings.

Financial instruments are not held by the Company for trading purposes.

The notional amounts of the Company’s derivative instruments outstanding as of December 31, 2009, were as follows:

Notional Amount
(In thousands)
Derivatives designated as hedges:
Foreign currency exchange contract	$1,544

Total derivatives designated as hedges	$1,544

Derivatives not designated as hedges:
Interest rate collar agreements	$385,000
Interest rate swap agreements	350,000

Total derivatives not designated as hedges	$735,000

The fair values of the Company’s derivative instruments outstanding as of December 31, 2009, were as follows:

	Balance Sheet Location	Fair Value
		(In thousands)
Liability derivatives:
Derivatives designated as hedges:
Foreign currency exchange contract	Accrued expenses and other current liabilities	$27

Total derivatives designated as hedges		27

Derivatives not designated as hedges:
Interest rate collar agreements	Accrued expenses and other current liabilities	68
Interest rate swap agreements	Accrued expenses and other current liabilities	10,466
Interest rate swap agreements	Other non-current liabilities	6,222

Total derivatives not designated as hedges		16,756

Total liability derivatives		$16,783

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The gains and losses on the Company’s derivative instruments during the year ended December 31, 2009, were as follows:

	Amount of Gain or (Loss) Recognized in AOCI (a) (Effective Portion) for the Year Ended December 31, 2009	Income Statement Classification	Amount of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion) for the Year Ended December 31, 2009
	(In thousands)		(In thousands)
Derivatives designated as hedges:
Cash flow hedges:
Foreign currency exchange contract	$122	Other income, net	$122
Natural gas swap agreements	(180)	Cost of goods sold	(430)

Total derivatives designated as hedges	$(58)		$(308)

			Amount of Gain or (Loss) Recognized in Income for the Year Ended December 31, 2009
			(In thousands)
Derivatives not designated as hedges:
Interest rate collar agreements		Interest expense	$(7,790)
Interest rate swap agreements		Interest expense	(9,131)
Foreign currency exchange contracts		Other income, net	95

Total derivatives not designated as hedges			$(16,826)

(a)	Accumulated other comprehensive income (loss) (“AOCI”).

14. Transactions with Related Parties

The Company had transactions with entities affiliated through common ownership. The Company was a party to an Equipment Sales, Services and License Agreement dated February 2, 1998 (“Equipment Sales Agreement”) with Graham Engineering Corporation (“Graham Engineering”), under which Graham Engineering provided the Company with certain sizes of the Graham Wheel, which is an extrusion blow molding machine, on an exclusive basis within the countries and regions in which the Company had material sales of plastic containers. Certain entities controlled by Donald C. Graham and his family (the “Graham Family”) own Graham Engineering and have a 15% ownership interest in the Company as of December 31, 2009. In addition, they have supplied management services to the Company since 1998. The Equipment Sales Agreement terminated on December 31, 2007. An entity affiliated with Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. (collectively, “Blackstone”), which together have an 80% ownership interest in the Company as of December 31, 2009, has supplied management services to the Company since 1998. Under the Fifth Amended and Restated Limited Partnership Agreement and the Amended and Restated Monitoring Agreement, the Company was obligated to make annual payments of $2.0 million and $3.0 million to affiliates of the Graham Family and Blackstone, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Transactions with entities affiliated through common ownership included the following:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Equipment and related services purchased from affiliates	$2,504	$1,272	$11,011
Management services provided by affiliates (1)	$10,024	$5,213	$5,293
Interest income on notes receivable from owners	$273	$121	$114

(1)	Amount for the year ended December 31, 2009, includes a $5.0 million fee from Blackstone Management Partners III L.L.C. in connection with the Fourth Amendment to the Credit Agreement entered into on May 28, 2009. This amount was charged against the resulting gain on debt extinguishment (see Note 11).

Account balances with affiliates included the following:

	As of December 31,
	2009	2008
	(In thousands)
Accounts payable	$972	$1,386
Notes and interest receivable for ownership interests	$1,795	$2,060
Receivable from owner	$4,559	$4,232

At December 31, 2009, the Company had loans outstanding to certain former management employees of the Company of $1.8 million for the purchase of shares of GPC, which owns, directly and indirectly, 85% of the Company as of December 31, 2009. These loans were made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to the capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. In October 2009, current management repaid $0.3 million of these loans. The loans mature on September 28, 2012, and March 30, 2013, respectively, and accrue interest at a rate of 6.22%. The loans are secured by a pledge of the stock purchased by the loans. The loans and related interest are reflected in partners’ capital (deficit) on the Consolidated Balance Sheets.

On behalf of Blackstone, the Company made payments to a former Chief Executive Officer and Chief Financial Officer of the Company on January 5, 2007, for its repurchase of all of their outstanding shares of GPC, pursuant to separation agreements dated as of December 3, 2006. Additionally, on behalf of Blackstone, the Company made a payment to a former Senior Vice President on April 10, 2009, for its repurchase of all of his outstanding shares of GPC. As a result of these payments, Blackstone became the owners of these shares and owe the Company $4.6 million. This receivable is reflected in partners’ capital (deficit) on the Consolidated Balance Sheets.

Gary G. Michael, a member of GPC’s Board of Directors and a member of the former committee that advised the partnership and the general partners, also serves on the Board of Directors of The Clorox Company, which is a large customer of the Company. Included in current assets at December 31, 2009 and 2008, were receivables from The Clorox Company of $2.3 million and $3.6 million, respectively. Included in net sales for the years ended December 31, 2009, 2008 and 2007, were net sales to The Clorox Company of $49.1 million, $45.2 million and $30.0 million, respectively.

15. Pension Plans

Substantially all employees of the Company participate in noncontributory defined benefit or defined contribution pension plans.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The U.S. defined benefit plan covering salaried employees provides retirement benefits based on the final five years average compensation, while plans covering hourly employees provide benefits based on years of service. The Company’s hourly and salaried pension plan covering non-union employees was frozen to future salary and service accruals in the fourth quarter of 2006.

The Company accounts for its defined benefit plans under the guidance in ASC 715, “Defined Benefit Plans.” The Company uses a December 31 measurement date for all of its plans. The components of pension expense and other changes in plan assets and benefit obligations recognized in other comprehensive income (loss) were as follows:

	Pension Plan
	U.S.			Non-U.S.
	2009	2008	2007	2009	2008	2007
	(In thousands)
Net periodic benefit cost and amounts recognized in other comprehensive income (loss):
Service cost	$1,795	$1,821	$2,192	$442	$690	$798
Interest cost	5,189	4,695	4,339	847	910	891
Expected return on assets	(4,958)	(5,711)	(5,114)	(792)	(963)	(953)
Amortization of prior service cost	668	665	673	50	54	53
Amortization of net loss	1,602	80	85	42	66	50
Special benefits charge	52	318	—	—	—	—
Settlements/curtailments	181	—	—	—	—	—

Net periodic pension costs	4,529	1,868	2,175	589	757	839

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Prior service cost for period	—	356	5,050	—	—	303
Net (gain) loss for period	(9,953)	29,585	27	940	(325)	(504)
Amortization of prior service cost	(849)	(665)	(673)	(50)	(54)	(53)
Amortization of net loss	(1,602)	(80)	(85)	(42)	(66)	(50)
Foreign currency exchange rate change	—	—	—	884	(84)	369

Total	(12,404)	29,196	4,319	1,732	(529)	65

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$(7,875)	$31,064	$6,494	$2,321	$228	$904

The estimated prior service cost and net actuarial loss for the defined benefit pension plans that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in 2010 are $0.6 million and $0.8 million, respectively, for the U.S. plans, and $0.1 million and $0.1 million, respectively, for the non-U.S. plans.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

All of the Company’s plans have a benefit obligation in excess of plan assets. Using the most recent actuarial valuations, the following table sets forth the change in the Company’s benefit obligation and pension plan assets at market value for the years ended December 31, 2009 and 2008. The Company uses the fair value of its pension assets in the calculation of pension expense for all of its pension plans.

	U.S.		Non-U.S.
	2009	2008	2009	2008
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$(87,583)	$(76,049)	$(12,425)	$(18,256)
Service cost	(1,795)	(1,821)	(442)	(690)
Interest cost	(5,189)	(4,695)	(847)	(910)
Benefits paid	2,422	2,440	393	541
Change in benefit payments due to experience	—	—	(21)	(18)
Settlements/curtailments	142	—	—	—
Participant contributions	—	—	(78)	(102)
Effect of exchange rate changes	—	—	(2,293)	4,094
Increase in benefit obligation due to change in discount rate	—	(6,949)	—	—
Special termination benefits	(52)	(318)	—	—
Actuarial gain (loss)	939	165	(779)	2,916
Increase in benefit obligation due to plan change	—	(356)	—	—

Benefit obligation at end of year	$(91,116)	$(87,583)	$(16,492)	$(12,425)

Change in plan assets:
Plan assets at market value at beginning of year	$52,009	$64,333	$10,146	$14,767
Actual return on plan assets	13,831	(17,090)	1,281	(1,611)
Foreign currency exchange rate changes	—	—	1,366	(3,356)
Employer contributions	15,585	7,206	743	785
Participant contributions	—	—	78	102
Benefits paid	(2,422)	(2,440)	(393)	(541)

Plan assets at market value at end of year	$79,003	$52,009	$13,221	$10,146

Funded status at end of year	$(12,113)	$(35,574)	$(3,271)	$(2,279)

Amounts recognized in the consolidated balance sheets consist of:
Current liabilities	$—	$—	$(32)	$(16)
Non-current liabilities	(12,113)	(35,574)	(3,239)	(2,263)

Total	$(12,113)	$(35,574)	$(3,271)	$(2,279)

Amounts recognized in accumulated other comprehensive income (loss):
Unrecognized prior service cost	$5,309	$6,158	$481	$459
Unrecognized net actuarial loss	19,702	31,258	1,567	485

Total	$25,011	$37,416	$2,048	$944

Accrued benefit cost:
Accrued benefit cost at beginning of year	$1,842	$(3,496)	$(1,334)	$(2,015)
Net periodic benefit cost	(4,529)	(1,868)	(589)	(757)
Employer contributions	15,585	7,206	743	785
Effect of exchange rate changes	—	—	(43)	652

Accrued benefit cost at end of year	$12,898	$1,842	$(1,223)	$(1,335)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The accumulated benefit obligation for all defined benefit pension plans was $107.6 million and $100.0 million as of December 31, 2009 and 2008, respectively.

Pension plans with accumulated benefit obligations in excess of plan assets at December 31 is as follows:

	As of December 31,
	2009	2008
	(In thousands)
Projected benefit obligation	$107,608	$100,008
Accumulated benefit obligation	107,608	100,008
Fair value of plan assets	92,224	62,155

The following table presents significant assumptions used to determine benefit obligations at December 31:

	2009	2008
Discount rate:
- U.S.	6.00%	6.25%
- Canada	5.75%	6.25%
- UK	6.00%	6.40%
- Mexico	8.60%	8.16%

Rate of compensation increase:
- U.S.	N/A	N/A
- Canada	4.00%	4.00%
- UK	3.10%	3.80%
- Mexico	5.04%	5.04%

The following table presents significant weighted average assumptions used to determine benefit cost for the years ended December 31:

	Actuarial Assumptions
	U.S.	Canada	UK	Mexico
Discount rate:
2009	6.00%	5.75%	6.00%	8.60%
2008	6.00%	5.25%	5.37%	7.64%
2007	5.75%	5.00%	5.00%	5.59%

Long-term rate of return on plan assets:
2009	8.00%	7.00%	6.43%	N/A
2008	8.75%	7.00%	7.10%	N/A
2007	8.75%	8.00%	6.92%	N/A

Weighted average rate of increase for future compensation levels:
2009	N/A	4.00%	3.10%	5.04%
2008	N/A	4.00%	3.60%	4.54%
2007	4.50%	4.00%	3.60%	4.91%

Pension expense is calculated based upon a number of actuarial assumptions established on January 1 of the applicable year, detailed in the table above, including a weighted-average discount rate, an expected long-term rate of return on plan assets and rate of increase in future compensation levels. The discount rate used by the

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Company for valuing pension liabilities is based on a review of high quality corporate bond yields with maturities approximating the remaining life of the projected benefit obligations. The U.S. expected long-term rate of return assumption on plan assets (which consist mainly of U.S. equity and debt securities) was developed by evaluating input from the Company’s actuaries and investment consultants as well as long-term inflation assumptions. Projected returns by such consultants are based on broad equity and bond indices. The expected long-term rate of return on plan assets is based on an asset allocation assumption of 65% with equity managers and 35% with fixed income managers. At December 31, 2009, the Company’s asset allocation was 48% with equity managers, 47% with fixed income managers and 5% other. At December 31, 2008, the Company’s asset allocation was 52% with equity managers, 37% with fixed income managers and 11% other. The Company believes that its long-term asset allocation on average will approximate 65% with equity managers and 35% with fixed income managers. The Company regularly reviews its actual asset allocation and periodically rebalances its investments to targeted allocations when considered appropriate. Based on this methodology, the Company’s expected long-term rate of return assumption was 8.00% and 8.75% in 2009 and 2008, respectively.

Asset allocation for the Company’s UK plan is 35% with equity managers, 50% with fixed income managers and 15% in real estate.

The Company made cash contributions to its pension plans in 2009 of $16.3 million and paid benefit payments of $2.8 million. The 2009 cash contribution amount includes a voluntary payment of $12.7 million to the U.S. defined benefit plans to maintain specific funding target percentages. The Company estimates that based on current actuarial calculations it will make cash contributions to its pension plans in 2010 of $7.3 million. Cash contributions in subsequent years will depend on a number of factors including performance of plan assets.

As of December 31, 2009, the Company adopted new guidance under ASC 715, “Defined Benefit Plans,” that requires disclosures of the fair value of pension plan assets. The following table presents the fair value of pension plan assets classified under the appropriate level of the fair value hierarchy as of December 31, 2009. Refer to Note 12 for the definition of fair value and a description of the fair value hierarchy structure.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(In thousands)
Asset Category:
Cash and cash equivalents	$6,440	$—	$—	$6,440
Mutual funds
U.S. equity	26,826	—	—	26,826
International equity	11,149	—	—	11,149
International fixed income	12,147	—	—	12,147
Taxable fixed income funds	25,831	—		25,831
International equity securities	3,571	—	—	3,571
Commingled pools / collective trusts	—	6,260	—	6,260

Total	$85,964	$6,260	$—	$92,224

The Company measures fair value of mutual funds, taxable fixed income funds and international equity securities based on quoted market prices, as substantially all of these instruments have active markets. The Canadian pension plan is invested in only one asset, which is a commingled pooled trust that maintains diversification among various asset classes, including Canadian common stocks, bonds and money market securities, U.S. equities, other international equities and fixed income investments. Such investments are valued at the net asset value of the shares held at December 31, 2009. Accordingly, these investments are included in level 2.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Benefit Payments
(In thousands)
2010	$2,900
2011	3,243
2012	3,683
2013	4,039
2014	4,400
Years 2015—2019	28,920

During 2009, the Company closed its plant located in Bristol, Pennsylvania and announced the closure of its plant in Vicksburg, Mississippi. The Company recorded a net curtailment charge of $0.1 million for the vesting of all non-vested pension plan participants. Subsequent to year-end, the Company made a voluntary contribution of $0.5 million on January 29, 2010, to fully fund the Bristol, Pennsylvania plan.

The Company also participated in a defined contribution plan under Internal Revenue Code Section 401(k), which covered all U.S. employees of the Company except those represented by a collective bargaining unit. The Company’s contributions were determined as a specified percentage of employee contributions, subject to certain maximum limitations. The Company’s costs for the defined contribution plan for 2009, 2008 and 2007 were $7.4 million, $8.3 million and $8.5 million, respectively.

The Company also had a statutory plan in the Netherlands that is not included in the amounts above. As of December 31, 2009, this plan had pension liabilities of $0.8 million.

16. Partners’ Capital

Holdings was formed under the name “Sonoco Graham Company” on April 3, 1989, as a limited partnership in accordance with the provisions of the Pennsylvania Uniform Limited Partnership Act, and on March 28, 1991, Holdings changed its name to “Graham Packaging Company.” Pursuant to an Agreement and Plan of Recapitalization, Redemption and Purchase, dated as of December 18, 1997 (the “Recapitalization Agreement”), (i) Holdings, (ii) the then owners of the Company (the “Graham Entities”) and (iii) GPC and BCP/Graham Holdings L.L.C. (“BCP”), a Delaware limited liability company and a wholly-owned subsidiary of GPC (and, together with GPC, the “Equity Investors”) agreed to a recapitalization of Holdings (the “Recapitalization”). Closing under the Recapitalization Agreement occurred on February 2, 1998. Upon the closing of the Recapitalization, the name of Holdings was changed to “Graham Packaging Holdings Company.” Holdings will continue until its dissolution and winding up in accordance with the terms of the Holdings Partnership Agreement (as defined below).

As a result of the consummation of the Recapitalization, as of December 31, 2009, GPC owned an 80.9% limited partnership interest in Holdings and BCP owned a 4% general partnership interest in Holdings. The Graham Family retained a 0.7% general partnership interest and a 14.3% limited partnership interest in Holdings. On December 23, 2008, Roger M. Prevot exercised an option to purchase 9.3 partnership units and therefore owned a 0.1% limited partnership interest in Holdings. Additionally, Holdings owns a 99% limited partnership interest in the Operating Company, and GPC Opco GP L.L.C., a wholly-owned subsidiary of Holdings, owns a 1% general partnership interest in the Operating Company.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

As contemplated by the Recapitalization Agreement, the Graham Family (as successors and assigns of Graham Capital Corporation and Graham Family Growth Partnership), Graham Packaging Corporation (“Graham GP Corp”), GPC and BCP entered into a Fifth Amended and Restated Agreement of Limited Partnership (the “Holdings Partnership Agreement”). The general partners of the partnership, as of December 31, 2009, were BCP and Graham GP Corp, and the limited partners of the partnership were GPC Holdings, L.P., GPC and Roger M. Prevot.

Capital Accounts. A capital account is maintained for each partner on the books of the Company. The Holdings Partnership Agreement provides that at no time during the term of the partnership or upon dissolution and liquidation thereof shall a limited partner with a negative balance in its capital account have any obligation to Holdings or the other partners to restore such negative balance. Items of partnership income or loss are allocated to the partners’ capital accounts in accordance with their percentage interests except as provided in Section 704(c) of the Internal Revenue Code with respect to contributed property where the allocations are made in accordance with the U.S. Treasury regulations thereunder.

Distributions. The Holdings Partnership Agreement requires certain tax distributions to be made if and when Holdings has taxable income. Other distributions shall be made in proportion to the partners’ respective percentage interests.

Transfers of Partnership Interests. The Holdings Partnership Agreement provides that, subject to certain exceptions including, without limitation, the transfer rights described below, general partners shall not withdraw from Holdings, resign as a general partner nor transfer their general partnership interests without the consent of all general partners, and limited partners shall not transfer their limited partnership interests.

If either Graham GP Corp. and/or GPC Holdings, L.P. (individually “Continuing Graham Partner” and collectively the “Continuing Graham Partners”) wishes to sell or otherwise transfer its partnership interests pursuant to a bona fide offer from a third party, Holdings and the Equity Investors must be given a prior opportunity to purchase such interests at the same purchase price set forth in such offer. If Holdings and the Equity Investors do not elect to make such purchase, then such Continuing Graham Partner may sell or transfer such partnership interests to such third party upon the terms set forth in such offer. If the Equity Investors wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Continuing Graham Partners shall have a right to include in such sale or transfer a proportionate percentage of their partnership interests. If the Equity Investors (so long as they hold 51% or more of the partnership interests) wish to sell or otherwise transfer their partnership interests pursuant to a bona fide offer from a third party, the Equity Investors shall have the right to compel the Continuing Graham Partners to include in such sale or transfer a proportionate percentage of their partnership interests.

Dissolution. The Holdings Partnership Agreement provides that Holdings shall be dissolved upon the earliest of (i) the sale, exchange or other disposition of all or substantially all of Holdings’ assets, (ii) the withdrawal, resignation, filing of a certificate of dissolution or revocation of the charter or bankruptcy of a general partner, or the occurrence of any other event which causes a general partner to cease to be a general partner unless (a) the remaining general partner elects to continue the business or (b) if there is no remaining general partner, a majority-in-interest of the limited partners elect to continue the partnership, or (iii) such date as the partners shall unanimously elect.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

17. Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), net of income taxes, consisted of:

	Cash Flow Hedges	Pension Liability	Cumulative Translation Adjustments	Total
	(In thousands)
Balance at January 1, 2007	$10,866	$(5,289)	$26,075	$31,652
Other comprehensive income	(11,572)	(3,670)	36,334	21,092

Balance at December 31, 2007	(706)	(8,959)	62,409	52,744
Other comprehensive income	(22,361)	(29,028)	(65,941)	(117,330)

Balance at December 31, 2008	(23,067)	(37,987)	(3,532)	(64,586)
Other comprehensive income	10,111 (1)	10,432	19,579	40,122

Balance at December 31, 2009	$(12,956)	$(27,555)	$16,047	$(24,464)

(1)	Includes amortization of amounts in accumulated other comprehensive income (loss) as of the date the Company discontinued hedge accounting for its interest rate collar and swap agreements of $9.6 million (net of tax of $0).

18. Option Plans

Options have been granted under the terms of the Graham Packaging Holdings Company Management Option Plan (the “1998 Option Plan”), the 2004 Graham Packaging Holdings Company Management Option Plan (the “2004 Option Plan”) and the 2008 Graham Packaging Holdings Company Management Option Plan (the “2008 Option Plan” and, collectively with the 1998 Option Plan and the 2004 Option Plan, the “Option Plans”).

The Option Plans provide for the grant to management employees of Holdings and its subsidiaries and non-employee members of the Advisory Committee, advisors, consultants and other individuals providing services to Holdings of options (“Options”) to purchase limited partnership interests in Holdings (each interest being referred to as a “Unit”). The aggregate number of Units with respect to which Options may be granted under the 1998 Option Plan may not exceed 2,386,090 Units and the aggregate number of Units with respect to which Options may be granted at any time under the 2008 Option Plan, together with the 2004 Option Plan, may not exceed 4,834,196 Units, representing a total of up to 12.5% of the equity of Holdings as of December 31, 2009. A committee has been appointed to administer the Option Plans, including, without limitation, the determination of the individuals to whom grants will be made, the number of Units subject to each grant and the various terms of such grants.

Under the 1998 Option Plan and the 2004 Option Plan, the exercise price per Unit is or will be equal to or greater than the fair value of a Unit on the date of grant. Under the 2008 Option Plan, the exercise price per Unit is or will be less than, equal to, or greater than the fair value of a Unit on the date of grant, provided that there are limitations on exercise of any Option granted at less than fair value on the grant date. The Company determines the fair value of a Unit by considering market multiples of comparable public companies and recent transactions involving comparable public and private companies, and by performing discounted cash flow analyses on its projected cash flows. The Company utilizes the services of an appraisal firm to assist in these analyses. The number and type of Units covered by outstanding Options and exercise prices may be adjusted to reflect certain events such as recapitalizations, mergers or reorganizations of or by Holdings. The Option Plans are intended to

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

advance the best interests of the Company by allowing such employees to acquire an ownership interest in the Company, thereby motivating them to contribute to the success of the Company and to remain in the employ of the Company.

In general, Options awarded under the 1998 Option Plan vest according to either a time-based component or time-based and performance-based components as follows: 50% of the Options vest and become exercisable in 20% increments annually over five years, so long as the holder of the Option is still an employee on the vesting date, and 50% of the Options vest and become exercisable in 20% increments annually over five years, so long as the Company achieves specified earnings targets for each year, although these Options do become exercisable in full without regard to the Company’s achievement of these targets on the ninth anniversary of the date of grant, so long as the holder of the Option is still an employee on that date.

In general, time-based options awarded under the 2004 Option Plan and the 2008 Option Plan vest and become exercisable in 25% increments annually over four years, so long as the holder of the Option is still an employee on the vesting date, and in limited circumstances, options have been granted under the 2004 Option Plan and the 2008 Option Plan with vesting subject to the additional requirement of the achievement of an earnings target. In some circumstances, options have been granted under the 2004 Option Plan and the 2008 Option Plan that vest contingent upon the employee’s continuous employment with the Company and the sale by Blackstone of its entire interest in the Company, with the vesting percentage based upon the multiple of invested capital Blackstone achieves in such a sale (“MOIC Options”). These MOIC Options have been amended to provide that the MOIC Options will vest in accordance with the multiple of the invested capital Blackstone achieves if the employee remains continuously employed with the Company through the date on which Blackstone sells 75% of its interest in the Company. Employees can also qualify for additional vesting if Blackstone achieves additional multiple of invested capital milestones upon subsequent sales of its interest in the Company provided that those employees remain employed through a date that precedes such subsequent sale by three months or less.

Generally, upon a holder’s termination, all unvested options are forfeited and vested options must be exercised within 90 days of the termination event, with variations based on the circumstances of termination.

Options awarded under the Option Plans have a term of ten years. In the past, the Company has amended the terms of specified options to extend their terms.

The weighted average fair value at date of grant for Options granted in 2009, 2008 and 2007 was $1.42, $2.81 and $1.67 per Option, respectively. The fair value of each Option was estimated on the date of the grant using a fair value option pricing model, with the following weighted-average assumptions:

	2009	2008	2007
Dividend yield	0%	0%	0%
Expected volatility	30%	30%	30%
Risk-free interest rate	2.05%	2.28%	3.50%
Expected option life (in years)	4.5	4.5	3.2

The Company estimates expected volatility based upon the volatility of the stocks of comparable public companies. The Company’s expected life of Options granted was based upon actual experience and expected employee turnover. The risk-free interest rate was based on the implied yield available on U.S. Treasury zero-coupon issues with a term equivalent to the expected life of the Options granted. The Company has not paid dividends in the past and does not plan to pay any dividends in the foreseeable future.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

A summary of the changes in the Options outstanding under the Option Plans during 2009 is as follows:

	Units Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
			(In years)	(In millions)
Outstanding at beginning of year	4,954,011	$8.46
Granted	695,786	7.01
Exercised	—
Forfeited (1)	(836,682)	7.84

Outstanding at end of year	4,813,115	8.35	7.2	$30.4

Vested or expected to be vested at end of year	4,036,176	8.55	7.0	24.7
Exercisable at end of year	2,983,180	8.61	6.7	18.1

(1)	Pursuant to the employment agreement effective December 4, 2006, for Warren D. Knowlton, the Company’s former Chief Executive Officer and former Executive Chairman, Mr. Knowlton received an option (the “Performance Option”) to purchase 559,275 limited partnership units in Holdings that vests upon (A) Blackstone’s sale of their entire interest in the Company and (B) the attainment of certain financial performance goals established by the Company. All of the limited partnership units in Holdings subject to Mr. Knowlton’s Performance Option were forfeited automatically when Mr. Knowlton ceased to be Chief Executive Officer and Executive Chairman of the Company. These 559,275 Options are reflected as “forfeited” in the table above.

In 2009, the Company granted Options to purchase 695,786 limited partnership units in Holdings. As a result, the Company will incur incremental compensation expense of approximately $0.6 million over the four-year vesting period of the options. The incremental expense recorded during the year ended December 31, 2009, was $0.1 million.

As of December 31, 2009, there was $1.3 million of total unrecognized compensation cost related to outstanding Options that is expected to be recognized over a weighted average period of 2.4 years. For the year ended December 31, 2008, the Company received net proceeds of $0.2 million from the exercise of Options.

The intrinsic value of Options exercised for the year ended December 31, 2008, was $0.0 million.

19. Other (Income) Expense, Net

Other (income) expense, net consisted of the following:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Foreign exchange (gain) loss, net	$(1,907)	$215	$1,917
Other	356	189	87

	$(1,551)	$404	$2,004

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

20. Income Taxes

The provision (benefit) for income taxes consisted of:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
(Loss) income from continuing operations before income taxes:
U.S.	$(4,395)	$(78,644)	$(198,812)
Foreign	56,004	44,265	15,489

Total	$51,609	$(34,379)	$(183,323)

Provision (benefit) for income taxes on (loss) income from continuing operations :
Current provision:
Federal	$393	$23	$—
State and local	849	527	234
Foreign	17,422	11,407	16,381

Total current provision	18,664	11,957	16,615

Deferred provision:
Federal	1,083	(536)	2,260
State and local	(74)	12	(2,245)
Foreign	1,687	1,477	3,068

Total deferred provision	2,696	953	3,083

Total provision	$21,360	$12,910	$19,698

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The following table sets forth the deferred income tax assets and liabilities that result from temporary differences between the reported amounts and the tax bases of the assets and liabilities:

	December 31,
	2009	2008
	(In thousands)
Deferred income tax assets:
Net operating loss carryforwards	$156,495	$164,471
Fixed assets, due to differences in depreciation, impairment and assigned values	4,476	5,498
Accrued retirement indemnities	3,177	2,966
Inventories	2,532	3,226
Accruals and reserves	18,677	15,230
Deferred revenue	7,261	6,957
Tax credits	10,755	11,222
Other items	5,307	5,599

Gross deferred income tax assets	208,680	215,169
Valuation allowance	(158,054)	(189,385)

Net deferred income tax assets	50,626	25,784

Deferred income tax liabilities:
Fixed assets, due to differences in depreciation, impairment and assigned values	43,244	26,501
Inventories	492	531
Amortizable intangibles, due to differences in amortization, impairment and assigned values	13,824	9,320
Unremitted earnings of foreign subsidiaries	11,875	5,551
Other items	944	979

Gross deferred income tax liabilities	70,379	42,882

Net deferred income tax liabilities	$19,753	$17,098

Current deferred income tax liabilities of $6.3 million in 2009 and $3.8 million in 2008 are included in accrued expenses. Non-current deferred income tax assets of $0.8 million in 2009 and $3.5 million in 2008 are included in other non-current assets.

The valuation allowance for deferred income tax assets of $158.1million and $189.4 million at December 31, 2009 and 2008, respectively, relates principally to the uncertainty of realizing the benefits arising from tax loss and credit carryforwards. The Company believes that it will generate sufficient future taxable income to realize the income tax benefits related to the remaining deferred income tax asset. The valuation allowance decrease in 2009 primarily relates to current year income in the Company’s domestic subsidiaries and decreases in deferred tax assets associated with the sale of a French subsidiary.

Certain legal entities in the Company do not pay income taxes because their income is taxed to the owners. For those entities, the reported amount of their assets net of the reported amount of their liabilities exceeds the related tax bases of their assets net of liabilities by $8.0 million at December 31, 2009, and $(28.6) million at December 31, 2008. Additionally, the reported bases of their investments in foreign subsidiaries exceeded their related tax bases by $43.6 million and $28.7 million at December 31, 2009 and 2008, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The difference between the actual income tax provision and an amount computed by applying the U.S. federal statutory rate for corporations to earnings before income taxes for continuing operations is attributable to the following:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Taxes at U.S. federal statutory rate	$18,063	$(12,033)	$(64,163)
Partnership loss not subject to federal income taxes	668	1,996	22,057
State income tax net of federal benefit	504	350	(1,307)
Permanent differences between tax and book accounting	951	2,003	1,552
Prior year adjustments	3,868	137	306
Tax contingencies	(8,344)	921	6,624
Income taxed in multiple jurisdictions	21,450	1,960	1,553
Change in valuation allowance	(14,955)	21,464	52,496
Tax credits	(1,813)	(4,191)	2,403
Other	968	303	(1,823)

	$21,360	$12,910	$19,698

As of December 31, 2009, the Company’s domestic subsidiaries have U.S. federal net operating loss carryforwards of approximately $238.7 million. These net operating loss carryforwards are available to offset future taxable income and expire in the years 2017 through 2028. The Company also has various state net operating loss carryforwards that expire through 2028. The determination of the state net operating loss carryforwards is dependent upon the subsidiaries’ taxable income or loss, apportionment percentages and other respective state laws that can change from year to year and impact the amount of such carryforward. The Company’s international operating subsidiaries have, in the aggregate, approximately $185.7 million of tax loss carryforwards available as of December 31, 2009. These losses are available to reduce the originating subsidiaries’ future taxable foreign income and have varying expiration dates. The loss carryforwards relating to the Company’s French subsidiaries ($155.5 million), UK subsidiaries ($4.4 million), and Brazilian subsidiaries ($11.4 million) have no expiration date. The remainder of the foreign loss carryforwards have expiration dates ranging from 2010 through 2019.

As of December 31, 2009, the Company’s domestic subsidiaries had federal and state income tax credit carryforwards of approximately $7.4 million consisting of $1.9 million of Alternative Minimum Tax credits which never expire, $4.3 million of federal research and development credits and other general business credits which expire in the years 2010 through 2024 and $1.2 million of state tax credits with varying expiration dates. The Company’s subsidiaries in Mexico and Argentina have tax credit carryforwards of $3.2 million and $0.6 million, respectively, which expire in the years 2010 through 2019.

As of December 31, 2009, the Company’s equity in the undistributed earnings of foreign subsidiaries which are deemed to be permanently reinvested, and for which income taxes had not been provided, was $14.5 million. It is not practical to determine the related deferred tax liability.

The Company adopted guidance under ASC 740-10-25, “Basic Recognition Threshold,” effective January 1, 2007. This guidance prescribes a recognition threshold of more-likely-than-not for recognition of tax benefits. The transition adjustments of $4.8 million were shown as a reduction to partners’ capital.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The following table summarizes the activity related to the gross unrecognized tax benefits (“UTB”) from January 1, 2007, through December 31, 2009:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Balance at beginning of year	$10,478	$9,251	$3,040
Increases related to prior year tax positions	6,840	1,304	5,044
Decreases related to prior year tax positions	(1,132)	(156)	—
Increases related to current year tax positions	3,028	1,964	1,167
Decreases related to settlements with taxing authorities	—	(52)	—
Decreases related to lapsing of statute of limitations	(1,059)	(966)	—
Currency translation adjustments	240	(867)	—

Balance at end of year	$18,395	$10,478	$9,251

Offsetting long-term deferred income tax assets in the amount of $9.9 million, $0.6 million and $0.8 million at December 31, 2009, 2008 and 2007, respectively, are not reflected in the gross UTB balance above. Approximately $9.0 million, $10.2 million and $11.7 million of UTB at December 31, 2009, 2008 and 2007, respectively, if recognized, would impact the Company’s effective tax rate.

The Company operates and files income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. Its tax returns are periodically audited by domestic and foreign tax authorities. The Company is currently under examination by various state and foreign authorities. The U.S. corporate subsidiaries have open tax years from 2004 forward for certain state purposes. The Company generally has open tax years subject to audit scrutiny of three to five years in Europe and six years in Mexico and South America. The Company does not expect a significant change in the UTB balance in the next twelve months.

Upon adoption of ASC 740-10-25, the Company has elected to begin treating interest and penalties related to taxes as a component of income tax expense. As of December 31, 2009, 2008 and 2007, the Company has recorded UTB of $5.6 million, $5.9 million and $7.4 million, respectively, related to interest and penalties, all of which, if recognized, would affect the Company’s effective tax rate. During the year ended December 31, 2009, the Company recorded a tax benefit related to a decrease in UTB for interest and penalties of $0.3 million. The Company’s prior policy was to treat interest related to tax issues as interest expense and to record penalties as other expense.

Cash income tax payments of $19.2 million, $9.3 million and $18.3 million were made for income tax liabilities in 2009, 2008 and 2007, respectively.

21. Commitments

In connection with plant expansion and improvement programs, the Company had commitments for capital expenditures of approximately $24.3 million at December 31, 2009.

The Company is a party to various capital and operating leases involving real property and equipment. Lease agreements may include escalating rent provisions and rent holidays, which are expensed on a straight-line basis over the term of the lease. Total rent expense for operating leases was $50.3 million, $52.0 million and $54.8 million for the years ended December 31, 2009, 2008 and 2007, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Minimum future lease obligations on long-term noncancelable operating leases in effect at December 31, 2009, were as follows (in thousands):

2010	$31,029
2011	25,645
2012	19,677
2013	17,830
2014	15,671
Thereafter	40,785

Minimum future lease obligations on capital leases in effect at December 31, 2009, were as follows (in thousands):

2010	$10,414
2011	6,082
2012	540
2013	3
2014	—
Thereafter	—

The gross amount of assets under capital leases was $51.3 million and $54.6 million as of December 31, 2009 and 2008, respectively. The deferred rent liability relating to escalating rent provisions and rent holidays was $2.2 million and $2.5 million as of December 31, 2009 and 2008, respectively.

The Company has entered into agreements with an unrelated third-party for the financing of specific accounts receivable of certain foreign subsidiaries. The financing of accounts receivable under these agreements is accounted for as a sale of receivables in accordance with ASC 860-20, “Sale of Financial Assets.” Under the terms of the financing agreements, the Company transfers ownership of eligible accounts receivable without recourse to the third-party purchaser in exchange for cash. Proceeds on the transfer reflect the face value of the accounts receivable less a discount. The discount is recorded against net sales on the consolidated statement of operations in the period of the sale. The eligible receivables financed pursuant to this factoring agreement are excluded from accounts receivable on the consolidated balance sheet and are reflected as cash provided by operating activities on the consolidated statement of cash flows, while non-eligible receivables remain on the balance sheet with a corresponding liability established when those receivables are financed. The Company does not continue to service, administer and collect the eligible receivables under this program. The third-party purchaser has no recourse to the Company for failure of debtors constituting eligible receivables to pay when due. The Company maintains insurance on behalf of the third-party purchaser to cover any losses due to the failure of debtors constituting eligible receivables to pay when due. At December 31, 2009 and 2008, the Company had sold $15.7 million and $29.9 million of eligible accounts receivable, respectively, which represent the face amounts of total outstanding receivables at those dates.

Under the Fifth Amended and Restated Limited Partnership Agreement and the Amended and Restated Monitoring Agreement, the Company was obligated to make annual payments of $2.0 million and $3.0 million to affiliates of the Graham Family and Blackstone, respectively.

22. Contingencies and Legal Proceedings

On November 3, 2006, the Company filed a complaint with the Supreme Court of the State of New York, New York County, against Owens-Illinois, Inc. and OI Plastic Products FTS, Inc. (collectively, “OI”). The

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

complaint alleges certain misrepresentations by OI in connection with the Company’s 2004 purchase of O-I Plastic and seeks damages in excess of $30 million. In December 2006, OI filed an Answer and Counterclaim, seeking to rescind a Settlement Agreement entered into between OI and the Company in April 2005, and disgorgement of more than $39 million paid by OI to the Company in compliance with that Settlement Agreement. The Company filed a Motion to Dismiss the Counterclaim in July 2007, which was granted by the Court in October 2007. On August 1, 2007, the Company filed an Amended Complaint to add additional claims seeking indemnification from OI for claims made against the Company by former OI employees pertaining to their pension benefits. These claims arise from an arbitration between the Company and Glass, Molders, Pottery, Plastic & Allied Workers, Local #171 (the “Union”) that resulted in an award on April 23, 2007, in favor of the Union. The Arbitrator ruled that the Company had failed to honor certain pension obligations for past years of service to former employees of OI, whose seven Union-represented plants were acquired by the Company in October 2004. In the Amended Complaint, the Company maintains that under Section 8.2 of the Stock Purchase Agreement between the Company and OI, OI is obligated to indemnify the Company for any losses associated with differences in two of the Company’s pension plans including any losses incurred in connection with the Arbitration award. The litigation is proceeding.

On April 10, 2009, OnTech Operations, Inc. (“OnTech”) initiated an arbitration proceeding against the Company, in which OnTech alleges that the Company breached a bottle purchase agreement dated April 28, 2008, and an equipment lease dated June 1, 2008. In its statement of claims, OnTech alleges, among other things, that the Company’s failure to produce bottles as required by the bottle purchase agreement resulted in the failure of OnTech’s business. As a result, OnTech is seeking to recover the value of its business, which it alleges is between $80 million and $150 million, which is in excess of 10% of the Company’s current assets. The arbitration is currently scheduled to be heard by a three arbitrator panel from August 2, 2010, to August 6, 2010.

The Company believes that OnTech’s claims are without legal, contractual or factual merit. The Company is vigorously defending against these claims and feels that the likelihood of it not prevailing is remote. Accordingly, the Company has not accrued a loss on this claim.

The Company is a party to various other litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company’s various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

23. Segment Information

The Company is organized and managed on a geographical basis in three operating segments: North America, Europe and South America. The accounting policies of the segments are consistent with those described in Note 1. The Company’s measure of segment profit or loss is operating income. Segment information for the three years ended December 31, 2009, representing the reportable segments currently utilized by the chief operating decision makers, was as follows:

	Year	North America	Europe	South America	Eliminations (a)	Total
	(In thousands)
Net sales (b)(c)	2009	$1,942,747	$235,766	$92,771	$(250)	$2,271,034
	2008	2,196,048	274,382	89,747	(1,223)	2,558,954
	2007	2,140,470	256,841	75,471	(1,897)	2,470,885

Operating income (loss)	2009	$211,851	$31,777	$(9,086)	$—	$234,542
	2008	119,709	30,181	(4,627)	—	145,263
	2007	19,244	8,175	764	—	28,183

Depreciation and amortization	2009	$136,929	$17,902	$3,788	$—	$158,619
	2008	149,765	20,492	5,268	—	175,525
	2007	176,317	20,887	4,511	—	201,715

Asset impairment charges	2009	$31,512	$3,918	$6,396	$—	$41,826
	2008	86,861	3,534	5,669	—	96,064
	2007	137,900	18,150	1,642	—	157,692

Interest expense, net	2009	$171,647	$1,183	$2,928	$—	$175,758
	2008	174,128	2,678	2,432	—	179,238
	2007	199,903	3,193	1,877	—	204,973

Income tax provision (benefit)	2009	$10,779	$9,535	$1,046	$—	$21,360
	2008	3,481	9,581	(152)	—	12,910
	2007	9,559	9,510	629	—	19,698

Identifiable assets (b)(c)(d)	2009	$830,897	$138,053	$48,828	$—	$1,017,778
	2008	872,465	151,142	38,665	—	1,062,272

Goodwill	2009	$420,765	$16,286	$7	$—	$437,058
	2008	418,784	15,826	35	—	434,645

Cash paid for property, plant and equipment	2009	$119,875	$13,529	$12,607	$—	$146,011
	2008	116,442	20,767	11,367	—	148,576
	2007	123,617	20,584	9,184	—	153,385

(a)	To eliminate intercompany transactions.
(b)	The Company’s net sales for Europe include countries having significant sales as follows:

	Year Ended December 31,
	2009	2008	2007
	(In millions)
Poland	$49.3	$63.7	$59.5
Belgium	54.9	57.4	51.1
Spain	40.6	40.8	38.2
France	24.3	34.4	34.5

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The Company’s identifiable assets for Europe include countries having significant identifiable assets as follows:

	December 31,
	2009	2008
	(In millions)
Poland	$36.6	$37.7
Belgium	31.9	33.6
Spain	23.6	27.6
France	15.3	19.9

(c)	The Company’s net sales for North America include sales in Mexico which totaled approximately $147.3 million, $150.4 million and $138.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Identifiable assets in Mexico totaled approximately $58.8 million and $51.6 million as of December 31, 2009 and 2008, respectively. Approximately all of the North America reportable segment’s remaining net sales and identifiable assets are in the United States.
(d)	Represents property, plant and equipment, net.

Product Net Sales Information

The following is supplemental information on net sales by product category:

	Food and Beverage	Household	Automotive Lubricants	Personal Care/Specialty	Total
	(In thousands)
2009	$1,385,544	$423,004	$291,208	$171,278	$2,271,034
2008	1,561,273	491,641	319,253	186,787	2,558,954
2007	1,488,699	499,101	277,874	205,211	2,470,885

24. Condensed Guarantor Data

As of December 31, 2009, the Operating Company and CapCo I had outstanding $253.4 million aggregate principal amount of 8.25% Senior Notes due 2017 and $375.0 million aggregate principal amount of 9.875% Senior Subordinated Notes due 2014. Holdings and the domestic subsidiaries of the Operating Company have fully and unconditionally guaranteed these notes. These guarantees are both joint and several. The Operating Company, the guarantor subsidiaries and CapCo I are 100%-owned subsidiaries of Holdings.

The following condensed consolidating information presents, in separate columns, the condensed consolidating balance sheets as of December 31, 2009 and 2008, and the related condensed consolidating statements of operations and condensed consolidating statements of cash flows for the years ended December 31, 2009, 2008 and 2007, for (i) Holdings on a parent only basis, with its investments in the Operating Company and CapCo I recorded under the equity method, (ii) the Operating Company, a wholly-owned subsidiary of Holdings, on a parent only basis, with its investments in subsidiaries recorded under the equity method, (iii) the guarantor domestic subsidiaries of the Operating Company, (iv) the non-guarantor subsidiaries of the Company, (v) CapCo I, a co-issuer of the Notes, and (vi) the Company on a consolidated basis.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$124,262	$3	$23,543	$—	$—	$147,808
Accounts receivable, net	—	58,877	66,929	65,879	—	—	191,685
Inventories	—	72,257	76,017	46,428	—	—	194,702
Deferred income taxes	—	—	—	3,446	—	—	3,446
Prepaid expenses and other current assets	—	12,105	28,772	18,214	—	—	59,091

Total current assets	—	267,501	171,721	157,510	—	—	596,732
Property, plant and equipment, net	—	416,471	353,011	248,296	—	—	1,017,778
Intangible assets, net	—	7,298	31,198	4,516	—	—	43,012
Goodwill	—	150,106	235,924	51,028	—	—	437,058
Net intercompany	—	1,050,696	—	—	—	(1,050,696)	—
Investment in subsidiaries	—	149,868	221,054	—	—	(370,922)	—
Other non-current assets	—	28,291	142	4,073	—	—	32,506

Total assets	$—	$2,070,231	$1,013,050	$465,423	$—	$(1,421,618)	$2,127,086

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$87,142	$728	$12,787	$—	$—	$100,657
Accounts payable	—	47,281	31,454	32,278	—	—	111,013
Accrued expenses and other current liabilities	—	97,411	41,543	47,149	—	—	186,103
Deferred revenue	—	16,558	8,877	4,810	—	—	30,245

Total current liabilities	—	248,392	82,602	97,024	—	—	428,018
Long-term debt	—	2,334,119	1,129	958	—	—	2,336,206
Deferred income taxes	—	168	5,284	12,194	—	—	17,646
Other non-current liabilities	—	55,101	18,542	26,211	—	—	99,854
Investment in subsidiaries	567,549	—	—	—	—	(567,549)	—
Net intercompany	187,089	—	809,933	53,674	—	(1,050,696)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(754,638)	(567,549)	95,560	275,362	—	196,627	(754,638)

Total liabilities and partners’ capital (deficit)	$—	$2,070,231	$1,013,050	$465,423	$—	$(1,421,618)	$2,127,086

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2008

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$35,297	$1	$8,581	$—	$—	$43,879
Accounts receivable, net	—	76,329	80,465	76,940	—	—	233,734
Inventories	—	85,062	90,649	48,650	—	—	224,361
Deferred income taxes	—	—	—	2,829	—	—	2,829
Prepaid expenses and other current assets	—	8,603	25,469	23,176	—	—	57,248

Total current assets	—	205,291	196,584	160,176	—	—	562,051
Property, plant and equipment, net	—	442,760	375,489	244,023	—	—	1,062,272
Intangible assets, net	—	6,794	34,614	4,850	—	—	46,258
Goodwill	—	150,106	235,924	48,615	—	—	434,645
Net intercompany	—	1,167,268	—	—	—	(1,167,268)	—
Investment in subsidiaries	—	91,791	232,448	—	—	(324,239)	—
Other non-current assets	—	39,196	240	5,151	—	—	44,587

Total assets	$—	$2,103,206	$1,075,299	$462,815	$—	$(1,491,507)	$2,149,813

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$47,278	$292	$9,329	$—	$—	$56,899
Accounts payable	—	43,416	20,038	37,324	—	—	100,778
Accrued expenses and other current liabilities	—	108,549	33,470	50,188	—	—	192,207
Deferred revenue	—	19,623	9,878	5,145	—	—	34,646

Total current liabilities	—	218,866	63,678	101,986	—	—	384,530
Long-term debt	—	2,440,521	582	1,236	—	—	2,442,339
Deferred income taxes	—	258	7,015	12,396	—	—	19,669
Other non-current liabilities	—	72,834	21,049	25,754	—	—	119,637
Investment in subsidiaries	629,273	—	—	—	—	(629,273)	—
Net intercompany	187,089	—	947,879	32,300	—	(1,167,268)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(816,362)	(629,273)	35,096	289,143	—	305,034	(816,362)

Total liabilities and partners’ capital (deficit)	$—	$2,103,206	$1,075,299	$462,815	$—	$(1,491,507)	$2,149,813

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Net sales	$—	$992,102	$868,771	$496,494	$—	$(86,333)	$2,271,034
Cost of goods sold	—	821,002	725,460	406,457	—	(86,333)	1,866,586

Gross profit	—	171,100	143,311	90,037	—	—	404,448
Selling, general and administrative expenses	—	46,378	48,862	26,388	—	—	121,628
Asset impairment charges	—	23,925	7,648	10,253	—	—	41,826
Net loss on disposal of property, plant and equipment	—	3,119	2,142	1,191	—	—	6,452

Operating income	—	97,678	84,659	52,205	—	—	234,542
Interest expense, net	—	125,746	45,552	4,460	—	—	175,758
Net loss on debt extinguishment	—	8,726	—	—	—	—	8,726
Other (income) expense, net	—	(24,029)	(32,626)	(343)	—	55,447	(1,551)
Equity in earnings of subsidiaries	(20,768)	(35,764)	(5,037)	—	—	61,569	—

Income (loss) before income taxes	20,768	22,999	76,770	48,088	—	(117,016)	51,609
Income tax provision	—	2,231	2,770	16,359	—	—	21,360

Income (loss) from continuing operations	20,768	20,768	74,000	31,729		(117,016)	30,249
Loss from discontinued operations	—	—	—	(9,481)	—	—	(9,481)

Net income (loss)	$20,768	$20,768	$74,000	$22,248	$—	$(117,016)	$20,768

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Net sales	$—	$1,123,516	$982,529	$535,455	$—	$(82,546)	$2,558,954
Cost of goods sold	—	936,468	882,326	447,037	—	(82,546)	2,183,285

Gross profit	—	187,048	100,203	88,418	—	—	375,669
Selling, general and administrative expenses	—	52,605	46,985	27,918	—	—	127,508
Asset impairment charges	—	42,095	43,800	10,169	—	—	96,064
Net loss (gain) on disposal of property, plant and equipment	—	3,733	3,250	(149)	—	—	6,834

Operating income	—	88,615	6,168	50,480	—	—	145,263
Interest expense, net	—	102,519	71,488	5,231	—	—	179,238
Other (income) expense, net	—	(5,131)	(170)	(518)	—	6,223	404
Equity in loss (earnings) of subsidiaries	57,795	48,726	(5,689)	—	—	(100,832)	—

(Loss) income before income taxes	(57,795)	(57,499)	(59,461)	45,767	—	94,609	(34,379)
Income tax provision	—	296	486	12,128	—	—	12,910

(Loss) income from continuing operations	(57,795)	(57,795)	(59,947)	33,639	—	94,609	(47,289)
Loss from discontinued operations	—	—	—	(10,506)	—	—	(10,506)

Net (loss) income	$(57,795)	$(57,795)	$(59,947)	$23,133	$—	$94,609	$(57,795)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Net sales	$—	$1,059,573	$1,007,442	$493,235	$—	$(89,365)	$2,470,885
Cost of goods sold	—	892,854	909,110	416,760	—	(89,365)	2,129,359

Gross profit	—	166,719	98,332	76,475	—	—	341,526
Selling, general and administrative expenses	—	56,049	51,072	29,071	—	—	136,192
Asset impairment charges	—	52,789	80,792	24,111	—	—	157,692
Net loss on disposal of property, plant and equipment	—	9,602	9,100	757	—	—	19,459

Operating income (loss)	—	48,279	(42,632)	22,536	—	—	28,183
Interest expense, net	—	119,656	79,294	6,023	—	—	204,973
Net loss on debt extinguishment	—	4,529	—	—	—	—	4,529
Other (income) expense, net	—	(10,276)	(7,152)	2,731	—	16,701	2,004
Equity in loss of subsidiaries	206,676	143,535	21,934	—	—	(372,145)	—

(Loss) income before income taxes	(206,676)	(209,165)	(136,708)	13,782	—	355,444	(183,323)
Income tax (benefit) provision	—	(2,489)	1,837	20,350	—	—	19,698

(Loss) income from continuing operations	(206,676)	(206,676)	(138,545)	(6,568)	—	355,444	(203,021)
Loss from discontinued operations	—	—	—	(3,655)	—	—	(3,655)

Net (loss) income	$(206,676)	$(206,676)	$(138,545)	$(10,223)	$—	$355,444	$(206,676)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$—	$106,767	$182,851	$92,827	$—	$(56,917)	$325,528

Investing activities:
Net cash paid for property, plant and equipment	—	(68,159)	(41,798)	(35,070)	—	—	(145,027)
Acquisition of/investment in a business, net of cash acquired	—	(1,750)	(2,085)	(54,169)	—	56,619	(1,385)
Intercompany investing activities	—	580,641	442,110	—	—	(1,022,751)	—
Cash paid for sale of business	—	—	—	(4,118)	—	—	(4,118)

Net cash provided by (used in) investing activities	—	510,732	398,227	(93,357)	—	(966,132)	(150,530)

Financing activities:
Proceeds from issuance of long-term debt	—	259,609	—	52,280	—	—	311,889
Payment of long-term debt	—	(303,609)	(435)	(51,803)	—	—	(355,847)
Intercompany financing activities	—	(454,530)	(580,641)	12,420	—	1,022,751	—
Purchase of partnership units	—	(175)	—	—	—	—	(175)
Repayment of notes and interest for ownership interests	—	387	—	—	—	—	387
Debt issuance fees	—	(27,193)	—	—	—	—	(27,193)
Fees paid on behalf of GPC for initial public offering	—	(3,023)	—	—	—	—	(3,023)

Net cash (used in) provided by financing activities	—	(528,534)	(581,076)	12,897	—	1,022,751	(73,962)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	2,595	—	298	2,893

Increase in cash and cash equivalents	—	88,965	2	14,962	—	—	103,929
Cash and cash equivalents at beginning of year	—	35,297	1	8,581	—	—	43,879

Cash and cash equivalents at end of year	$—	$124,262	$3	$23,543	$—	$—	$147,808

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$—	$117,687	$43,377	$56,497	$—	$(6,360)	$211,201

Investing activities:
Net cash paid for property, plant and equipment	—	(57,989)	(43,378)	(43,053)	—	—	(144,420)
Acquisition of/investment in a business, net of cash acquired	—	51	(7,012)	662	—	6,299	—
Intercompany investing activities	—	2,985	7,288	—	—	(10,273)	—

Net cash used in investing activities	—	(54,953)	(43,102)	(42,391)	—	(3,974)	(144,420)

Financing activities:
Proceeds from issuance of long-term debt	—	224,030	—	104,152	—	—	328,182
Payment of long-term debt	—	(255,522)	(276)	(106,226)	—	—	(362,024)
Proceeds from issuance of partnership units	—	240	—	—	—	—	240
Intercompany financing activities	—	—	—	(10,273)	—	10,273	—

Net cash (used in) provided by financing activities	—	(31,252)	(276)	(12,347)	—	10,273	(33,602)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(7,675)	—	61	(7,614)

Increase (decrease) in cash and cash equivalents	—	31,482	(1)	(5,916)	—	—	25,565
Cash and cash equivalents at beginning of year	—	3,815	2	14,497	—	—	18,314

Cash and cash equivalents at end of year	$—	$35,297	$1	$8,581	$—	$—	$43,879

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2007

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	GPC Capital Corp. I	Eliminations	Consolidated
Operating activities:
Net cash provided by operating activities	$—	$100,693	$57,871	$15,666	$—	$—	$174,230

Investing activities:
Net cash paid for property, plant and equipment	—	(62,039)	(51,913)	(35,155)	—	—	(149,107)
Acquisition of/investment in a business, net of cash acquired	—	(5,165)	(5,825)	10,990	—	—	—

Net cash used in investing activities	—	(67,204)	(57,738)	(24,165)	—	—	(149,107)

Financing activities:
Proceeds from issuance of long-term debt	—	598,298	—	69,163	—	—	667,461
Payment of long-term debt	—	(621,788)	(132)	(61,120)	—	—	(683,040)
Purchase of partnership units	—	(3,140)	—	—	—	—	(3,140)
Debt issuance fees	—	(4,500)	—	—	—	—	(4,500)

Net cash (used in) provided by financing activities	—	(31,130)	(132)	8,043	—	—	(23,219)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	3,083	—	—	3,083

Increase in cash and cash equivalents	—	2,359	1	2,627	—	—	4,987
Cash and cash equivalents at beginning of year	—	1,456	1	11,870	—	—	13,327

Cash and cash equivalents at end of year	$—	$3,815	$2	$14,497	$—	$—	$18,314

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

25. Environmental Matters

As a result of the Company closing its plant located in Edison, New Jersey, the Company is subject to New Jersey’s Industrial Site Recovery Act (“ISRA”). The Company acquired this facility from Owens-Illinois, Inc. in 2004. ISRA is an environmental law that specifies a process of reporting to the New Jersey Department of Environmental Protection (“NJDEP”) and, in some situations, investigating, cleaning up and/or taking other measures with respect to environmental conditions that may exist at an industrial establishment that has been shut down or is being transferred. The Company is in the process of evaluating and implementing its obligations under ISRA regarding this facility. The Company has recorded a preliminary reserve of $0.4 million for this obligation. This amount may change based on results of additional investigation expected to be undertaken for NJDEP.

26. Subsequent Event

On February 10, 2010, the Company’s majority owner, GPC, completed its IPO and on February 11, 2010, its stock began trading on the New York Stock Exchange under the symbol “GRM.” In connection with the IPO, GPC, on February 4, 2010, increased the number of authorized shares of common stock to 500,000,000 and of preferred stock to 100,000,000, and effected a 1,465.4874-for-one stock split of its shares of common stock. Additionally, the Company effected a 3,781.4427-for-one unit split and its limited partnership agreement has been amended and restated as the Sixth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”). Accordingly, any unit/share information reflects such splits. Pursuant to the Partnership Agreement, the Company’s partnership interests have been denominated as limited partnership units and general partnership units with no change in relative economic ownership percentages prior to the IPO.

On February 17, 2010, and in connection with the IPO, GPC purchased 16,666,667 newly-issued, unregistered limited partnership units of the Company for an aggregate amount of $114.2 million. On February 17, 2010, a portion of these net proceeds, and cash on hand, was used to pay a portion of the Term Loan B and Term Loan C. An aggregate of $115.1 million of the Term Loans was repaid, of which $19.4 million was allocated to repay principal and accrued interest on Term Loan B and $95.7 million was allocated to repay principal and accrued interest on Term Loan C. Additionally, as part of the IPO, the Graham Family entered into an Exchange Agreement as described below, and exercised their rights to exchange approximately 1.3 million units in the Company for shares of GPC common stock.

Following these events:

•

GPC now owns 58,966,881 limited partnership units, representing an 87.6% limited partnership interest, and its wholly owned subsidiary, BCP, is the sole general partner and owns 2,023,472 general partnership units, representing a 3.0% ownership in the Company;

•

general partnership interests of the Graham Family have been converted into limited partnership interests on an equivalent basis such that the Graham Family owns an aggregate of 6,263,121 limited partnership units, representing a 9.3% limited partnership interest in the Company; and

•	current and former directors and employees own 35,167 limited partnership units and options to acquire an aggregate of 4,746,940 limited partnership units in the Company.

The Partnership Agreement also provides that for so long as the Graham Family retains at least one-third of their partnership interests held as of February 2, 1998 (or equivalent common stock of GPC for which such partnership interests have been or are eligible to be exchanged), they are entitled to an advisory fee of $1.0 million annually for ongoing management and advisory services.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

Income Tax Receivable Agreement

Also on February 10, 2010, GPC entered into separate Income Tax Receivable Agreements (“ITRs”) with pre-IPO stockholders and with GPC Holdings, L.P. (“GPCL”), the entity through which the Graham Family holds most of its interest in the Company. The agreements provide for the payment by GPC to all of its pre-IPO stockholders (e.g. Blackstone, management and other stockholders) and to the Graham Family of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that GPC actually realizes (or is deemed to realize in the case of an early termination or change in control as further defined by the ITRs) as a result of the utilization of net operating losses attributable to periods prior to the IPO, and any increase to the tax basis of the assets of the Company related to (1) GPC’s 1998 acquisition of the Company and (2) future exchanges by the Graham Family of their units for common stock of GPC pursuant to the Exchange Agreement, and of certain other tax benefits related to GPC’s entering into the ITRs, including tax benefits attributable to payments under the ITRs.

The Company expects that the payments that GPC makes under these ITRs will be material. Assuming no material changes in the relevant tax law, and that GPC earns sufficient taxable income to realize the full tax benefits subject to the ITRs, the Company expects that future payments under the ITRs will aggregate to between $190 million to $240 million with potential additional payments for tax basis step-ups relating to future exchanges by the Graham Family of their limited partnership units in the Company for GPC common stock depending on the timing and value of such exchanges. This range is based on the Company’s assumptions using presently available information including with respect to valuation, historic tax basis and the amount of tax attributes subject to the ITRs that were in existence as of the IPO date. Such amounts may differ materially from the amounts presented above based on various items, including final valuation analysis and updated determinations of taxable income and historic tax basis amounts. The payments under the ITRs are not conditioned upon these parties’ continued ownership of the Company or GPC. GPC will recognize such obligations based on the amount of recorded net deferred income tax assets recognized, and subject to the ITRs. Changes in the recorded net deferred income tax assets will result in changes in the ITRs obligations, and such changes will be recorded as other income or expense.

Because GPC is a holding company with no operations of its own, its ability to make payments is dependent on the Company’s ability to make distributions. The Company’s credit agreements and outstanding notes generally restrict the ability to make distributions. To the extent GPC is unable to make payments under the ITRs for any reason, such payments will be deferred and will accrue interest at a rate of LIBOR plus five percent per annum until paid, provided that a failure to make a payment due pursuant to the terms of the ITRs within six months of the date such payment is due will generally constitute a breach, and payments under the ITRs would then be accelerated.

Exchange Agreement

Under the Exchange Agreement, the Graham Family and certain permitted transferees may, subject to specific terms, exchange their limited partnership units in the Company for shares of GPC’s common stock at any time and from time to time on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications.

Under this Exchange Agreement, through February 18, 2010, entities controlled by the Graham Family and certain of their permitted transferees exercised their rights to exchange 1,324,900 limited partnership units of the Company for 1,324,900 shares of GPC’s common stock. As a result of this exchange entities controlled by the Graham Family own limited partnership units representing 9.6% of the limited partnership interests in the Company and shares representing 2.2% of GPC’s common stock.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

The Company has also entered into Management Exchange Agreements which provide for similar rights to management to exchange limited partnership units of the Company obtained on exercise of outstanding options for shares of GPC common stock.

Registration Rights Agreement

Under the Registration Rights Agreement certain parties have been granted rights with respect to shares of GPC common stock, either held by them or received upon the exchange of the Company’s limited partnership units. The Registration Rights Agreement provides (1) to the Graham Family and their affiliates (and their permitted transferees) of partnership interests in the Company two “demand” registrations at any time and customary “piggyback” registration rights and (2) to Blackstone, an unlimited number of “demand” registrations and customary “piggyback” registration rights. In addition, the Registration Rights Agreement provides that the Graham Family and their affiliates may request that the Company file a shelf registration statement beginning on the 181st day after the IPO. The Graham Family and their affiliates may also request that the Company will pay certain expenses of the Graham Family, Blackstone and their affiliates and certain other investors relating to such registrations and indemnify them against certain liabilities, which may arise under the Securities Act of 1933, as amended.

Termination of the Amended and Restated Monitoring Agreement

The Company was party to a Monitoring Agreement whereas Blackstone Management Partners III L.L.C. (“BMP”) and Graham Alternative Investment Partners I (“GAIP”) provided management and advisory services to the Company. On February 10, 2010, in connection with the IPO and in exchange for a one-time payment of $26.3 million to BMP, and $8.8 million to GAIP, the parties of the Monitoring Agreement agreed to terminate such agreement. These amounts paid to terminate the Monitoring Agreement represent the estimated fair value of future payments under the agreement. As a result of the termination, Blackstone, the Graham Family and their affiliates have no further obligation to provide monitoring services to the Company, and the Company has no further obligation to make annual payments of $4.0 million under the Monitoring Agreement.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

DECEMBER 31, 2009

27. Push-Down Accounting

As a result of these transactions under the Exchange Agreement, as previously described, all general partnership interests of Holdings are now controlled by GPC and Holdings is now considered substantially wholly-owned by GPC under the guidance provided by SEC Regulation S-X, Rule 1-02(aa) as all voting interests are now controlled by GPC. Additionally, under the guidance provided by SEC Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” push-down accounting is required when such transactions result in an entity becoming substantially wholly-owned. Under the push-down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, items resulting from the accounting for GPC’s purchase of Holdings, such as property, plant and equipment, goodwill and related partners’ capital (deficit), have been retrospectively adjusted in the financial statements and accompanying notes to the financial statements of Holdings for the prior periods presented. The accounts affected and related amounts are as follows:

	December 31, 2009	December 31, 2008
	(In thousands)
Increase to:
Property, plant and equipment, net	$1,362	$1,678
Goodwill	$141,285	$141,285
Partners’ capital (deficit)	$142,647	$142,963

In addition, depreciation expense was increased by $0.3 million, $0.5 million and $0.6 million for the years ended December 31, 2009, 2008 and 2007, respectively.

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31, 2010	December 31, 2009 (Adjusted for push-down accounting)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$95,380	$147,808
Accounts receivable, net	252,699	191,685
Inventories	200,517	194,702
Deferred income taxes	3,647	3,446
Prepaid expenses and other current assets	49,564	59,091

Total current assets	601,807	596,732
Property, plant and equipment, net	1,010,721	1,017,778
Intangible assets, net	42,377	43,012
Goodwill	438,518	437,058
Other non-current assets	32,956	32,506

Total assets	$2,126,379	$2,127,086

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$34,003	$100,657
Accounts payable	163,281	111,013
Accrued expenses and other current liabilities	188,812	186,103
Deferred revenue	29,327	30,245

Total current liabilities	415,423	428,018
Long-term debt	2,208,819	2,336,206
Deferred income taxes	17,756	17,646
Other non-current liabilities	96,248	99,854
Commitments and contingent liabilities (see Notes 15 and 16) Partners’ capital (deficit):
General partners	(28,442)	(36,603)
Limited partners	(557,880)	(691,776)
Notes and interest receivable for ownership interests	(1,826)	(1,795)
Accumulated other comprehensive income	(23,719)	(24,464)

Total partners’ capital (deficit)	(611,867)	(754,638)

Total liabilities and partners’ capital (deficit)	$2,126,379	$2,127,086

See accompanying notes to condensed consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2010	2009 (Adjusted for push-down accounting)
	(In thousands)
Net sales	$585,576	$561,851
Cost of goods sold	483,257	468,275

Gross profit	102,319	93,576
Selling, general and administrative expenses	67,464	28,427
Asset impairment charges	2,238	1,576
Net loss on disposal of property, plant and equipment	227	1,495

Operating income	32,390	62,078
Interest expense	45,384	39,698
Interest income	(119)	(224)
Net loss on debt extinguishment	2,664	—
Other expense (income), net	2,862	(568)

(Loss) income before income taxes	(18,401)	23,172
Income tax provision	2,384	4,160

(Loss) income from continuing operations	(20,785)	19,012
Loss from discontinued operations	—	(327)

Net (loss) income	$(20,785)	$18,685

Net (loss) income allocated to general partners	$(501)	$934
Net (loss) income allocated to limited partners	$(20,284)	$17,751

See accompanying notes to condensed consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2010	2009 (Adjusted for push-down accounting)
	(In thousands)
Operating activities:
Net (loss) income	$(20,785)	$18,685
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	38,573	38,871
Amortization of debt issuance fees	1,598	2,564
Accretion of senior unsecured notes	119	—
Net loss on debt extinguishment	2,664	—
Net loss on disposal of property, plant and equipment	227	1,495
Pension expense	790	1,217
Asset impairment charges	2,238	1,576
Unrealized loss on termination of cash flow hedge accounting	1,192	2,011
Stock compensation expense	361	189
Equity income from unconsolidated subsidiaries	(31)	—
Deferred tax benefit	(137)	(193)
Foreign currency transaction loss	131	855
Interest receivable on loans to owners	(31)	(32)
Changes in operating assets and liabilities:
Accounts receivable	(61,323)	(3,621)
Inventories	(6,044)	31,275
Prepaid expenses and other current assets	5,938	4,869
Other non-current assets	(3,040)	(1,892)
Accounts payable and accrued expenses	56,490	63,567
Pension contributions	(1,487)	(690)
Other non-current liabilities	(75)	(242)

Net cash provided by operating activities	17,368	160,504

Investing activities:
Cash paid for property, plant and equipment	(37,724)	(37,139)
Proceeds from sale of property, plant and equipment	158	236

Net cash used in investing activities	(37,566)	(36,903)

Financing activities:
Proceeds from issuance of long-term debt	17,999	9,510
Payment of long-term debt	(214,211)	(38,924)
Debt issuance fees	(648)	—
Net proceeds from sale of additional units to GPC (as defined herein)	166,514	—
Fees paid on behalf of GPC	(750)	—

Net cash used in financing activities	(31,096)	(29,414)

Effect of exchange rate changes on cash and cash equivalents	(1,134)	(1,879)

(Decrease) increase in cash and cash equivalents	(52,428)	92,308
Cash and cash equivalents at beginning of period	147,808	43,879

Cash and cash equivalents at end of period	$95,380	$136,187

Supplemental disclosures
Cash paid for interest, net of amounts capitalized	$29,493	$31,022
Cash paid for income taxes (net of refunds)	4,678	2,051
Non-cash investing and financing activities:
Accruals for purchases of property, plant and equipment	8,173	18,547
Accruals for fees related to GPC’s initial public offering	254	—

See accompanying notes to condensed consolidated financial statements.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

MARCH 31, 2010

1. Basis of Presentation

The accompanying Condensed Consolidated Financial Statements (Unaudited) of Graham Packaging Holdings Company (“Holdings”), a Pennsylvania limited partnership, have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles” or “GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X and therefore do not include all of the information and footnotes required by generally accepted accounting principles for complete annual financial statements. All entities and assets owned by Holdings are referred to collectively with Holdings as the “Company.” Graham Packaging Company, L.P., Holdings’ wholly-owned subsidiary, is referred to as the “Operating Company.” In the opinion of the management of the Company, all adjustments (consisting only of usual recurring adjustments considered necessary for a fair presentation) are reflected in the Condensed Consolidated Financial Statements (Unaudited). The Condensed Consolidated Balance Sheet (Unaudited) as of December 31, 2009, is derived from audited financial statements. The Condensed Consolidated Financial Statements (Unaudited) and notes included in this report should be read in conjunction with the audited consolidated financial statements and notes for the year ended December 31, 2009. The results of operations for the three months ended March 31, 2010, are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance under FASB Accounting Standards Codification (“ASC”) 860, “Transfers and Servicing” (formerly Statement of Financial Accounting Standards (“SFAS”) 166, “Accounting for Transfers of Financial Assets, an amendment of SFAS 140”). This guidance enhances the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a transfer of financial assets, the effects a transfer will have on its financial performance and cash flows and any transferor’s continuing involvement in transferred financial assets. The Company adopted this guidance effective January 1, 2010, and the adoption had no impact on its financial statements.

Management has determined that all other recently issued accounting pronouncements will not have a material impact on the Company’s financial statements, or do not apply to the Company’s operations.

Push-Down Accounting

In connection with the initial public offering of Graham Packaging Company Inc. (“GPC”), the Company’s majority owner, (“IPO”) GPC entered into an Exchange Agreement with the Graham Family (defined as Graham Capital Company, GPC Investments LLC and Graham Alternative Investment Partners I or affiliates thereof or other entities controlled by Donald C. Graham and his family) and certain permitted transferees allowing for the exchange of limited partnership units in Holdings for shares of GPC’s common stock. Under this exchange agreement all of the general partnership interests of the Graham Family have been converted into limited partnership interests on an equivalent basis as of March 31, 2010. As a result of these transactions, all general partnership interests of Holdings are now controlled by GPC, and Holdings is now considered substantially wholly-owned by GPC under the guidance provided by the Securities and Exchange Commission (“SEC”) Regulation S-X, Rule 1-02(aa) as all voting interests are now controlled by GPC. Additionally, under the guidance provided by SEC Staff Accounting Bulletin Topic 5J, “New Basis of Accounting Required in Certain Circumstances,” push-down accounting is required when such transactions result in an entity becoming substantially wholly-owned. Under the push-down basis of accounting certain transactions incurred by the parent company, which would otherwise be accounted for in the accounts of the parent, are “pushed down” and

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

recorded on the financial statements of the subsidiary. Accordingly, items resulting from the accounting for GPC’s purchase of Holdings, such as property, plant and equipment, goodwill and related partners’ capital (deficit), have been retrospectively reflected in the financial statements and accompanying notes to the financial statements of Holdings for the prior periods presented. The accounts affected and related amounts are as follows:

December 31, 2009
(In thousands)
Increase to:
Property, plant and equipment, net	$1,362
Goodwill	$141,285
Partners’ capital (deficit)	$142,647

In addition, depreciation expense was increased by $0.0 million and $0.1 million for the three months ended March 31, 2010 and 2009, respectively.

Subsequent Events

The Company has evaluated subsequent events that have occurred after the balance sheet date but before the financial statements were available to be issued, which the Company considers to be the date of filing with the Securities and Exchange Commission.

Reclassification

A reclassification has been made to the 2009 Condensed Consolidated Statement of Cash Flows to reflect the deferred tax benefit as a separate component of cash provided by operating activities. Amounts for this line item were previously included in changes in prepaid expenses and other current assets, changes in other non-current assets, changes in accounts payable and accrued expenses and changes in other non-current liabilities.

2. Discontinued Operations

On November 12, 2009, the Company sold its wholly-owned subsidiary Graham Emballages Plastiques S.A.S., located in Meaux, France, to an independent third party. The Company determined that the results of operations for this location, which had previously been reported in the Europe segment, would be reported as discontinued operations, in accordance with the guidance under ASC 205-20, “Discontinued Operations.” The accompanying condensed consolidated statements of operations and related notes to condensed consolidated financial statements have been restated to reflect these discontinued operations. The following table summarizes the operating results for this location for the three months ended March 31, 2009 (in thousands):

Net sales	$4,552
Cost of goods sold	4,881
Selling, general and administrative expenses	(21)
Interest expense	19

Loss from discontinued operations	$(327)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

3. Accounts Receivable, Net

Accounts receivable, net are presented net of an allowance for doubtful accounts of $1.9 million and $2.4 million at March 31, 2010, and December 31, 2009, respectively. Management performs ongoing credit evaluations of its customers and generally does not require collateral.

4. Concentration of Credit Risk

For the three months ended March 31, 2010 and 2009, 70.3% and 73.2% of the Company’s net sales, respectively, were generated by its top twenty customers. No customer had sales exceeding 10.0% of total sales for the three months ended March 31, 2010. The Company’s sales to PepsiCo, Inc., the Company’s largest customer, were 13.0% of total sales for the three months ended March 31, 2009. All of these sales were made in North America.

The Company had $167.6 million and $113.7 million of accounts receivable from its top twenty customers as of March 31, 2010, and December 31, 2009, respectively.

5. Inventories

Inventories, stated at the lower of cost or market, consisted of the following:

	March 31, 2010	December 31, 2009
	(In thousands)
Finished goods	$132,642	$130,989
Raw materials	67,875	63,713

Total	$200,517	$194,702

6. Property, Plant and Equipment, Net

A summary of property, plant and equipment, net is presented in the following table:

	Expected Useful Lives	March 31, 2010	December 31, 2009
	(in years)	(In thousands)
Land		$46,621	$39,063
Buildings and improvements	7-31.5	228,296	236,446
Machinery and equipment (1)	2-15	1,292,693	1,303,241
Molds and tooling	3-5	281,227	282,243
Furniture and fixtures	7	5,504	5,359
Computer hardware and software	3-7	41,776	40,930
Construction in progress		68,958	66,870

Property, plant and equipment		1,965,075	1,974,152
Less: accumulated depreciation and amortization		954,354	956,374

Property, plant and equipment, net		$1,010,721	$1,017,778

(1)

Includes longer-lived machinery and equipment of approximately $1,225.0 million and $1,230.5 million as of March 31, 2010, and December 31, 2009, respectively, having estimated useful lives, when purchased

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

new, ranging from 8 to 15 years; and shorter-lived machinery and equipment of approximately $67.7 million and $72.7 million as of March 31, 2010, and December 31, 2009, respectively, having estimated useful lives, when purchased new, ranging from 2 to 8 years.

Depreciation expense, including depreciation expense on assets recorded under capital leases, for the three months ended March 31, 2010 and 2009, was $36.7 million and $36.5 million, respectively.

The Company capitalizes interest on borrowings during the active construction period of major capital projects. Capitalized interest is added to the cost of the underlying assets and is amortized over the useful lives of these assets. Interest capitalized for the three months ended March 31, 2010 and 2009, was $1.1 million and $0.9 million, respectively.

The Company closed its plant located in Edison, New Jersey in 2008. The land and building at this location, having a carrying value of $6.6 million, are deemed to be held for sale, and as such are reflected in prepaid expenses and other current assets on the Condensed Consolidated Balance Sheets (Unaudited) as of March 31, 2010, and December 31, 2009.

7. Intangible Assets, Net

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of March 31, 2010, were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
	(In thousands)
Patented technology	$25,054	$(9,051)	$16,003	10 years
Customer relationships	33,954	(7,580)	26,374	16 years

Total	$59,008	$(16,631)	$42,377

The gross carrying amount and accumulated amortization of the Company’s intangible assets subject to amortization as of December 31, 2009, were as follows:

	Gross Carrying Amount	Accumulated Amortization	Net	Weighted Average Amortization Period
	(In thousands)
Patented technology	$24,545	$(8,399)	$16,146	10 years
Customer relationships	33,863	(6,997)	26,866	16 years

Total	$58,408	$(15,396)	$43,012

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

Amortization expense for the three months ended March 31, 2010 and 2009, was $1.2 million and $1.3 million, respectively. Remaining estimated aggregate amortization expense for 2010 is $3.5 million. The estimated aggregate amortization expense for each of the next five years ending December 31 is as follows (in thousands):

2011	$4,600
2012	4,600
2013	4,500
2014	4,100
2015	3,900

8. Goodwill

The changes in the carrying amount of goodwill were as follows:

	North America Segment	Europe Segment	South America Segment	Total
	(In thousands)
Balance at January 1, 2010	$420,765	$16,286	$7	$437,058
Foreign currency translation adjustments	1,759	(299)	—	1,460

Balance at March 31, 2010	$422,524	$15,987	$7	$438,518

9. Asset Impairment Charges

The Company identified an indicator of possible impairment of certain assets in Brazil, Mexico, the United Kingdom and the United States for the three months ended March 31, 2010, and in the United States for the three months ended March 31, 2009. As a result, the Company evaluated the recoverability of these assets and determined that the undiscounted future cash flows were below the carrying value of these long-lived assets. Additionally, management had no plans to redeploy the majority of these assets. Accordingly, the Company adjusted the carrying value of these long-lived assets to their estimated fair value in accordance with the guidance under ASC 360-10-35-15, “Subsequent Measurement—Impairment or Disposal of Long-lived Assets,” resulting in impairment charges being recorded in continuing operations of $2.2 million and $1.6 million for the three months ended March 31, 2010 and 2009, respectively.

10. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2010	December 31, 2009
	(In thousands)
Accrued employee compensation and benefits	$57,856	$64,536
Accrued interest	33,377	20,395
Accrued sales allowance	22,124	22,917
Other	75,455	78,255

	$188,812	$186,103

In recent years, the Company has initiated a series of restructuring activities to reduce costs, achieve synergies and streamline operations.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

For the year ended December 31, 2008, the Company recognized severance expense in the United States of $1.6 million (reflected in cost of goods sold) related to the closure of its plant located in Edison, New Jersey and the related severing of 115 employees, 114 of whom were terminated by March 31, 2010. Substantially all of the cash payments for these termination benefits are expected to be made by September 30, 2010. For the year ended December 31, 2008, the Company also recognized severance expense of $1.8 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Operating Officer. Substantially all of the cash payments for these termination benefits are expected to be made by June 30, 2010.

For the year ended December 31, 2007, the Company recognized severance expense in the United States of $2.1 million (reflected predominantly in selling, general and administrative expenses) related to the severing of 59 employees. All of the cash payments for these termination benefits have been made as of March 31, 2009. For the year ended December 31, 2007, the Company also recognized severance expense in France of $1.9 million (reflected in selling, general and administrative expenses) in 2007, and reduced the accrual in 2008 and 2009 by $0.3 million and $0.2 million, respectively, related to the severing of 12 employees. All of the cash payments for these termination benefits have been made as of March 31, 2009.

For the year ended December 31, 2006, the Company recognized severance expense of $5.3 million (reflected in selling, general and administrative expenses) related to the separation of its former Chief Executive Officer and Chief Financial Officer on December 3, 2006. All of the cash payments for these termination benefits have been made as of December 31, 2009.

The following table summarizes these severance accruals, and related expenses and payments, by operating segment. The balance at March 31, 2010, was included in accrued employee compensation and benefits.

	North America	Europe	Total
	(In thousands)
Balance at January 1, 2009	$3,017	$161	$3,178
Payments during the year	(2,598)	—	(2,598)
Foreign currency translation adjustments	—	(12)	(12)
Other adjustments	(19)	(149)	(168)

Balance at December 31, 2009	400	—	400
Payments during the period	(312)	—	(312)

Balance at March 31, 2010	$88	$—	$88

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

11. Debt Arrangements

Long-term debt consisted of the following:

	March 31, 2010	December 31, 2009
	(In thousands)
Term loans (net of $16.4 million and $19.9 million unamortized discount as of March 31, 2010, and December 31, 2009, respectively)	$1,588,978	$1,781,108
Revolver	—	—
Foreign and other revolving credit facilities	6,242	3,381
Senior notes (net of $3.2 million and $3.3 million unamortized discount as of March 31, 2010, and December 31, 2009, respectively)	250,166	250,047
Senior subordinated notes	375,000	375,000
Capital leases	15,485	17,039
Other	6,951	10,288

	2,242,822	2,436,863
Less amounts classified as current (net of $4.6 million and $5.8 million unamortized discount as of March 31, 2010, and December 31, 2009, respectively)	34,003	100,657

Total	$2,208,819	$2,336,206

The Company’s credit agreement consists of a senior secured term loan of $564.6 million due October 7, 2011 (“Term Loan B”), and a senior secured term loan of $1,024.4 million ($1,040.8 million aggregate outstanding principal amount less $16.4 million unamortized discount) due April 5, 2014 (“Term Loan C” and, together with the Term Loan B, the “Term Loans”), to the Operating Company as of March 31, 2010, and a $260.0 million senior secured revolving credit facility (the “Revolver” and, together with the Term Loans, the “Credit Agreement”). Availability under the Revolver as of March 31, 2010, was $249.8 million (as reduced by $10.2 million of outstanding letters of credit). The obligations of the Operating Company and GPC Capital Corp. I (“CapCo I”) under the Credit Agreement are guaranteed by Holdings and certain domestic subsidiaries of the Operating Company. The Term Loans are payable in quarterly installments and require payments of $12.3 million in the remainder of 2010, $570.7 million in 2011, $10.5 million in 2012, $10.5 million in 2013 and $1,001.4 million in 2014 (disregarding any further mandatory or voluntary prepayments that may reduce such scheduled amortization payments). The payments of $12.3 million in the remainder of 2010 exclude the paydowns of debt in the first quarter of 2010 of $114.2 million with the contributions received from GPC in exchange for limited partnership units in connection with the IPO and of $14.7 million with the contributions received from GPC in exchange for limited partnership units in connection with the sale of additional shares following the IPO and for an excess cash flow payment of $62.5 million due for the year ended December 31, 2009, paid in March 2010.

On May 28, 2009, certain of the lenders under the Term Loans agreed to extend the final maturity of $1,200.0 million of the Term Loans, conditioned on the refinancing in full of the senior notes due 2012. As a result of such refinancing in November 2009, $564.6 million of the Term Loans will mature on October 7, 2011, and the remaining $1,040.8 million will mature on April 5, 2014.

On May 28, 2009, certain of the Revolver lenders agreed to extend their commitments, with respect to $112.8 million of the total commitment (“Extending Revolver”), conditioned on the refinancing in full of the senior notes due 2012. As a result of such refinancing in November 2009, $135.2 million of commitments under the Revolver will expire on October 7, 2010 (“Non-Extending Revolver”), and the remainder of the commitments

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

will expire on October 1, 2013. In conjunction with the extension of these revolving commitments, the Company also voluntarily reduced the amount of total revolving commitments available to it under the Credit Agreement from $250.0 million to $248.0 million. Subsequent to the IPO, the Company received a $12.0 million increase to its Extending Revolver.

Interest under the Term Loan B and the Non-Extending Revolver is payable at (a) the “Alternate Base Rate” (“ABR”) (the higher of the Prime Rate or the Federal Funds Rate plus 0.50%) plus a margin ranging from 1.00% to 1.75%; or (b) the “Eurodollar Rate” (the applicable interest rate offered to banks in the London interbank eurocurrency market) plus a margin ranging from 2.00% to 2.75%. Interest under the Term Loan C and the Extending Revolver is payable at (a) the “Adjusted Alternate Base Rate” (the higher of (x) the Prime Rate plus a margin of 3.25%; (y) the Federal Funds Rate plus a margin of 3.75%; or (z) the one-month Eurodollar Rate, subject to a floor of 2.50%, plus a margin of 4.25%); or (b) the Eurodollar Rate, subject to a floor of 2.50%, plus a margin of 4.25%. A commitment fee of 0.50% is due on the unused portion of the Non-Extending Revolver. A commitment fee of 0.75% is due on the unused portion of the Extending Revolver.

The Credit Agreement contains certain affirmative and negative covenants as to the operations and financial condition of the Company, as well as certain restrictions on the payment of dividends and other distributions to Holdings. As of March 31, 2010, the Company was in compliance with all covenants.

Substantially all domestic tangible and intangible assets of the Company are pledged as collateral pursuant to the terms of the Credit Agreement.

As of March 31, 2010, and December 31, 2009, the Company had outstanding $253.4 million aggregate principal amount of 8.25% senior unsecured notes due 2017 (“Senior Notes”) and $375.0 million in senior subordinated notes due 2014 (“Senior Subordinated Notes”) co-issued by the Operating Company and CapCo I (collectively with the Senior Notes, the “Notes”). The Notes are unconditionally guaranteed, jointly and severally, by Holdings and certain domestic subsidiaries of the Operating Company and mature on October 7, 2014 (Senior Subordinated Notes), and January 1, 2017 (Senior Notes). Interest on the Senior Subordinated Notes is payable semi-annually at 9.875% per annum and interest on the Senior Notes is payable semi-annually at 8.25% per annum.

12. Fair Value Measurement

The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable

The fair values of these financial instruments approximate their carrying amounts.

Long-Term Debt

The Company’s long-term debt consists of both variable-rate and fixed-rate debt. The fair values of the Company’s long-term debt were based on market price information. The Company’s variable-rate debt, including the Company’s Credit Agreement, totaled $1,598.2 million (net of $16.4 million unamortized discount) and $1,790.1 million (net of $19.9 million unamortized discount) at March 31, 2010, and December 31, 2009, respectively. The fair value of this long-term debt, including the current portion, was approximately $1,622.2 million and $1,809.8 million at March 31, 2010, and December 31, 2009, respectively. The Company’s fixed-rate

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

debt, including $253.4 million of Senior Notes and $375.0 million of Senior Subordinated Notes, totaled $644.6 million (net of $3.2 million unamortized discount) and $646.8 million (net of $3.3 million unamortized discount) at March 31, 2010, and December 31, 2009, respectively. The fair value of this long-term debt, including the current portion, was approximately $663.8 million and $652.8 million at March 31, 2010, and December 31, 2009, respectively.

Derivatives

The Company established the following fair value hierarchy that prioritizes the inputs used to measure fair value, in accordance with the guidance under ASC 820-10, “Fair Value Measurements and Disclosures”:

Level 1:	Inputs are quoted prices in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Inputs include the following:

e)	Quoted prices in active markets for similar assets or liabilities.

f)	Quoted prices in markets that are not active for identical or similar assets or liabilities.

g)	Inputs other than quoted prices that are observable for the asset or liability.

h)	Inputs that are derived primarily from or corroborated by observable market data by correlation or other means.

Level	3: Inputs are unobservable inputs for the asset or liability.

Recurring Fair Value Measurements

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2010, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(In thousands)
Assets:
Foreign currency exchange contract	$—	$13	$—
Liabilities:
Interest rate swap agreements	$—	$15,859	$—

The following table presents the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2009, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3
	(In thousands)
Liabilities:
Interest rate collar agreements	$—	$68	$—
Interest rate swap agreements	—	16,688	—
Foreign currency exchange contract	—	27	—

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

The fair values of the Company’s derivative financial instruments are observable at commonly quoted intervals for the full term of the derivatives and therefore considered level 2 inputs.

Non-recurring Fair Value Measurements

The Company has real estate located in Edison, New Jersey that is held for sale. The aggregate carrying value of these assets at March 31, 2010, was $6.6 million, which is less than the fair value of these assets and therefore resulted in no impairment charge for these assets. The determination of fair value included certain unobservable inputs, which reflect the Company’s assumptions regarding how market participants would price these assets in the marketplace, and therefore are considered level 3 inputs. The fair value of this real estate was based on offers received from potential buyers.

The Company also recorded impairment charges in continuing operations of $2.2 million for the three months ended March 31, 2010, for long-lived assets in Brazil, Mexico, the United Kingdom and the United States whose carrying values exceeded fair values. The Company recorded impairment charges in continuing operations of $1.6 million for the three months ended March 31, 2009, for long-lived assets in the United States whose carrying values exceeded fair values. Fair values for these assets were based on projected future cash flows, discounted using either a risk-free rate or a risk-adjusted rate, which the Company considers level 3 inputs.

13. Derivative Financial Instruments

The Company’s business and activities expose it to a variety of market risks, including risks related to changes in interest rates, foreign currency exchange rates and commodity prices. These financial exposures are monitored and managed by the Company as an integral part of its market risk management program. This program recognizes the unpredictability of financial markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results. As part of its market risk management strategy, the Company uses derivative instruments to protect cash flows from fluctuations caused by volatility in interest rates, foreign currency exchange rates and commodity prices.

Cash Flow Hedges

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on derivatives representing hedge ineffectiveness, if any, are recognized in current earnings.

During 2009, the Company entered into a $1.2 million foreign currency exchange contract to hedge the exchange rate exposure on a transaction that is denominated in pound sterling. The contract was renewed in the third quarter of 2009 for another six months and increased to $1.5 million. The contract was renewed again in the first quarter of 2010 for another six months. This foreign currency exchange contract is accounted for as a cash flow hedge and is highly effective as defined by ASC 815, “Derivatives and Hedging.”

The maximum term over which the Company is hedging exposures to the variability of cash flows (for all forecasted transactions, excluding interest payments on variable-rate debt) is 12 months.

With respect to the cash flow hedges, the Company routinely considers the possible impact of counterparty default when assessing whether a hedging relationship continues to be effective. The Company has considered

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

the recent market events in determining the impact, if any, of counterparty default on its cash flow hedges. The cash flow hedges that the Company currently has are with major banking institutions and the Company has concluded that the likelihood of counterparty default is remote.

Derivatives Not Designated as Hedging Instruments

During the first quarter of 2009, the Company elected to roll over its senior secured term loan in one-month increments to reduce its cash interest, as opposed to continuing to roll over its senior secured term loan in three-month increments to match the terms of its interest rate collar agreements. The Company has therefore discontinued hedge accounting for its interest rate collar and swap agreements. As a result, no change in fair value was recorded in other comprehensive income for the three months ended March 31, 2010 and 2009. Of the amount recorded within accumulated other comprehensive income (loss) as of March 31, 2010, 74% is expected to be recognized in interest expense in the next twelve months.

In 2009, the Company entered into foreign currency exchange contracts to hedge the effects of fluctuations in exchange rates on an anticipated euro-denominated purchase of equipment. The gains or losses on the derivatives were recognized in current earnings.

Financial instruments are not held by the Company for trading purposes.

The notional amounts of the Company’s derivative instruments outstanding were as follows:

	March 31, 2010	December 31, 2009
	(In thousands)
Derivatives designated as hedges:
Foreign currency exchange contract	$1,414	$1,544

Total derivatives designated as hedges	$1,414	$1,544

Derivatives not designated as hedges:
Interest rate collar agreements	$—	$385,000
Interest rate swap agreements	350,000	350,000

Total derivatives not designated as hedges	$350,000	$735,000

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

The fair values of the Company’s derivative instruments outstanding were as follows:

	Balance Sheet Location	March 31, 2010	December 31, 2009
		(In thousands)
Asset derivatives:
Derivatives designated as hedges:
Foreign currency exchange contract	Prepaid expenses and other current assets	$13	$—

Total derivatives designated as hedges		13	—

Total asset derivatives		$13	$—

Liability derivatives:
Derivatives designated as hedges:
Foreign currency exchange contract	Accrued expenses and other current liabilities	$—	$27

Total derivatives designated as hedges		—	27

Derivatives not designated as hedges:
Interest rate collar agreements	Accrued expenses and other current liabilities	—	68
Interest rate swap agreements	Accrued expenses and other current liabilities	11,765	10,466
Interest rate swap agreements	Other non-current liabilities	4,094	6,222

Total derivatives not designated as hedges		15,859	16,756

Total liability derivatives		$15,859	$16,783

The gains and losses on the Company’s derivative instruments during the three months ended March 31, 2010 and 2009, were as follows:

	Amount of Gain or (Loss) Recognized in AOCI (a) (Effective Portion) for the Three Months Ended March 31,		Income Statement Classification	Amount of Gain or (Loss) Reclassified from AOCI into Income (Effective Portion) for the Three Months Ended March 31,
	2010	2009		2010	2009
	(In thousands)			(In thousands)
Derivatives designated as hedges:
Cash flow hedges:
Foreign currency exchange contract	$(90)	$251	Other expense (income), net	$(90)	$—
Natural gas swap agreements	—	15		—	—

Total derivatives designated as hedges	$(90)	$266		$(90)	$—

				Amount of Gain or (Loss) Recognized in Income for the Three Months Ended March 31,
				2010	2009
				(In thousands)
Derivatives not designated as hedges:
Interest rate collar agreements	Interest expense			$(86)	$(276)
Interest rate swap agreements	Interest expense			(4,528)	(1,735)
Foreign currency exchange contracts	Other expense (income), net			—	57

Total derivatives not designated as hedges				$(4,614)	$(1,954)

(a)	Accumulated other comprehensive income (loss) (“AOCI”).

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

14. Income Taxes

The Company accounts for income taxes in accordance with ASC 740, “Accounting for Income Taxes.” Holdings and the Operating Company, as limited partnerships, do not pay U.S. federal income taxes under the provisions of the Internal Revenue Code, as the applicable income or loss is included in the tax returns of the partners. However, certain U.S. subsidiaries are corporations and are subject to U.S. federal and state income taxes. The Company’s foreign operations are subject to tax in their local jurisdictions. In recording the income tax provision for the three months ended March 31, 2010, the Company separately considered one-time contract termination fees paid to affiliates, bonuses paid and other costs incurred in connection with the IPO, and a foreign exchange loss related to the application of hyper-inflationary accounting for our Venezuelan subsidiary and the devaluation of the Venezuelan bolivar.

Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates. The Company previously established a valuation allowance with respect to certain deferred income tax assets. During the three months ended March 31, 2010, the valuation allowance decreased by $10.3 million, primarily as a result of changes in deferred income tax assets associated with current year utilization of net operating losses.

The Company had $18.5 million of Unrecognized Tax Benefits (“UTB”), exclusive of interest and penalties, as of March 31, 2010. For the three months ended March 31, 2010, the Company recorded a net increase in UTB of $0.1 million, exclusive of interest and penalties. Offsetting long-term deferred income tax assets at March 31, 2010, were $10.0 million. As of March 31, 2010, the Company had recorded additional UTB of $5.9 million related to interest and penalties. The Company does not expect a significant change in the UTB balance in the next twelve months. Approximately $8.8 million of UTB at March 31, 2010, if recognized, would impact the Company’s effective tax rate.

15. Commitments

The Company is a party to various capital and operating leases involving real property and equipment. Total rent expense for operating leases was $13.1 million and $12.1 million for the three months ended March 31, 2010 and 2009, respectively.

Under the Fifth Amended and Restated Limited Partnership Agreement and the Amended and Restated Monitoring Agreement (the “Monitoring Agreement”), the Company was obligated to make annual payments of $2.0 million and $3.0 million to affiliates of the Graham Family and Blackstone (defined as Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P. or affiliates thereof), respectively. In connection with the IPO, the Company is no longer obligated to make payments under the Monitoring Agreement. As a result, as of February 10, 2010, the Company is only obligated to make annual payments of $1.0 million to affiliates of the Graham Family for ongoing management and advisory services. See Note 21 for further discussion of the Company’s obligations under these agreements.

16. Contingencies and Legal Proceedings

On November 3, 2006, the Company filed a complaint with the Supreme Court of the State of New York, New York County, against Owens-Illinois, Inc. and OI Plastic Products FTS, Inc. (collectively, “OI”). The complaint alleges certain misrepresentations by OI in connection with the Company’s 2004 purchase of the blow molded plastic container business of Owens-Illinois, Inc. and seeks damages in excess of $30 million. In

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

December 2006, OI filed an Answer and Counterclaim, seeking to rescind a Settlement Agreement entered into between OI and the Company in April 2005, and disgorgement of more than $39 million paid by OI to the Company in compliance with that Settlement Agreement. The Company filed a Motion to Dismiss the Counterclaim in July 2007, which was granted by the Court in October 2007. On August 1, 2007, the Company filed an Amended Complaint to add additional claims seeking indemnification from OI for claims made against the Company by former OI employees pertaining to their pension benefits. These claims arise from an arbitration between the Company and Glass, Molders, Pottery, Plastic & Allied Workers, Local #171 (the “Union”) that resulted in an award on April 23, 2007, in favor of the Union. The Arbitrator ruled that the Company had failed to honor certain pension obligations for past years of service to former employees of OI, whose seven Union-represented plants were acquired by the Company in October 2004. In the Amended Complaint, the Company maintains that under Section 8.2 of the Stock Purchase Agreement between the Company and OI, OI is obligated to indemnify the Company for any losses associated with differences in the two companies’ pension plans including any losses incurred in connection with the Arbitration award. The litigation is proceeding.

On April 10, 2009, OnTech Operations, Inc. (“OnTech”) initiated an arbitration proceeding against the Company, in which OnTech alleges that the Company breached a bottle purchase agreement dated April 28, 2008, and an equipment lease dated June 1, 2008. In its statement of claims, OnTech alleges, among other things, that the Company’s failure to produce bottles as required by the bottle purchase agreement resulted in the failure of OnTech’s business. As a result, OnTech is seeking to recover the value of its business, which it alleges is between $80 million and $150 million, which is in excess of 10% of the Company’s current assets. The arbitration is currently scheduled to be heard by a three arbitrator panel from August 2, 2010, to August 6, 2010.

The Company believes that OnTech’s claims are without legal, contractual or factual merit. The Company is vigorously defending against these claims and feels that the likelihood of it not prevailing is remote. Accordingly, the Company has not accrued a loss on this claim.

The Company is a party to various other litigation matters arising in the ordinary course of business. The ultimate legal and financial liability of the Company with respect to such litigation cannot be estimated with certainty, but management believes, based on its examination of these matters, experience to date and discussions with counsel, that ultimate liability from the Company’s various litigation matters will not be material to the business, financial condition, results of operations or cash flows of the Company.

17. Condensed Guarantor Data

As of March 31, 2010, the Operating Company and CapCo I had outstanding $253.4 million aggregate principal amount of 8.25% Senior Notes due 2017 and $375.0 million aggregate principal amount of 9.875% Senior Subordinated Notes due 2014. Holdings and the domestic subsidiaries of the Operating Company have fully and unconditionally guaranteed these notes. These guarantees are both joint and several. The Operating Company, the guarantor subsidiaries and CapCo I are 100%-owned subsidiaries of Holdings.

The following unaudited condensed consolidating information presents, in separate columns, the condensed consolidating balance sheets as of March 31, 2010, and December 31, 2009, and the related condensed consolidating statements of operations and condensed consolidating statements of cash flows for the three months ended March 31, 2010 and 2009, for (i) Holdings on a parent only basis, with its investments in the Operating Company and CapCo I recorded under the equity method, (ii) the Operating Company, a wholly-owned subsidiary of Holdings, on a parent only basis, with its investments in subsidiaries recorded under the equity method, (iii) the guarantor domestic subsidiaries of the Operating Company, (iv) the non-guarantor subsidiaries of the Company, (v) CapCo I, a co-issuer of the Notes, and (vi) the Company on a consolidated basis.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF MARCH 31, 2010

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$71,678	$1	$23,701	$—	$—	$95,380
Accounts receivable, net	—	89,081	86,598	77,020	—	—	252,699
Inventories	—	72,144	80,336	48,037	—	—	200,517
Deferred income taxes	—	—	—	3,647	—	—	3,647
Prepaid expenses and other current assets	—	5,886	27,884	15,794	—	—	49,564

Total current assets	—	238,789	194,819	168,199	—	—	601,807
Property, plant and equipment, net	—	410,080	348,965	251,676	—	—	1,010,721
Intangible assets, net	—	7,534	30,413	4,430	—	—	42,377
Goodwill	—	150,106	235,924	52,488	—	—	438,518
Net intercompany	—	1,047,995	—	—	—	(1,047,995)	—
Investment in subsidiaries	—	153,823	226,376	—	—	(380,199)	—
Other non-current assets	—	27,643	128	5,185	—	—	32,956

Total assets	$—	$2,035,970	$1,036,625	$481,978	$—	$(1,428,194)	$2,126,379

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$20,571	$705	$12,727	$—	$—	$34,003
Accounts payable	—	68,762	50,900	43,619	—	—	163,281
Accrued expenses and other current liabilities	—	98,323	45,106	45,383	—	—	188,812
Deferred revenue	—	15,948	9,514	3,865	—	—	29,327

Total current liabilities	—	203,604	106,225	105,594	—	—	415,423
Long-term debt	—	2,207,332	966	521	—	—	2,208,819
Deferred income taxes	—	436	5,284	12,036	—	—	17,756
Other non-current liabilities	—	49,376	19,397	27,475	—	—	96,248
Investment in subsidiaries	424,778	—	—	—	—	(424,778)	—
Net intercompany	187,089	—	803,363	57,543	—	(1,047,995)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(611,867)	(424,778)	101,390	278,809	—	44,579	(611,867)

Total liabilities and partners’ capital (deficit)	$—	$2,035,970	$1,036,625	$481,978	$—	$(1,428,194)	$2,126,379

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2009

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$124,262	$3	$23,543	$—	$—	$147,808
Accounts receivable, net	—	58,877	66,929	65,879	—	—	191,685
Inventories	—	72,257	76,017	46,428	—	—	194,702
Deferred income taxes	—	—	—	3,446	—	—	3,446
Prepaid expenses and other current assets	—	12,105	28,772	18,214	—	—	59,091

Total current assets	—	267,501	171,721	157,510	—	—	596,732
Property, plant and equipment, net	—	416,471	353,011	248,296	—	—	1,017,778
Intangible assets, net	—	7,298	31,198	4,516	—	—	43,012
Goodwill	—	150,106	235,924	51,028	—	—	437,058
Net intercompany	—	1,050,696	—	—	—	(1,050,696)	—
Investment in subsidiaries	—	149,868	221,054	—	—	(370,922)	—
Other non-current assets	—	28,291	142	4,073	—	—	32,506

Total assets	$—	$2,070,231	$1,013,050	$465,423	$—	$(1,421,618)	$2,127,086

LIABILITIES AND PARTNERS’ CAPITAL (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$87,142	$728	$12,787	$—	$—	$100,657
Accounts payable	—	47,281	31,454	32,278	—	—	111,013
Accrued expenses and other current liabilities	—	97,411	41,543	47,149	—	—	186,103
Deferred revenue	—	16,558	8,877	4,810	—	—	30,245

Total current liabilities	—	248,392	82,602	97,024	—	—	428,018
Long-term debt	—	2,334,119	1,129	958	—	—	2,336,206
Deferred income taxes	—	168	5,284	12,194	—	—	17,646
Other non-current liabilities	—	55,101	18,542	26,211	—	—	99,854
Investment in subsidiaries	567,549	—	—	—	—	(567,549)	—
Net intercompany	187,089	—	809,933	53,674	—	(1,050,696)	—
Commitments and contingent liabilities
Partners’ capital (deficit)	(754,638)	(567,549)	95,560	275,362	—	196,627	(754,638)

Total liabilities and partners’ capital (deficit)	$—	$2,070,231	$1,013,050	$465,423	$—	$(1,421,618)	$2,127,086

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Net sales	$—	$264,462	$220,384	$125,358	$—	$(24,628)	$585,576
Cost of goods sold	—	216,207	185,222	106,456	—	(24,628)	483,257

Gross profit	—	48,255	35,162	18,902	—	—	102,319
Selling, general and administrative expenses	—	36,586	24,118	6,760	—	—	67,464
Asset impairment charges	—	1,454	330	454	—	—	2,238
Net loss (gain) on disposal of property, plant and equipment	—	199	47	(19)	—	—	227

Operating income	—	10,016	10,667	11,707	—	—	32,390
Interest expense, net	—	35,170	8,998	1,097	—	—	45,265
Net loss on debt extinguishment	—	2,664	—	—	—	—	2,664
Other (income) expense, net	—	(1,822)	(8)	4,692	—	—	2,862
Equity in loss (earnings) of subsidiaries	20,785	(5,424)	(2,789)	—	—	(12,572)	—

(Loss) income before income taxes	(20,785)	(20,572)	4,466	5,918	—	12,572	(18,401)
Income tax provision	—	213	157	2,014	—	—	2,384

Net (loss) income	$(20,785)	$(20,785)	$4,309	$3,904	$—	$12,572	$(20,785)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Net sales	$—	$243,952	$228,098	$107,208	$—	$(17,407)	$561,851
Cost of goods sold	—	207,690	191,750	86,242	—	(17,407)	468,275

Gross profit	—	36,262	36,348	20,966	—	—	93,576
Selling, general and administrative expenses	—	11,836	10,499	6,092	—	—	28,427
Asset impairment charges	—	853	723		—	—	1,576
Net loss on disposal of property, plant and equipment	—	632	843	20	—	—	1,495

Operating income	—	22,941	24,283	14,854	—	—	62,078
Interest expense, net	—	23,017	15,564	893	—	—	39,474
Other (income) expense, net	—	(11,888)	(2,926)	(608)	—	14,854	(568)
Equity in earnings of subsidiaries	(18,685)	(7,442)	(4,958)	—	—	31,085	—

Income (loss) before income taxes	18,685	19,254	16,603	14,569	—	(45,939)	23,172
Income tax provision	—	569	178	3,413	—	—	4,160

Income (loss) from continuing operations	18,685	18,685	16,425	11,156	—	(45,939)	19,012
Loss from discontinued operations	—	—	—	(327)	—	—	(327)

Net income (loss)	$18,685	$18,685	$16,425	$10,829	$—	$(45,939)	$18,685

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2010

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Operating activities:
Net cash (used in) provided by operating activities	$—	$(14,345)	$20,210	$11,503	$—	$—	$17,368

Investing activities:
Net cash paid for property, plant and equipment	—	(12,258)	(9,976)	(15,332)	—	—	(37,566)
Intercompany investing activities	—	(3,912)	(13,962)	—	—	17,874	—

Net cash (used in) provided by investing activities	—	(16,170)	(23,938)	(15,332)	—	17,874	(37,566)

Financing activities:
Proceeds from issuance of long-term debt	—	245	—	17,754	—	—	17,999
Payment of long-term debt	—	(196,084)	(186)	(17,941)	—	—	(214,211)
Intercompany financing activities	—	8,654	3,912	5,308	—	(17,874)	—
Debt issuance fees	—	(648)	—	—	—	—	(648)
Net proceeds from sale of additional units to GPC	—	166,514	—	—	—	—	166,514
Fees paid on behalf of GPC	—	(750)	—	—	—	—	(750)

Net cash (used in) provided by financing activities	—	(22,069)	3,726	5,121	—	(17,874)	(31,096)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(1,134)	—	—	(1,134)

(Decrease) increase in cash and cash equivalents	—	(52,584)	(2)	158	—	—	(52,428)
Cash and cash equivalents at beginning of period	—	124,262	3	23,543	—	—	147,808

Cash and cash equivalents at end of period	$—	$71,678	$1	$23,701	$—	$—	$95,380

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

GRAHAM PACKAGING HOLDINGS COMPANY

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2009

(In thousands)

	Graham Packaging Holdings Company	Graham Packaging Company, L.P.	Guarantors	Non- Guarantors	CapCo I	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$—	$63,370	$74,608	$37,380	$—	$(14,854)	$160,504

Investing activities:
Net cash paid for property, plant and equipment	—	(16,165)	(13,642)	(7,096)	—	—	(36,903)
Acquisition of/investment in a business, net of cash acquired	—	—	(1,582)	(12,928)	—	14,510	—
Intercompany investing activities	—	(18,461)	(77,774)	—	—	96,235

Net cash (used in) provided by investing activities	—	(34,626)	(92,998)	(20,024)	—	110,745	(36,903)

Financing activities:
Proceeds from issuance of long-term debt	—	2,489	—	7,021	—	—	9,510
Payment of long-term debt	—	(31,484)	(71)	(7,369)	—	—	(38,924)
Intercompany financing activities	—	74,674	18,461	3,100	—	(96,235)	—

Net cash provided by (used in) financing activities	—	45,679	18,390	2,752	—	(96,235)	(29,414)

Effect of exchange rate changes on cash and cash equivalents	—	—	—	(2,223)	—	344	(1,879)

Increase in cash and cash equivalents	—	74,423	—	17,885	—	—	92,308
Cash and cash equivalents at beginning of period	—	35,297	1	8,581	—	—	43,879

Cash and cash equivalents at end of period	$—	$109,720	$1	$26,466	$—	$—	$136,187

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

18. Comprehensive Income

Comprehensive income for the three months ended March 31, 2010 and 2009, was as follows:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Net (loss) income	$(20,785)	$18,685
Changes in fair value of derivatives designated and accounted for as cash flow hedges (net of tax of $0 for all periods presented)	—	266
Amortization of amounts in accumulated other comprehensive income (loss) as of the date the Company discontinued hedge accounting for its interest rate collar and swap agreements (net of tax of $0 for all periods presented)	2,089	1,608
Amortization of prior service costs and unrealized actuarial losses included in net periodic benefit costs for pension and post-retirement plans (net of a tax provision of $9 for each of the three months ended March 31, 2010 and 2009)	343	631
Foreign currency translation adjustments (net of a tax benefit of $0 and $376 for the three months ended March 31, 2010 and 2009, respectively)	(1,687)	(23,202)

Comprehensive loss	$(20,040)	$(2,012)

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

19. Segment Information

The Company is organized and managed on a geographical basis in three operating segments: North America, Europe and South America. Segment information for the three months ended March 31, 2010 and 2009, and as of March 31, 2010, and December 31, 2009, representing the reportable segments currently utilized by the chief operating decision makers, was as follows:

		North America	Europe	South America	Eliminations (a)	Total
		(In thousands)
Net sales (b) (c)	Three months ended March 31, 2010	$505,964	$58,264	$22,448	$(1,100)	$585,576
	Three months ended March 31, 2009	488,497	56,380	17,149	(175)	561,851
Operating income (loss)	Three months ended March 31, 2010	$22,727	$7,350	$2,313	$—	$32,390
	Three months ended March 31, 2009	53,871	9,983	(1,776)	—	62,078
Depreciation and amortization	Three months ended March 31, 2010	$33,114	$4,331	$1,128	$—	$38,573
	Three months ended March 31, 2009	32,836	4,456	1,127	—	38,419
Asset impairment charges	Three months ended March 31, 2010	$1,898	$322	$18	$—	$2,238
	Three months ended March 31, 2009	1,576	—	—	—	1,576
Interest expense, net	Three months ended March 31, 2010	$44,469	$332	$464	$—	$45,265
	Three months ended March 31, 2009	38,589	370	515	—	39,474
Other (income) expense, net	Three months ended March 31, 2010	$(1,343)	$1,523	$2,682 (d)	$—	$2,862
	Three months ended March 31, 2009	1,229	(174)	(1,623)	—	(568)
Income tax provision (benefit)	Three months ended March 31, 2010	$816	$1,334	$234	$—	$2,384
	Three months ended March 31, 2009	1,595	3,135	(570)	—	4,160
Identifiable assets (b) (c) (e)	As of March 31, 2010	$825,820	$129,197	$55,704	$—	$1,010,721
	As of December 31, 2009	830,897	138,053	48,828	—	1,017,778
Goodwill	As of March 31, 2010	$422,524	$15,987	$7	$—	$438,518
	As of December 31, 2009	420,765	16,286	7	—	437,058
Cash paid for property, plant and equipment	Three months ended March 31, 2010	$27,763	$1,788	$8,173	$—	$37,724
	Three months ended March 31, 2009	30,104	3,680	3,355	—	37,139

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

(a)	To eliminate intercompany transactions.
(b)	The Company’s net sales for Europe include countries having significant sales as follows:

	Three Months Ended March 31,
	2010	2009
	(In millions)
Poland	$13.9	$12.2
Belgium	14.2	14.0
Spain	7.3	9.2
France	7.7	5.6

The Company’s identifiable assets for Europe include countries having significant identifiable assets as follows:

	March 31, 2010	December 31, 2009
	(In millions)
Poland	$35.7	$36.6
Belgium	29.7	31.9
Spain	21.5	23.6
France	14.4	15.1

(c)	The Company’s net sales for North America include sales in Mexico which totaled $39.6 million and $30.2 million for the three months ended March 31, 2010 and 2009, respectively. Identifiable assets in Mexico totaled $64.4 million and $58.8 million as of March 31, 2010, and December 31, 2009, respectively. Substantially all of the North America reportable segment’s remaining net sales and identifiable assets are in the United States.
(d)	Beginning January 1, 2010, Venezuela’s economy is considered to be highly inflationary for accounting purposes. Accordingly, the Company has adopted the U.S. dollar as the functional currency for its Venezuelan operations. All bolivar-denominated transactions, as well as monetary assets and liabilities, are remeasured into U.S. dollars using the parallel market rate. The Company has elected to use the parallel market rate to remeasure its Venezuelan operations due to the continued restrictions on currency exchange in Venezuela at the official rates. As a result of the application of hyper-inflationary accounting requiring the revaluation of monetary assets and liabilities, the Company recorded a $2.7 million loss in other expense for the three months ended March 31, 2010. Net sales for Venezuela were $1.5 million for the three months ended March 31, 2010.
(e)	Represents property, plant and equipment, net.

Product Net Sales Information

The following is supplemental information on net sales by product category:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Food and Beverage	$361,932	$352,738
Household	106,924	101,527
Personal Care/Specialty	41,571	43,752
Automotive Lubricants	75,149	63,834

Total Net Sales	$585,576	$561,851

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

20. Pension Plans

The components of net periodic pension cost for the Company’s defined benefit pension plans consisted of the following:

	Three Months Ended March 31,
	2010	2009
	(In thousands)
Components of net periodic pension cost:
Service cost	$548	$572
Interest cost	1,591	1,491
Expected return on plan assets	(1,743)	(1,419)
Net amortization and deferral of prior service costs	394	591
Employee contributions	—	(18)

Net periodic pension cost	$790	$1,217

The Company previously disclosed in its financial statements for the year ended December 31, 2009, that it expected to contribute $7.3 million to its pension plans in 2010. As of March 31, 2010, $1.5 million of required contributions to its pension plans has been made and the Company expects to make an additional $5.8 million of contributions in the remainder of 2010.

The Company closed its plant located in Bristol, PA during the fourth quarter of 2009. As a result of this closing, in January 2010, the Company made an additional $0.5 million contribution to fully fund the plan.

The Company recognized $1.8 million of expense for its 401(k) plans in each of the first quarters of 2010 and 2009.

21. Transactions with Related Parties

The Company had transactions with entities affiliated through common ownership. The Company made payments to Graham Engineering Company for equipment and related services of $1.0 million and $0.3 million for the three months ended March 31, 2010 and 2009, respectively.

Affiliates of both of the Graham Family and Blackstone have supplied management and advisory services to the Company since 1998. The Company has recorded $0.7 million and $1.3 million of expense for these services for the three months ended March 31, 2010 and 2009, respectively. Under the Fifth Amended and Restated Limited Partnership Agreement and the Monitoring Agreement, the Company was obligated to make annual payments of $2.0 million and $3.0 million to affiliates of the Graham Family and Blackstone, respectively. In connection with the IPO and in exchange for a one-time payment of $26.3 million to Blackstone Management Partners III L.L.C. and $8.8 million to Graham Alternative Investment Partners I, the parties of the Monitoring Agreement agreed to terminate such agreement. These amounts paid to terminate the Monitoring Agreement represent the estimated fair value of future payments under the agreement, and are reflected in selling, general and administrative expenses on the Condensed Consolidated Statement of Operations (Unaudited) for the three months ended March 31, 2010. As a result of the termination, Blackstone, the Graham Family and their affiliates have no further obligation to provide monitoring services to the Company, and the Company has no further obligation to make annual payments of $4.0 million, under the Monitoring Agreement. As a result, as of February 10, 2010, the Company is only obligated to make annual payments of $1.0 million to affiliates of the

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

Graham Family for ongoing management and advisory services under the Fifth Amended and Restated Limited Partnership Agreement, until such time that the Graham Family sells more than two thirds of its original investment, and such services would then cease.

At March 31, 2010, the Company had loans outstanding to certain former management employees of the Company for the purchase of shares of GPC, which owns, directly and indirectly, approximately 91% of the Company as of March 31, 2010. These loans were made in connection with the capital call payments made on September 29, 2000, and March 29, 2001, pursuant to a capital call agreement dated as of August 13, 1998. The proceeds from the loans were used to fund management’s share of the capital call payments. The loans mature on September 28, 2012, and March 30, 2013, respectively, and accrue interest at a rate of 6.22%. The loans are secured by a pledge of the stock purchased by the loans. The loans and related interest, totaling $1.8 million as of March 31, 2010, and December 31, 2009, are reflected in partners’ capital (deficit) on the Condensed Consolidated Balance Sheets (Unaudited).

The Company has provided funding to GPC to cover its expenses, primarily in connection with the IPO, resulting in a receivable from GPC of $1.6 million, which is reflected in partners capital (deficit) on the Condensed Consolidated Balance Sheet as of March 31, 2010.

On behalf of Blackstone, the Company made payments to a former Chief Executive Officer and Chief Financial Officer of the Company on January 5, 2007, for its repurchase of all of their outstanding shares of GPC, pursuant to separation agreements dated as of December 3, 2006. Additionally, on behalf of Blackstone, the Company made a payment to a former Senior Vice President on April 10, 2009, for its repurchase of all of his outstanding shares of GPC. As a result of these payments, Blackstone became the owner of these shares and owes the Company $4.6 million as of March 31, 2010, including accrued interest. This receivable is reflected in partners’ capital (deficit) on the Condensed Consolidated Balance Sheets (Unaudited).

In connection with the IPO, on February 10, 2010, GPC entered into separate Income Tax Receivable Agreements (“ITRs”) with its pre-IPO stockholders (e.g. Blackstone, management and other stockholders) and with GPC Holdings, L.P., an affiliate of the Graham Family. The agreements provide for the payment by GPC of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that GPC actually realizes (or is deemed to realize in the case of an early termination or change in control as further defined by the ITRs) as a result of the utilization of net operating losses attributable to periods prior to the IPO, and any increase to the tax basis of the assets of the Company related to (1) GPC’s 1998 acquisition of the Company and (2) current and future exchanges by the Graham Family of their limited partnership units for common stock of GPC pursuant to the Exchange Agreement, and of certain tax benefits related to GPC’s entering into the ITRs, including tax benefits attributable to payments under the ITRs.

GPC expects that future payments under the ITRs will aggregate to between $200.0 million to $230.0 million with potential additional payments for tax basis step-ups relating to future exchanges by the Graham Family of their limited partnership units in the Company for GPC common stock depending on the timing and value of such exchanges. This range is based on GPC’s assumptions using various items, including valuation analysis and historical tax basis amounts. This range also includes step-ups related to the Graham Family exchange of 1,324,900 limited partnership units through February 18, 2010. GPC will recognize obligations based on the amount of recorded net deferred income tax assets recognized, and subject to the ITRs. Changes in the recorded net deferred income tax assets will result in changes in the ITRs obligations, and such changes will be recorded as other income or expense. As of March 31, 2010, the value of the ITRs obligations was $7.8 million. Payments under the ITRs are not conditioned upon these parties’ continued ownership of the Company

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

or GPC. Because GPC is a holding company with no operations of its own, its ability to make payments under the ITRs is dependent on the Company’s ability to make distributions. Upon the effective date of the respective ITRs, GPC recorded an initial obligation of $6.5 million, which was recognized as a reduction of additional paid-in capital. Additionally, GPC recorded $1.3 million in expense related to the increase in the ITRs obligations for the period from the respective effective dates through March 31, 2010. For the three months ended March 31, 2010, no payments under the ITRs have been made.

22. Environmental Matters

As a result of the Company closing its plant located in Edison, New Jersey, the Company is subject to New Jersey’s Industrial Site Recovery Act (“ISRA”). The Company acquired this facility from Owens-Illinois, Inc. in 2004. ISRA is an environmental law that specifies a process of reporting to the New Jersey Department of Environmental Protection (“NJDEP”) and, in some situations, investigating, cleaning up and/or taking other measures with respect to environmental conditions that may exist at an industrial establishment that has been shut down or is being transferred. The Company is in the process of evaluating and implementing its obligations under ISRA regarding this facility. The Company has recorded a preliminary reserve of $0.4 million for this obligation. This amount may change based on results of additional investigation expected to be undertaken for NJDEP.

23. Partners’ Capital (Deficit)

On February 10, 2010, the Company’s majority owner, GPC, completed its IPO. In connection with the IPO, the Company effected a 3,781.4427-for-one unit split and its limited partnership agreement has been amended and restated as the Sixth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”). Accordingly, any unit/share information reflects such splits. Pursuant to the Partnership Agreement, the Company’s partnership interests have been denominated as limited partnership units and general partnership units with no change in relative economic ownership percentages prior to the IPO. Additionally, general partnership interests of the Graham Family have been converted into limited partnership interests on an equivalent basis.

On February 17, 2010, and in connection with the IPO, GPC purchased 16,666,667 newly-issued, unregistered limited partnership units of the Company for net proceeds of $166.5 million. On February 17, 2010, $114.2 million of these net proceeds was used to pay a portion of the Term Loan B and Term Loan C. Additionally, as part of the IPO, the Graham Family entered into an Exchange Agreement. Under the Exchange Agreement, the Graham Family and certain permitted transferees may, subject to specific terms, exchange their limited partnership units in the Company for shares of GPC’s common stock at any time and from time to time on a one-for-one basis, subject to customary conversion rate adjustments for splits, stock dividends and reclassifications. Under this Exchange Agreement, through February 18, 2010, entities controlled by the Graham Family and certain of their permitted transferees exercised their rights to exchange 1,324,900 limited partnership units of the Company for 1,324,900 shares of GPC’s common stock. The Company has also entered into Management Exchange Agreements which provide for similar rights to management to exchange limited partnership units of the Company obtained on exercise of outstanding options for shares of GPC common stock.

On March 11, 2010, the underwriters of the IPO partially exercised their option to purchase additional shares of GPC’s common stock, par value $0.01, from GPC and purchased 1,565,600 additional shares at the initial public offering price of $10.00 per share (the “Underwriters’ Allotment”). The Underwriters’ Allotment closed on March 16, 2010. GPC received net proceeds of $14.7 million (after underwriting discount and before

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

expenses) (the “Net Proceeds”) and contributed the Net Proceeds to the Company in exchange for 1,565,600 newly-issued limited partnership units of the Company. The Company used the Net Proceeds and cash on hand to repay a portion of the Term Loans under the Credit Agreement.

As of March 31, 2010:

•

GPC owns 60,532,481 limited partnership units, representing an 87.9% limited partnership interest, and its wholly-owned subsidiary, BCP/Graham Holdings L.L.C., is the sole general partner and owns 2,023,472 general partnership units, representing a 2.9% ownership in the Company;

•	the Graham Family owns an aggregate of 6,263,121 limited partnership units, representing a 9.1% ownership in the Company; and

•	a former employee owns 35,167 limited partnership units.

The Partnership Agreement also provides that for so long as the Graham Family retains at least one-third of their partnership interests held as of February 2, 1998 (or equivalent common stock of GPC for which such partnership interests have been or are eligible to be exchanged), they are entitled to an advisory fee of $1.0 million annually for ongoing management and advisory services.

24. Stock-based Compensation

The Company, from time to time, has granted options to purchase partnership units of Holdings, which may be exchanged for shares of GPC’s common stock, and options to purchase shares of GPC’s common stock. On February 4, 2010, GPC effected a 1,465.4874-for-one stock split and Holdings effected a 3,781.4427-for-one unit split. Accordingly, any unit/share information reflects such splits. As a result of these splits, each share of GPC’s common stock corresponds to one unit of Holdings’ partnership interest.

A summary of the changes in the unit options outstanding under the option plans for the three months ended March 31, 2010, is as follows:

	Units Under Options	Weighted Average Exercise Price/Option	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at January 1, 2010	4,813,115	$8.35
Granted	—	—
Exercised	—	—
Forfeited	(75,507)	6.84

Outstanding at March 31, 2010	4,737,608	$8.38	7.0	$18.3

Vested or expected to vest	3,960,668	$8.59	6.8	$14.5
Exercisable at March 31, 2010	3,244,982	$8.64	6.6	$11.7

In addition to the options to purchase limited partnership units of Holdings included in the above table, in conjunction with the IPO, the Company granted to certain management members of Holdings options to purchase 841,363 shares of GPC’s common stock in the first three months of 2010. As a result, the Company will incur incremental compensation expense of approximately $2.2 million over the four-year vesting period of the options. The incremental expense recorded during the three months ended March 31, 2010, was $0.1 million.

GRAHAM PACKAGING HOLDINGS COMPANY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)—continued

MARCH 31, 2010

25. Subsequent Event

On April 5, 2010, the Company signed a share purchase agreement to acquire China Roots Packaging PTE Ltd., a plastic manufacturing company located in Guangzhou, China. China Roots Packaging PTE Ltd. manufactures plastic containers and closures for the food, health care and petrochemical products industries. The transaction is expected to close during the second or third quarter of 2010.

Graham Packaging Company, L.P.

GPC Capital Corp. I

Offer to Exchange

$253,378,000 aggregate principal amount of its 8 1/4% Senior Notes due 2017, which have been registered under the Securities Act of 1933, for any and all of its outstanding unregistered 8 1/4% Senior Notes due 2017 that were issued in a private offering on November 24, 2009.

Until the date that is 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

(a) Graham Packaging Company, L.P. is a limited partnership formed under the laws of Delaware.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

In accordance with this provision, the Amended and Restated Agreement of Limited Partnership of Graham Packaging Company, L.P. provides that neither the general partner nor any affiliate of the general partner nor any of their respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the partnership or to any partner for any breach of such person’s duty of loyalty to the partnership or the partners or for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (in the case of the general partner only) any breach by the general partner of any of the material terms and provisions of the Amended and Restated Agreement of Limited Partnership. The partnership shall indemnify, defend and hold harmless, to the fullest extent not prohibited by law, the general partner and each of its affiliates and their respective partners, shareholders, officers, directors, employees and agents, from and against any claim, loss or liability of any nature whatsoever (including attorneys’ fees) arising out of or in connection with the assets or business of the partnership, unless the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted intentional misconduct or a knowing violation of law by such person or (in the case of the general partner only) a breach by the general partner of any of the material terms and provisions of the Amended and Restated Agreement of Limited Partnership.

(b) GPC Capital Corp. I, Graham Packaging Acquisition Corp., Graham Packaging Plastic Products Inc., Graham Packaging PET Technologies Inc., Graham Packaging Regioplast STS Inc. and Graham Packaging International Plastic Products Inc. are incorporated under the laws of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders of monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

In accordance with these provisions, the Certificate of Incorporation of GPC Capital Corp. I provides that a director of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited. The By-Laws of GPC Capital Corp. I provide that, to the fullest extent permitted by the

DGCL, the corporation shall indemnify any current or former director or officer of the corporation and may, at the discretion of the board of directors, indemnify any current or former employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the corporation or otherwise, to which he or she was or is a party or is threatened to be made a party by reason of his current or former position with the corporation or by reason of the fact that he or she is or was serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Certificate of Incorporation of Graham Packaging Acquisition Corp. provides that no director shall be personally liable to the company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except pursuant to the exceptions listed in Section 102(b)(7) of the DGCL. The By-Laws of Graham Packaging Acquisition Corp. provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. In addition, the By-Laws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Restated Certificate of Incorporation of Graham Packaging Plastic Products Inc. provides that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding to the full extent now or hereafter permitted by the DGCL. The By-Laws of Graham Packaging Plastic Products Inc. provide that the corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or, while a director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

The Amended and Restated Certificate of Incorporation of Graham Packaging PET Technologies Inc. provides that a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. The Amended and Restated By-Laws of Graham Packaging PET Technologies Inc. provide that the corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or, while a director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

The Certificate of Incorporation of Graham Packaging Regioplast STS Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except pursuant to the exceptions listed in Section 102(b)(7) of the DGCL. The By-Laws of Graham Packaging Regioplast STS Inc. provide that the corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or, while a director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

The Certificate of Incorporation of Graham Packaging International Plastic Products Inc. provides that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except pursuant to the exceptions listed in Section 102(b)(7) of the DGCL. The By-Laws of Graham Packaging International Plastic Products Inc. provide that the corporation shall indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of the corporation or, while a director, officer or employee of the corporation, is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the full extent permitted by applicable law.

(c) GPC Sub GP LLC, Graham Packaging Latin America, LLC, Graham Packaging Leasing USA LLC, Graham Packaging Comerc USA LLC, Graham Packaging Controllers USA LLC, Graham Packaging Technological Specialties LLC and GPACSUB LLC are limited liability companies organized under the laws of Delaware.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager of the limited liability company from and against any and all claims and demands whatsoever.

In accordance with this provision, the limited liability company agreements for GPC Sub GP LLC and GPACSUB LLC do not indemnify any member from and against any claims and demands.

The Operating Agreement of Graham Packaging Latin America, LLC provides that the company shall indemnify each member from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys’ fees) which each such member pays or becomes obligated to pay on account of the imposition upon or assessment against such member of any obligation or liability of the company. The foregoing obligation of the company shall be satisfied only out of the assets of the company and under no circumstances shall any recourse be available against any member or the assets of any member with respect thereto.

The By-Laws of each of Graham Packaging Leasing USA LLC, Graham Packaging Comerc USA LLC, Graham Packaging Controllers USA LLC and Graham Packaging Technological Specialties LLC provide that the members of each company shall not have any liability for the debts, obligations or liabilities of such company except to the extent provided by the DLLCA.

(d) Graham Packaging Holdings Company, Graham Packaging Poland, L.P. and Graham Recycling Company, L.P. are limited partnerships formed under the laws the Commonwealth of Pennsylvania. Graham Packaging France Partners is a general partnership formed under the laws of the Commonwealth of Pennsylvania.

Section 8510 of the Pennsylvania Revised Uniform Limited Partnership Act empowers a Pennsylvania limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever, subject to such standards and restrictions, if any, set forth in the partnership agreement. Indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Agreement of Limited Partnership of Graham Packaging Poland, L.P. provides that neither the general partner nor any affiliate of the general partner nor any of their respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the partnership or to the limited partner for any act or omission on its or his part, except for (i) any act or omission resulting from its or his own willful misconduct or bad faith, (ii) any breach by the general partner of its obligations as a fiduciary of the partnership or (iii) any breach by the general partner of any of the terms and provisions of the Agreement of Limited Partnership. The partnership shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the general partner and each of its affiliates and their respective partners, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the partnership, except where attributable to the willful misconduct or bad faith of such individual or entity or where relating to a breach by the general partner of its obligations as a fiduciary of the partnership or to a breach by the general partner of any of the terms and provisions of the Agreement of Limited Partnership.

The Amended and Restated Agreement of Limited Partnership of Graham Recycling Company, L.P. provides that neither the general partner nor any affiliate of the general partner nor any of their respective partners, shareholders, officers, directors, employees or agents shall be liable, in damages or otherwise, to the partnership or to the limited partner for any act or omission on its or his part, except for (i) any act or omission resulting from its or his own willful misconduct or bad faith, (ii) any breach by the general partner of its obligations as a fiduciary of the partnership or (iii) any breach by the general partner of any of the terms and provisions of the Amended and Restated Agreement of Limited Partnership. The partnership shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the general partner and each of its affiliates and their respective partners, shareholders, officers, directors, employees and agents, from and against any claim or liability of any nature whatsoever arising out of or in connection with the assets or business of the partnership, except where attributable to the willful misconduct or bad faith of such individual or entity or where relating to a breach by the general partner of its obligations as a fiduciary of the partnership or to a breach by the general partner of any of the terms and provisions of the Amended and Restated Agreement of Limited Partnership.

The Agreement of Partnership of Graham Packaging France Partners provides that the partnership (from assets of the partnership and not from the individual partners or their assets) shall indemnify each partner from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys’ fees) which each such partner pays or becomes obligated to pay on account of the imposition upon or assessment against such partner of any obligation or liability of the partnership.

(e) Graham Packaging West Jordan, LLC is a limited liability company organized under the laws of Utah.

Section 1802 of the Utah Revised Limited Liability Company Act (the “URLLCA”) provides that a company may indemnify an individual who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, because the individual is or was a manager of a company or, while a manager of the company, is or was serving at its request as a manager, member, director, officer, partner, trustee, employee, fiduciary or agent of another company or other person or of an employee benefit plan, against any obligation incurred with respect to a proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys’ fees), incurred in the proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual’s conduct was in, or not opposed to, the best interests of the company; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Section 1802 of the URLLCA further provides, however, that the company may not indemnify any person thereunder: (i) in connection with a proceeding by or in the right of the company in which the person was adjudged liable to the company; or (ii) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual’s official capacity, in which proceeding the individual was adjudged liable on the basis that the individual derived an improper personal benefit.

In accordance with this provision, the Operating Agreement of Graham Packaging West Jordan, LLC provides that the company shall indemnify each member from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys’ fees) which each such member pays or becomes obligated to pay on account of the imposition upon or assessment against such member of any obligation or liability of the company.

(f) Graham Packaging Minster LLC is a limited liability company organized under the laws of Ohio.

Section 1705.32 of the Ohio Revised Code provides, in part, that a limited liability company may indemnify or agree to indemnify any person who was or is a party, or who is threatened to be made a party, to any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding, other than an action by or in the right of the company, because he or she is or was a manager, member, partner, officer, employee, or agent of the company or is or was serving at the request of the company as a manager, director, trustee, officer, employee, or agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise. The company may indemnify or agree to indemnify a person in that position against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement that actually and reasonably were incurred by him or her in connection with the action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not create of itself a presumption that the person did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, in connection with any criminal action or proceeding, a presumption that he or she had reasonable cause to believe that his conduct was unlawful.

In accordance with this provision, the Operating Agreement of Graham Packaging Minster LLC provides that the operating manager shall have specific authority to indemnify members or any other person.

(g) All Registrants.

Each of the registrants entered into indemnification agreements with each of its current directors and executive officers. These agreements require each registrant to indemnify these individuals to the fullest extent permitted under applicable law against liabilities that may arise by reason of their service to such registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Each of the registrants has also obtained officers’ and directors’ liability insurance that insures against liabilities that such registrant’s officers and directors, in such capacities, may incur.

Item 21.	Exhibits and Financial Statement Schedules.

The agreements and other documents filed as exhibits to this registration statement are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrants in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

(a) Exhibits

Exhibit Number	Description of Exhibit
3.1	Certificate of Limited Partnership of Graham Packaging Company, L.P. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

3.2	Amended and Restated Agreement of Limited Partnership of Graham Packaging Company, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 26, 1998 (File No. 333-53603-03)).

3.3	Certificate of Incorporation of GPC Capital Corp. I (incorporated herein by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 26, 1998 (File No. 333-53603-03)).

3.4	By-Laws of GPC Capital Corp. I (incorporated herein by reference to Exhibit 3.4 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 26, 1998 (File No. 333-53603-03)).

3.5	Amended and Restated Certificate of Limited Partnership of Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 3.5 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

3.6	Sixth Amended and Restated Agreement of Limited Partnership of Graham Packaging Holdings Company dated as of February 4, 2010 (incorporated herein by reference to Exhibit 10.36 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on February 5, 2010 (File No. 333-163956)).

3.7	Certificate of Formation of GPC Sub GP LLC, dated as of January 5, 1998 and amended as of January 17, 2000 (incorporated herein by reference to Exhibit 3.11 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

Exhibit Number	Description of Exhibit
3.8	Limited Liability Company Agreement of GPC Sub GP LLC, dated as of January 5, 1998 (incorporated herein by reference to Exhibit 3.12 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.9	Certificate of Formation of Graham Packaging Latin America, LLC, dated as of February 14, 1997 (incorporated herein by reference to Exhibit 3.13 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.10	Operating Agreement of Graham Packaging Latin America, LLC, dated as of February 14, 1997 (incorporated herein by reference to Exhibit 3.14 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.11	Amendment No. 1 to Operating Agreement of Graham Packaging Latin America, LLC, dated as of February 2, 1998.

3.12	Amended and Restated Certificate of Limited Partnership of Graham Packaging Poland, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.15 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.13	Agreement of Limited Partnership of Graham Packaging Poland, L.P., dated as of October 7, 1994 and amended as of February 2, 1998 (incorporated herein by reference to Exhibit 3.16 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.14	Amendment No. 2 to Agreement of Limited Partnership of Graham Packaging Poland, L.P., dated as of September 19, 2007.

3.15	Amended and Restated Certificate of Limited Partnership of Graham Recycling Company, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.17 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.16	Amended and Restated Agreement of Limited Partnership of Graham Recycling Company, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.18 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.17	Application for Registration of Fictitious Name for Graham Packaging France Partners, dated as of December 5, 1995 and amended as of August 29, 2001 (incorporated herein by reference to Exhibit 3.19 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.18	Agreement of Partnership of Graham Packaging France Partners, dated as of December 5, 1995 and amended as of February 2, 1998 (incorporated herein by reference to Exhibit 3.20 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.19	Amended and Restated Articles of Organization of Graham Packaging West Jordan, LLC, dated as of October 6, 2004 (incorporated herein by reference to Exhibit 3.21 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.20	Operating Agreement of Graham Packaging West Jordan, LLC, dated as of October 17, 2004 (incorporated herein by reference to Exhibit 3.22 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

Exhibit Number	Description of Exhibit
3.21	Certificate of Incorporation of Graham Packaging Acquisition Corp., dated as of September 23, 2004 (incorporated herein by reference to Exhibit 3.23 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.22	By-Laws of Graham Packaging Acquisition Corp., dated as of September 23, 2004 (incorporated herein by reference to Exhibit 3.24 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.23	Certificate of Incorporation of Graham Packaging Plastic Products Inc. (f/k/a Owens-Brockway Plastic Products Inc.), dated as of January 28, 1970 and last amended as of October 12, 2004 (incorporated herein by reference to Exhibit 3.25 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.24	Amendment to the Restated Certificate of Incorporation of Graham Packaging Plastic Products Inc., dated as of May 5, 2005.

3.25	By-Laws of Graham Packaging Plastic Products Inc. (f/k/a Owens-Brockway Plastic Products Inc.) (incorporated herein by reference to Exhibit 3.26 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.26	Amended and Restated Certificate of Incorporation of Graham Packaging PET Technologies Inc. (f/k/a Continental PET Technologies Inc.), dated as of March 31, 1994 and amended as of October 12, 2004 and May 5, 2005.

3.27	Amended and Restated By-Laws of Graham Packaging PET Technologies Inc. (f/k/a Continental PET Technologies Inc.), dated as of May 24, 2002 (incorporated herein by reference to Exhibit 3.28 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.28	Certificate of Incorporation of Graham Packaging Regioplast STS Inc. (f/k/a OI Regioplast STS Inc.), dated as of May 18, 1993 and amended as of October 12, 2004 (incorporated herein by reference to Exhibit 3.29 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.29	By-Laws of Graham Packaging Regioplast STS Inc. (f/k/a OI Regioplast STS Inc.) (incorporated herein by reference to Exhibit 3.30 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.30	Certificate of Incorporation of Graham Packaging International Plastic Products Inc. (f/k/a OI Venezuela Plastic Products Inc.), dated as of November 18, 1998 and amended as of October 12, 2004 (incorporated herein by reference to Exhibit 3.31 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.31	By-Laws of Graham Packaging International Plastic Products Inc. (f/k/a OI Venezuela Plastic Products Inc.) (incorporated herein by reference to Exhibit 3.32 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.32	Certificate of Formation of Graham Packaging Leasing USA LLC (f/k/a Graham Packaging Leasing USA Inc.), dated as of November 16, 2006.

**3.33	Limited Liability Company Agreement of Graham Packaging Leasing USA LLC (f/k/a Graham Packaging Leasing USA Inc.), dated as of November 20, 2006.

**3.34	Certificate of Formation of Graham Packaging Comerc USA LLC (f/k/a Graham Packaging Comerc USA Inc.), dated as of November 16, 2006.

**3.35	Limited Liability Company Agreement of Graham Packaging Comerc USA LLC (f/k/a Graham Packaging Comerc USA Inc.), dated as of November 20, 2006.

Exhibit Number	Description of Exhibit
**3.36	Certificate of Formation of Graham Packaging Controllers USA LLC (f/k/a Graham Packaging Controllers USA Inc.), dated as of November 16, 2006.

**3.37	Limited Liability Company Agreement of Graham Packaging Controllers USA LLC (f/k/a Graham Packaging Controllers USA Inc.), dated as of November 20, 2006.

**3.38	Certificate of Formation of Graham Packaging Technological Specialties LLC (f/k/a Graham Packaging Technological Specialties Inc.), dated as of November 16, 2006.

**3.39	Limited Liability Company Agreement of Graham Packaging Technological Specialties LLC (f/k/a Graham Packaging Technological Specialties Inc.), dated as of November 20, 2006.

**3.40	Articles of Organization of Graham Packaging Minster LLC, dated as of June 8, 2006.

**3.41	Operating Agreement of Graham Packaging Minster LLC, dated as of June 8, 2006.

**3.42	Certificate of Formation of GPACSUB LLC, dated as of August 28, 2007.

**3.43	Limited Liability Company Agreement of GPACSUB LLC, dated as of September 27, 2007.

4.1	Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York as Trustee, relating to the Senior Notes Due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.2	Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York, as Trustee, relating to the Senior Subordinated Notes Due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.3	Indenture, dated as of November 24, 2009, among Graham Packaging Company, L.P., GPC Capital Corp. I, the Guarantors named therein and the Bank of New York Mellon, as Trustee, relating to the Senior Notes Due 2017 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by the Guarantors named therein (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on November 24, 2009 (File No. 333-53603-03)).

4.4	Form of 8 1/2% Senior Note due 2012 (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.5	Form of 9 7/8% Series Senior Subordinated Note due 2014 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.6	Form of 8 1/4% Senior Note due 2017 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on November 24, 2009 (File No. 333-53603-03)).

4.7	Registration Rights Agreement among Graham Packaging Company, L.P. and GPC Capital Corp. I, as issuers, and Graham Packaging Holdings Company and the guarantors listed on the signature pages thereto, as guarantors, dated as of November 24, 2009 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

Exhibit Number	Description of Exhibit
**5.1	Opinion of Simpson Thacher & Bartlett LLP.

**5.2	Opinion of Frost Brown Todd LLC.

**5.3	Opinion of Blank Rome LLP.

**5.4	Opinion of Jones Waldo Holbrook & McDonough PC.

10.1	First Lien Credit Agreement, dated as of October 7, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

10.2	First Amendment to Credit Agreement, dated as of December 9, 2005, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.21 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 31, 2006 (File No. 333-53603-03)).

10.3	Second Amendment to Credit Agreement, dated as of April 18, 2006, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on April 21, 2006 (File No. 333-53603-03)).

10.4	Third Amendment to Credit Agreement, dated as of March 30, 2007, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on April 2, 2007 (File No. 333-53603-03)).

10.5	Fourth Amendment to Credit Agreement, dated as of May 28, 2009, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on May 29, 2009 (File No. 333-53603-03)).

Exhibit Number	Description of Exhibit
10.6	Fifth Amendment to Credit Agreement, dated as of December 16, 2009, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form S-1, filed by Graham Packaging Company Inc. on December 23, 2009 (File No. 333-163956)).

10.7	Exchange Agreement by and among Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Corporation and GPC Holdings, L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.8	Registration Rights Agreement by and among Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Corporation, GPC Holdings, L.P., Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership III L.P. and certain holders of the Company’s common stock, dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.9	Stockholders’ Agreement by and among Graham Packaging Company Inc., Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.10	Income Tax Receivable Agreement between Graham Packaging Company Inc. and Blackstone Capital Partners III Merchant Banking Fund L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.11	Income Tax Receivable Agreement between Graham Packaging Company Inc. and GPC Holdings, L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.12	Amended and Restated Employment Agreement Between Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Company, L.P. and Mark S. Burgess, dated January 20, 2010 (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.13	Option Agreement, dated as of June 17, 2009, between Graham Packaging Holdings Company and Mark S. Burgess (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on June 19, 2009 (File No. 333-53603-03)).

10.14	Employment Agreement, dated as of May 4, 2009, between Graham Packaging Holdings Company, Graham Packaging Company, L.P. and David Bullock (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03)).

10.15	Option Agreement (for performance-based “MOIC” options), dated as of May 4, 2009, between Graham Packaging Holdings Company and David Bullock (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03)).

Exhibit Number	Description of Exhibit
10.16	Option Agreement (for time-based options), dated as of May 4, 2009, between Graham Packaging Holdings Company and David Bullock (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03)).

10.17	Form of Amended and Restated Option Agreement (incorporated herein by reference to Exhibit 10.46 to Amendment No. 2 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 22, 2010 (File No. 333-163956)).

10.18	Form of 2010 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.42 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 15, 2010 (File No. 333-163956)).

10.19	Form of Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.43 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 15, 2010 (File No. 333-163956)).

10.20	Form of IPO Transaction Bonus Agreement (incorporated herein by reference to Exhibit 10.44 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. filed on January 15, 2010 (File No. 333-163956)).

10.21	Form of Retention Bonus Agreement (incorporated herein by reference to Exhibit 10.45 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. filed on January 15, 2010 (File No. 333-163956)).

10.22	Graham Packaging Company Inc. Annual Incentive Plan (incorporated herein by reference to Exhibit 10.48 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 22, 2010 (File No. 333-163956)).

10.23	Severance Letter with David Nachbar, dated February 9, 2010 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on February 16, 2010 (File No. 333-53603-03)).

**12.1	Computation of Ratio of Earnings to Fixed Charges.

**21.1	List of Subsidiaries.

**23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

**23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5.2)

**23.3	Consent of Blank Rome LLP (included in Exhibit 5.3)

**23.4	Consent of Jones Waldo Holbrook & McDonough PC (included in Exhibit 5.4)

**23.5	Consent of Deloitte & Touche LLP

**24.1	Power of Attorney

**25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 8 1/4% Senior Notes due 2017

**99.1	Form of Letter of Transmittal

**99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

**99.3	Form of Letter to Clients

**99.4	Form of Notice of Guaranteed Delivery

**	Filed herewith.

(b) Financial Statement Schedules

SCHEDULE I

GRAHAM PACKAGING HOLDINGS COMPANY

REGISTRANT’S CONDENSED FINANCIAL STATEMENTS

(In thousands)

	December 31,
	2009	2008
BALANCE SHEETS
Assets:
Current assets	$—	$—
Other non-current assets	—	—

Total assets	$—	$—

Liabilities and partners’ capital (deficit):
Current liabilities	$—	$—
Investment in subsidiary	567,549	629,273
Net intercompany	187,089	187,089

Total liabilities	754,638	816,362
Partners’ capital (deficit)	(754,638)	(816,362)

Total liabilities and partners’ capital	$—	$—

	Year Ended December 31,
	2009	2008	2007
STATEMENTS OF OPERATIONS
Equity in earnings (loss) of subsidiaries	$20,768	$(57,795)	$(206,676)

Net income (loss)	$20,768	$(57,795)	$(206,676)

	Year Ended December 31,
	2009	2008	2007
STATEMENTS OF CASH FLOWS
Operating activities:
Net income (loss)	$20,768	$(57,795)	$(206,676)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in (earnings) loss of subsidiaries	(20,768)	57,795	206,676

Net cash provided by operating activities	—	—	—

Increase in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of period	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—

Supplemental cash flow information:
Cash paid for interest	$—	$—	$—

See footnotes to consolidated financial statements of Graham Packaging Holdings Company.

SCHEDULE II

GRAHAM PACKAGING HOLDINGS COMPANY

VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at Beginning of Year	Additions	Deductions	Balance at End of Year
Year ended December 31, 2009
Allowance for doubtful accounts	$6,452	$(226)	$3,793	$2,433
Allowance for inventory losses	6,482	3,345	3,957	5,870

Year ended December 31, 2008
Allowance for doubtful accounts	$5,734	$1,298	$580	$6,452
Allowance for inventory losses	6,966	3,593	4,077	6,482

Year ended December 31, 2007
Allowance for doubtful accounts	$6,299	$—	$565	$5,734
Allowance for inventory losses	5,505	2,776	1,315	6,966

Item 22.	Undertakings.

(a) Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) that, for the purpose of determining liability under the Securities Act to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) that, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities:

Each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING COMPANY L.P.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer	July 2, 2010

* William E. Hennessey	Vice President, Corporate Controller, Treasurer and Assistant Secretary	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

Signature	Title	Date

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GPC CAPITAL CORP. I

By:	*
Name:	Mark S. Burgess
Title:	President, Treasurer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	President, Treasurer, Assistant Secretary and Director	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer	July 2, 2010

* William E. Hennessey	Vice President, Secretary and Assistant Treasurer	July 2, 2010

* Chinh E. Chu	Vice President and Director	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING HOLDINGS COMPANY

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer	July 2, 2010

* William E. Hennessey	Vice President, Corporate Controller and Treasurer	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GPC SUB GP LLC

By:	*
Name:	Mark S. Burgess
Title:	President and Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	President and Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Secretary	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

Signature	Title	Date

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING LATIN AMERICA, LLC

By:	*
Name:	Mark S. Burgess
Title:	President and Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	President and Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer	July 2, 2010

* William E. Hennessey	Treasurer and Secretary	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

Signature	Title	Date

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING POLAND, L.P.

By:	*
Name:	Mark S. Burgess
Title:	President and Chief Executive Officer of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of GPACSUB LLC, the general partner of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	President and Chief Executive Officer of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of GPACSUB LLC, the general partner of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Secretary of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of GPACSUB LLC, the general partner of the registrant	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Director of Graham Packaging Plastic Products Inc., the sole member of GPACSUB LLC, the general partner of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM RECYCLING COMPANY, L.P.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer	July 2, 2010

* William E. Hennessey	Vice President and Treasurer	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

Signature	Title	Date

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING FRANCE PARTNERS

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Secretary	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

Signature	Title	Date

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of GPC Sub GP LLC, the general partner of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING WEST JORDAN, LLC

By:	/s/ DAVID W. BULLOCK
Name:	David W. Bullock
Title:	Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Secretary	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President, Finance and Administration, Assistant Treasurer and Assistant Secretary	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

Signature	Title	Date

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the managing member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING ACQUISITION CORP.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer, President and Director	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Director	July 2, 2010

* William E. Hennessey	Vice President, Corporate Controller and Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President, Finance, Assistant Secretary, Assistant Treasurer and Director	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING PLASTIC PRODUCTS INC.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer and Director	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Director	July 2, 2010

* William E. Hennessey	Vice President, Corporate Controller and Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President, Finance, Operations and Director	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING PET TECHNOLOGIES INC.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer and Director	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Director	July 2, 2010

* William E. Hennessey	Vice President, Corporate Controller and Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President, Finance, Operations and Director	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING REGIOPLAST STS INC.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer, President and Director	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer, Secretary and Director	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President, Finance and Assistant Treasurer and Director	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING INTERNATIONAL PLASTIC PRODUCTS INC.

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer, President and Director	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Director	July 2, 2010

* William E. Hennessey	Vice President, Corporate Controller and Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President, Finance, Assistant Secretary, Assistant Treasurer and Director	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING LEASING USA LLC

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President and Secretary of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING COMERC USA LLC

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer and President of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer and President of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President and Secretary of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING CONTROLLERS USA LLC

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer and President of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer and President of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President and Secretary of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING TECHNOLOGICAL SPECIALTIES LLC

By:	*
Name:	Mark S. Burgess
Title:	Chief Executive Officer and President of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Chief Executive Officer and President of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Thomas C. Hallowell	Vice President and Secretary of the registrant and Director of Graham Packaging PET Technologies Inc., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GRAHAM PACKAGING MINSTER LLC

By:	*
Name:	Mark S. Burgess
Title:	Operating Manager of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	Operating Manager of the registrant and Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Secretary	July 2, 2010

* William E. Hennessey	Treasurer	July 2, 2010

* Chinh E. Chu	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* Angelo G. Acconcia	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

Signature	Title	Date

* Vikrant Sawhney	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* Gary G. Michael	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* Charles E. Kiernan	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

* John R. Chiminski	Director of the sole member of BCP/Graham Holdings L.L.C., the general partner of Graham Packaging Holdings Company, the sole member of GPC Opco GP LLC, the general partner of Graham Packaging Company, L.P., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, State of Pennsylvania, on July 2, 2010.

GPACSUB LLC

By:	*
Name:	Mark S. Burgess
Title:	President and Chief Executive Officer of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of the registrant

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Mark S. Burgess	President and Chief Executive Officer of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of the registrant	July 2, 2010

/s/ DAVID W. BULLOCK David W. Bullock	Chief Financial Officer and Secretary of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of the registrant	July 2, 2010

* William E. Hennessey	Treasurer of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of the registrant	July 2, 2010

* Thomas C. Hallowell	Assistant Treasurer and Assistant Secretary of the registrant and Director of Graham Packaging Plastic Products Inc., the sole member of the registrant	July 2, 2010

*By:	/s/ DAVID W. BULLOCK
David W. Bullock
Attorney-in-fact

EXHIBIT INDEX

The agreements and other documents filed as exhibits to this registration statement are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by the registrants in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description of Exhibit
3.1	Certificate of Limited Partnership of Graham Packaging Company, L.P. (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

3.2	Amended and Restated Agreement of Limited Partnership of Graham Packaging Company, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 26, 1998 (File No. 333-53603-03)).

3.3	Certificate of Incorporation of GPC Capital Corp. I (incorporated herein by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 26, 1998 (File No. 333-53603-03)).

3.4	By-Laws of GPC Capital Corp. I (incorporated herein by reference to Exhibit 3.4 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 26, 1998 (File No. 333-53603-03)).

3.5	Amended and Restated Certificate of Limited Partnership of Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 3.5 to the Registration Statement on Form S-4/A filed by Graham Packaging Holdings Company on July 13, 1998 (File No. 333-53603-03)).

3.6	Sixth Amended and Restated Agreement of Limited Partnership of Graham Packaging Holdings Company dated as of February 4, 2010 (incorporated herein by reference to Exhibit 10.36 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on February 5, 2010 (File No. 333-163956)).

3.7	Certificate of Formation of GPC Sub GP LLC, dated as of January 5, 1998 and amended as of January 17, 2000 (incorporated herein by reference to Exhibit 3.11 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.8	Limited Liability Company Agreement of GPC Sub GP LLC, dated as of January 5, 1998 (incorporated herein by reference to Exhibit 3.12 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.9	Certificate of Formation of Graham Packaging Latin America, LLC, dated as of February 14, 1997 (incorporated herein by reference to Exhibit 3.13 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.10	Operating Agreement of Graham Packaging Latin America, LLC, dated as of February 14, 1997 (incorporated herein by reference to Exhibit 3.14 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.11	Amendment No. 1 to Operating Agreement of Graham Packaging Latin America, LLC, dated as of February 2, 1998.

1

Exhibit Number	Description of Exhibit
3.12	Amended and Restated Certificate of Limited Partnership of Graham Packaging Poland, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.15 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.13	Agreement of Limited Partnership of Graham Packaging Poland, L.P., dated as of October 7, 1994 and amended as of February 2, 1998 (incorporated herein by reference to Exhibit 3.16 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.14	Amendment No. 2 to Agreement of Limited Partnership of Graham Packaging Poland, L.P., dated as of September 19, 2007.

3.15	Amended and Restated Certificate of Limited Partnership of Graham Recycling Company, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.17 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.16	Amended and Restated Agreement of Limited Partnership of Graham Recycling Company, L.P., dated as of February 2, 1998 (incorporated herein by reference to Exhibit 3.18 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.17	Application for Registration of Fictitious Name for Graham Packaging France Partners, dated as of December 5, 1995 and amended as of August 29, 2001 (incorporated herein by reference to Exhibit 3.19 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.18	Agreement of Partnership of Graham Packaging France Partners, dated as of December 5, 1995 and amended as of February 2, 1998 (incorporated herein by reference to Exhibit 3.20 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.19	Amended and Restated Articles of Organization of Graham Packaging West Jordan, LLC, dated as of October 6, 2004 (incorporated herein by reference to Exhibit 3.21 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.20	Operating Agreement of Graham Packaging West Jordan, LLC, dated as of October 17, 2004 (incorporated herein by reference to Exhibit 3.22 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.21	Certificate of Incorporation of Graham Packaging Acquisition Corp., dated as of September 23, 2004 (incorporated herein by reference to Exhibit 3.23 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.22	By-Laws of Graham Packaging Acquisition Corp., dated as of September 23, 2004 (incorporated herein by reference to Exhibit 3.24 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.23	Certificate of Incorporation of Graham Packaging Plastic Products Inc. (f/k/a Owens-Brockway Plastic Products Inc.), dated as of January 28, 1970 and last amended as of October 12, 2004 (incorporated herein by reference to Exhibit 3.25 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.24	Amendment to the Restated Certificate of Incorporation of Graham Packaging Plastic Products Inc., dated as of May 5, 2005.

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Exhibit Number	Description of Exhibit
3.25	By-Laws of Graham Packaging Plastic Products Inc. (f/k/a Owens-Brockway Plastic Products Inc.) (incorporated herein by reference to Exhibit 3.26 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.26	Amended and Restated Certificate of Incorporation of Graham Packaging PET Technologies Inc. (f/k/a Continental PET Technologies Inc.), dated as of March 31, 1994 and amended as of October 12, 2004 and May 5, 2005.

3.27	Amended and Restated By-Laws of Graham Packaging PET Technologies Inc. (f/k/a Continental PET Technologies Inc.), dated as of May 24, 2002 (incorporated herein by reference to Exhibit 3.28 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.28	Certificate of Incorporation of Graham Packaging Regioplast STS Inc. (f/k/a OI Regioplast STS Inc.), dated as of May 18, 1993 and amended as of October 12, 2004 (incorporated herein by reference to Exhibit 3.29 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.29	By-Laws of Graham Packaging Regioplast STS Inc. (f/k/a OI Regioplast STS Inc.) (incorporated herein by reference to Exhibit 3.30 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.30	Certificate of Incorporation of Graham Packaging International Plastic Products Inc. (f/k/a OI Venezuela Plastic Products Inc.), dated as of November 18, 1998 and amended as of October 12, 2004 (incorporated herein by reference to Exhibit 3.31 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

3.31	By-Laws of Graham Packaging International Plastic Products Inc. (f/k/a OI Venezuela Plastic Products Inc.) (incorporated herein by reference to Exhibit 3.32 to the Registration Statement on Form S-4 filed by Graham Packaging Holdings Company on May 24, 2005 (File No. 333-125173-02)).

**3.32	Certificate of Formation of Graham Packaging Leasing USA LLC (f/k/a Graham Packaging Leasing USA Inc.), dated as of November 16, 2006.

**3.33	Limited Liability Company Agreement of Graham Packaging Leasing USA LLC (f/k/a Graham Packaging Leasing USA Inc.), dated as of November 20, 2006.

**3.34	Certificate of Formation of Graham Packaging Comerc USA LLC (f/k/a Graham Packaging Comerc USA Inc.), dated as of November 16, 2006.

**3.35	Limited Liability Company Agreement of Graham Packaging Comerc USA LLC (f/k/a Graham Packaging Comerc USA Inc.), dated as of November 20, 2006.

**3.36	Certificate of Formation of Graham Packaging Controllers USA LLC (f/k/a Graham Packaging Controllers USA Inc.), dated as of November 16, 2006.

**3.37	Limited Liability Company Agreement of Graham Packaging Controllers USA LLC (f/k/a Graham Packaging Controllers USA Inc.), dated as of November 20, 2006.

**3.38	Certificate of Formation of Graham Packaging Technological Specialties LLC (f/k/a Graham Packaging Technological Specialties Inc.), dated as of November 16, 2006.

**3.39	Limited Liability Company Agreement of Graham Packaging Technological Specialties LLC (f/k/a Graham Packaging Technological Specialties Inc.), dated as of November 20, 2006.

**3.40	Articles of Organization of Graham Packaging Minster LLC, dated as of June 8, 2006.

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Exhibit Number	Description of Exhibit
**3.41	Operating Agreement of Graham Packaging Minster LLC, dated as of June 8, 2006.

**3.42	Certificate of Formation of GPACSUB LLC, dated as of August 28, 2007.

**3.43	Limited Liability Company Agreement of GPACSUB LLC, dated as of September 27, 2007.

4.1	Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York as Trustee, relating to the Senior Notes Due 2012 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.2	Indenture dated as of October 7, 2004, among Graham Packaging Company, L.P. and GPC Capital Corp. I and Graham Packaging Holdings Company, as guarantor, and The Bank of New York, as Trustee, relating to the Senior Subordinated Notes Due 2014 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by Graham Packaging Holdings Company (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.3	Indenture, dated as of November 24, 2009, among Graham Packaging Company, L.P., GPC Capital Corp. I, the Guarantors named therein and the Bank of New York Mellon, as Trustee, relating to the Senior Notes Due 2017 of Graham Packaging Company, L.P. and GPC Capital Corp. I, unconditionally guaranteed by the Guarantors named therein (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on November 24, 2009 (File No. 333-53603-03)).

4.4	Form of 8 1/2% Senior Note due 2012 (incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.5	Form of 9 7/8% Series Senior Subordinated Note due 2014 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

4.6	Form of 8 1/4% Senior Note due 2017 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on November 24, 2009 (File No. 333-53603-03)).

4.7	Registration Rights Agreement among Graham Packaging Company, L.P. and GPC Capital Corp. I, as issuers, and Graham Packaging Holdings Company and the guarantors listed on the signature pages thereto, as guarantors, dated as of November 24, 2009 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

**5.1	Opinion of Simpson Thacher & Bartlett LLP.

**5.2	Opinion of Frost Brown Todd LLC.

**5.3	Opinion of Blank Rome LLP.

**5.4	Opinion of Jones Waldo Holbrook & McDonough PC.

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Exhibit Number	Description of Exhibit
10.1	First Lien Credit Agreement, dated as of October 7, 2004, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co- borrower, the lenders named therein, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, and Lasalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on October 14, 2004 (File No. 333-53603-03)).

10.2	First Amendment to Credit Agreement, dated as of December 9, 2005, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.21 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on March 31, 2006 (File No. 333-53603-03)).

10.3	Second Amendment to Credit Agreement, dated as of April 18, 2006, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on April 21, 2006 (File No. 333-53603-03)).

10.4	Third Amendment to Credit Agreement, dated as of March 30, 2007, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein, Citigroup Global Markets Inc., as syndication agent, Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., as co-documentation agents, Deutsche Bank AG Cayman Islands Branch, as administrative agent and as collateral agent for the lenders, and LaSalle Bank National Association and Manufacturers and Traders Trust Company, as senior managing agents (incorporated herein by reference to Exhibit 10.25 to the Annual Report on Form 10-K filed by Graham Packaging Holdings Company on April 2, 2007 (File No. 333-53603-03)).

10.5	Fourth Amendment to Credit Agreement, dated as of May 28, 2009, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on May 29, 2009 (File No. 333-53603-03)).

10.6	Fifth Amendment to Credit Agreement, dated as of December 16, 2009, among Graham Packaging Holdings Company, Graham Packaging Company, L.P., as the borrower, GPC Capital Corp. I, as the co-borrower, the lenders named therein and Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form S-1, filed by Graham Packaging Company Inc. on December 23, 2009 (File No. 333-163956)).

5

Exhibit Number	Description of Exhibit
10.7	Exchange Agreement by and among Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Corporation and GPC Holdings, L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.8	Registration Rights Agreement by and among Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Corporation, GPC Holdings, L.P., Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P., Blackstone Family Investment Partnership III L.P. and certain holders of the Company’s common stock, dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.9	Stockholders’ Agreement by and among Graham Packaging Company Inc., Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and Blackstone Family Investment Partnership III L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.10	Income Tax Receivable Agreement between Graham Packaging Company Inc. and Blackstone Capital Partners III Merchant Banking Fund L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.11	Income Tax Receivable Agreement between Graham Packaging Company Inc. and GPC Holdings, L.P., dated as of February 10, 2010 (incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.12	Amended and Restated Employment Agreement Between Graham Packaging Company Inc., Graham Packaging Holdings Company, Graham Packaging Company, L.P. and Mark S. Burgess, dated January 20, 2010 (incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K filed by Graham Packaging Company Inc. on February 17, 2010 (File No. 001-34621)).

10.13	Option Agreement, dated as of June 17, 2009, between Graham Packaging Holdings Company and Mark S. Burgess (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on June 19, 2009 (File No. 333-53603-03)).

10.14	Employment Agreement, dated as of May 4, 2009, between Graham Packaging Holdings Company, Graham Packaging Company, L.P. and David Bullock (incorporated herein by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03)).

10.15	Option Agreement (for performance-based “MOIC” options), dated as of May 4, 2009, between Graham Packaging Holdings Company and David Bullock (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03)).

10.16	Option Agreement (for time-based options), dated as of May 4, 2009, between Graham Packaging Holdings Company and David Bullock (incorporated herein by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by Graham Packaging Holdings Company on May 4, 2009 (File No. 333-53603-03)).

10.17	Form of Amended and Restated Option Agreement (incorporated herein by reference to Exhibit 10.46 to Amendment No. 2 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 22, 2010 (File No. 333-163956)).

6

Exhibit Number	Description of Exhibit
10.18	Form of 2010 Equity Compensation Plan (incorporated herein by reference to Exhibit 10.42 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 15, 2010 (File No. 333-163956)).

10.19	Form of Nonqualified Stock Option Agreement (incorporated herein by reference to Exhibit 10.43 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 15, 2010 (File No. 333-163956)).

10.20	Form of IPO Transaction Bonus Agreement (incorporated herein by reference to Exhibit 10.44 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. filed on January 15, 2010 (File No. 333-163956)).

10.21	Form of Retention Bonus Agreement (incorporated herein by reference to Exhibit 10.45 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. filed on January 15, 2010 (File No. 333-163956)).

10.22	Graham Packaging Company Inc. Annual Incentive Plan (incorporated herein by reference to Exhibit 10.48 to the Registration Statement on Form S-1/A filed by Graham Packaging Company Inc. on January 22, 2010 (File No. 333-163956)).

10.23	Severance Letter with David Nachbar, dated February 9, 2010 (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by Graham Packaging Holdings Company on February 16, 2010 (File No. 333-53603-03)).

**12.1	Computation of Ratio of Earnings to Fixed Charges.

**21.1	List of Subsidiaries.

**23.1	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)

**23.2	Consent of Frost Brown Todd LLC (included in Exhibit 5.2)

**23.3	Consent of Blank Rome LLP (included in Exhibit 5.3)

**23.4	Consent of Jones Waldo Holbrook & McDonough PC (included in Exhibit 5.4)

**23.5	Consent of Deloitte & Touche LLP

**24.1	Power of Attorney

**25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon with respect to the Indenture governing the 8 1/4% Senior Notes due 2017

**99.1	Form of Letter of Transmittal

**99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

**99.3	Form of Letter to Clients

**99.4	Form of Notice of Guaranteed Delivery

**	Filed herewith.

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